            As filed with the Securities and Exchange Commission
                             on August __, 1997
                                             Registration No. 333-_______
   ======================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                            --------------------

                                  FORM S-1
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                            --------------------

                     CORNERSTONE PROPANE PARTNERS, L.P.
           (Exact name of registrant as specified in its charter)

                            --------------------

           Delaware                     5984               77-0439862
        (State or other          (Primary Standard           (I.R.S.
       jurisdiction of               Industrial             Employer
       incorporation or         Classification Code      Identification
         organization)                Number)                number)
                            --------------------

                             432 Westridge Drive
                       Watsonville, California  95076
                               (408) 724-1921
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            --------------------

                              Ronald J. Goedde
                             432 Westridge Drive
                       Watsonville, California  95076
                               (408) 724-1921
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                               With a copy to:

                              Robert J. Minkus
                            Schiff Hardin & Waite
                              7200 Sears Tower
                             233 S. Wacker Drive
                          Chicago, Illinois  60606
                               (312) 258-5500

                            --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                            --------------------

                             CALCULATION OF REGISTRATION FEE
                             -------------------------------

                                                      Proposed  Maximum      Proposed  Maximum       Amount of
      Title of Each Class of          Amount to be    Offering Price Per     Aggregate Offering     Registration
      Securities to be Registered      Registered          Unit(1)                Price(1)              Fee
      ---------------------------      -----------    ------------------     ------------------    -------------
      Common Units  . . . . . . .        1,000,000      $   22.844              $  22,844,000         $  7,878

     (1)      Calculated in accordance with Rule 457(c) on the basis of the
              average of the high and low sale prices of the   Common Units on
              August 22, 1997, as reported on the New York Stock Exchange composite tape.

                                                       --------------------

              THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL
   THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY
   STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME
   EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF
   1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON
   SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

   ======================================================================

                              EXPLANATORY NOTE

        This Registration Statement contains two forms of prospectus: one to be used by the Partnership in connection with the issuance and sale from time to time by the Partnership of Common Units in connection with its acquisition of the securities and assets of other businesses (the "Partnership Prospectus") and one to be used principally by persons who have received Common Units of the Partnership in connection with acquisitions by the Partnership of securities or assets held by such persons, or their transferees, and who wish to offer and sell such Common Units in transactions in which they and any broker-dealer through whom such Common Units are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Selling Unitholders Prospectus"). The Partnership Prospectus and the Selling Unitholders Prospectus will be identical in all respects except that they will contain different front cover pages and the Selling Unitholders Prospectus will contain an ADDITIONAL section under the caption "Manner of Offering." The Partnership Prospectus is included herein and is followed by those pages to be used in the Selling Unitholders Prospectus which differ from, or are in addition to, those in the Partnership Prospectus. Each of the alternate or additional pages for the Selling Unitholders Prospectus included herein has been labeled "Alternate Page for Selling Unitholders Prospectus."

        If required pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933, as amended, copies of each of the prospectuses in the forms in which they are used after the Registration Statement becomes effective will be filed with the Securities and Exchange Commission.

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                            SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED AUGUST 28, 1997
                           1,000,000 Common Units

                   REPRESENTING LIMITED PARTNER INTERESTS

                     CORNERSTONE PROPANE PARTNERS, L.P.

                        ----------------------------

        This Prospectus relates to up to 1,000,000 Common Units representing limited partner interests in Cornerstone Propane Partners, L.P., a Delaware limited partnership (the "Partnership"), which may be issued from time to time by the Partnership in connection with its acquisition of other businesses, properties or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) under the Securities Act of 1933, as amended (the "Securities Act"). It is expected that the terms of such business combination transactions will be determined by direct negotiations with the owners or controlling persons of the businesses, properties or securities to be acquired. Common Units issued in such business combination transactions will be valued at prices reasonably related to market prices of the Common Units either at the time the terms of an acquisition are agreed upon or at the time of delivery of such Common Units.

        The Registration Statement of which this Prospectus is a part also relates to the offer and sale of Common Units from time to time by persons who have received Common Units in connection with business combination transactions by the Partnership, or by transferees of such persons, and who wish to offer and sell such Common Units in transactions in which they and any broker-dealer through whom such Common Units are sold may be deemed to be underwriters within the meaning of the Securities Act.

                        ----------------------------

        LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. PURCHASERS OF COMMON UNITS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER "RISK FACTORS," STARTING ON

   PAGE 56, IN EVALUATING AN INVESTMENT IN THE PARTNERSHIP, INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING:

      . FUTURE PARTNERSHIP PERFORMANCE WILL DEPEND UPON THE SUCCESS OF
        THE PARTNERSHIP IN MAXIMIZING PROFITS FROM PROPANE SALES. PROPANE SALES ARE AFFECTED BY, AMONG OTHER THINGS, WEATHER PATTERNS, PRODUCT PRICES AND COMPETITION, INCLUDING COMPETITION FROM OTHER ENERGY SOURCES.

                        ----------------------------

        The Common Units are traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "CNO." Application will be made to list the Common Units offered hereby on the NYSE. The last reported sale price of Common Units on the NYSE composite tape on August 27, 1997 was $22-13/16 per Common Unit.

        All expenses of this offering will be paid by the Partnership. No underwriting discounts or commissions will be paid in connection with the issuance of Common Units, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an "underwriter" within the meaning of the Securities Act.

        The Partnership will distribute to its partners, on a quarterly basis, all of its Available Cash, which is generally all cash on hand at the end of a quarter, as adjusted for reserves. The Managing General Partner has broad discretion in making cash disbursements and establishing reserves. The Partnership intends, to the extent there is sufficient Available Cash, to distribute to each holder of Common Units at least $.54 per Common Unit per quarter (the "Minimum Quarterly Distribution") or $2.16 per Common Unit on an annualized basis.

        To enhance the Partnership's ability to make the Minimum Quarterly Distribution on the Common Units during the Subordination Period, which will generally extend at least through December 31, 2001, each holder of Common Units will be entitled to receive the Minimum Quarterly Distribution, plus any arrearages thereon, before any distributions are made on the outstanding subordinated limited partner interests of the Partnership (the "Subordinated Units"). Upon expiration of the Subordination Period, all Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate pro rata with the other Common Units in distributions of Available Cash. Under certain circumstances, up to 50% of the Subordinated Units may convert into Common Units prior to the expiration of the Subordination Period. See "Cash Distribution Policy."

        The Common Units offered hereby represent limited partner interests in the Partnership, which the Partnership believes is the fifth largest retail marketer of propane in the United States. The

   Partnership was formed in 1996 to acquire, own and operate the propane businesses and assets (the "Combined Operations") of SYN Inc. and Empire Energy Corporation (formerly subsidiaries of Northwestern Growth Corporation ("Northwestern Growth")), Myers Propane Gas Company and CGI Holdings, Inc. The Managing General Partner is Cornerstone Propane GP, Inc. The Managing General Partner and Northwestern Growth are subsidiaries of Northwestern Public Service Company ("NPS"), an NYSE-listed energy distribution company.

                        ----------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus is ____________ __, 1997

   . THE MINIMUM QUARTERLY DISTRIBUTION IS NOT GUARANTEED. THE ACTUAL AMOUNT OF CASH DISTRIBUTIONS WILL DEPEND ON FUTURE PARTNERSHIP OPERATING PERFORMANCE AND WILL BE AFFECTED BY THE FUNDING OF RESERVES, OPERATING AND CAPITAL EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF THE MANAGING GENERAL PARTNER, AS WELL AS REQUIRED INTEREST AND PRINCIPAL PAYMENTS ON, AND THE OTHER TERMS OF, THE PARTNERSHIP'S INDEBTEDNESS. PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS (AS DEFINED IN THE GLOSSARY) GENERATED DURING FISCAL 1996 WOULD HAVE BEEN SUFFICIENT TO COVER THE MINIMUM QUARTERLY DISTRIBUTION FOR SUCH FISCAL YEAR ON ALL OF THE COMMON UNITS OUTSTANDING AS OF THE DATE OF THIS PROSPECTUS AND THE RELATED DISTRIBUTION ON THE GENERAL PARTNER INTERESTS, BUT WOULD HAVE BEEN INSUFFICIENT BY APPROXIMATELY $10.5 MILLION TO COVER THE MINIMUM QUARTERLY DISTRIBUTION ON ALL THE SUBORDINATED UNITS OUTSTANDING AS OF THE DATE OF THIS PROSPECTUS AND THE RELATED DISTRIBUTION ON THE GENERAL PARTNER INTERESTS.

   . THERE CAN BE NO ASSURANCE THAT THE PARTNERSHIP WILL BE ABLE TO INTEGRATE SUCCESSFULLY THE COMBINED OPERATIONS, ACHIEVE
        ANTICIPATED COST SAVINGS OR INSTITUTE THE NECESSARY SYSTEMS AND PROCEDURES TO SUCCESSFULLY MANAGE THE COMBINED OPERATIONS ON A PROFITABLE BASIS.

   . AT MARCH 31, 1997, THE PARTNERSHIP'S TOTAL INDEBTEDNESS AS A PERCENTAGE OF ITS TOTAL CAPITALIZATION WAS APPROXIMATELY 48.1%. AS A RESULT, THE PARTNERSHIP HAS INDEBTEDNESS THAT IS SUBSTANTIAL IN RELATION TO ITS PARTNERS' CAPITAL.

   . HOLDERS OF COMMON UNITS HAVE ONLY LIMITED VOTING RIGHTS, AND THE MANAGING GENERAL PARTNER MANAGES AND OPERATES THE PARTNERSHIP. THE MANAGING GENERAL PARTNER MAY NOT BE REMOVED EXCEPT PURSUANT TO THE VOTE OF THE HOLDERS OF AT LEAST 66-2/3% OF THE OUTSTANDING UNITS (INCLUDING UNITS OWNED BY THE MANAGING GENERAL PARTNER AND

        ITS AFFILIATES). THE OWNERSHIP OF THE SUBORDINATED UNITS BY THE MANAGING GENERAL PARTNER AND ITS AFFILIATES EFFECTIVELY GIVES THE MANAGING GENERAL PARTNER THE ABILITY TO PREVENT ITS REMOVAL.

   . CONFLICTS OF INTEREST MAY ARISE BETWEEN THE MANAGING GENERAL PARTNER AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTNERSHIP AND THE UNITHOLDERS, ON THE OTHER. THE PARTNERSHIP AGREEMENT CONTAINS CERTAIN PROVISIONS THAT LIMIT THE LIABILITY AND REDUCE THE FIDUCIARY DUTIES OF THE MANAGING GENERAL PARTNER TO THE UNITHOLDERS. HOLDERS OF COMMON UNITS ARE DEEMED TO HAVE CONSENTED TO CERTAIN ACTIONS AND CONFLICTS OF INTEREST THAT MIGHT OTHERWISE BE DEEMED A BREACH OF FIDUCIARY OR OTHER DUTIES UNDER APPLICABLE STATE LAW. THE VALIDITY AND ENFORCEABILITY OF THESE TYPES OF PROVISIONS UNDER DELAWARE LAW ARE UNCERTAIN. UNDER CERTAIN CIRCUMSTANCES, AFFILIATES OF THE MANAGING GENERAL PARTNER MAY COMPETE WITH THE PARTNERSHIP.

   . THE ISSUANCE OF THE COMMON UNITS OFFERED HEREBY MIGHT BE DILUTIVE TO EARNINGS OF THE PARTNERSHIP AND DISTRIBUTIONS TO THE
        UNITHOLDERS.

   . PRIOR TO MAKING ANY DISTRIBUTION ON THE COMMON UNITS, THE PARTNERSHIP WILL REIMBURSE THE MANAGING GENERAL PARTNER AND ITS AFFILIATES AT COST FOR ALL EXPENSES INCURRED ON BEHALF OF THE PARTNERSHIP. ON A PRO FORMA BASIS, APPROXIMATELY $48.0 MILLION OF EXPENSES (PRIMARILY WAGES AND SALARIES) WOULD HAVE BEEN REIMBURSED BY THE PARTNERSHIP TO THE MANAGING GENERAL PARTNER IN FISCAL 1996.

   . THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP ARE COMPLEX. THE AVAILABILITY TO A COMMON UNITHOLDER OF THE FEDERAL INCOME TAX BENEFITS OF AN INVESTMENT IN THE PARTNERSHIP LARGELY DEPENDS ON THE CLASSIFICATION OF THE PARTNERSHIP AS A PARTNERSHIP FOR THAT PURPOSE. THE PARTNERSHIP WILL RELY UPON AN OPINION OF COUNSEL, AND NOT A RULING FROM THE INTERNAL REVENUE SERVICE, ON THAT ISSUE AND OTHERS RELEVANT TO A COMMON UNITHOLDER.

   . BECAUSE THE RETAIL PROPANE INDUSTRY IS MATURE AND OVERALL DEMAND FOR PROPANE IS EXPECTED TO EXPERIENCE LIMITED GROWTH IN THE FORESEEABLE FUTURE, THE PARTNERSHIP WILL DEPEND ON ACQUISITIONS AS THE PRINCIPAL MEANS OF GROWTH. THERE CAN BE NO ASSURANCE THAT THE PARTNERSHIP WILL BE ABLE TO COMPLETE FUTURE ACQUISITIONS.

                            --------------------

                              TABLE OF CONTENTS


   PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . 12
        CORNERSTONE PROPANE PARTNERS, L.P. . . . . . . . . . . . . . . 12

   RECENT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . 25
        SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA . . . . . . . . 27

   RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
        CASH AVAILABLE FOR DISTRIBUTION  . . . . . . . . . . . . . . . 37
   PARTNERSHIP STRUCTURE AND MANAGEMENT  . . . . . . . . . . . . . . . 38
        THE OFFERING . . . . . . . . . . . . . . . . . . . . . . . . . 41
        SUMMARY OF TAX CONSIDERATIONS  . . . . . . . . . . . . . . . . 52

   RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
        Risks Inherent in the Partnership's Business . . . . . . . . . 57
        Risks Inherent in an Investment in the Partnership   . . . . . 59
        Conflicts of Interest and Fiduciary Responsibilities . . . . . 65
        Tax Risks  . . . . . . . . . . . . . . . . . . . . . . . . . . 68

   THE IPO AND RELATED TRANSACTIONS  . . . . . . . . . . . . . . . . . 73

   USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . 74

   CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . 74

   PRICE RANGE OF COMMON UNITS . . . . . . . . . . . . . . . . . . . . 75

   CASH DISTRIBUTION POLICY  . . . . . . . . . . . . . . . . . . . . . 76
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
        Quarterly Distributions of Available Cash  . . . . . . . . . . 78
        Distributions from Operating Surplus during Subordination
             Period  . . . . . . . . . . . . . . . . . . . . . . . . . 78
        Distributions from Operating Surplus after Subordination
             Period  . . . . . . . . . . . . . . . . . . . . . . . . . 80
        Incentive Distributions-Hypothetical Annualized Yield  . . . . 81
        Distributions from Capital Surplus . . . . . . . . . . . . . . 82
        Adjustment of Minimum Quarterly Distribution and Target
             Distribution Levels . . . . . . . . . . . . . . . . . . . 83
        Distributions of Cash Upon Liquidation . . . . . . . . . . . . 84

   CASH AVAILABLE FOR DISTRIBUTION . . . . . . . . . . . . . . . . . . 87

   RECENT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . 90

   SELECTED PRO FORMA FINANCIAL AND OPERATING DATA   . . . . . . . . . 93

   SELECTED HISTORICAL FINANCIAL AND OPERATING DATA  . . . . . . . . . 96
        Synergy  . . . . . . . . . . . . . . . . . . . . . . . . . . . 96
        Empire Energy  . . . . . . . . . . . . . . . . . . . . . . . . 98

        Coast  . . . . . . . . . . . . . . . . . . . . . . . . . . . .100
        Myers  . . . . . . . . . . . . . . . . . . . . . . . . . . .  102

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
        RESULTS OF OPERATIONS  . . . . . . . . . . . . . . . . . . .  103
        General  . . . . . . . . . . . . . . . . . . . . . . . . . .  103
        The Partnership  . . . . . . . . . . . . . . . . . . . . . .  105
        Synergy  . . . . . . . . . . . . . . . . . . . . . . . . . .  111
        Empire Energy  . . . . . . . . . . . . . . . . . . . . . . .  115
        Coast  . . . . . . . . . . . . . . . . . . . . . . . . . . .  118
        Litigation and Other Contingencies . . . . . . . . . . . . .  123
        Effects of Inflation . . . . . . . . . . . . . . . . . . . .  123

   BUSINESS AND PROPERTIES . . . . . . . . . . . . . . . . . . . . .  124
        General  . . . . . . . . . . . . . . . . . . . . . . . . . .  124
        Business Strategy  . . . . . . . . . . . . . . . . . . . . .  125
        Continued Balanced Growth    . . . . . . . . . . . . . . . .  125
        Formation Background . . . . . . . . . . . . . . . . . . . .  127
        Industry Background and Competition  . . . . . . . . . . . .  128
        Products, Services and Marketing . . . . . . . . . . . . . .  130
        Propane Supply and Storage . . . . . . . . . . . . . . . . .  133
        Pricing Policy . . . . . . . . . . . . . . . . . . . . . . .  134
        Billing and Collection Procedures  . . . . . . . . . . . . .  134
        Properties . . . . . . . . . . . . . . . . . . . . . . . . .  134
        Trademarks and Tradenames  . . . . . . . . . . . . . . . . .  135
        Government Regulation  . . . . . . . . . . . . . . . . . . .  135
        Employees  . . . . . . . . . . . . . . . . . . . . . . . . .  137
        Litigation and Other Contingencies . . . . . . . . . . . . .  137

   MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . .  141
        Partnership Management . . . . . . . . . . . . . . . . . . .  141
        Directors and Executive Officers of the Managing General
             Partner . . . . . . . . . . . . . . . . . . . . . . . .  145
        Reimbursement of Expenses of the Managing General Partner
             and its Affiliates  . . . . . . . . . . . . . . . . . .  141
        Executive Compensation . . . . . . . . . . . . . . . . . . .  141
        Compensation of Directors  . . . . . . . . . . . . . . . . .  145

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT  .  146
        Ownership of Partnership Units by the General Partners
             and Directors and Executive Officers of the Managing
              General Partner  . . . . . . . . . . . . . . . . . . .  146
        Ownership of NPS Common Stock by Directors and Executive
             Officers of the Managing General Partner  . . . . . . .  147

   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS  . . . . . . . . .  148
        Rights of the General Partners . . . . . . . . . . . . . . .  148
        Contribution, Conveyance and Assumption Agreement  . . . . .  148

   CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES  . . . . . .  148
        Conflicts of Interest  . . . . . . . . . . . . . . . . . . .  148
        Fiduciary and Other Duties . . . . . . . . . . . . . . . . .  154

   DESCRIPTION OF THE COMMON UNITS . . . . . . . . . . . . . . . . .  156
        The Units  . . . . . . . . . . . . . . . . . . . . . . . . .  156
        Transfer Agent and Registrar   . . . . . . . . . . . . . . .  157
        Transfer of Common Units . . . . . . . . . . . . . . . . . .  157

   THE PARTNERSHIP AGREEMENT . . . . . . . . . . . . . . . . . . . .  158
        Organization and Duration  . . . . . . . . . . . . . . . . .  159
        Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . .  159
        Power of Attorney  . . . . . . . . . . . . . . . . . . . . .  160
        Capital Contributions  . . . . . . . . . . . . . . . . . . .  160
        Limited Liability  . . . . . . . . . . . . . . . . . . . . .  160
        Issuance of Additional Securities  . . . . . . . . . . . . .  162
        Amendment of Partnership Agreement . . . . . . . . . . . . .  163
        Merger, Sale or Other Disposition of Assets  . . . . . . . .  165
        Termination and Dissolution  . . . . . . . . . . . . . . . .  166
        Liquidation and Distribution of Proceeds . . . . . . . . . .  166
        Withdrawal or Removal of the General Partners  . . . . . . .  167
        Transfer of General Partners' Interests and Incentive
             Distribution Rights . . . . . . . . . . . . . . . . . .  169
        Change of Management Provisions  . . . . . . . . . . . . . .  169
        Limited Call Right . . . . . . . . . . . . . . . . . . . . .  170
        Meetings; Voting . . . . . . . . . . . . . . . . . . . . . .  170
        Status as Limited Partner or Assignee  . . . . . . . . . . .  172
        Non-citizen Assignees; Redemption  . . . . . . . . . . . . .  172
        Indemnification  . . . . . . . . . . . . . . . . . . . . . .  172
        Books and Reports  . . . . . . . . . . . . . . . . . . . . .  173
        Right to Inspect Partnership Books and Records . . . . . . .  174
        Registration Rights  . . . . . . . . . . . . . . . . . . . .  174

   UNITS ELIGIBLE FOR FUTURE SALE  . . . . . . . . . . . . . . . . .  175

   PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . .  176

   TAX CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . .  177
        Legal Opinions and Advice  . . . . . . . . . . . . . . . . .  177
        Tax Rates  . . . . . . . . . . . . . . . . . . . . . . . . .  179
        Consequences of Exchanging Property for Common Units . . . .  179
        Ownership of Units by S Corporations . . . . . . . . . . . .  181
        Partnership Status . . . . . . . . . . . . . . . . . . . . .  183
        Limited Partner Status . . . . . . . . . . . . . . . . . . .  185
        Tax Consequences of Unit Ownership . . . . . . . . . . . . .  186
        Allocation of Partnership Income, Gain, Loss and Deduction .  189
        Tax Treatment of Operations  . . . . . . . . . . . . . . . .  190
        Disposition of Common Units  . . . . . . . . . . . . . . . .  195
        Uniformity of Units  . . . . . . . . . . . . . . . . . . . .  198
        Administrative Matters . . . . . . . . . . . . . . . . . . .  201
        State, Local and Other Tax Considerations  . . . . . . . . .  204

   INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS . . . . .  205

   VALIDITY OF THE COMMON UNITS  . . . . . . . . . . . . . . . . . .  206

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  207

   AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . .  207

   INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . .  213

   APPENDIX A  . . . . . . . . . . . . . . . . . . . . . . . . . . .  316

   APPENDIX B  . . . . . . . . . . . . . . . . . . . . . . . . . . .  319







        NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE HEREOF.

                             PROSPECTUS SUMMARY

   THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND HISTORICAL AND PRO FORMA FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS. THE TRANSACTIONS RELATED TO THE FORMATION OF THE PARTNERSHIP, THE PARTNERSHIP'S ACQUISITION OF THE COMBINED OPERATIONS, THE PARTNERSHIP'S INITIAL PUBLIC OFFERING OF COMMON UNITS IN DECEMBER 1996 (THE "IPO"), THE ISSUANCE OF $220.0 MILLION OF SENIOR SECURED NOTES DUE 2010 (THE "NOTES") BY CORNERSTONE PROPANE, L.P., THE PARTNERSHIP'S OPERATING SUBSIDIARY (THE "OPERATING PARTNERSHIP"), THE ENTERING INTO BANK CREDIT FACILITIES AND THE OTHER TRANSACTIONS THAT OCCURRED IN CONNECTION THEREWITH ARE REFERRED TO IN THIS PROSPECTUS AS THE "TRANSACTIONS." SEE "THE IPO AND RELATED TRANSACTIONS." EXCEPT AS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO, OR DESCRIPTIONS OF, THE ASSETS, BUSINESS AND OPERATIONS OF THE PARTNERSHIP GIVE PRO FORMA EFFECT TO THE TRANSACTIONS AND, ACCORDINGLY, INCLUDE THE PROPANE ASSETS, BUSINESSES AND OPERATIONS OF SYN INC. ("SYNERGY"; IN ITS CAPACITY AS THE SPECIAL GENERAL PARTNER OF THE PARTNERSHIP, THE "SPECIAL GENERAL PARTNER" AND, TOGETHER WITH THE MANAGING GENERAL PARTNER, THE "GENERAL PARTNERS"), EMPIRE ENERGY CORPORATION ("EMPIRE ENERGY"), MYERS PROPANE GAS COMPANY ("MYERS") AND CGI HOLDINGS, INC. ("COAST") AS CONDUCTED PRIOR TO THE IPO. THE COMMON UNITS AND THE SUBORDINATED UNITS ARE COLLECTIVELY REFERRED TO HEREIN AS THE "UNITS," AND HOLDERS OF THE COMMON UNITS AND SUBORDINATED UNITS ARE COLLECTIVELY REFERRED TO HEREIN AS "UNITHOLDERS." UNLESS OTHERWISE SPECIFIED, REFERENCES TO THE PARTNERSHIP IN THIS PROSPECTUS INCLUDE THE OPERATING PARTNERSHIP, AND REFERENCES TO PERCENTAGE OWNERSHIP OF THE PARTNERSHIP REFLECT THE APPROXIMATE EFFECTIVE OWNERSHIP INTEREST OF THE UNITHOLDERS AND THE GENERAL PARTNERS IN THE PARTNERSHIP AND THE OPERATING PARTNERSHIP ON A COMBINED BASIS. FOR EASE OF REFERENCE, A GLOSSARY OF CERTAIN TERMS USED IN THIS PROSPECTUS IS INCLUDED AS APPENDIX B TO THIS PROSPECTUS. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN IN THE GLOSSARY.

                     CORNERSTONE PROPANE PARTNERS, L.P.

        The Partnership believes that it is the fifth largest retail marketer of propane in the United States in terms of volume, serving more than 360,000 residential, commercial, industrial and agricultural customers from 296 customer service centers in 26 states as of June 30, 1997. The Partnership's operations are concentrated in the east coast, south-central and west coast regions of the United States. For the fiscal year ended June 30, 1996, the Partnership had combined retail propane sales of approximately 235 million gallons and pro forma operating income plus depreciation and amortization ("EBITDA") of approximately $47.0 million. Pro forma EBITDA would have been approximately $54.9 million if effect were given to an additional $7.9 million of expense reductions which the Partnership believes are achievable as a result of the Transactions, but which have not been included in the pro forma adjustments.

        The Partnership was formed in 1996 to acquire, own and operate the propane businesses and assets of Synergy and Empire Energy (formerly subsidiaries of Northwestern Growth), Myers and Coast. Northwestern Growth is a wholly owned subsidiary of NPS, an NYSE-listed energy distribution company. Northwestern Growth was formed in 1994 to pursue and manage nonutility investments and development activities for NPS, with a primary focus on growth opportunities in the energy, energy equipment and energy services industries. To capitalize on the growth and consolidation opportunities in the propane distribution market, in August 1995, Northwestern Growth acquired the predecessor of Synergy, then the sixth largest retail marketer of propane in the United States; in October 1996 it acquired Empire Energy, then the eighth largest retail marketer of propane in the United States; and immediately prior to the IPO it acquired Coast, then the 18th largest retail marketer of propane in the United States. NPS acquired Myers, a smaller retail marketer of propane, in December 1995.

        The Partnership believes that it is well positioned to compete successfully in the propane business for the following reasons:
   (i) management's experience in generating profitable growth at its customer service centers by fostering an entrepreneurial approach by local managers; (ii) the Partnership's large national and geographically diversified operations, which the Partnership believes reduces the effects of adverse weather conditions in any one region on EBITDA and allows it to achieve economies of scale; (iii) the significant proportion of the Partnership's retail sales that is made to residential customers, which are generally more profitable than sales to other customers; (iv) management's experience in identifying, evaluating and completing both small and large acquisitions; (v) the Partnership's substantial national wholesale supply and logistics business, which provides it with a national presence and a relatively secure source of propane to support the service goals of its customer service centers; (vi) the Partnership's centralized administrative systems that enable local managers to focus on customer service and growth; and (vii) the Partnership's relationship with Northwestern Growth, which has proven experience in the energy distribution business and in the acquisition and growth of propane businesses. Although the Partnership believes it has a number of competitive strengths, the propane industry is highly competitive and includes a number of large national firms and regional firms and several thousand small independent firms. Certain competitors may have greater financial resources or lower operating costs than the Partnership. Further, variations in the weather or the economy in one or more regions in which the Partnership operates can significantly affect the total volume of propane sold by the Partnership and, consequently, the Partnership's results of operations.

   BUSINESS STRATEGY

        The principal elements of the Partnership's business strategy are to (i) extend and refine its existing service orientation,

   (ii) continue to pursue balanced growth through small and large acquisitions, internal growth at its existing customer service centers and start-ups of new customer service centers, (iii) enhance the profitability of its existing operations by integrating the Combined Operations, implementing entrepreneurially oriented local manager incentive programs, where appropriate, and continuing to centralize administrative systems and (iv) capitalize on the Partnership's national wholesale supply and logistics business.

        FOCUS ON CUSTOMER SERVICE. The Partnership seeks to be recognized in the marketplace as the most customer service-oriented propane supplier. Although propane is a commodity product, the Partnership believes that it will be able to distinguish itself from the competition by providing reliable and timely delivery of propane at competitive prices. The Partnership believes that establishing and clearly communicating standards of service and performance expectations at all levels of the Partnership, and rewarding its employees accordingly, will enable the Partnership to achieve its service goals. The Partnership has incentive programs at certain customer service centers targeted to fostering an entrepreneurial environment at the customer service center level. These programs provide substantial rewards to local managers for managing service-oriented and profitable operations. The Partnership intends to expand such incentive programs to additional customer service locations, where appropriate.

        CONTINUED BALANCED GROWTH. The Partnership intends to continue to pursue balanced growth through small and large acquisitions, internal growth at its existing customer service centers and start-ups of new customer service centers. Acquisitions are expected to be the principal means of growth for the Partnership, as the retail propane industry is mature and overall demand for propane is expected to experience limited growth in the foreseeable future. The Partnership believes that the fragmented nature of the retail propane industry provides significant opportunities for growth through strategic acquisitions. Industry sources indicate that there are over 8,000 retail propane operations in the United States, of which the ten largest account for approximately 33% of industry volumes. The Partnership's acquisition strategy will concentrate on companies that have one or more of the following characteristics: (i) locations in areas serviced by the Partnership that may be combined with existing operations, providing greater economies of scale at the customer service center level, (ii) a recent record of growth and a local reputation for quality service, (iii) locations in areas that are relatively colder and (iv) operations with a relatively high proportion of sales to the more profitable residential customer segment. As part of its acquisition program, the Partnership generally expects to retain the name and identity of the acquired entity, which the Partnership believes will preserve the goodwill of the acquired business and promote continued local customer loyalty. The Partnership's ability to make acquisitions is facilitated by the availability of a $75.0 million acquisition credit facility and the ability to issue additional limited partner interests. In the first six months of 1997, the Partnership acquired businesses in California, Florida and New Hampshire which added approximately 12,000 customers and annual retail propane sales of approximately 12.5 million gallons. The aggregate purchase price for these acquisitions was approximately $20.9 million, of which approximately $14.8 million was in the form of Common Units (approximately 700,000 Common Units). There can be no assurance, however, that the Partnership will continue to identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance an acquisition will not affect the ability of the Partnership to make distributions to the Unitholders. The Partnership is not required under the Partnership Agreement to seek Unitholder approval of any acquisition.

        The Partnership is from time to time engaged in ongoing discussions with respect to acquisitions, and expects to continue to pursue such acquisition opportunities actively. As of the date of this Prospectus, the Partnership does not have any agreements with respect to any material acquisitions but is involved in ongoing discussions with several companies and is continuing to assess these and other acquisition opportunities. The Partnership is unable to predict the size, number or timing of any future acquisitions.

        In addition to pursuing growth through acquisitions, the Partnership continues to focus on internal growth at its existing customer service centers. The Partnership seeks to achieve internal growth by, among other things, providing superior service and instituting programs that encourage employees, existing customers and local real estate agents and contractors to refer new accounts. This strategy is being implemented primarily through the Partnership's incentive programs that reward local managers for managing service-oriented and profitable operations.

        In some instances, the Partnership may identify a market that has one or more of the characteristics that would make it attractive for an acquisition but in which there are no attractive available acquisition candidates. In certain of these cases, the Partnership may seek to penetrate the market by establishing a new customer service center. The Partnership believes it can successfully initiate these start-up operations in attractive markets by identifying and hiring local managers with proven propane service experience and establishing programs that reward service-oriented and profitable operations and that allow the managers to share in the growth of the business.

        ENHANCE PROFITABILITY OF ITS EXISTING OPERATIONS. The Partnership believes that it can enhance the profitability of its customer service centers by integrating the Combined Operations, reducing inefficiencies in areas where there is a geographic overlap of services and implementing "best practices" and management incentive programs throughout the Partnership's operations. In integrating the Combined Operations, the Partnership is in the process of consolidating and centralizing ongoing administrative functions and systems, which should enable local managers to devote their time to providing customer service and achieving other performance goals. In addition, the Partnership believes it can improve efficiencies in areas where there is a geographic overlap of services provided by customer service centers. The Partnership's management has identified effective operating programs and strategies used by one of the constituent companies prior to the IPO but not used by one or more of the others. The Partnership believes that the implementation of these "best practices" throughout the Combined Operations will improve customer retention, foster expansion of its customer base and create operating efficiencies and cost savings opportunities. Furthermore, the Partnership believes that instituting management incentive programs, where appropriate, and fostering an entrepreneurial approach at additional customer service centers will give managers the incentive to increase such customer service centers' profitability.

        CAPITALIZE ON NATIONAL SUPPLY AND LOGISTICS BUSINESS. The Partnership has a national wholesale propane supply and logistics business with sales of approximately 226 million gallons in fiscal 1996. The Partnership believes that this business provides it with a reasonably secure, competitively priced and efficient supply base to support the service goals of its existing customer service centers. In addition, the Partnership believes its wholesale and logistics business positions it well for expansion through acquisitions or start-up operations in new markets. As part of its wholesale business, the Partnership also provides product supply and financial and technical assistance to certain small independent retailers. While these arrangements provide some economic return to the Partnership, the Partnership believes their greater value lies in the resulting relationships, which position the Partnership to acquire such businesses in the event they become available for purchase.

   GENERAL

        The Partnership is principally engaged in (i) the retail distribution of propane for residential, commercial, industrial, agricultural and other retail uses, (ii) the wholesale marketing and distribution of propane and natural gas liquids to the retail propane industry, the chemical and petrochemical industries and other commercial and agricultural markets, (iii) the repair and maintenance of propane heating systems and appliances and (iv) the sale of propane-related supplies, appliances and other equipment.

        Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative stand-alone energy sources. The retail propane business of the Partnership consists principally of transporting propane to its retail distribution outlets and then to tanks located on its customers' premises. Retail propane use falls into four broad categories:
   (i) residential, (ii) industrial and commercial, (iii) agricultural and (iv) other applications, including motor fuel sales. Residential customers use propane primarily for space and water heating. Industrial customers use propane primarily as fuel for forklifts and stationary engines, to fire furnaces, as a cutting gas, in mining operations and in other process applications. Commercial customers, such as restaurants, motels, laundries and commercial buildings, use propane in a variety of applications, including cooking, heating and drying. In the agricultural market, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control. Other retail uses include motor fuel for cars and trucks, outdoor cooking and other recreational purposes, propane resales and sales to state and local governments. In its wholesale operations, the Partnership sells propane principally to large industrial customers and other propane distributors.

        On a combined basis during fiscal 1996, the Partnership sold approximately 235 million gallons of propane to retail customers and 226 million gallons of propane to wholesale customers. Approximately 57.8% of the retail gallons was sold to residential customers, 25.9% was sold to industrial and commercial customers, 13.1% was sold to agricultural customers and 3.2% was sold to all other retail users. Sales to residential customers in fiscal 1996 accounted for approximately 29.5% of total gallons (including wholesale gallons) sold, but approximately 67.0% of the Partnership's pro forma gross profit from propane sales. Residential sales have a greater profit margin and a more stable customer base than other retail markets served by the Partnership. Industrial and commercial sales accounted for 18.7% of the Partnership's pro forma gross profit from propane sales for fiscal 1996, agricultural sales accounted for 6.1%, and all other retail sales accounted for 2.8%. Sales to wholesale customers contributed the remaining 5.4% of pro forma gross profit from propane sales. No single retail customer accounted for more than 1% of the Partnership's pro forma revenues during fiscal 1996. During fiscal 1996, approximately 72.7% of the Partnership's combined retail propane volume and in excess of 85% of the Partnership's pro forma EBITDA were attributable to sales during the six-month peak heating season of October through March. The Partnership believes that sales to the commercial and industrial markets, while affected by economic patterns, are not as sensitive to variations in weather conditions as are sales to residential and agricultural markets.

        As of June 30, 1997, the Partnership's retail operations consisted of 296 customer service centers in 26 states. As of such date, the Partnership owned a fleet of 34 transport truck tractors, 63 transport trailers, approximately 900 bobtail trucks and approximately 1,000 other delivery and service vehicles. In addition, in its retail operations, the Partnership owns an aggregate of approximately
   21 million gallons of above-ground propane storage capacity at its customer service centers. In many states, certain fire safety regulations restrict the refilling of a leased tank solely to the propane supplier that owns the tank. The inconvenience of switching tanks minimizes a customer's tendency to switch among suppliers of propane.

        The Partnership's wholesale operations engage in the marketing of propane to independent dealers, major interstate marketers and the chemical and petrochemical industries. The Partnership participates to a lesser extent in the marketing of other natural gas liquids, the processing and marketing of natural gas and the gathering of crude oil. The Partnership either owns or has contractual rights to use transshipment terminals, rail cars, long-haul tanker trucks, pipelines and storage capacity. The Partnership believes that its wholesale marketing and processing activities position it to achieve product cost advantages and to avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors.

        Propane competes primarily with natural gas, electricity and fuel oil as an energy source, principally on the basis of price, availability and portability. Propane is more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, but serves as a substitute for natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Propane is generally less expensive to use than electricity for space heating, water heating, clothes drying and cooking.
   Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other.

   THE IPO AND RELATED TRANSACTIONS

        On December 17, 1996, the Partnership consummated the IPO, issuing 9,821,000 Common Units (including 1,281,000 Common Units issued pursuant to the exercise in full of the underwriters' over-allotment option), and received gross proceeds of $206.2 million. In addition, the Operating Partnership issued $220.0 million aggregate principal amount of Notes to certain institutional investors in a private placement (the "Note Placement").

        Immediately prior to the closing of the IPO, Synergy, Empire Energy, Myers and Coast entered into a series of transactions which resulted in the Combined Operations being owned by the General Partners. Concurrently with the IPO closing, the General Partners contributed, or caused to be contributed, the Combined Operations to the Operating Partnership in exchange for all of the interests in the Operating Partnership, and the Operating Partnership assumed substantially all of the liabilities associated with the Combined Operations. Immediately after such contributions, all of the limited partner interests in the Operating Partnership were conveyed to the Partnership in exchange for interests in the Partnership. In addition, the Operating Partnership contributed the portion of the

   Combined Operations utilized in the parts and appliance sales and service business to its corporate subsidiary. As a result of these transactions, the General Partners own an aggregate of 6,597,619 Subordinated Units, representing an aggregate 39.4% limited partner interest in the Partnership, an aggregate 2% general partner interest in the Partnership and the right to receive Incentive Distributions (as defined below).

        Concurrently with the closing of the IPO, the Operating Partnership entered into a $125.0 million bank credit facility (the "Bank Credit Facility"), which includes a $50.0 million revolving credit facility to be used for working capital and other general partnership purposes (the "Working Capital Facility"), and a $75.0 million revolving credit facility (the "Acquisition Facility") to be used for acquisitions and capital improvements. For additional information regarding the terms of the Notes and the Bank Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Partnership - Financing and Sources of Liquidity."

   DISTRIBUTIONS AND PAYMENTS TO THE GENERAL PARTNERS AND THEIR
   AFFILIATES

        The following information summarizes the distributions and payments made and to be made by the Partnership to the General Partners and their affiliates in connection with the Transactions and the ongoing operations of the Partnership. Such distributions and payments were determined by and among affiliated entities and, consequently, were not the result of arm's length negotiations. See "Conflicts of Interest and Fiduciary Responsibilities."

                               FORMATION STAGE

   The Consideration Paid to the
        General Partners and their
        Affiliates for the Transfer
        of the Propane Business of
        the Combined Operations to
        the Partnership  . . . .      In exchange for conveying
                                           substantially all of the
                                           assets of the Combined
                                           Operations to the Operating
                                           Partnership, the General
                                           Partners received 6,597,619
                                           Subordinated Units, an
                                           aggregate 2% general partner
                                           interest in the Partnership
                                           and the Operating Partnership,
                                           and all of the Incentive
                                           Distribution Rights, and the
                                           Operating Partnership assumed
                                           substantially all of the
                                           liabilities associated with
                                           the Combined Operations.  Of
                                           the proceeds from the IPO and
                                           the Note Placement,
                                           approximately $59.9 million
                                           was used to repay indebtedness
                                           owed by Synergy to NPS
                                           (including a prepayment
                                           penalty of $6.5 million),
                                           approximately $81.9 million
                                           was used to repay acquisition
                                           financing incurred by
                                           Northwestern Growth
                                           principally in connection with
                                           the acquisitions of Empire
                                           Energy and Coast and the
                                           purchase of stock of (and
                                           certain rights related to)
                                           Synergy and Myers, and
                                           approximately $76.7 million
                                           was distributed to the Special
                                           General Partner and used to
                                           redeem its preferred stock
                                           issued in connection with the
                                           August 15, 1995 acquisition of
                                           Synergy's predecessor (the
                                           "Synergy Acquisition") and
                                           held by NPS and the
                                           unaffiliated shareholders
                                           ($61.2 million) and provide
                                           net worth to the Special
                                           General Partner ($15.5
                                           million).  The shareholders of
                                           Coast who became senior
                                           executives of the Managing
                                           General Partner received
                                           approximately $9.3 million in
                                           connection with Northwestern
                                           Growth's acquisition of Coast
                                           (the "Coast Merger").  The
                                           Partnership used the proceeds
                                           from the exercise of the over-
                                           allotment option to pay
                                           certain expenses relating to
                                           the Transactions.  See "The
                                           IPO and Related Transactions"
                                           and "Certain Relationships and
                                           Related Transactions."

                              OPERATIONAL STAGE

   Distributions of Available Cash to
        the General Partners . .      Available Cash will generally be
                                           distributed 98% to the
                                           Unitholders (including any
                                           distributions to the General
                                           Partners as holders of the
                                           Subordinated Units) and 2% to
                                           the General Partners, except
                                           that if distributions of
                                           Available Cash from Operating
                                           Surplus exceed the Target
                                           Distribution Levels (as
                                           defined below), the General
                                           Partners will receive a
                                           percentage of such excess
                                           distributions that will
                                           increase to up to 50% of the
                                           excess distributions above the
                                           highest Target Distribution
                                           Level (such distributions to
                                           the General Partners in excess
                                           of their aggregate 2% general
                                           partner interest being
                                           referred to as the "Incentive
                                           Distributions").  See "Cash
                                           Distribution Policy."

   Other Payments to the Managing
        General Partner and its
        Affiliates.  . . . . . .      The Managing General Partner does
                                           not receive a management fee
                                           or other compensation in
                                           connection with its management
                                           of the Partnership, but is
                                           reimbursed at cost for all
                                           direct and indirect expenses
                                           incurred on behalf of the
                                           Partnership, including the
                                           costs of compensation and
                                           employee benefit plans
                                           described herein properly
                                           allocable to the Partnership
                                           (including the Annual
                                           Operating Performance
                                           Incentive Plan, the New
                                           Acquisition Incentive Plan and
                                           the Restricted Unit Plan
                                           described herein), and all
                                           other expenses necessary or
                                           appropriate to the conduct of
                                           the business of, and allocable
                                           to, the Partnership.  On a pro
                                           forma basis in fiscal 1996, an
                                           aggregate of approximately
                                           $48.0 million of expenses
                                           (primarily wages and salaries)
                                           would have been reimbursed by
                                           the Partnership to the
                                           Managing General Partner.

                                      Affiliates of the Managing General
                                           Partner may provide certain
                                           administrative services for
                                           the Managing General Partner
                                           on behalf of the Partnership
                                           and will be reimbursed for all
                                           direct and indirect expenses
                                           incurred in connection
                                           therewith.  In addition, the
                                           Managing General Partner and
                                           its affiliates may provide
                                           additional services to the
                                           Partnership, for which the
                                           Partnership will be charged
                                           reasonable fees as determined
                                           by the Managing General
                                           Partner.

                                      The Managing General Partner
                                           adopted the Restricted Unit
                                           Plan, which was effective upon
                                           the consummation of the
                                           Transactions, under which
                                           certain officers and directors
                                           of the Managing General
                                           Partner have rights to receive
                                           authorized but unissued Common
                                           Units with an aggregate value
                                           of $12.5 million (determined
                                           as of the IPO closing).  As of
                                           June 30, 1997, restricted
                                           Common Units with an aggregate
                                           value of $8.3 million were
                                           awarded under the Restricted
                                           Unit Plan.  In addition, the
                                           Managing General Partner
                                           adopted the Annual Operating
                                           Performance Incentive Plan and
                                           the New Acquisition Incentive
                                           Plan, pursuant to which
                                           certain members of management
                                           are eligible to receive cash
                                           bonuses.

   Withdrawal or Removal of the
        General Partners . . . .      If the Managing General Partner
                                           withdraws in violation of the
                                           Partnership Agreement or is
                                           removed by the Unitholders for
                                           Cause, the successor general
                                           partner will have the option
                                           to purchase the general
                                           partner interests of the
                                           General Partners in the
                                           Partnership and the Operating
                                           Partnership (and the right to
                                           receive Incentive
                                           Distributions) for a cash
                                           payment equal to the fair
                                           market value thereof.  If the
                                           Managing General Partner
                                           withdraws in accordance with
                                           the Partnership Agreement or
                                           is removed without Cause, it
                                           will have the option to
                                           require a successor general
                                           partner to purchase the
                                           general partner interests of
                                           the General Partners in the
                                           Partnership and the Operating
                                           Partnership (and the right to
                                           receive Incentive
                                           Distributions) for such price.
                                           If the general partner
                                           interests of the General
                                           Partners in the Partnership
                                           and the Operating Partnership
                                           (and the right to receive
                                           Incentive Distributions) are
                                           not so purchased by the
                                           successor general partner,
                                           such general partner interests
                                           will be converted into a
                                           number of Common Units equal
                                           in value to the fair market
                                           value thereof as determined by
                                           an independent investment
                                           banking firm or other
                                           independent experts.  The
                                           Special General Partner must
                                           withdraw or be removed as a
                                           general partner upon the
                                           withdrawal or removal of the

                                           Managing General Partner.  See
                                           "The Partnership Agreement -
                                           Withdrawal or Removal of the
                                           General Partners."

                              LIQUIDATION STAGE

   Liquidation . . . . . . . . .      In the event of any liquidation of
                                           the Partnership, the partners,
                                           including the General
                                           Partners, will be entitled to
                                           receive liquidating
                                           distributions in accordance
                                           with their respective capital
                                           account balances.  See "Cash
                                           Distribution Policy-
                                           Distributions of Cash Upon
                                           Liquidation."

                             RECENT DEVELOPMENTS

        On August 4, 1997, the Partnership announced its preliminary results of operations for the quarter ended June 30, 1997, and the pro forma results of operations for the fiscal year ended June 30, 1997. The Partnership's condensed consolidated statements of operations for the quarter and pro forma years ended June 30, 1997 and 1996, and the consolidated balance sheet at June 30, 1997 are presented below. Figures are in thousands of dollars, except per unit and per gallon data.

                            CORNERSTONE PROPANE PARTNERS, L.P.
                                                 FINANCIAL RESULTS OF OPERATIONS
                                                           (UNAUDITED)

                                                              QUARTER ENDED JUNE 30,                PRO FORMA FISCAL YEAR
                                                                         (PRO FORMA)(a)                ENDED JUNE 30,(a)
                                                              1997                1996                 1997          1996


       Revenues                                           $     128,694    $    143,313         $    664,197   $    595,790
       Cost of Sales                                            105,933         119,673              534,892        455,984
       Gross Profit                                              22,761          23,640              129,305        139,806
       Operating, SG&A Expenses                                  22,055          24,576               88,264         92,771
       EBITDA (b)                                                   706         (   936)              41,041         47,035
       Depreciation and Amortization                              4,125           4,331               15,073         14,500
       Net Income (Loss)                                  $      (8,174)         (9,856)        $      7,644   $     14,570

       Weighted Average Units
         Outstanding                                             16,531          16,513               16,531         16,513
       Net Income (Loss) per Unit                         $        (.49)   $  (     .60)        $        .46   $        .88
       EBITDA per Unit                                    $         .04    $  (     .06)        $       2.48   $       2.85
       EBITDA per Retail Gallon                           $         .02    $  (     .03)        $        .19   $        .20
       Retail Gallons Sold                                       30,573          33,685              213,700        235,000



   (a) Pro forma results for the year ended June 30, 1996 reflect certain adjustments as if the Partnership was formed at the beginning of the period reported.

   (b) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and it is not in accordance with nor superior to generally accepted accounting principles but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution ("MQD").

                            CORNERSTONE PROPANE PARTNERS, L.P.
                                                BALANCE SHEETS AS OF JUNE 30, 1997
                                                           (UNAUDITED)
                                                                         JUNE 30,
                                                                            1997
                                                                         -------

       ASSETS
       Cash and cash equivalents                                       $     8,406
       Trade receivables                                                    41,924
       Inventories                                                          17,338
       Prepayments and other current assets                                  4,393
                                                                           -------

         Total current assets                                               72,061
                                                                           -------
       Property, plant and equipment, net of
         accumulated depreciation                                          251,943
       Excess of Cost over fair value, net                                 210,234
       Other assets, net                                                    15,580
                                                                           -------

         Total assets                                                  $   549,818
                                                                           -------

       LIABILITIES AND PARTNERS' CAPITAL
       Current portion of long-term debt                               $     5,735
       Trade accounts payable                                               42,334
       Accrued liabilities                                                  21,498
                                                                           -------

         Total current liabilities                                          69,567
                                                                           -------
       Notes payable                                                       220,000
       Long-term debt                                                       11,532
       Due to related parties                                                  740
       Other non-current liabilities                                         4,050

       Partners' Capital                                                   243,929
                                                                           -------

         Total liabilities and partners' capital                       $   549,818
                                                                           -------

               SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA

        The following Summary Pro Forma Financial and Operating Data reflect the consolidated historical operating results of the companies that comprised the Combined Operations, as adjusted for the Transactions (through December 16, 1996), and the actual consolidated operating results of the Partnership (after December 16, 1996) and are derived from the unaudited Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners, L.P. included elsewhere in this Prospectus. For a description of the assumptions used in preparing the Summary Pro Forma Financial and Operating Data, see "Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners,
   L.P." The pro forma information set forth below has been prepared by combining the historical results of operations of Synergy for the 10-1/2 months ended June 30, 1996 and for the five and one-half months ended December 16, 1996; Coast for the fiscal year ended July 31, 1996 and for the four and one-half months ended December 16, 1996; Empire
   Energy for the fiscal year ended June 30, 1996 and for the five and one-half months ended December 16, 1996; Myers for the six and one-half months ended June 30, 1996 and for the five and one-half months ended December 16, 1996; and the Partnership for the three and one-half months ended March 31, 1997. The Partnership believes that it is reasonable to combine the results of operations of companies having different fiscal years because each of the fiscal years being combined includes the same winter heating seasons in which the majority of the Partnership's revenue and cash flow was generated.
   The following information should not be deemed indicative of future operating results of the Partnership.

                                                                   PARTNERSHIP PRO FORMA
                                                 YEAR ENDED                                 NINE MONTHS ENDED
                                                JUNE 30, 1996                                 MARCH 31, 1997
                                                -------------                               -----------------
                                                                      (IN THOUSANDS,
                                                                   EXCEPT PER UNIT DATA)

     STATEMENT OF OPERATIONS DATA:
       Revenues  . . . . . . . . . . . . . .  $    595,790                                   $     535,503
       Gross profit(b) . . . . . . . . . . .       139,806 (a)                                     106,544
       Depreciation and amortization . . . .        14,500                                          10,948
       Operating income  . . . . . . . . . .        32,535 (a)                                      29,387
       Interest expense, net . . . . . . . .        17,865                                          13,499
       Net income  . . . . . . . . . . . . .        14,570 (a)                                      15,818
       Net income per Unit(c)  . . . . . . .           .87 (a)                                         .96
     OPERATING DATA:
       EBITDA(d) . . . . . . . . . . . . . .  $     47,035 (a)                               $      40,335
       Capital expenditures(e) . . . . . . .        53,951 (f)                                      10,690

       Retail propane gallons sold . . . . .       235,000                                         183,100

                                                                                        AT MARCH 31, 1997
                                                                                       ------------------
      BALANCE SHEET DATA:                                                                (IN THOUSANDS)
      Current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $   89,561
      Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             543,559
      Current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .              54,775
      Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             224,135
      Partners' capital - General Partners  . . . . . . . . . . . . . . . . . . .               5,050
      Partners' capital - Limited Partners  . . . . . . . . . . . . . . . . . . .             242,583


   _________

   (a) Pro forma gross profit for the year ended June 30, 1996 does not reflect propane acquisition and logistics cost savings of approximately $1.5 million that the Partnership believes are achievable as a result of the Transactions. The pro forma amounts of operating income, net income, net income per Unit and EBITDA for the year ended June 30, 1996 do not reflect certain non-recurring expenses incurred by Empire Energy of approximately $4.3 million, propane acquisition and logistics cost savings of approximately $1.5 million, and insurance savings of approximately $2.1 million that the Partnership believes are achievable as a result of the Transactions. If effect were given to such anticipated expense reductions, the following amounts would have been reflected:

                                                  YEAR ENDED
                                                JUNE 30, 1996
                                                -------------

                                                (IN THOUSANDS,
                                               EXCEPT PER UNIT
                                                    DATA)


         Pro forma gross profit  . . . . .        $141,306
         Pro forma operating income  . . .          40,397
         Pro forma net income  . . . . . .          22,432
         Pro forma net income per Unit . .            1.34
         Pro forma EBITDA  . . . . . . . .          54,897

        See Note 3 to the Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners, L.P. and "Risk Factors - Risks Inherent in an Investment in the Partnership - Partnership Profitability Will Depend on Successful Integration of the Combined Operations."

   (b) Gross profit is computed by reducing total revenues by the direct cost of the products sold.

   (c) Net income per Unit is computed by dividing the limited partners' interest in net income by the weighted average number of Units outstanding.

   (d) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. Cash flows in accordance with generally accepted accounting principles consist of cash flows from operating, investing and financing activities. Cash flows from operating activities reflect net income (loss) (including charges for interest and income taxes not reflected in EBITDA), adjusted for (i) all non-cash charges or income (which are reflected in EBITDA) and (ii) changes in operating assets and liabilities (which are not reflected in EBITDA). Further, cash flows from investing and financing activities are not included in EBITDA.
   (e) The Partnership's capital expenditures fall generally into three categories: (i) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of the Partnership's retail customer base, (ii) maintenance capital expenditures, which include expenditures for repairs that extend the life of the assets and replacement of property, plant and equipment, and
        (iii) acquisition capital expenditures.

   (f) Approximately $36.0 million relates to the Empire Acquisition of Certain Synergy Assets.

                                RISK FACTORS

        LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION, ALTHOUGH MANY OF THE BUSINESS RISKS TO WHICH THE PARTNERSHIP IS SUBJECT ARE SIMILAR TO THOSE THAT WOULD BE FACED BY A CORPORATION ENGAGED IN A SIMILAR BUSINESS. PROSPECTIVE PURCHASERS OF THE COMMON UNITS SHOULD CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMMON UNITS. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE PARTNERSHIP'S BUSINESS STRATEGY, PLANS AND OBJECTIVES OF MANAGEMENT OF THE PARTNERSHIP FOR FUTURE OPERATIONS AND THE STATEMENTS UNDER "- CASH AVAILABLE FOR DISTRIBUTION" AND "CASH AVAILABLE FOR DISTRIBUTION," ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE PARTNERSHIP BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PARTNERSHIP'S EXPECTATIONS ARE DISCLOSED BELOW, UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

   RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

   . Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many customers of the Partnership rely heavily on propane as a heating fuel. Accordingly, the volume of retail propane sold is highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. During fiscal 1996, approximately 72.7% of the Partnership's combined retail propane volume and in excess of 85% of the Partnership's pro forma EBITDA were attributable to sales during the peak heating season. Actual weather conditions can vary substantially from year to year, significantly affecting the Partnership's financial performance. Furthermore, variations in weather in one or more regions in which the Partnership operates can significantly affect the total volumes sold by the Partnership and the margins realized on such sales and, consequently, the Partnership's results of operations.

   . The retail propane business is a "margin-based" business in which gross profits depend on the excess of sales prices over propane supply costs. Consequently, the Partnership's profitability will be sensitive to changes in wholesale propane prices. Propane is a commodity, the market price of which can be subject to volatile changes in response to changes in supply or other market conditions. As it may not be possible immediately to pass on to customers rapid increases in the wholesale cost of propane, such increases could reduce the Partnership's gross profits.

   . The Partnership's profitability is affected by the competition for customers among all participants in the retail propane business. Some of the Partnership's competitors are larger or have greater financial resources than the Partnership. Should a competitor attempt to increase market share by reducing prices, the Partnership's financial condition and results of operations could be materially adversely affected. In addition, propane competes with other sources of energy, some of which are less costly for equivalent energy value.

   . Acquisitions will be the principal means of growth for the Partnership, as the retail propane industry is mature and overall demand for propane is expected to experience limited growth. There can be no assurance, however, that the Partnership will identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance acquisitions will not affect the ability of the Partnership to make distributions to the Unitholders.

   . The Partnership's operations are subject to all operating hazards and risks normally incidental to handling, storing and delivering combustible liquids such as propane. As a result, the Partnership is a defendant in various legal proceedings and litigation arising in the ordinary course of business. The Partnership maintains insurance policies with insurers in such amounts and with such coverages and deductibles as it believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal injury and property damage or that such levels of insurance will be available in the future at economical prices.

   . The Partnership believes that its success will depend to a significant extent upon the efforts and abilities of its senior management team. The failure by the Managing General Partner to retain members of its senior management team could adversely affect the financial condition or results of operations of the Partnership. Each of Keith G. Baxter, Charles J. Kittrell, Ronald J. Goedde and Vincent J. DiCosimo is employed by the Managing General Partner pursuant to a three-year employment contract.

   RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

   . The Minimum Quarterly Distribution is not guaranteed. The actual amount of cash distributions may fluctuate and will depend on future Partnership operating performance. Cash distributions are dependent primarily on cash flow, including from reserves and working capital borrowings, and not on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when the Partnership records losses and might not be made during periods when the Partnership records profits. Decisions of the Managing General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and reserves will affect the amount of Available Cash. Because the business of the Partnership is seasonal, it is likely that the Managing General Partner will make additions to reserves during certain quarters in order to fund operating expenses, interest payments and cash distributions to partners with respect to other quarters.

   . The amount of pro forma Available Cash from Operating Surplus generated during fiscal 1996 was approximately $25.7 million. Such amount would have been sufficient to cover the Minimum Quarterly Distribution for such fiscal year on all of the Common Units outstanding as of the date of this Prospectus and the related distribution on the aggregate 2% general partner interests, but would have been insufficient by approximately $12.0 million to cover the Minimum Quarterly Distribution on all the Subordinated Units outstanding as of the date of this Prospectus and the related distribution on the general partner interests.

   . There can be no assurance that the Partnership will be able to integrate successfully the Combined Operations, achieve anticipated cost savings or institute the necessary systems and procedures to successfully manage the combined enterprise on a profitable basis. The Partnership is managed by the senior executives who previously managed Coast, and such executives have been involved with the operations of Synergy and Empire Energy only since December 17, 1996. The historical financial results of the Partnership include periods when the Combined Operations were not under common control and management and, therefore, may not be indicative of the Partnership's future financial and operating results. The inability of the Partnership to integrate successfully the Combined Operations could have a material adverse effect on the Partnership's business, financial condition and results of operations.

   . At March 31, 1997, the Partnership's total indebtedness as a percentage of its total capitalization was approximately 48.1%. As a result, the Partnership is significantly leveraged and has indebtedness that is substantial in relation to its partners' capital. The Partnership's leverage may adversely affect the ability of the Partnership to finance its future operations and capital needs, limit its ability to pursue acquisitions and other business opportunities and make its results of operations more susceptible to adverse economic or operating conditions. In addition, as of March 31, 1997 the Partnership had approximately $125.0 million of unused borrowing capacity under the Bank Credit Facility. Future borrowings could result in a significant increase in the Partnership's leverage. The Notes and the Bank Credit Facility contain restrictive covenants that will limit the ability of the Partnership to incur additional indebtedness and to make distributions to Unitholders. The payment of principal and interest on the Partnership's indebtedness will reduce the cash available to make distributions on the Units.

   . The Partnership's indebtedness contains provisions relating to changes of control. If such provisions are triggered, such outstanding indebtedness may become due. There is no restriction on the ability of the Managing General Partner or Northwestern Growth to enter into a transaction which would trigger such change of control provisions.

   . Prior to making any distribution on the Common Units, the Partnership will reimburse the Managing General Partner and its affiliates at cost for all expenses incurred on behalf of the Partnership. On a pro forma basis, approximately $48.0 million of expenses (primarily wages and salaries) would have been reimbursed by the Partnership to the Managing General Partner in fiscal 1996. In addition, the Managing General Partner and its affiliates may provide services to the Partnership for which the Partnership will be charged reasonable fees as determined by the Managing General Partner. The reimbursement of such expenses and the payment of any such fees could adversely affect the ability of the Partnership to make distributions.

   . The Managing General Partner manages and operates the Partnership. Holders of Common Units have no right to elect the Managing General Partner on an annual or other continuing basis and have only limited voting rights on matters affecting the Partnership's business. The Managing General Partner may not be removed except pursuant to the vote of the holders of at least 66
         % of the outstanding Units (including Units owned by the Managing General Partner and its affiliates). The ownership of the Subordinated Units by the Managing General Partner and its affiliates effectively gives the Managing General Partner the ability to prevent its removal. The management control exercised by the Managing General Partner may make it more difficult for others to control, or influence the activities of, the Partnership.

   . Subject to certain limitations, the Partnership may issue additional Common Units and other interests in the Partnership, the effect of which may be to dilute the value of the interests of the then-existing holders of Common Units in the net assets of the Partnership, dilute the interests of holders of Common Units in distributions by the Partnership or to make it more difficult for a person or group to remove the Managing General Partner or otherwise change the management of the Partnership.

   . The Partnership Agreement contains certain provisions that may have the effect of discouraging a person or group from attempting to remove the Managing General Partner or otherwise change the management of the Partnership. The effect of these provisions may be to diminish the price at which the Common Units trade under certain circumstances. The ownership of the Subordinated Units by the General Partners effectively gives the Managing General Partner the ability to prevent its removal.

   . If at any time less than 20% of the then-issued and outstanding limited partner interests of any class (including Common Units) are held by persons other than the Managing General Partner and its affiliates, the Managing General Partner will have the right, which it may assign to any of its affiliates or the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons at a price generally equal to the then-current market price of limited partner interests of such class. As a consequence, a holder of Common Units may be required to sell his Common Units at a time when he may not desire to sell them or at a price that is less than the price he would desire to receive upon such sale.


   . Under certain circumstances, holders of the Common Units could lose their limited liability and could become liable for amounts improperly distributed to them by the Partnership.

   . The holders of the Common Units were not represented by counsel in connection with the preparation of the Partnership Agreement or the other agreements referred to herein.

   CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

   . The Managing General Partner and its affiliates may have conflicts of interest with the Partnership and its limited partners. The Partnership Agreement contains certain provisions that limit the liability and reduce the fiduciary duties of the Managing General Partner to the Unitholders, as well as provisions that may restrict the remedies available to Unitholders for actions that might, without such limitations, constitute breaches of fiduciary duty. Holders of Common Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under applicable state law. The validity and enforceability of these types of provisions under Delaware law are uncertain.

   . Decisions of the Managing General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and reserves in any quarter will affect whether or the extent to which there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distribution Levels on all Units in a given quarter. In addition, actions by the Managing General Partner may have the effect of enabling the General Partners to receive distributions on the Subordinated Units or Incentive Distributions or hastening the expiration of the Subordination Period or the conversion of Subordinated Units into Common Units.

   . The terms of the New Acquisition Incentive Plan (described below under "Management - Executive Compensation - Incentive Plans") could give the senior executives of the Managing General Partner an incentive to cause the Partnership to acquire additional propane operations without regard to whether the operations would prove beneficial to the Partnership and may present the senior executives of the Managing General Partner with a conflict of interest in negotiating the acquisition price on behalf of the Partnership.

   . The Partnership Agreement provides that the Managing General Partner is generally restricted from engaging in any business activities other than those incidental to its ownership of interests in the Partnership. Notwithstanding the foregoing, the Partnership Agreement permits affiliates of the Managing General Partner (including NPS, Northwestern Growth and the Special General Partner) to compete with the Partnership under certain circumstances. There can be no assurance that there will not be competition between the Partnership and affiliates of the Managing General Partner in the future.

   . The Partnership Agreement does not prohibit the Partnership from engaging in roll-up transactions. Were the Managing General Partner to cause the Partnership to engage in a roll-up transaction, there could be no assurance that such a transaction would not have a material adverse effect on a Unitholder's investment in the Partnership.

   TAX RISKS

   . The availability to a Common Unitholder of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Assuming the accuracy of certain factual matters as to which the General Partners and the Partnership have made representations, Schiff Hardin & Waite, counsel to the General Partners and the Partnership, is of the opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes.

   . No ruling has been requested from the Internal Revenue Service (the "IRS") with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate "qualifying income" under Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code"), or any other matter affecting the Partnership.

   . A Unitholder will be required to pay income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership.

   . Investment in Common Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) from the ownership of Common Units will be unrelated business taxable income and thus will be taxable to such a Unitholder.

   . In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), any losses generated by the Partnership will generally only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including other passive activities or investments. Passive losses which are not deductible because they exceed the Unitholder's income generated by the Partnership may be deducted in full when the Unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party.

   . The Partnership has registered with the Secretary of the Treasury as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. Any adjustments in the Partnership's tax returns will lead to adjustments in the Unitholders' tax returns and may lead to audits of the Unitholders' tax returns and adjustments of items unrelated to the Partnership.

   . The Partnership will adopt certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of Common Units or could affect the timing of such tax benefits or the amount of gain from the sale of Units and could have a negative impact on the value of the Common Units or result in audit adjustments to the tax returns of Unitholders.

   . A Unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the jurisdictions in which the Partnership does business or owns property. The Partnership currently owns property and conducts business in the following states which currently impose a personal income tax: Alabama, Arkansas, California, Georgia, Illinois, Indiana, Kentucky, Maryland, Mississippi, Missouri, New Hampshire, New Jersey, New Mexico, New

        York, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Utah, Vermont and Virginia.

        See "Risk Factors," "Cash Distribution Policy," "Cash Available for Distribution," "Conflicts of Interest and Fiduciary
   Responsibilities," "The Partnership Agreement" and "Tax
   Considerations" for a more detailed description of these and other risk factors and conflicts of interest that should be considered in evaluating an investment in the Common Units.

                       CASH AVAILABLE FOR DISTRIBUTION

        The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and Subordinated Units outstanding as of the date of this Prospectus and on the aggregate 2% general partner interests of the General Partners is approximately $37.7 million ($22.7 million for the Common Units, $14.3 million for the Subordinated Units and $700,000 for the aggregate 2% general partner interest of the General Partners). The amount of pro forma Available Cash from Operating Surplus generated during fiscal 1996 was approximately $25.7 million. Such amount would have been sufficient to cover the Minimum Quarterly Distribution for such fiscal year on all of the Common Units currently outstanding and the related distribution on the general partner interests, but would have been insufficient by approximately $12.0 million to cover the Minimum Quarterly Distribution for such fiscal year on all Subordinated Units currently outstanding and the related distribution on the general partner interests. If effect were given to an additional $7.9 million of expense reductions which the Partnership believes are achievable as a result of the Transactions, pro forma Available Cash from Operating Surplus would have been approximately $33.5 million, which amount would have been insufficient by approximately $4.2 million to cover the Minimum Quarterly Distribution for fiscal 1996 on all Subordinated Units and the related distribution on the general partner interests. See Note 3 to the Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners, L.P., "Risk Factors - Risks Inherent in an Investment in the Partnership - Partnership Profitability Will Depend on Successful Integration of the Combined Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The amount of pro forma Available Cash from Operating Surplus for fiscal 1996 set forth above was derived from the pro forma financial statements of the Partnership in the manner set forth in "Cash Available for Distribution." The pro forma adjustments are based upon currently available information and certain estimates and assumptions. The pro forma financial statements do not purport to present the results of operations of the Partnership had the Transactions referred to therein actually been completed as of the dates indicated. Furthermore, the pro forma financial statements are based on accrual accounting concepts while Operating Surplus is defined in the Partnership Agreement on a cash accounting basis. As a consequence, the amount of pro forma Available Cash from Operating Surplus shown above should only be viewed as a general indication of the amount of Available Cash from Operating Surplus that might in fact have been generated by the Partnership had it been formed in earlier periods. Available Cash from Operating Surplus generated during a specified period refers generally to (i) all cash receipts of the Partnership from its operations generated during such period, less (ii) all Partnership operating expenses, debt service payments (including any increases in reserves therefor but not including amounts paid from any reduction in reserves, or payments required in connection with the sale of assets, or any refinancing with the proceeds of new indebtedness or an equity offering) and maintenance capital expenditures, in each case during such period. For a complete definition of Operating Surplus, see the Glossary.

        The Partnership is required to establish reserves for the future payment of principal and interest on the Notes and the indebtedness under the Bank Credit Facility. There are other provisions in such agreements which will, under certain circumstances, restrict the Partnership's ability to make distributions to its partners. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Partnership - Financing and Sources of Liquidity ."

                    PARTNERSHIP STRUCTURE AND MANAGEMENT

        The Partnership conducts, in substantially every respect, the propane businesses that were formerly conducted by Synergy, Empire Energy, Myers and Coast. The operations of the Partnership are conducted through, and the operating assets are owned by, the Operating Partnership, a Delaware limited partnership, and any other subsidiary operating partnerships and corporations. The Partnership owns a 98.9899% limited partner interest in the Operating Partnership. The General Partners are also the general partners of the Operating Partnership, with an aggregate 1.0101% general partner interest in the Operating Partnership. The General Partners therefore own an aggregate 2% general partner interest in the Partnership and the Operating Partnership on a combined basis.

        The senior executives who managed Coast prior to the IPO manage and operate the Partnership's business as the senior executives of the Managing General Partner. The Managing General Partner and its affiliates do not receive any management fee or other compensation in connection with its management of the Partnership, but are reimbursed at cost for all direct and indirect expenses incurred on behalf of the Partnership and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the Managing General Partner or its affiliates in connection with the operation of the Partnership's business. The Special General Partner has no duty or right to participate in the management or operation of the Partnership.

        Conflicts of interest may arise between the Managing General Partner and its affiliates, on the one hand, and the Partnership, the Operating Partnership and the Unitholders, on the other, including conflicts relating to the compensation of the officers and employees of the Managing General Partner and the determination of fees and expenses that are allocable to the Partnership. The Managing General Partner has an audit committee (the "Audit Committee"), consisting of three members, including two independent members of its Board of Directors, that is available at the Managing General Partner's discretion to review matters involving conflicts of interest. See "Conflicts of Interest and Fiduciary Responsibilities."

        The principal executive offices of the Partnership and the Operating Partnership are located at 432 Westridge Drive, Watsonville, California 95076. The telephone number at such offices is (408) 724-1921.

        The following chart depicts the organization and ownership of the Partnership and the Operating Partnership as of the date of this Prospectus. The percentages reflected in the following chart represent the approximate ownership interest in each of the Partnership and the Operating Partnership individually and not on an aggregate basis. Except in the following chart, the ownership percentages referred to in this Prospectus reflect the approximate effective ownership interest of the Unitholders in the Partnership and the Operating Partnership on a combined basis. The 2% ownership percentage of the General Partners referred to in this Prospectus reflects the approximate effective ownership interest of the General Partners in the Partnership and the Operating Partnership on a combined basis.

     |-------------------------------------------|
     | EFFECTIVE AGGREGATE OWNERSHIP             |   |---------------------|
     | OF THE PARTNERSHIP AND THE                |   | NORTHWESTERN PUBLIC |
     | OPERATING PARTNERSHIP                     |   |   SERVICE COMPANY   |
     |                                           |   |       ("NPS")       |
     | Public Unitholders' Common                |   |---------------------|
     |  Units.............................60.2%  |              |
     | General Partners Subordinated             |      100%    |
     |  Units.............................37.8%  |    Ownership |
     | General Partners' Combined General        |              |
     |  Partner Interest...................2.0%  |    |------------------------|
     |-------------------------------------------|    |  NORTHWESTERN GROWTH   |
                                                      |     CORPORATION        |
                                                      |("Northwestern Growth") |
                                                      |------------------------|                     |---------------------------|
                                                        100%    |                                   |       UNAFFILIATED        |
                                                      Ownership |                                   |       SHAREHOLDERS        |
                                                                |                                   |---------------------------|
     |-------------------------|                  |------------------------------|                        17.5%   |
     | PUBLIC UNITHOLDERS      |                  | CORNERSTONE PROPANE GP, INC. |                       Common   |
     | 10,512,805 Common Units |                  | ("Managing General Partner") |                       Stock    |
     |-------------------------|                  | 5,677,040 Subordinated Units |                     Ownership  |
                  |                               |------------------------------|------------------|             |
                  |                                        |     |             |                    |             |
     60.8265%     |                               32.8576% |     | 0.7686%     |    82.5%     |-----------------------------|
     Limited      |                               Limited  |     | Managing    |    Common    |    SYN, INC. ("Synergy" of  |
     Partnership   ------------------|            Partner  |     | General     |    Stock     |   "Special General Partner" |
     Interest                        |            Interest |     | Partner     |  Ownership   |     920,579 Subordinated    |
                                     |                     |     | Interest    |              |           Units             |
                                     |                     |     |             |              |-----------------------------|
                                     |                     |     |             |         5.3281% Limited    |   | 0.2314% |
                              |---------------------------------------------|  |         Partner Interest   |   | Special |
                              |     CORNERSTONE PROPANE PARTNERS, L.P.      |--)----------------------------|   | General |
                              |                ("Partnership")              |  (                                | Partner |
                              |---------------------------------------------|--)--------------------------------| Interest|
                                                    |                          |                                          |
                                       98.9899%     |                          | 0.7764%                                  |
                                    Limited Partner |                          | Managing                                 |
                                       Interest     |                          | General                                  |
                                                    |                          | Partner                                  | 0.2337%
                                      |---------------------------|            | Interest                                 | Special
                                      | CORNERSTONE PROPANE, L.P. |------------|                                          | General
                                      | ("Operating Partnership") |                                                       | Partner
                                      |---------------------------|-------------------------------------------------------| Interest
                                                    |
                                          100%      |
                                        Ownership   |
                                                    |
                                       |--------------------------|
                                       |   CORNERSTONE SALES &    |
                                       |         SERVICE          |
                                       |       CORPORATION        |
                                       |--------------------------|

   THE OFFERING

   Securities Offered  . . . . .      1,000,000 Common Units to be issued
                                           in connection with the
                                           acquisition of businesses,
                                           properties or securities in
                                           business combinations.

   Units Outstanding As of
        The Date of This
        Prospectus . . . . . . .      10,512,805 Common Units and
                                           6,597,619 Subordinated Units,
                                           representing an aggregate
                                           60.2% and 37.8% limited
                                           partner interest in the
                                           Partnership, respectively.

   Distributions of Available
        Cash . . . . . . . . . .      The Partnership will distribute all
                                           Cash of its Available Cash
                                           within 45 days after the end
                                           of each quarter to the
                                           Unitholders of record on the
                                           applicable record date and to
                                           the General Partners.
                                           "Available Cash" for any
                                           quarter will consist generally
                                           of all cash on hand at the end
                                           of such quarter, as adjusted
                                           for reserves.  The complete
                                           definition of Available Cash
                                           is set forth in the Glossary.
                                           The Managing General Partner
                                           has broad discretion in making
                                           cash disbursements and
                                           establishing reserves, thereby
                                           affecting the amount of
                                           Available Cash that will be
                                           distributed with respect to
                                           any quarter.  In addition, the
                                           terms of the Partnership's
                                           indebtedness require that
                                           certain reserves for the
                                           payment of principal and
                                           interest be maintained.  See
                                           "Risk Factors - Risks Inherent
                                           in an Investment in the
                                           Partnership - Cash
                                           Distributions Are Not
                                           Guaranteed and May Fluctuate
                                           with Partnership Performance"
                                           for a description of the


                                           reserves for the payment of
                                           principal and interest that
                                           the Partnership will be
                                           required to maintain.
                                           Available Cash will generally
                                           be distributed 98% to
                                           Unitholders and 2% to the
                                           General Partners, except that
                                           if distributions of Available
                                           Cash from Operating Surplus
                                           exceed specified target levels
                                           ("Target Distribution Levels")
                                           in excess of the Minimum
                                           Quarterly Distribution, the
                                           General Partners will receive
                                           a percentage of such excess
                                           distributions that will
                                           increase to up to 50% of the
                                           excess distributions above the
                                           highest Target Distribution
                                           Level.  See "Cash Distribution
                                           Policy - Incentive
                                           Distributions - Hypothetical
                                           Annualized Yield."

   Distributions to Common
        and Subordinated
        Unitholders  . . . . . .      The Partnership intends, to the
                                           extent there is sufficient
                                           Available Cash from Operating
                                           Surplus, to distribute to each
                                           holder of Common Units at
                                           least the Minimum Quarterly
                                           Distribution of $.54 per
                                           Common Unit per quarter.  The
                                           Minimum Quarterly Distribution
                                           is not guaranteed and is
                                           subject to adjustment as
                                           described under "Cash
                                           Distribution Policy -
                                           Adjustment of Minimum
                                           Quarterly Distribution and
                                           Target Distribution Levels."

                                      With respect to each quarter during
                                           the Subordination Period,
                                           which will generally not end
                                           prior to December 31, 2001,
                                           the Common Unitholders will
                                           generally have the right to
                                           receive the Minimum Quarterly
                                           Distribution, plus any


                                           arrearages thereon ("Common
                                           Unit Arrearages"), and the
                                           General Partners will have the
                                           right to receive the related
                                           distribution on the general
                                           partner interests, before any
                                           distribution of Available Cash
                                           from Operating Surplus is made
                                           to the Subordinated
                                           Unitholders.  This
                                           subordination feature will
                                           enhance the Partnership's
                                           ability to distribute the
                                           Minimum Quarterly Distribution
                                           on the Common Units during the
                                           Subordination Period.
                                           Subordinated Units will not
                                           accrue distribution
                                           arrearages.  Upon expiration
                                           of the Subordination Period,
                                           Common Units will no longer
                                           accrue distribution
                                           arrearages.  See "Cash
                                           Distribution Policy."

   Subordination Period  . . . .      The Subordination Period will
                                           generally extend until the
                                           first day of any quarter
                                           beginning after December 31,
                                           2001 in respect of which
                                           (i) distributions of Available
                                           Cash from Operating Surplus on
                                           the Common Units and the
                                           Subordinated Units with
                                           respect to each of the three
                                           consecutive four-quarter
                                           periods immediately preceding
                                           such date equaled or exceeded
                                           the sum of the Minimum
                                           Quarterly Distribution on all
                                           of the outstanding Common
                                           Units and Subordinated Units
                                           during such periods, (ii) the
                                           Adjusted Operating Surplus
                                           generated during each of the
                                           three consecutive four-quarter
                                           periods immediately preceding
                                           such date equaled or exceeded
                                           the sum of the Minimum
                                           Quarterly Distribution on all
                                           of the outstanding Common
                                           Units and Subordinated Units


                                           and the related distribution
                                           on the general partner
                                           interests in the Partnership
                                           during such periods, and
                                           (iii) there are no outstanding
                                           Common Unit Arrearages.  Upon
                                           expiration of the
                                           Subordination Period, all
                                           remaining Subordinated Units
                                           will convert into Common Units
                                           on a one-for-one basis and
                                           will thereafter participate
                                           pro rata with the other Common
                                           Units in distributions of
                                           Available Cash.

   Early Conversion of
   Subordinated Units  . . . . .      A portion of the Subordinated Units
                                           will convert into Common Units
                                           on the first day after the
                                           record date established for
                                           the distribution in respect of
                                           any quarter ending on or after
                                           (a) December 31, 1999 (with
                                           respect to one-quarter of the
                                           Subordinated Units) and
                                           (b) December 31, 2000 (with
                                           respect to one-quarter of the
                                           Subordinated Units), in
                                           respect of which
                                           (i) distributions of Available
                                           Cash from Operating Surplus on
                                           the Common Units and the
                                           Subordinated Units with
                                           respect to each of the three
                                           consecutive four-quarter
                                           periods immediately preceding
                                           such date equaled or exceeded
                                           the sum of the Minimum
                                           Quarterly Distribution on all
                                           of the outstanding Common
                                           Units and Subordinated Units
                                           during such periods, (ii) the
                                           Adjusted Operating Surplus
                                           generated during each of the
                                           two consecutive four-quarter
                                           periods immediately preceding
                                           such date equaled or exceeded
                                           the sum of the Minimum
                                           Quarterly Distribution on all
                                           of the outstanding Common
                                           Units and Subordinated Units


                                           and the related distribution
                                           on the general partner
                                           interests in the Partnership
                                           during such periods, and
                                           (iii) there are no outstanding
                                           Common Unit Arrearages;
                                           provided, however, that the
                                           early conversion of the second
                                           one-quarter of Subordinated
                                           Units may not occur until at
                                           least one year following the
                                           early conversion of the first
                                           one-quarter of Subordinated
                                           Units.  See "Cash Distribution
                                           Policy - Distributions from
                                           Operating Surplus During
                                           Subordination Period."

   Incentive Distributions . . .      If quarterly distributions of
                                           Available Cash exceed the
                                           Target Distribution Levels,
                                           the General Partners will
                                           receive distributions which
                                           are generally equal to 15%,
                                           then 25% and then 50% of the
                                           distributions of Available
                                           Cash that exceed such Target
                                           Distribution Levels.  The
                                           Target Distribution Levels are
                                           based on the amounts of
                                           Available Cash from Operating
                                           Surplus distributed with
                                           respect to a given quarter
                                           that exceed distributions made
                                           with respect to the Minimum
                                           Quarterly Distribution and
                                           Common Unit Arrearages, if
                                           any.  See "Cash Distribution
                                           Policy - Incentive
                                           Distributions -Hypothetical
                                           Annualized Yield."  The
                                           distributions to the General
                                           Partners described above that
                                           are in excess of their
                                           aggregate 2% general partner
                                           interest are referred to
                                           herein as the "Incentive
                                           Distributions."


   Adjustment of Minimum
        Quarterly Distribution
        and Target Distribution
        Levels . . . . . . . . .      The Minimum Quarterly Distribution
                                           and the Target Distribution
                                           Levels are subject to downward
                                           adjustments in the event that
                                           the Unitholders receive
                                           distributions of Available
                                           Cash from Capital Surplus or
                                           legislation is enacted or
                                           existing law is modified or
                                           interpreted by the relevant
                                           governmental authority in a
                                           manner that causes the
                                           Partnership to be treated as
                                           an association taxable as a
                                           corporation or otherwise
                                           taxable as an entity for
                                           federal, state or local income
                                           tax purposes.  If, as a result
                                           of distributions of Available
                                           Cash from Capital Surplus, the
                                           Unitholders receive an amount
                                           equal to the initial public
                                           offering price of the Common
                                           Units and any unpaid Common
                                           Unit Arrearages, the
                                           distributions of Available
                                           Cash payable to the General
                                           Partners and their affiliates
                                           will increase to 50% of all
                                           amounts distributed
                                           thereafter.  See "Cash
                                           Distribution Policy -
                                           General," "- Distributions
                                           from Capital Surplus" and "-
                                           Adjustment of Minimum
                                           Quarterly Distribution and
                                           Target Distribution Levels."

   Partnership's Ability to
        Issue Additional Units .      The Partnership Agreement generally
                                           authorizes the Partnership to
                                           issue an unlimited number of
                                           additional limited partner
                                           interests and other equity
                                           securities of the Partnership
                                           for such consideration and on
                                           such terms and conditions as
                                           shall be established by the
                                           Managing General Partner in


                                           its sole discretion without
                                           the approval of the
                                           Unitholders.  During the
                                           Subordination Period, however,
                                           the Partnership may not issue
                                           equity securities ranking
                                           prior or senior to the Common
                                           Units or an aggregate of more
                                           than 4,270,000 Common Units
                                           (excluding Common Units issued
                                           upon conversion of
                                           Subordinated Units, pursuant
                                           to employee benefit plans or
                                           in connection with certain
                                           acquisitions (such as the
                                           Common Units offered hereby)
                                           or capital improvements or the
                                           repayment of certain
                                           indebtedness) or an equivalent
                                           number of securities ranking
                                           on a parity with the Common
                                           Units, without the approval of
                                           the holders of a Unit
                                           Majority.  See "The
                                           Partnership Agreement -
                                           Issuance of Additional
                                           Securities."

   Limited Call Right  . . . . .      If at any time less than 20% of the
                                           issued and outstanding Common
                                           Units are held by persons
                                           other than the Managing
                                           General Partner and its
                                           affiliates, the Managing
                                           General Partner may purchase
                                           all of the remaining Common
                                           Units at a price generally
                                           equal to the then current
                                           market price of the Common
                                           Units.  See "The Partnership
                                           Agreement - Limited Call
                                           Right."

   Limited Voting Rights . . . .      Unitholders do not have voting
                                           rights except with respect to
                                           the following matters, for
                                           which the Partnership
                                           Agreement requires the
                                           approval of at least a
                                           majority (and in certain cases
                                           a greater percentage) of all
                                           of the holders of the


                                           Subordinated Units and of all
                                           of the holders of the Common
                                           Units: a sale or exchange of
                                           all or substantially all of
                                           the Partnership's assets, the
                                           removal or the withdrawal of
                                           the General Partners, the
                                           election of a successor
                                           Managing General Partner, a
                                           dissolution or reconstitution
                                           of the Partnership, a merger
                                           of the Partnership, issuance
                                           of limited partner interests
                                           in certain circumstances,
                                           approval of certain actions of
                                           the General Partners
                                           (including the transfer by
                                           either of the General Partners
                                           of its general partner
                                           interest or Incentive
                                           Distribution Rights under
                                           certain circumstances) and
                                           certain amendments to the
                                           Partnership Agreement,
                                           including any amendment that
                                           would cause the Partnership to
                                           be treated as an association
                                           taxable as a corporation.
                                           Holders of Subordinated Units
                                           will generally vote as a class
                                           separate from the holders of
                                           Common Units.  After
                                           Subordinated Units convert
                                           into Common Units (either upon
                                           termination of the
                                           Subordination Period or upon
                                           early conversion), holders of
                                           such Common Units will vote as
                                           a single class together with
                                           the holders of the other
                                           Common Units.  Under the
                                           Partnership Agreement, the
                                           Managing General Partner
                                           generally is permitted to
                                           effect amendments to the
                                           Partnership Agreement that do
                                           not adversely affect
                                           Unitholders.  See "The
                                           Partnership Agreement."


   Change of Management
        Provisions . . . . . . .      Any person or group (other than the
                                           Managing General Partner and
                                           its affiliates) that acquires
                                           beneficial ownership of 20% or
                                           more of the Common Units will
                                           lose its voting rights with
                                           respect to all of its Common
                                           Units.  In addition, if the
                                           Managing General Partner is
                                           removed other than for Cause
                                           and Units held by the General
                                           Partners and their affiliates
                                           are not voted in favor of such
                                           removal, (i) the Subordination
                                           Period will end and all
                                           outstanding Subordinated Units
                                           will immediately convert into
                                           Common Units on a one-for-one
                                           basis, (ii) any existing
                                           Common Unit Arrearages will be
                                           extinguished and (iii) the
                                           General Partners will have the
                                           right to convert their general
                                           partner interests (and their
                                           rights to receive Incentive
                                           Distributions) into Common
                                           Units or to receive cash in
                                           exchange for such interests.
                                           These provisions are intended
                                           to discourage a person or
                                           group from attempting to
                                           remove the current Managing
                                           General Partner or otherwise
                                           change the management of the
                                           Partnership.  The effect of
                                           these provisions may be to
                                           diminish the price at which
                                           the Common Units trade under
                                           certain circumstances.  See
                                           "The Partnership Agreement -
                                           Change of Management
                                           Provisions."

   Removal and Withdrawal of
        the General Partners . .      Subject to certain conditions, the
                                           Managing General Partner may
                                           be removed upon the approval
                                           of the holders of at least 66-
                                           2/3% of the outstanding Units
                                           (including Units held by the
                                           General Partners and their


                                           affiliates) and the election
                                           of a successor general partner
                                           by the vote of the holders of
                                           not less than a majority of
                                           the outstanding Units.  A
                                           meeting of holders of the
                                           Common Units may be called
                                           only by the Managing General
                                           Partner or by the holders of
                                           20% or more of the outstanding
                                           Common Units.  The ownership
                                           of the Subordinated Units by
                                           the Managing General Partner
                                           and its affiliates effectively
                                           gives the Managing General
                                           Partner the ability to prevent
                                           its removal.  The Managing
                                           General Partner has agreed not
                                           to voluntarily withdraw as
                                           general partner of the
                                           Partnership and the Operating
                                           Partnership prior to
                                           December 31, 2006, subject to
                                           limited exceptions, without
                                           obtaining the approval of at
                                           least a Unit Majority and
                                           furnishing an Opinion of
                                           Counsel (as defined in the
                                           Glossary).  The Special
                                           General Partner must withdraw
                                           or be removed as a general
                                           partner upon the withdrawal or
                                           removal of the Managing
                                           General Partner.  See "The
                                           Partnership Agreement -
                                           Withdrawal or Removal of the
                                           General Partners" and "-
                                           Meetings; Voting."

   Distributions Upon
        Liquidation  . . . . . .      If the Partnership liquidates
                                           during the Subordination
                                           Period, under certain
                                           circumstances holders of
                                           outstanding Common Units will
                                           be entitled to receive more
                                           per Unit in liquidating
                                           distributions than holders of
                                           outstanding Subordinated
                                           Units.  The per Unit
                                           difference will be dependent
                                           upon the amount of gain or


                                           loss recognized by the
                                           Partnership in liquidating its
                                           assets and will be limited to
                                           the Unrecovered Capital of a
                                           Common Unit and any Common
                                           Unit Arrearages thereon.
                                           Under certain circumstances
                                           there may be insufficient gain
                                           for the holders of Common
                                           Units to fully recover all
                                           such amounts, even though
                                           there may be cash available
                                           for distribution to holders of
                                           Subordinated Units.  Following
                                           conversion of the Subordinated
                                           Units into Common Units, all
                                           Units will be treated the same
                                           upon liquidation of the
                                           Partnership.  See "Cash
                                           Distribution Policy -
                                           Distributions of Cash Upon
                                           Liquidation."

   Listing . . . . . . . . . . .      The Common Units are listed on the
                                           New York Stock Exchange.
                                           Application will be made to
                                           list the Common Units offered
                                           hereby on the New York Stock
                                           Exchange.

   NYSE Symbol . . . . . . . . .      "CNO"


                        SUMMARY OF TAX CONSIDERATIONS

        The tax consequences of an investment in the Partnership to a particular investor will depend in part on the investor's own tax circumstances. Each prospective investor should consult his own tax advisor about the United States federal, state and local tax consequences of an investment in Common Units.

        The following is a brief summary of certain expected tax consequences of acquiring and disposing of Common Units. The following discussion, insofar as it relates to United States federal income tax laws, is based in part upon the opinion of Schiff Hardin &
   Waite, counsel to the General Partners and the Partnership
   ("Counsel"), described in "Tax Considerations." This summary is qualified by the discussion in "Tax Considerations," particularly the qualifications on the opinion of Counsel described therein.

   PARTNERSHIP STATUS

        In the opinion of Counsel, the Partnership will be classified for federal income tax purposes as a partnership, and the beneficial owners of Common Units will generally be considered partners in the Partnership. Accordingly, the Partnership will pay no federal income taxes, and a holder of Common Units will be required to report in his federal income tax return his share of the Partnership's income, gains, losses and deductions. In general, cash distributions to a holder of Common Units will be taxable only if, and to the extent that, they exceed the tax basis in his Common Units.

   PARTNERSHIP ALLOCATIONS

        In general, income and loss of the Partnership will be allocated to the General Partners and the Unitholders for each taxable year in accordance with their respective percentage interests in the Partnership, as determined annually and prorated on a monthly basis and subsequently apportioned among the General Partners and the Unitholders of record as of the opening of the first business day of the month to which they relate, even though Unitholders may dispose of their Units during the month in question. As described in greater detail in "Consequences of Exchanging Property for Common Units," however, a Unitholder acquiring Units in exchange for a conveyance of assets to the Partnership will be required to take into account certain special allocations of income and loss for federal income tax purposes related to the conveyed assets. At any time that distributions are made on the Common Units and not on the Subordinated
   Units, or that Incentive Distributions are made to the General
   Partners, gross income will be allocated to the recipients to the extent of such distribution. A Unitholder will be required to take into account, in determining his federal income tax liability, his share of income generated by the Partnership for each taxable year of the Partnership ending within or with the Unitholder's taxable year even if cash distributions are not made to him. As a consequence, a


   Unitholder's share of taxable income of the Partnership (and possibly the income tax payable by him with respect to such income) may exceed the cash actually distributed to him.

   CONSEQUENCES OF EXCHANGING PROPERTY FOR COMMON UNITS

        In general, no gain or loss will be recognized for federal income tax purposes by the Partnership or by a person (including any individual, partnership, S corporation or corporation taxed under Subchapter C of the Code) contributing property (including stock) to the Partnership in exchange for Common Units. If the Partnership assumes liabilities or takes assets subject to liabilities in connection with a contribution of assets in exchange for Common Units, however, taxable gain may be recognized by the contributing person in certain circumstances. Any existing tax gain (generally, the excess of fair market value over tax basis) is recognized over the period of time during which the Partnership claims depreciation or amortization deductions with respect to the contributed property, or when the contributed property is disposed of by the Partnership. See "Tax
   Considerations-Consequences of Exchanging Property for Common Units."

   BASIS OF COMMON UNITS

        A person who contributes property (including stock) to the Partnership in exchange for Common Units will generally have an initial tax basis for his Common Units equal to the tax basis of the property contributed to the Partnership in exchange for Common Units.
   The tax basis for a Common Unit will be increased by the Unitholder's share of Partnership income and his share of increases in Partnership debt. The basis for a Common Unit will be decreased (but not below zero) by distributions from the Partnership (including deemed distributions resulting from the assumption of indebtedness by the Partnership), by the Unitholder's share of Partnership losses, by his share of decreases in Partnership debt and by the Unitholder's share of expenditures of the Partnership that are not deductible in computing the taxable income and are not required to be capitalized.

   LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

        In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), any Partnership losses will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Any losses unused by virtue of the passive loss rules may be fully deducted when the Unitholder disposes of all of his Common Units in a taxable transaction with an unrelated party.

   SECTION 754 ELECTION

        The Partnership intends to make the election provided for by
   Section 754 of the Code, which will generally result in a Unitholder being allocated income and deductions calculated by reference to the portion of his purchase price attributable to each asset of the Partnership.

   DISPOSITION OF COMMON UNITS

        A Unitholder who sells Common Units will recognize gain or loss equal to the difference between the amount realized and the adjusted tax basis of those Common Units. Thus, distributions of cash from the Partnership to a Unitholder in excess of the income allocated to him will, in effect, become taxable income if he sells the Common Units at a price greater than his adjusted tax basis even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income.

   STATE, LOCAL AND OTHER TAX CONSIDERATIONS

        In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which a Unitholder resides or in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The
   Partnership currently owns property and conducts business in the following states which currently impose a personal income tax:
   Alabama, Arkansas, California,  Georgia, Illinois, Indiana, Kentucky,
   Maryland, Mississippi, Missouri, New Hampshire, New Jersey,
   New Mexico, New York, North Carolina, Ohio, Oklahoma, South Carolina,
   Tennessee, Utah, Vermont and Virginia. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years.
   Some of the states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder. Withholding, the amount of which may be more or less than a particular Unitholder's income tax liability owed to the state, may not relieve the nonresident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. Based on current law and its estimate of future Partnership operations, the Partnership anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership.

        Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all U.S. federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

   OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN
   OTHER INVESTORS

        An investment in Common Units by tax-exempt organizations
   (including IRAs) and other retirement plans), regulated investment companies and foreign persons raises issues unique to such persons.
   Virtually all of the Partnership income allocated to a Unitholder which is a tax-exempt organization will be unrelated business taxable income and, thus, will be taxable to such Unitholder; no significant amount of the Partnership's gross income will be qualifying income for purposes of determining whether a Unitholder will qualify as a regulated investment company; and a Unitholder who is a nonresident alien, foreign corporation or other foreign person will be regarded as being engaged in a trade or business in the United States as a result of ownership of Common Units and thus will be required to file federal income tax returns and to pay tax on such Unitholder's share of Partnership taxable income. Furthermore, distributions to foreign
   Unitholders will be subject to federal income tax withholding.  See
   "Tax Considerations - Uniformity of Units - Tax-Exempt Organizations and Certain Other Investors."

   TAX SHELTER REGISTRATION

        The Code generally requires that "tax shelters" be registered with the Secretary of the Treasury. It is arguable that the Partnership is not subject to this registration requirement.
   Nevertheless, the Partnership has registered as a tax shelter (I.D.
   No. 97071000067) with the Secretary of the Treasury.  ISSUANCE OF THE
   REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE
   PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAS BEEN REVIEWED, EXAMINED OR
   APPROVED BY THE IRS.  See "Tax Considerations - Administrative Matters -
    Registration as a Tax Shelter."


                                RISK FACTORS

        LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL
   STOCK OF A CORPORATION, ALTHOUGH MANY OF THE BUSINESS RISKS TO WHICH
   THE PARTNERSHIP IS SUBJECT ARE SIMILAR TO THOSE THAT WOULD BE FACED BY
   A CORPORATION ENGAGED IN A SIMILAR BUSINESS.  PROSPECTIVE PURCHASERS
   OF THE COMMON UNITS SHOULD CONSIDER THE FOLLOWING RISK FACTORS IN
   EVALUATING AN INVESTMENT IN THE COMMON UNITS.  ALL STATEMENTS OTHER
   THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS,
   INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE PARTNERSHIP'S
   BUSINESS STRATEGY, PLANS AND OBJECTIVES OF MANAGEMENT OF THE
   PARTNERSHIP FOR FUTURE OPERATIONS AND STATEMENTS UNDER "PROSPECTUS
   SUMMARY - CASH AVAILABLE FOR DISTRIBUTION" AND "CASH AVAILABLE FOR
   DISTRIBUTION," ARE FORWARD-LOOKING STATEMENTS.  ALTHOUGH THE
   PARTNERSHIP BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH
   FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE
   THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT.  IMPORTANT FACTORS
   THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE
   PARTNERSHIP'S EXPECTATIONS ARE DISCLOSED BELOW AND ELSEWHERE IN THIS
   PROSPECTUS.

   RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

        WEATHER CONDITIONS AFFECT THE DEMAND FOR PROPANE

        Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many customers of the Partnership rely heavily on propane as a heating fuel.
   Accordingly, the volume of retail propane sold is highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. During fiscal 1996, approximately 72.7% of the Partnership's combined retail propane volume and in excess of 85% of the Partnership's pro forma EBITDA were attributable to sales during the peak heating season. Actual weather conditions can vary substantially from year to year, significantly affecting the Partnership's financial performance. Furthermore, variations in weather in one or more regions in which the Partnership operates can significantly affect the total volume of propane sold by the Partnership and the margins realized on such sales and, consequently, the Partnership's results of operations. Agricultural demand is also affected by weather, as dry weather during the harvest season reduces demand for propane used in crop drying. See
   "Management's Discussion and Analysis of Financial Condition and
   Results of Operations."

        THE PARTNERSHIP WILL BE SUBJECT TO PRICING AND INVENTORY RISKS

        The retail propane business is a "margin-based" business in which gross profits depend on the excess of sales prices over propane supply costs. Consequently, the Partnership's profitability will be sensitive to changes in wholesale propane prices. Propane is a commodity, the market price of which can be subject to volatile changes in response to changes in supply or other market conditions.
   The Partnership will have no control over these market conditions.
   Consequently, the unit price of propane purchased by the Partnership, as well as other propane marketers, can change rapidly over a short period of time. In general, product supply contracts permit suppliers to charge posted prices (plus transportation costs) at the time of delivery or the current prices established at major delivery points.
   As it may not be possible immediately to pass on to customers rapid increases in the wholesale cost of propane, such increases could reduce the Partnership's gross profits. See "- The Retail Propane
   Business Is Highly Competitive."

        Propane is available from numerous sources, including integrated international oil companies, independent refiners and independent wholesalers. The Partnership purchases propane from a variety of suppliers pursuant to supply contracts or on the spot market. To the extent that the Partnership purchases propane from foreign (including
   Canadian) sources, its propane business will be subject to risks of disruption in foreign supply. The Partnership generally attempts to minimize inventory risk by purchasing propane on a short-term basis.
   However, the Partnership may purchase large volumes of propane during periods of low demand, which generally occur during the summer months, at the then current market price. Because of the potential volatility of propane prices, if the Partnership makes such purchases, the market price for propane could fall below the price at which the Partnership made the purchases, thereby adversely affecting gross margins or sales or rendering sales from such inventory unprofitable. The Partnership engages in hedging of product cost and supply through common hedging practices. See "Business and Properties - Propane Supply and
   Storage."

        THE RETAIL PROPANE BUSINESS IS HIGHLY COMPETITIVE

        The Partnership's profitability is affected by the competition for customers among all participants in the retail propane business.
   The Partnership competes with other distributors of propane, including a number of large national and regional firms and several thousand small independent firms. Some of these competitors are larger or have greater financial resources than the Partnership. Should a competitor attempt to increase market share by reducing prices, the Partnership's financial condition and results of operations could be materially adversely affected. Generally, warmer-than-normal weather further intensifies competition. The Partnership believes that its ability to compete effectively depends on the reliability of its service, its responsiveness to customers and its ability to maintain competitive retail prices.

        THE RETAIL PROPANE BUSINESS FACES COMPETITION FROM ALTERNATIVE
        ENERGY SOURCES

        Propane competes with other sources of energy, some of which are less costly for equivalent energy value. The Partnership competes for customers against suppliers of electricity, natural gas and fuel oil.
   Electricity is a major competitor of propane, but propane generally enjoys a competitive price advantage over electricity. Except for certain industrial and commercial applications, propane is generally not competitive with natural gas in areas where natural gas pipelines already exist because natural gas is a significantly less expensive source of energy than propane. The gradual expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in many areas that previously depended upon propane.
   Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other.
   The Partnership cannot predict the effect that the development of alternative energy sources might have on its operations.

        THE PARTNERSHIP MAY NOT BE SUCCESSFUL IN GROWING THROUGH
        ACQUISITIONS

        The retail propane industry is mature, and the Partnership foresees only limited growth in total retail demand for propane.
   Moreover, as a result of long-standing customer relationships that are typical in the retail home propane industry, the inconvenience of switching tanks and suppliers and propane's higher cost as compared to certain other energy sources, such as natural gas, the Partnership may experience difficulty in acquiring new retail customers, other than through acquisitions. Therefore, while the Partnership's business strategy includes internal growth and start-ups of new customer service locations, the ability of the Partnership's propane business to grow will depend principally upon its ability to acquire other retail propane distributors. There can be no assurance that the Partnership will identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance acquisitions will not affect the ability of the Partnership to make distributions to the Unitholders.
   The Partnership is not required under the Partnership Agreement to seek Unitholder approval of any acquisition. The Partnership is subject to certain covenants in agreements governing its indebtedness that restrict the Partnership's ability to incur indebtedness to finance acquisitions. In addition, to the extent that warm weather adversely affects the Partnership's operating and financial results, the Partnership's access to capital and its acquisition activities may be limited.

        THE PARTNERSHIP IS SUBJECT TO OPERATING AND LITIGATION RISKS
        WHICH MAY NOT BE COVERED BY INSURANCE

        The Partnership's operations are subject to all operating hazards and risks normally incidental to handling, storing and delivering combustible liquids such as propane. As a result, the Partnership is a defendant in various legal proceedings and litigation arising in the ordinary course of business. The Partnership maintains insurance policies with insurers in such amounts and with such coverages and deductibles as it believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal injury and property damage or that such levels of insurance will be available in the future at economical prices.

        THE PARTNERSHIP IS DEPENDENT UPON KEY PERSONNEL

        The Partnership believes that its success depends to a significant extent upon the efforts and abilities of its senior management team. The failure by the Managing General Partner to retain members of its senior management team could adversely affect the financial condition or results of operations of the Partnership.
   Each of Messrs. Baxter, Kittrell, Goedde and DiCosimo is employed by the Managing General Partner pursuant to a three-year employment contract. However, each of the executives will be entitled to terminate his agreement and receive a severance amount equal to the total compensation due for the remainder of the employment term upon a "change of control" of NPS, which is defined to include any person or group becoming the beneficial owner of 10% of the voting securities of NPS, and upon certain other circumstances. See "Management -
   Executive Compensation - Employment Agreements, Severance
   Arrangements."

        ENERGY EFFICIENCY AND TECHNOLOGY ADVANCES MAY AFFECT DEMAND

        The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane by retail customers. The Partnership cannot predict the materiality of the effect of future conservation measures or the effect that any technological advances in heating, conservation, energy generation or other devices might have on its operations.

   RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

        CASH DISTRIBUTIONS ARE NOT GUARANTEED AND MAY FLUCTUATE WITH
        PARTNERSHIP PERFORMANCE

        Although the Partnership will distribute all of its Available
   Cash, there can be no assurance regarding the amounts of Available
   Cash to be generated by the Partnership. The actual amounts of Available Cash will depend upon numerous factors, including cash flow generated by operations, required principal and interest payments on the Partnership's debt, the costs of acquisitions (including related debt service payments), restrictions contained in the Partnership's debt instruments, issuances of debt and equity securities by the Partnership, fluctuations in working capital, capital expenditures, adjustments in reserves, prevailing economic conditions and financial, business and other factors, a number of which are beyond the control of the Partnership and the Managing General Partner. Cash distributions are dependent primarily on cash flow, including from reserves and working capital borrowings, and not on profitability, which is affected by non-cash items. Therefore, cash distributions might be made during periods when the Partnership records losses and might not be made during periods when the Partnership records profits.


        The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and Subordinated Units outstanding as of the date of this Prospectus and on the General Partners' aggregate 2% general partner interest is approximately $37.7 million ($22.7 million for the Common
   Units, $14.3 million for the Subordinated Units and $700,000 for the aggregate 2% general partner interest). The amount of pro forma
   Available Cash from Operating Surplus generated during fiscal 1996 was approximately $25.7 million. Such amount would have been sufficient to cover the Minimum Quarterly Distribution for such fiscal year on all of the Common Units currently outstanding and the related distribution on the general partner interests, but would have been insufficient by approximately $12.0 million to cover the Minimum
   Quarterly Distribution on all Subordinated Units and the related distribution on the general partner interests. See "Management's
   Discussion and Analysis of Financial Condition and Results of
   Operations." For the calculation of pro forma Available Cash from Operating Surplus, see "Cash Available for Distribution."

        The Partnership Agreement gives the Managing General Partner broad discretion in establishing reserves for the proper conduct of the Partnership's business that will affect the amount of Available
   Cash. Because the business of the Partnership is seasonal, the Managing General Partner will make additions to reserves during certain quarters in order to fund operating expenses, interest payments and cash distributions to partners with respect to other quarters. In addition, the Partnership is required to establish reserves in respect of future payments of principal and interest on the Notes and, in certain instances, in respect of future payments of principal and interest under the Bank Credit Facility. See
   "Management's Discussion and Analysis of Financial Condition and
   Results of Operations - The Partnership - Financing and Sources of
   Liquidity." The Partnership anticipates that reserves for interest on the Notes will be established at approximately $4.1 million at each March and September, and the reserves will be eliminated when interest payments are made on the Notes in June and December. The $4.1 million reserved for interest is approximately 10.9% of the amount of Available Cash needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and the Subordinated Units outstanding as of the date of this Prospectus and on the General
   Partners' general partner interests. Reserves for repayment of principal on the Notes are not required until March 2003 and then will equal 25%, 50% and 75% at each March, June and September,


   respectively, of the next installment of principal, and the reserves will be eliminated when principal payments are made on the Notes in December. The $20.6 million reserved for principal payments is approximately 54.7% of the amount of Available Cash needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and the Subordinated Units outstanding as of the date of this Prospectus and on the General Partners' general partner interests. Furthermore, the Notes and the Bank Credit Facility limit the Operating Partnership's ability to distribute cash to the Partnership. Distributions from the Operating Partnership will be the Partnership's primary source of Available Cash. Any subsequent refinancing of the Notes, the Bank Credit Facility or any other indebtedness incurred by the Partnership may have similar restrictions, and the Partnership's ability to distribute cash may also be limited during the existence of defaults under any of the Partnership's debt instruments. As a result of these and other factors, there can be no assurance regarding the actual levels of cash distributions to Unitholders by the Partnership.

        PARTNERSHIP PROFITABILITY WILL DEPEND ON SUCCESSFUL INTEGRATION
        OF THE COMBINED OPERATIONS

        There can be no assurance that the Partnership will be able to integrate successfully the Combined Operations, achieve anticipated cost savings or institute the necessary systems and procedures to successfully manage the combined enterprise on a profitable basis.
   The Partnership is managed by the senior executives who managed Coast prior to the IPO, and such executives have been involved with the operations of Synergy and Empire Energy only since December 17, 1996.
   The historical financial results of the Partnership include periods when the Combined Operations were not under common control and management and, therefore, may not be indicative of the Partnership's future financial and operating results. The inability of the Partnership to integrate successfully the Combined Operations could have a material adverse effect on the Partnership's business, financial condition and results of operations.

        THE PARTNERSHIP'S INDEBTEDNESS MAY LIMIT THE PARTNERSHIP'S
        ABILITY TO MAKE DISTRIBUTIONS AND MAY AFFECT ITS OPERATIONS

        At March 31, 1997, the Partnership's total indebtedness as a percentage of its total capitalization was approximately 48.1%. As a result, the Partnership is significantly leveraged and has indebtedness that is substantial in relation to its partners' capital.
   As of March 31, 1997, the Partnership had approximately $125.0 million of unused borrowing capacity under the Bank Credit Facility. Future borrowings could result in a significant increase in the Partnership's leverage. The ability of the Partnership to make principal and interest payments depends on future performance, which performance is subject to many factors, a number of which will be outside the Partnership's control. The Notes and the Bank Credit Facility contain provisions relating to change of control. If such change of control provisions are triggered, such outstanding indebtedness may become due. In such event, there is no assurance that the Partnership would be able to pay the indebtedness. There is no restriction on the ability of the Managing General Partner or Northwestern Growth to enter into a transaction which would trigger such change of control provisions. The Notes and the Bank Credit Facility contain restrictive covenants that limit the ability of the Operating
   Partnership to distribute cash and to incur additional indebtedness.
   The payment of principal and interest on such indebtedness and the reserves required by the terms of the Partnership's indebtedness for the future payment thereof will reduce the cash available to make distributions on the Units. The Partnership's leverage may adversely affect the ability of the Partnership to finance its future operations and capital needs, limit its ability to pursue acquisitions and other business opportunities and make its results of operations more susceptible to adverse economic or operating conditions. See
   "Management's Discussion and Analysis of Financial Condition and
   Results of Operations - The Partnership - Financing and Sources of
   Liquidity."

        COST REIMBURSEMENTS AND FEES DUE TO THE MANAGING GENERAL PARTNER
        MAY BE SUBSTANTIAL

        Prior to making any distribution on the Common Units, the Partnership will reimburse the Managing General Partner and its affiliates at cost for all expenses incurred on behalf of the Partnership. On a pro forma basis, approximately $48.0 million of expenses (primarily wages and salaries) would have been reimbursed by the Partnership to the Managing General Partner in fiscal 1996. In addition, the Managing General Partner and its affiliates may provide services to the Partnership for which the Partnership will be charged reasonable fees as determined by the Managing General Partner. The reimbursement of such expenses and the payment of any such fees could adversely affect the ability of the Partnership to make distributions.


        UNITHOLDERS HAVE CERTAIN LIMITS ON THEIR VOTING RIGHTS; THE
        MANAGING GENERAL PARTNER MANAGES AND OPERATES THE PARTNERSHIP

        The Managing General Partner manages and operates the Partnership. Unlike the holders of common stock in a corporation, holders of Common Units have only limited voting rights on matters affecting the Partnership's business. Holders of Common Units have no right to elect the Managing General Partner on an annual or other continuing basis, and the Managing General Partner may not be removed except pursuant to the vote of the holders of at least 66-2/3% of the outstanding Units (including Units owned by the General Partners and their affiliates) and upon the election of a successor general partner by the vote of the holders of not less than a majority of the Outstanding Units. The ownership of the Subordinated Units by the Managing General Partner and its affiliates effectively gives the Managing General Partner the ability to prevent its removal. As a result, holders of Common Units will have limited influence on matters affecting the operation of the Partnership, and third parties may find it difficult to attempt to gain control, or influence the activities, of the Partnership. See "The Partnership Agreement."

        THE PARTNERSHIP MAY ISSUE ADDITIONAL COMMON UNITS THEREBY
        DILUTING EXISTING UNITHOLDERS' INTERESTS

        The Partnership has the authority under the Partnership Agreement to issue an unlimited number of additional Common Units or other equity securities for such consideration and on such terms and conditions as are established by the Managing General Partner, in its sole discretion without the approval of the Unitholders. During the Subordination Period, however, the Partnership may not issue equity securities ranking prior or senior to the Common Units or an aggregate of more than 4,270,000 additional Common Units (excluding Common Units issued upon conversion of Subordinated Units, pursuant to employee benefit plans or in connection with certain acquisitions (such as the Common Units offered hereby) or capital improvements or the repayment of certain indebtedness) or an equivalent number of securities ranking on a parity with the Common Units without the approval of holders of a Unit Majority. After the end of the Subordination Period, the Partnership may issue an unlimited number of limited partner interests of any type without the approval of the Unitholders. The Partnership
   Agreement does not give the holders of Common Units the right to approve the issuance by the Partnership of equity securities ranking junior to the Common Units at any time. Based on the circumstances of each case, the issuance of additional Common Units or securities ranking on a parity with the Common Units may dilute the value of the interests of the then-existing holders of Common Units in the net assets of the Partnership, dilute the interests of holders of Common
   Units in distributions by the Partnership or make it more difficult for a person or group to remove the Managing General Partner or otherwise change the management of the Partnership.

        If some or all of the Subordinated Units are converted into Common Units, the amount of Available Cash necessary to pay the Minimum Quarterly Distribution with respect to all of the Common Units would be increased proportionately, thereby resulting in a dilution of the interests of existing Common Unitholders in distributions by the Partnership.

        CHANGE OF MANAGEMENT PROVISIONS

        The ownership of Subordinated Units by the Managing General
   Partner and its affiliates effectively preclude the removal of the Managing General Partner without its consent. In addition, the Partnership Agreement contains certain provisions that may have the effect of discouraging a person or group from attempting to remove the Managing General Partner of the Partnership or otherwise change the management of the Partnership. If the Managing General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the Managing General
   Partner and its affiliates are not voted in favor of such removal,
   (i) the Subordination Period will end and all outstanding Subordinated
   Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partners will have the right to convert their general partner interests (and their rights to receive Incentive
   Distributions) into Common Units or to receive cash in exchange for such interests. Further, if any person or group (other than the Managing General Partner or its affiliates) acquires beneficial ownership of 20% or more of any class of Units then outstanding, such person or group will lose voting rights with respect to all of its Units. In addition, the Partnership has substantial latitude in issuing equity securities without Unitholder approval. The
   Partnership Agreement also contains provisions limiting the ability of Unitholders to call meetings of Unitholders or to acquire information about the Partnership's operations as well as other provisions limiting the Unitholders' ability to influence the manner or direction of management. The effect of these provisions may be to diminish the price at which the Common Units trade under certain circumstances.
   See "The Partnership Agreement - Withdrawal or Removal of the General
   Partners."

        THE MANAGING GENERAL PARTNER WILL HAVE A LIMITED CALL RIGHT WITH
        RESPECT TO THE LIMITED PARTNER INTERESTS

        If at any time less than 20% of the then-issued and outstanding limited partner interests of any class (including Common Units) are held by persons other than the Managing General Partner and its affiliates, the Managing General Partner will have the right, which it may assign to any of its affiliates or the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons at a price generally equal to the then-current market price of limited partner interests of such class. As a consequence, a holder of Common Units may be required to sell his Common Units at a time when he may not desire to sell them or at a price that is less than the price he would desire to receive upon such sale. See "The Partnership Agreement - Limited Call
   Right."

        UNITHOLDERS MAY NOT HAVE LIMITED LIABILITY IN CERTAIN
        CIRCUMSTANCES; LIABILITY FOR RETURN OF CERTAIN DISTRIBUTIONS

        The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the Unitholders as a group to remove or replace the General Partners, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted participation in the "control" of the Partnership's business, then the Unitholders could be held liable in certain circumstances for the Partnership's obligations to the same extent as a general partner. In addition, under certain circumstances a Unitholder may be liable to the Partnership for the amount of a distribution for a period of three years from the date of the distribution. See "The Partnership Agreement - Limited Liability" for a discussion of the limitations on liability and the implications thereof to a Unitholder.

        HOLDERS OF COMMON UNITS HAVE NOT BEEN REPRESENTED BY COUNSEL

        The holders of the Common Units were not represented by counsel in connection with the preparation of the Partnership Agreement or the other agreements referred to herein.

   CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

        Conflicts of interest could arise as a result of the relationships between the Partnership, on the one hand, and the General Partners and their affiliates, on the other. The directors and officers of the Managing General Partner have fiduciary duties to manage the Managing General Partner in a manner beneficial to its stockholder. At the same time, the Managing General Partner has fiduciary duties to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The duties of the Managing
   General Partner, as managing general partner, to the Partnership and the Unitholders, therefore, may come into conflict with the duties of management of the Managing General Partner to its stockholder.

        Conflicts of interest might arise with respect to the following matters, among others:

             (i) Decisions of the Managing General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and reserves in any quarter will affect whether, or the extent to which, there is sufficient
        Available Cash from Operating Surplus to meet the Minimum
        Quarterly Distribution and Target Distribution Levels on all
        Units in a given quarter.  In addition, actions by the Managing
        General Partner may have the effect of enabling the General
        Partners to receive distributions on the Subordinated Units or Incentive Distributions or hastening the expiration of the Subordination Period or the conversion of Subordinated Units into Common Units.

             (ii) The Partnership does not have any employees and relies solely on employees of the Managing General Partner and its affiliates.

             (iii) Under the terms of the Partnership Agreement, the Partnership reimburses the Managing General Partner and its affiliates for costs incurred in managing and operating the


        Partnership, including costs incurred in rendering corporate staff and support services to the Partnership.

             (iv) The terms of the New Acquisition Incentive Plan
        (described below under "Management - Executive Compensation -
        Incentive Plans") could give the senior executives of the Managing General Partner an incentive to cause the Partnership to acquire additional propane operations without regard to whether the operations would prove beneficial to the Partnership and may present the senior executives of the Managing General Partner with a conflict of interest in negotiating the acquisition price on behalf of the Partnership.

             (v) Whenever possible, the Managing General Partner intends to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto to have no recourse against the General
        Partners or their assets.

             (vi) Any agreements between the Partnership and the Managing
        General Partner and its affiliates will not grant to the holders of Common Units, separate and apart from the Partnership, the right to enforce the obligations of the Managing General Partner and such affiliates in favor of the Partnership. Therefore, the Managing General Partner, in its capacity as the managing general partner of the Partnership, will be primarily responsible for enforcing such obligations.

             (vii) Under the terms of the Partnership Agreement, the Managing General Partner is not restricted from causing the Partnership to pay the Managing General Partner or its affiliates for any services rendered on terms that are fair and reasonable to the Partnership or entering into additional contractual arrangements with any of such entities on behalf of the Partnership. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the Managing General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations.

             (viii) The Managing General Partner may exercise its right to call for and purchase Units as provided in the Partnership Agreement or assign such right to one of its affiliates or to the Partnership.

             (ix) The Partnership Agreement provides that the Managing
        General Partner is generally restricted from engaging in any business activities other than those incidental to its ownership of interests in the Partnership. Notwithstanding the foregoing, the Partnership Agreement permits affiliates of the Managing
        General Partner (including NPS, Northwestern Growth and the
        Special General Partner) to compete with the Partnership in the retail sale of propane in the continental United States only if
        (A) the Managing General Partner determines, in its reasonable judgment prior to the commencement of such activity, that it is not in the best interests of the Partnership to engage in such activity either (1) because of the financial commitments or operating characteristics associated with such activity, or
        (2) because such activity is not consistent with the Partnership's business strategy or cannot otherwise be integrated with the Partnership's operations on a basis beneficial to the Partnership; or (B) such activity is being undertaken as provided in a joint venture agreement or other agreement between the Partnership and an affiliate of the Managing General Partner and such joint venture or other agreement was determined at the time it was entered into to be fair to the Partnership in the reasonable judgment of the Managing General Partner. See
        "Conflicts of Interest and Fiduciary Responsibilities - Conflicts of Interest - The General Partners' Affiliates May Compete with the Partnership." In addition, affiliates of the Managing General
        Partner (including the Special General Partner) may compete with the Partnership in businesses other than the retail sale of propane in the continental United States. There can be no assurance that there will not be competition between the Partnership and affiliates of the Managing General Partner in the future.

             (x) The Partnership Agreement does not prohibit the Partnership from engaging in roll-up transactions. Were the Managing General Partner to cause the Partnership to engage in a roll-up transaction, there could be no assurance that such a transaction would not have a material adverse effect on a Unitholder's investment in the Partnership.

        Unless provided for otherwise in the partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The Partnership Agreement expressly permits the Managing General Partner to resolve conflicts of interest between itself or its affiliates, on the one hand, and the Partnership or the Unitholders, on the other, and to consider, in resolving such conflicts of interest, the interests of other parties in addition to the interests of the Unitholders. In addition, the Partnership
   Agreement provides that a purchaser of Common Units is deemed to have consented to certain conflicts of interest and actions of the Managing
   General Partner and its affiliates that might otherwise be prohibited, including those described in clauses (i)-(x) above, and to have agreed that such conflicts of interest and actions do not constitute a breach by the Managing General Partner of any duty stated or implied by law or equity. The Managing General Partner will not be in breach of its obligations under the Partnership Agreement or its duties to the


   Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership. The latitude given in the Partnership Agreement to the Managing General Partner in resolving conflicts of interest may significantly limit the ability of a Unitholder to challenge what might otherwise be a breach of fiduciary duty.

        The Partnership Agreement expressly limits the liability of the General Partners by providing that the General Partners, their affiliates and their officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the General
   Partners and such other persons acted in good faith. In addition, the Partnership is required to indemnify the General Partners, their affiliates and their respective officers, directors, employees, agents and trustees to the fullest extent permitted by law against liabilities, costs and expenses incurred by the General Partners or such other persons, if the General Partners or such persons acted in good faith and in a manner they reasonably believed to be in, or (in the case of a person other than a General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful.

        The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and the Managing
   General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict the fiduciary duties of the General Partners that would be in effect under common law were it not for the Partnership
   Agreement.  See "Conflicts of Interest and Fiduciary Responsibilities -
    Conflicts of Interest."

   TAX RISKS

        For a general discussion of the expected federal income tax consequences of owning and disposing of Common Units, see "Tax
   Considerations."

        TAX TREATMENT IS DEPENDENT ON PARTNERSHIP STATUS

        The availability to a Common Unitholder of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Assuming the accuracy of certain factual matters as to which the General Partners and the Partnership have made representations, Counsel is of the opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes. No ruling from the IRS as to classification has been or is expected to be requested. Instead, the Partnership intends to rely on such opinion of Counsel (which is not binding on the IRS). One of the representations of the Partnership on which the opinion of Counsel is based is that at least 90% of the Partnership's gross income for each taxable year in the future will be "qualifying income." Whether the Partnership will continue to be classified as a partnership in part depends, therefore, on the Partnership's ability to meet this qualifying income test in the future. See "Tax Considerations -
   Partnership Status."

        If the Partnership were classified as an association taxable as a corporation for federal income tax purposes, the Partnership would pay tax on its income at corporate rates (currently a 35% federal rate), distributions would generally be taxed again to the Unitholders as corporate distributions, and no income, gains, losses or deductions would flow through to the Unitholders.  Because a tax would be imposed upon the Partnership as an entity, the cash available for distribution to the holders of Common Units would be substantially reduced.
   Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the holders of Common Units and thus would likely result in a substantial reduction in the value of the Common Units.  See "Tax Considerations -
    Partnership Status."

        There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to entity-level taxation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement will be subject to change, including a decrease in the Minimum Quarterly Distribution and the Target Distribution
   Levels to reflect the impact of such law on the Partnership.  See
   "Cash Distribution Policy - Adjustment of Minimum Quarterly
   Distribution and Target Distribution Levels."

        NO IRS RULING WITH RESPECT TO TAX CONSEQUENCES

        No ruling has been requested from the IRS with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate
   "qualifying income" under Section 7704 of the Code or any other matter affecting the Partnership. Accordingly, the IRS may adopt positions that differ from Counsel's conclusions expressed herein. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of Counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. Any such contest with the IRS may materially and adversely impact the market for the Common Units and the prices at which Common Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by some or all of the Unitholders and the General
   Partners.

        CONSEQUENCES OF EXCHANGING PROPERTY FOR COMMON UNITS

        In general, no gain or loss will be recognized for federal income tax purposes by the Partnership or by a person (including any individual, partnership, S corporation or corporation taxed under Subchapter S of the Code) contributing property (including stock) to the Partnership in exchange for Common Units. If the Partnership assumes liabilities in connection with a contribution of assets in exchange for Common Units, however, taxable gain may be recognized by the contributing person in certain circumstances.

        TAX LIABILITY EXCEEDING CASH DISTRIBUTIONS

        A Unitholder will be required to pay federal income taxes and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership. There is no assurance that a Unitholder will receive cash distributions equal to his allocable share of taxable income from the Partnership or even the tax liability to him resulting from that income. Further, a holder of Common Units may incur a tax liability, in excess of the amount of cash received, upon the sale of his Common Units. See "Tax Considerations - Tax
   Consequences of Unit Ownership" and "- Disposition of Common Units."

        OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN
        OTHER INVESTORS

        Investment in Common Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, virtually all of the taxable income derived by most organizations exempt from federal income tax
   (including IRAs and other retirement plans) from the ownership of Common Units will be unrelated business taxable income and thus will be taxable to such a Unitholder. See "Tax Considerations - Uniformity of Units - Tax-Exempt Organizations and Certain Other Investors."

        DEDUCTIBILITY OF LOSSES

        In the case of taxpayers subject to the passive loss rules (generally, individuals and closely held corporations), losses generated by the Partnership will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Passive losses which are not deductible because they exceed the Unitholder's income generated by the Partnership may be deducted in full when the Unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. Net passive income from the Partnership may be offset by unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Tax Considerations - Tax
   Consequences of Unit Ownership - Limitations on Deductibility of
   Partnership Losses."

        TAX SHELTER REGISTRATION; POTENTIAL IRS AUDIT

        The Partnership has registered with the Secretary of the Treasury as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. The rights of a Unitholder owning less than a 1% profits interest in the Partnership to participate in the income tax audit process are very limited. Further, any adjustments in the Partnership's tax returns will lead to adjustments in the Unitholders' tax returns and may lead to audits of Unitholders' tax returns and adjustments of items unrelated to the Partnership. Each Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholder's personal tax return.

        UNIFORMITY OF COMMON UNITS AND NONCONFORMING DEPRECIATION
        CONVENTIONS

        Because the Partnership cannot match transferors and transferees of Common Units, uniformity of the economic and tax characteristics of the Common Units to a purchaser of Common Units must be maintained.
   To maintain uniformity and for other reasons, the Partnership will adopt certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury
   Regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of Common Units and could have a negative impact on the value of the Common Units. See "Tax Considerations - Uniformity of
   Units."

        STATE, LOCAL AND OTHER TAX CONSIDERATIONS

        In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which the Partnership does business or owns property. A Unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which the Partnership does business or owns property and may be subject to penalties for failure to comply with those requirements. The
   Partnership currently owns property and conducts business in the following states which currently impose a personal income tax:
   Alabama, Arkansas, California, Georgia,  Illinois, Indiana, Kentucky,
   Maryland, Mississippi, Missouri, New Hampshire, New Jersey, New
   Mexico, New York, North Carolina, Ohio, Oklahoma, South Carolina,
   Tennessee, Utah, Vermont and Virginia. It is the responsibility of each Unitholder to file all United States federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership. See "Tax Considerations - State, Local and Other Tax Considerations."

        DISPOSITION OF COMMON UNITS

        A Unitholder who sells Common Units will recognize gain or loss equal to the difference between the amount realized (including his share of Partnership nonrecourse liabilities) and his adjusted tax basis in such Common Units. Thus, prior Partnership distributions in excess of cumulative net taxable income in respect of a Common Unit which decreased a Unitholder's tax basis in such Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the Unitholder's tax basis in such Common Units, even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income.
   Furthermore, should the IRS successfully contest certain conventions to be used by the Partnership, a Unitholder could realize more gain on the sale of Units than would be the case under such conventions without the benefit of decreased income in prior years.

        PARTNERSHIP TAX INFORMATION AND AUDITS

        The Partnership will furnish each holder of Common Units with a Schedule K-1 that sets forth his allocable share of income, gains, losses and deductions. In preparing these schedules, the Partnership will use various accounting and reporting conventions and adopt various depreciation and amortization methods. There is no assurance that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, the Partnership's tax return may be audited, and any such audit could result in an audit of a partner's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.


                      THE IPO AND RELATED TRANSACTIONS

        On December 17, 1996, the Partnership consummated the IPO, issuing 9,821,000 Common Units (including 1,281,000 Common Units issued pursuant to the underwriters' over-allotment option that was exercised in full), and received gross proceeds of $206.2 million. In addition, the Operating Partnership issued $220.0 million aggregate principal amount of Notes to certain institutional investors in the Note Placement.

        Immediately prior to the closing of the IPO, Synergy, Empire
   Energy, Myers and Coast entered into a series of transactions which resulted in the Combined Operations being owned by the General
   Partners. Concurrently with the IPO closing, the General Partners contributed, or caused to be contributed, the Combined Operations to the Operating Partnership in exchange for all of the interests in the Operating Partnership, and the Operating Partnership assumed substantially all of the liabilities associated with the Combined
   Operations. Immediately after such contributions, all of the limited partner interests in the Operating Partnership were conveyed to the Partnership in exchange for interests in the Partnership. In addition, the Operating Partnership contributed the portion of the Combined Operations utilized in the parts and appliance sales and service businesses to its corporate subsidiary. As a result of such transactions, the General Partners own an aggregate of 6,597,619
   Subordinated Units, representing an aggregate 39.4% limited partner interest in the Partnership, an aggregate 2% general partner interest in the Partnership and the right to receive Incentive Distributions.

        Concurrently with the closing of the IPO, the Operating
   Partnership entered into the Bank Credit Facility, which included the $50.0 million Working Capital Facility to be used for working capital and other general partnership purposes, and the $75.0 million
   Acquisition Facility to be used for acquisitions and capital improvements. For additional information regarding the terms of the Notes and the Bank Credit Facility, see "Management's Discussion and
   Analysis of Financial Condition and Results of Operations - The
   Partnership - Financing and Sources of Liquidity."


                               USE OF PROCEEDS

        The Common Units offered hereby may be issued from time to time by the Partnership in connection with the Partnership's acquisition of other businesses, properties or securities in business combination transactions. See "Plan of Distribution." The Partnership is from time to time engaged in ongoing discussions with respect to acquisitions, and expects to continue to pursue such acquisition opportunities actively. As of the date of this Prospectus, the Partnership does not have any agreements with respect to any material acquisitions but is involved in ongoing discussions with several companies and is continuing to assess these and other acquisition opportunities.



                               CAPITALIZATION

        The following table sets forth the capitalization of the Partnership at March 31, 1997. The table should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus.

                                                        MARCH 31,
                                                           1997
                                                      -------------
                                                            -
                                                      (IN THOUSANDS
                                                       OF DOLLARS)

    Short-term indebtedness, including current        $      5,406
      portion of long-term indebtedness . . . . . . .
    Long-term debt  . . . . . . . . . . . . . . . . .      224,135
                                                           -------

    Total indebtedness  . . . . . . . . . . . . . . .      229,541
                                                           -------

    Partners' capital:
    Common Unitholders  . . . . . . . . . . . . . . .      143,232
    Subordinated Unitholders  . . . . . . . . . . . .       99,351
    General Partners  . . . . . . . . . . . . . . . .        5,050
                                                           -------

    Total partners' capital . . . . . . . . . . . . .      247,633
                                                           -------

    Total capitalization  . . . . . . . . . . . . . .      477,174
                                                           =======

                         PRICE RANGE OF COMMON UNITS

        The Common Units began trading on the NYSE on December 12, 1996 under the trading symbol "CNO." Trading price data as reported by the NYSE for each of the quarters indicated are as follows:

                                                     HIGH        LOW
                                                     ----        ----
    1996

    Fourth Quarter (from December 12, 1996) . . .  $21-1/2     $ 21

    1997

    First Quarter . . . . . . . . . . . . . . . .   22-3/8       20-7/8
    Second Quarter  . . . . . . . . . . . . . . .   22-1/8       19-3/4
                                                    ------       ------
    Third Quarter (through August 27, 1997) . . .   23-9/16      21-1/16
                                                    -------      -------

        For a recent sale price of the Common Units, please see the cover page of this Prospectus. The Common Units were held by approximately 12,000 holders as of June 30, 1997.

        The Partnership expects to make distributions of all Available Cash within 45 days after the end of each of quarter to holders of record on the applicable record date.

        For a description of certain limitations on the Partnership's ability to make distributions to its partners, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-The Partnership-Financing and Sources of Liquidity."

                          CASH DISTRIBUTION POLICY

   GENERAL

        The Partnership will distribute to its partners, on a quarterly basis, all of its Available Cash in the manner described herein. Available Cash is defined in the Glossary and generally means, with respect to any quarter of the Partnership, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Managing General Partner to (i) provide for the proper conduct of the Partnership's business, (ii) comply with applicable law or any Partnership debt instrument or other agreement, or (iii) provide funds for distributions to Unitholders and the General Partners in respect of any one or more of the next four quarters.

        Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed to Unitholders relative to the General
   Partners, and under certain circumstances it determines whether holders of Subordinated Units receive any distributions. See "-
    Quarterly Distributions of Available Cash."

        Operating Surplus is defined in the Glossary and refers generally to (i) the cash balance of the Partnership on the date the Partnership commenced operations, plus $25.0 million, plus all cash receipts of the Partnership from its operations since the closing of the Transactions, less (ii) all Partnership operating expenses, debt service payments (including reserves therefor but not including payments required in connection with the sale of assets or any refinancing with the proceeds of new indebtedness or an equity offering), maintenance capital expenditures and reserves established for future Partnership operations, in each case since the closing of the Transactions.

        Capital Surplus is also defined in the Glossary and will generally be generated only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets all as disposed of in the ordinary course of business).

        To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is from Operating Surplus or from Capital Surplus, all Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any Available Cash in excess of such amount (irrespective of its source) will be deemed to be from Capital Surplus and distributed accordingly.

        If Available Cash from Capital Surplus is distributed in respect of each Common Unit in an aggregate amount per Common Unit equal to $21.00 per Common Unit (the "Initial Unit Price"), plus any Common Unit Arrearages, the distinction between Operating Surplus and Capital Surplus will cease, and all distributions of Available Cash will be treated as if they were from Operating Surplus. The Partnership does not anticipate that there will be significant distributions from Capital Surplus.

        The Subordinated Units are a separate class of interests in the Partnership, and the rights of holders of such interests to participate in distributions to partners differ from the rights of the holders of Common Units. For any given quarter, any Available Cash will be distributed to the General Partners and to the holders of Common Units, and may also be distributed to the holders of Subordinated Units depending upon the amount of Available Cash for the quarter, the amount of Common Unit Arrearages, if any, and other factors discussed below.

        The Incentive Distributions represent the right to receive an increasing percentage of quarterly distributions of Available Cash from Operating Surplus after the Target Distribution Levels have been achieved. The Target Distribution Levels are based on the amounts of Available Cash from Operating Surplus distributed in excess of the payments made with respect to the Minimum Quarterly Distribution and Common Unit Arrearages, if any, and the related 2% distribution to the General Partners.

        Subject to the limitations described under "The Partnership Agreement - Issuance of Additional Securities," the Partnership has the authority to issue additional Common Units or other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the Managing General Partner in its sole discretion and without the approval of the Unitholders. It is possible that the Partnership will fund acquisitions of other propane businesses through the issuance of additional Common Units or other equity securities of the Partnership. Holders of any additional Common Units issued by the Partnership will be entitled to share equally with the then-existing holders of Common Units in distributions of Available Cash by the Partnership. In addition, the issuance of additional Partnership Interests may dilute the value of the interests of the then-existing holders of Common Units in the net assets of the Partnership. The General Partners will be required to make an additional capital contribution to the Partnership or the Operating Partnership in connection with the issuance of additional Partnership Interests.

        The discussion in the sections below indicates the percentages of cash distributions required to be made to the General Partners and the holders of Common Units and the circumstances under which holders of Subordinated Units are entitled to cash distributions and the amounts thereof. Distributions and allocations to the General Partners will be made pro rata in accordance with their respective general partner interests. For a discussion of Available Cash from Operating Surplus available for distributions with respect to the Common Units on a pro forma basis, see "Cash Available for Distribution."

   QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

        The Partnership will make distributions to its partners with respect to each quarter of the Partnership prior to its liquidation in an amount equal to 100% of its Available Cash for such quarter. The Partnership expects to make distributions of all Available Cash within 45 days after the end of each quarter to holders of record on the applicable record date. The Minimum Quarterly Distribution and the Target Distribution Levels are also subject to certain other adjustments as described below under "- Distributions from Capital Surplus" and "- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

        With respect to each quarter during the Subordination Period, to the extent there is sufficient Available Cash, the holders of Common Units will have the right to receive the Minimum Quarterly Distribution, plus any Common Unit Arrearages, prior to any distribution of Available Cash to the holders of Subordinated Units. This subordination feature will enhance the Partnership's ability to distribute the Minimum Quarterly Distribution on the Common Units during the Subordination Period. There is no guarantee, however, that the Minimum Quarterly Distribution will be made on the Common Units. Upon expiration of the Subordination Period, all Subordinated Units will be converted on a one-for-one basis into Common Units and will participate pro rata with all other Common Units in future distributions of Available Cash. Under certain circumstances, up to 3,298,810 Subordinated Units may convert into Common Units prior to the expiration of the Subordination Period. Common Units will not accrue arrearages with respect to distributions for any quarter after the Subordination Period and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

   DISTRIBUTIONS FROM OPERATING SURPLUS DURING SUBORDINATION PERIOD

        The Subordination Period will generally extend until the first day of any quarter beginning after December 31, 2001 in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interests in the Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages.
        Prior to the end of the Subordination Period, a portion of the Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the record date established for the distribution in respect of any quarter ending on or after (a)
   December 31, 1999 with respect to one-quarter of the Subordinated Units (1,649,405 Subordinated Units) and (b) December 31, 2000 with respect to one-quarter of the Subordinated Units (1,649,405 Subordinated Units) in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the two consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interests in the Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages; provided, however, that the early conversion of the second one-quarter of Subordinated Units may not occur until at least one year following the early conversion of the first one-quarter of Subordinated Units.

        Upon expiration of the Subordination Period, all remaining Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate, pro rata, with the other Common Units in distributions of Available Cash. In addition, if the Managing General Partner is removed as managing general partner of the Partnership under circumstances where Cause does not exist and Units held by the Managing General Partner and its affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partners will have the right to convert their general partner interests (and the rights of each of them to receive Incentive Distributions) into Common Units or to receive cash in exchange for such interests.

        "Adjusted Operating Surplus" for any period generally means Operating Surplus generated during such period, less (a) any net increase in working capital borrowings during such period and (b) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period; and plus (x) any net decrease in working capital borrowings during such period and (y) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Operating Surplus generated during a period is equal to the difference between (i) the Operating Surplus determined at the end of such period and (ii) the Operating Surplus determined at the beginning of such period.

        Distributions by the Partnership of Available Cash from Operating Surplus with respect to any quarter during the Subordination Period will be made in the following manner:

             FIRST, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, until there has been distributed in respect of each outstanding Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

             SECOND, 98% to the Common Unitholders, pro rata, and 2% to the General Partners, until there has been distributed in respect of each outstanding Common Unit an amount equal to any Common Unit Arrearages accrued and unpaid with respect to any prior quarters during the Subordination Period;

             THIRD, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partners, until there has been distributed in respect of each outstanding Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

             THEREAFTER, in the manner described in "- Incentive
        Distributions - Hypothetical Annualized Yield" below.

        The above references to the 2% of Available Cash from Operating Surplus distributed to the General Partners are references to the amount of the percentage interest in distributions from the Partnership and the Operating Partnership of the General Partners on a combined basis (exclusive of their interest as holders of the Subordinated Units). The General Partners own a combined 1% general partner interest in the Partnership and a combined 1.0101% general partner interest in the Operating Partnership. Other references in this Prospectus to the General Partners' 2% interest or to distributions of 2% of Available Cash are also references to the amount of the combined percentage interest in the Partnership and the Operating Partnership of the General Partners (exclusive of their interest as holders of the Subordinated Units). With respect to any Common Unit, the term "Common Unit Arrearages" refers to the amount by which the Minimum Quarterly Distribution in any quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for such quarter on a Common Unit, cumulative for such quarter and all prior quarters during the Subordination Period. Common Unit Arrearages will not accrue interest.

   DISTRIBUTIONS FROM OPERATING SURPLUS AFTER SUBORDINATION PERIOD

        Distributions by the Partnership of Available Cash from Operating Surplus with respect to any quarter after the Subordination Period will be made in the following manner:

             FIRST, 98% to all Unitholders, pro rata, and 2% to the General Partners, until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

             THEREAFTER, in the manner described in "- Incentive
        Distributions - Hypothetical Annualized Yield" below.

   INCENTIVE DISTRIBUTIONS-HYPOTHETICAL ANNUALIZED YIELD

        For any quarter for which Available Cash from Operating Surplus is distributed to the Common and Subordinated Unitholders in an amount equal to the Minimum Quarterly Distribution on all Units and to the Common Unitholders in an amount equal to any unpaid Common Unit Arrearages, then any additional Available Cash from Operating Surplus in respect of such quarter will be distributed among the Unitholders and the General Partners in the following manner:

             FIRST, 98% to all Unitholders, pro rata, and 2% to the General Partners, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.594 for such quarter in respect of each outstanding Unit (the "First Target
        Distribution");

             SECOND, 85% to all Unitholders, pro rata, and 15% to the General Partners, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.700 for such quarter in respect of each outstanding Unit (the "Second Target
        Distribution");

             THIRD, 75% to all Unitholders, pro rata, and 25% to the General Partners, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate Common Unit Arrearages) a total of $0.900 for such quarter in respect of each outstanding Unit (the "Third Target
        Distribution"); and

             THEREAFTER, 50% to all Unitholders, pro rata, and 50% to the General Partners.

   The distributions to the General Partners set forth above (other than in their capacity as holders of the Subordinated Units) that are in excess of their aggregate 2% general partner interest represent the Incentive Distributions. The right to receive Incentive Distributions is not part of the general partner interest and may be transferred separately from such interests. See "The Partnership Agreement-Transfer of General Partners' Interests and Incentive Distribution Rights."

        The following table illustrates the percentage allocation of the additional Available Cash from Operating Surplus between the Unitholders and the General Partners up to the various Target Distribution Levels and a hypothetical annualized percentage yield to be realized by a Unitholder at each Target Distribution Level. For purposes of the following table, the annualized percentage yield is calculated on a pretax basis assuming that (i) the Common Unit was issued for a capital contribution of $21.00 per Common Unit (equal to the initial public offering price) and (ii) the Partnership distributed each quarter during the first year following the investment the amount set forth under the column "Total Quarterly Distribution Target Amount." The calculations are also based on the assumption that the quarterly distribution amounts shown do not include any Common Unit Arrearages. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the General Partners and the Unitholders in any Available Cash from Operating Surplus distributed up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until Available Cash distributed reaches the next Target Distribution Level, if any. The percentage interests shown for the Unitholders and the General Partners for the Minimum Quarterly Distribution are also applicable to quarterly distribution amounts that are less than the Minimum Quarterly Distribution.

                                                                                             MARGINAL PERCENTAGE
                                                                                                 INTEREST IN
                                                                                                DISTRIBUTIONS
                                                                                             -------------------
                                                   TOTAL QUARTERLY
                                                 DISTRIBUTION TARGET       HYPOTHETICAL                   GENERAL
                                                        AMOUNT           ANNUALIZED YIELD  UNITHOLDERS    PARTNERS
                                                ---------------------    ----------------  -----------    --------
      Minimum Quarterly Distribution  . . . .           $0.540               10.286%            98%           2%
      First Target Distribution . . . . . . .           $0.594               11.314%            98%           2%
      Second Target Distribution  . . . . . .           $0.700               13.333%            85%          15%
      Third Target Distribution . . . . . . .           $0.900               17.143%            75%          25%
      Thereafter  . . . . . . . . . . . . . .        above $0.900         above 17.143%         50%          50%


     DISTRIBUTIONS FROM CAPITAL SURPLUS

        Distributions by the Partnership of Available Cash from Capital Surplus will be made in the following manner:

             FIRST, 98% to all Unitholders, pro rata, and 2% to the General Partners, until the Partnership has distributed, in respect of each outstanding Common Unit issued in the IPO, with the Available Cash from Capital Surplus in an aggregate amount per Common Unit equal to the Initial Unit Price;

             SECOND, 98% to the holders of Common Units, pro rata, and 2% to the General Partners, until the Partnership has distributed, in respect of each outstanding Common Unit, Available Cash from

        Capital Surplus in an aggregate amount equal to any unpaid Common Unit Arrearages with respect to such Common Unit; and

             THEREAFTER, all distributions of Available Cash from Capital Surplus will be distributed as if they were from Operating Surplus.

        As a distribution of Available Cash from Capital Surplus is made, it is treated as if it were a repayment of the Initial Unit Price with respect to Common Units issued in the IPO. To reflect such repayment, the Minimum Quarterly Distribution and the Target Distribution Levels will be adjusted downward by multiplying each such amount by a fraction, the numerator of which is the Unrecovered Capital of the Common Units immediately after giving effect to such repayment and the denominator of which is the Unrecovered Capital of the Common Units immediately prior to such repayment. This adjustment to the Minimum Quarterly Distribution may make it more likely that Subordinated Units will be converted into Common Units (whether pursuant to the termination of the Subordination Period or to the provisions permitting early conversion of some Subordinated Units) and may accelerate the dates at which such conversions occur.

        When "payback" of the Initial Unit Price has occurred, i.e., when the Unrecovered Capital of the Common Units is zero (and any accrued Common Unit Arrearages have been paid), then in effect the Minimum Quarterly Distribution and each of the Target Distribution Levels will have been reduced to zero for subsequent quarters. Thereafter, all distributions of Available Cash from all sources will be treated as if they were from Operating Surplus. Because the Minimum Quarterly Distribution and the Target Distribution Levels will have been reduced to zero, the General Partners will be entitled thereafter to receive 50% of all distributions of Available Cash in their capacities as General Partners and as holders of the Incentive Distribution Rights (in addition to any distributions to which they may be entitled as holders of Units).

        Distributions of Available Cash from Capital Surplus will not reduce the Minimum Quarterly Distribution or Target Distribution Levels for the quarter with respect to which they are distributed.

   ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION
   LEVELS

        In addition to reductions of the Minimum Quarterly Distribution and Target Distribution Levels made upon a distribution of Available Cash from Capital Surplus, the Minimum Quarterly Distribution, the Target Distribution Levels, the Unrecovered Capital, the number of additional Common Units issuable during the Subordination Period without a Unitholder vote, the number of Common Units issuable upon conversion of the Subordinated Units and other amounts calculated on a per Unit basis will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of Common

   Units (whether effected by a distribution payable in Common Units or otherwise), but not by reason of the issuance of additional Common Units for cash or property. For example, in the event of a two-for-one split of the Common Units (assuming no prior adjustments), the Minimum Quarterly Distribution, each of the Target Distribution Levels and the Unrecovered Capital of the Common Units would each be reduced to 50% of its initial level.

        The Minimum Quarterly Distribution and the Target Distribution Levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority in a manner that causes the Partnership to become taxable as a corporation or otherwise subjects the Partnership to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and the Target Distribution Levels would be reduced to an amount equal to the product of (i) the Minimum Quarterly Distribution and each of the Target Distribution Levels, respectively, multiplied by (ii) one minus the sum of (x) the maximum effective federal income tax rate to which the Partnership is then subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Partnership is subject as an entity for the taxable year in which such event occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the Target Distribution Levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

   DISTRIBUTIONS OF CASH UPON LIQUIDATION

        Following the commencement of the dissolution and liquidation of the Partnership, assets will be sold or otherwise disposed of from time to time and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Partnership in the order of priority provided in the Partnership Agreement and by law and, thereafter, be distributed to the Unitholders and the General Partners in accordance with their respective capital account balances as so adjusted.

        Partners are entitled to liquidating distributions in accordance with capital account balances. The allocations of gains and losses upon liquidation are intended, to the extent possible, to entitle the holders of outstanding Common Units to a preference over the holders of outstanding Subordinated Units upon the liquidation of the Partnership, to the extent required to permit Common Unitholders to receive their Unrecovered Capital plus any unpaid Common Unit

   Arrearages. Thus, net losses recognized upon liquidation of the Partnership will be allocated to the holders of the Subordinated Units to the extent of their capital account balances before any loss is allocated to the holders of the Common Units, and net gains recognized upon liquidation will be allocated first to restore negative balances in the capital account of the General Partners and any Unitholders and then to the Common Unitholders until their capital account balances equal their Unrecovered Capital plus unpaid Common Unit Arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of the Partnership to enable the holders of Common Units to fully recover all of such amounts, even though there may be cash available for distribution to the holders of Subordinated Units.

        The manner of such adjustment is as provided in the Partnership Agreement, which is an exhibit to the Registration Statement of which this Prospectus is a part. If the liquidation of the Partnership occurs before the end of the Subordination Period, any net gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

             FIRST, to the General Partners and the holders of Units having negative balances in their capital accounts to the extent of and in proportion to such negative balances;

             SECOND, 98% to the holders of Common Units, pro rata, and 2% to the General Partners, until the capital account for each Common Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Common Unit, (ii) the amount of the Minimum Quarterly Distribution for the quarter during which liquidation of the Partnership occurs and (iii) any unpaid Common Unit Arrearages in respect of such Common Unit;

             THIRD, 98% to the holders of Subordinated Units, pro rata, and 2% to the General Partners, until the capital account for each Subordinated Unit is equal to the sum of (i) the Unrecovered Capital in respect of such Subordinated Unit and (ii) the amount of the Minimum Quarterly Distribution for the quarter during which the liquidation of the Partnership occurs;

             FOURTH, 98% to all Unitholders, pro rata, and 2% to the General Partners, until there has been allocated under this paragraph FOURTH an amount per Unit equal to (a) the sum of the excess of the First Target Distribution per Unit over the Minimum Quarterly Distribution per Unit for each quarter of the Partnership's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Minimum Quarterly Distribution per Unit that were distributed 98% to the Unitholders, pro rata, and 2% to the General Partners for each quarter of the Partnership's existence;

             FIFTH, 85% to the Unitholders, pro rata, and 15% to the General Partners, until there has been allocated under this paragraph FIFTH an amount per Unit equal to (a) the sum of the excess of the Second Target Distribution per Unit over the First Target Distribution per Unit for each quarter of the Partnership's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution per Unit that were distributed 85% to the Unitholders, pro rata, and 15% to the General Partners for each quarter of the Partnership's existence;

             SIXTH, 75% to all Unitholders, pro rata, and 25% to the General Partners, until there has been allocated under this paragraph SIXTH an amount per Unit equal to (a) the sum of the excess of the Third Target Distribution per Unit over the Second Target Distribution per Unit for each quarter of the Partnership's existence, less (b) the cumulative amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution per Unit that were distributed 75% to the Unitholders, pro rata, and 25% to the General Partners for each quarter of the Partnership's existence; and

             THEREAFTER, 50% to all Unitholders, pro rata, and 50% to the General Partners.

        If the liquidation occurs after the Subordination Period, the distinction between Common Units and Subordinated Units will disappear, so that clauses (ii) and (iii) of paragraph SECOND above and all of paragraph THIRD above will no longer be applicable.

        Upon liquidation of the Partnership, any loss will generally be allocated to the General Partners and the Unitholders as follows:

             FIRST, 98% to holders of Subordinated Units in proportion to the positive balances in their respective capital accounts and 2% to the General Partners, until the capital accounts of the holders of the Subordinated Units have been reduced to zero;

             SECOND, 98% to the holders of Common Units in proportion to the positive balances in their respective capital accounts and 2% to the General Partners, until the capital accounts of the Common Unitholders have been reduced to zero; and

             THEREAFTER, 100% to the General Partners.

        If the liquidation occurs after the Subordination Period, the distinction between Common Units and Subordinated Units will disappear, so that all of paragraph FIRST above will no longer be applicable.

        Any allocation made to the General Partners herein shall be made to the General Partners pro rata in accordance with their respective general partner interests. In addition, interim adjustments to capital accounts will be made at the time the Partnership issues additional interests in the Partnership or makes distributions of property. Such adjustments will be based on the fair market value of the interests or the property distributed and any gain or loss resulting therefrom will be allocated to the Unitholders and the General Partners in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional interests in the Partnership, distributions of property by the Partnership, or upon liquidation of the Partnership, will be allocated in a manner which results, to the extent possible, in the capital account balances of the General Partners equaling the amount which would have been the General Partners' capital account balances if no prior positive adjustments to the capital accounts had been made.

                       CASH AVAILABLE FOR DISTRIBUTION

        The amount of Available Cash from Operating Surplus needed to distribute the Minimum Quarterly Distribution for four quarters on the Common Units and Subordinated Units outstanding as of the date of the Prospectus and on the aggregate 2% general partner interest of the General Partners is approximately $37.7 million ($22.7 million for the Common Units, $14.3 million for the Subordinated Units and $700,000 for the aggregate 2% general partner interest of the General Partners). The amount of pro forma Available Cash from Operating Surplus generated during fiscal 1996 was approximately $25.7 million. Such amount would have been sufficient to cover the full Minimum Quarterly Distribution for such fiscal year on all of the Common Units currently outstanding and the related distribution on the general partner interests, but would have been insufficient by approximately $12.0 million to cover the Minimum Quarterly Distribution on all Subordinated Units currently outstanding and the related distribution on the general partner interests. If effect were given to an additional $7.9 million of expense reductions which the Partnership believes are achievable upon consummation of the Transactions, pro forma Available Cash from Operating Surplus would have been approximately $33.5 million, which amount would have been insufficient by approximately $2.7 million to cover the Minimum Quarterly Distribution for fiscal 1996 on all Subordinated Units and the related distribution on the general partner interests. See Note 3 to the Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners, L.P., footnote (a) to the following table, "Risk Factors-Risks Inherent in an Investment in the Partnership-Partnership Profitability Will Depend on Successful Integration of the Combined Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   Pro forma Available Cash from Operating Surplus was calculated as follows:

                        PRO FORMA AVAILABLE CASH FROM OPERATING SURPLUS
                                           (IN THOUSANDS)


                                                                               FISCAL YEAR ENDED
                                                                                  JUNE 30, 1996
                                                                               -----------------
      Pro forma operating income(a) . . . . . . . . . . . . . . . . . . . .           $32,535
      Add: Pro forma depreciation and amortization  . . . . . . . . . . . .            14,500
                                                                                      -------
      Pro forma EBITDA(a)(b)  . . . . . . . . . . . . . . . . . . . . . . .            47,035
      Less: Pro forma interest expense  . . . . . . . . . . . . . . . . . .            17,865
                                                                                        3,500
        Pro forma capital expenditures - maintenance(c) . . . . . . . . . .           -------
      Pro forma Available Cash from Operating Surplus(a)(d) . . . . . . . .           $25,670
                                                                                      =======

     ___________________

   (a) The pro forma amounts of operating income, EBITDA and Available Cash from Operating Surplus do not reflect certain non-recurring expenses incurred by Empire Energy of approximately $4.3 million, propane acquisition and logistics costs savings of approximately $1.5 million and insurance savings of approximately $2.1 million that the Partnership believes are achievable as a result of the Transactions. If effect were given to such anticipated expense reductions, the following amounts would have been reflected:

        Pro forma operating income  . . . . . . . . . . .    $40,397
        Pro forma EBITDA  . . . . . . . . . . . . . . . .     54,897
        Pro forma Available Cash from Operating Surplus .     33,532

        See Note 3 to the Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners, L.P. and "Risk Factors - Risks Inherent in an Investment in the Partnership - Partnership Profitability Will Depend on Successful Integration of the Combined Operations."

   (b) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), and is not a measure of performance or financial condition under generally accepted accounting principles, but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution. Cash flows in accordance with generally accepted accounting principles consist of cash flows from operating, investing and financing activities. Cash flows from operating activities reflect net income (loss)(including charges for interest and income taxes not reflected in EBITDA), adjusted for
        (i) all non-cash charges or income (which are reflected in EBITDA) and (ii) changes in operating assets and liabilities (which are not reflected in EBITDA). Further, cash flows from investing and financing activities are not included in EBITDA.

        For a discussion of the operating performance and cash flows provided by (used in) operating, investing and financing activities of the companies that comprise the Combined Operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   (c) Based upon historical maintenance capital expenditures for the Combined Operations for fiscal 1996.

   (d) Available Cash from Operating Surplus generated during a specified period refers generally to (i) all cash receipts of the Partnership from its operations generated during such period, less (ii) all Partnership operating expenses, debt service payments (including any increases in reserves therefor but not including amounts paid from any reduction in reserves, or payments required in connection with the sale of assets, or any refinancing with the proceeds of new indebtedness or an equity offering) and maintenance capital expenditures, in each case during such period. For a complete definition of Operating Surplus, see the Glossary.

        The amount of pro forma Available Cash from Operating Surplus for fiscal 1996 set forth above was derived from the pro forma financial statements of the Partnership. The pro forma adjustments are based upon currently available information and certain estimates and assumptions. The pro forma financial statements do not purport to present the results of operations of the Partnership had the Transactions actually been completed as of the dates indicated. Furthermore, the pro forma financial statements are based on accrual accounting concepts while Operating Surplus is defined in the Partnership Agreement on a cash accounting basis. As a consequence, the amount of pro forma Available Cash from Operating Surplus shown above should only be viewed as a general indication of the amount of Available Cash from Operating Surplus that might in fact have been generated by the Partnership had it been formed in earlier periods.

                             RECENT DEVELOPMENTS

        On August 4, 1997, the Partnership announced its preliminary results of operations for the quarter ended June 30, 1997, and the pro forma results of operations for the fiscal year ended June 30, 1997. The Partnership's condensed consolidated statements of operations for the quarter and pro forma years ended June 30, 1997 and 1996, and the consolidated balance sheet at June 30, 1997 are presented below. Figures are in thousands of dollars, except per unit and per gallon data.

                            CORNERSTONE PROPANE PARTNERS, L.P.

                             FINANCIAL RESULTS OF OPERATIONS

                                        (UNAUDITED)

                                               QUARTER ENDED JUNE 30,                      PRO FORMA FISCAL YEAR
                                                   (PRO FORMA)(A)                             ENDED JUNE 30,(A)

                                                   1997            1996                     1997            1996
                                                   ----            ----                     ----            ----
       Revenues                             $    128,694    $    143,313              $     664,197   $    595,790
       Cost of Sales                             105,933         119,673                    534,892        455,984
       Gross Profit                               22,761          23,640                    129,305        139,806
       Operating, SG&A Expenses                   22,055          24,576                     88,264         92,771
       EBITDA (b)                                    706         (   936)                    41,041         47,035
       Depreciation and Amortization               4,125           4,331                     15,073         14,500
       Net Income (Loss)                    $     (8,174)         (9,856)             $       7,644   $     14,570
       Weighted Average Units
         Outstanding                              16,531          16,513                     16,531         16,513
       Net Income (Loss) per Unit           $       (.49)   $     (  .60)             $         .46   $        .88
       EBITDA per Unit                      $        .04    $     (  .06)             $        2.48   $       2.85
       EBITDA per Retail Gallon             $        .02    $     (  .03)             $         .19   $        .20
       Retail Gallons Sold                        30,573          33,685                    213,700        235,000

   (a) Pro forma results for the year ended June 30, 1996 reflect certain adjustments as if the Partnership was formed at the beginning of the period reported.

   (b) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and it is not in accordance with nor superior to generally accepted accounting principles but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution ("MQD").

                     CORNERSTONE PROPANE PARTNERS, L.P.
                      BALANCE SHEET AS OF JUNE 30, 1997
                                 (UNAUDITED)
                                                                         JUNE 30,
                                                                           1997
                                                                         --------
       ASSETS
       Cash and cash equivalents                                   $    8,406
       Trade receivables                                               41,924
       Inventories                                                     17,338
       Prepayments and other current assets                             4,393
                                                                    ---------

         Total current assets                                          72,061
                                                                    ---------
       Property, plant and equipment, net of
         accumulated depreciation                                     251,943
       Excess of Cost over fair value, net                            210,234
       Other assets, net                                               15,580
                                                                    ---------

    Total assets                                                   $  549,818
                                                                    ---------

       LIABILITIES AND PARTNERS' CAPITAL
       Current portion of long-term debt                           $    5,735
       Trade accounts payable                                          42,334
       Accrued liabilities                                             21,498
                                                                    ---------

         Total current liabilities                                     69,567
                                                                    ---------
       Notes payable                                                  220,000
       Long-term debt                                                  11,532
       Due to related parties                                             740
       Other non-current liabilities                                    4,050

       Partners' Capital                                              243,929
                                                                    ---------

         Total liabilities and partners' capital                   $  549,818
                                                                    ---------

        The Partnership's sales for the fourth quarter of fiscal 1997 declined by 10 percent to $128.7 million from a pro forma $143.3 for the same period last year. EBITDA for the fourth quarter was $700,000 versus a pro forma loss of $900,000 for the same quarter in 1996, a 132 percent increase. Operating expenses were better than the previous year by 10 percent at $22.1 million, down from a pro forma $24.6 million in 1996.

        The EBITDA for the fourth quarter was better than last year due primarily to a reduction in operating expenses from 1996, offset to some extent by a shortfall in retail gallon sales. The retail gallons sold during the quarter were down by 3.0 million (approximately 9%) for the fourth quarter of 1996, and down by 21.3 million gallons (approximately 9%) for the fiscal year ended June 30, 1997. The shortfall in retail gallon sales was due primarily to mild weather conditions in most of the markets served by the Partnership during the third quarter, tighter pre-sale credit standards and a decision to exit from some low margin markets. The average heating degree days in the third quarter of fiscal 1997 were 12.7% warmer than normal and 14.4% warmer than last year. Individual markets experienced temperatures as much as 23% warmer than the thirty year norm and 42% warmer than last year. Historically, the third fiscal quarter has accounted for approximately 36% and 47% of the Partnership's retail sales volume and EBITDA, respectively.

        Comparing the actual and pro forma results for the fiscal year ended June 30, 1997 to the pro forma year ended June 30, 1996, sales were $664.2 million in fiscal 1997 vs. $595.8 million in fiscal 1996, an increase of 11 percent. EBITDA for fiscal 1997 was $41.0 million versus $47.0 million for pro forma fiscal 1996, or a 13 percent decrease. Fiscal 1997 operating expenses of $88.3 million were better than pro forma fiscal 1996 operating expenses of $92.8 million, by $4.5 million (approximately 5%).

        The primary reason for the sales increase was the higher cost of product which was passed along to the customer during the reporting period. Prices escalated at the winter peak in the mid-continent 151% over the ten year average. The Partnership was able to manage this extreme price volatility and increase its fuel margin despite inheriting a pre-existing supply plan from previous management with little or no hedged inventories for 90% of the retail gallons sold during the period. During the 1996-97 heating season, the majority of the fuel supplies were arranged by the Partnership's predecessors.


        The Partnership is required to establish reserves for the future payment of principal and interest on the Notes and the indebtedness under the Bank Credit Facility. There are other provisions in such agreements which will, under certain circumstances, restrict the Partnership's ability to make distributions to its partners. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Partnership - Financing and Sources of Liquidity."

              SELECTED PRO FORMA FINANCIAL AND OPERATING DATA


        The following Summary Pro Forma Financial and Operating Data reflect the consolidated historical operating results of the companies that comprised the Combined Operations, as adjusted for the Transactions (through December 16, 1996), and the actual consolidated operating results of The Partnership (after December 16, 1996) and are derived from the unaudited Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners, L.P. included elsewhere in this Prospectus. For a description of the assumptions used in preparing the Summary Pro Forma Financial and Operating Data, see "Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners, L.P." The pro forma information set forth below has been prepared by combining the historical results of operations of Synergy for the 10 1/2 months ended June 30, 1996 and for the five and one-half months ended December 16, 1996; Coast for the fiscal year ended July 31, 1996 and for the four and one-half months ended December 16, 1996; Empire Energy for the fiscal year ended June 30, 1996 and for the five and one-half months ended December 16, 1996; Myers for the six and one-half months ended June 30, 1996 and for the five and one-half months ended December 16, 1996; and the Partnership for the three and one-half months ended March 31, 1997. The Partnership believes that it is reasonable to combine the results of operations of companies having different fiscal years because each of the fiscal years being combined includes the same winter heating seasons in which the majority of the Partnership's revenue and cash flow was generated.
   The following information should not be deemed indicative of future operating results of the Partnership.

                                                                       PARTNERSHIP PRO FORMA
                                                           ---------------------------------------------
                                                                YEAR ENDED          NINE MONTHS ENDED
                                                               JUNE 30, 1996          MARCH 31, 1997
                                                           --------------------  -----------------------
                                                                (IN THOUSANDS, EXCEPT PER UNIT DATA)
     STATEMENT OF OPERATIONS DATA:
       Revenues  . . . . . . . . . . . . . . . . . . . . .       $  595,790           $  535,503
       Gross profit(b) . . . . . . . . . . . . . . . . . .          139,806 (a)          106,544
       Depreciation and amortization . . . . . . . . . . .           14,500               10,948
       Operating income  . . . . . . . . . . . . . . . . .           32,535 (a)           29,387
       Interest expense, net . . . . . . . . . . . . . . .           17,865               13,499
       Net income  . . . . . . . . . . . . . . . . . . . .           14,570 (a)           15,818
       Net income per Unit(c)  . . . . . . . . . . . . . .              .87 (a)              .96
     OPERATING DATA:
       EBITDA(d) . . . . . . . . . . . . . . . . . . . . .       $   47,035 (a)       $   40,335
       Capital expenditures(e) . . . . . . . . . . . . . .           53,951 (f)           10,690
       Retail propane gallons sold . . . . . . . . . . . .          235,000              183,100


                                                                                             At March 31, 1997
                                                                                             -----------------
      Balance Sheet Data:                                                                     (in thousands)
        Current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $   89,561
        Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            543,559
        Current liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             54,775
        Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            224,135
        Partners' capital - General Partners  . . . . . . . . . . . . . . . . . . . . .              5,050
        Partners' capital - Limited Partners  . . . . . . . . . . . . . . . . . . . . .            242,583

     __________________

   (a) Pro forma gross profit for the year ended June 30, 1996 does not reflect propane acquisition and logistics cost savings of approximately $1.5 million that the Partnership believes are achievable as a result of the Transactions. The pro forma amounts of operating income, net income, net income per Unit and EBITDA for the year ended June 30, 1996 do not reflect certain non-recurring expenses incurred by Empire Energy of approximately $4.3 million, propane acquisition and logistics cost savings of approximately $1.5 million, and insurance savings of approximately $2.1 million that the Partnership believes are achievable as a result of the Transactions. If effect were given to such anticipated expense reductions, the following amounts would have been reflected:

                                              YEAR ENDED
                                             JUNE 30, 1996
                                             ------------
                                         (IN THOUSANDS, EXCEPT
                                            PER UNIT DATA)

        Pro forma gross profit  . . . .        $141,306
        Pro forma operating income  . .          40,397
        Pro forma net income  . . . . .          22,432
        Pro forma net income per Unit .            1.34
        Pro forma EBITDA  . . . . . . .          54,897

        See Note 3 to the Pro Forma Consolidated Financial Statements of Cornerstone Propane Partners, L.P. and "Risk Factors - Risks Inherent in an Investment in the Partnership - Partnership Profitability Will Depend on Successful Integration of the Combined Operations."

   (b) Gross profit is computed by reducing total revenues by the direct cost of the products sold.

   (c) Net income per Unit is computed by dividing the limited partners' interest in net income by the weighted average number of Units outstanding.

   (d) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. Cash flows in accordance with generally accepted accounting principles consist of cash flows from operating, investing and financing activities. Cash flows from operating activities reflect net income (loss) (including charges for interest and income taxes not reflected in EBITDA), adjusted for (i) all non-cash charges or income (which are reflected in EBITDA) and (ii) changes in operating assets and liabilities (which are not reflected in EBITDA). Further, cash flows from investing and financing activities are not included in EBITDA.

   (e) The Partnership's capital expenditures fall generally into three categories: (i) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of the Partnership's retail customer base, (ii) maintenance capital expenditures, which include expenditures for repairs that extend the life of the assets and replacement of property, plant and equipment, and
        (iii) acquisition capital expenditures.

   (f) Approximately $36.0 million relates to the Empire Acquisition of Certain Synergy Assets.

              SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

   SYNERGY

        The financial information below as of June 30, 1996 and for the 10-1/2-month period ended June 30, 1996 is derived from the audited financial statements of Synergy. The financial information as of December 31, 1995 and December 16, 1996 and for the 45-day period ended August 14, 1995 and the seven and one-half months ended
   March 31, 1996 is derived from the unaudited consolidated Interim Financial Statements of Synergy and, in the opinion of management of Synergy, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations and financial condition. On August 15, 1995, Synergy Group Incorporated ("SGI"), the predecessor of Synergy, was acquired by Synergy in the Synergy Acquisition. The seven and one-half months ended March 31, 1996 covers the period from the date of the Synergy Acquisition to March 31, 1996. The financial information below as of March 31, 1994 and 1995 is derived from the audited financial statements of SGI. As discussed elsewhere in this Prospectus, the comparability of financial matters is affected by the change in ownership of SGI and the concurrent sale of approximately 25% of the operations acquired in the Synergy Acquisition to Empire Energy (the "Empire Acquisition of Certain Synergy Assets"). The Statement of Operations Data and the Operating Data for the 4-1/2 months ended August 14, 1995 represent information for the period from the end of the last fiscal year of SGI until the date of the Synergy Acquisition, and are presented only to reflect operations of Synergy for a complete five-year period. The retail propane gallons sold for all periods presented is derived from the accounting records of Synergy and SGI and is unaudited. The results for the interim periods are not indicative of the results that can be expected for a full year. The Selected Historical Financial and Operating Data below should be read in conjunction with the financial statements of Synergy and SGI and with "Management's Discussion and Analysis of Financial Condition and Results of Operations - Synergy" included elsewhere in this Prospectus.

                                                    SYNERGY GROUP INCORPORATED
                                       ---------------------------------------------------             SYNERGY
                                                                                           -------------------------------
                                             FISCAL YEAR ENDED MARCH 31,          4-1/2     10-1/2
                                       ----------------------------------------  MONTHS     MONTHS     45 DAYS  7-1/2 MONTHS
                                                                                  ENDED     ENDED       ENDED       ENDED
                                                                               AUGUST 14,  JUNE 30,  AUGUST 14,   MAR. 31,
                                          1992      1993      1994      1995      1995       1996       1995        1996
                                       --------- --------- --------- --------- ---------- ---------  ----------  -----------
                                                                          (UNAUDITED)                (UNAUDITED) (UNAUDITED)
                                                                        (IN THOUSANDS)
     Statement of Operations
       Data:
        Revenues . . . . . . . . . . .  $121,761  $132,855   $133,731  $123,562    $32,179   $96,062      $7,568      77,308
        Gross profit (a) . . . . . . .    63,082    65,964     70,233    63,653     16,792    49,875       3,937      40,109
        Depreciation and
          amortization . . . . . . . .     5,919     5,381      5,170     5,100      1,845     3,329         472       2,697
        Operating income (loss)  . . .     1,346      (809)     3,609    (2,291)    (6,660)   14,520        (167)     13,641
        Interest expense . . . . . . .    13,159    13,342     13,126    11,086      3,223     5,584         816       3,918
        Provision (benefit)
          for income taxes . . . . . .      (314)      351       (400)      (84)        31     3,675        (373)      3,700
        Net income (loss)  . . . . . .   (11,553)  (15,274)   (11,615)  (13,417)    (9,813)    5,261        (610)      6,023
     BALANCE SHEET DATA (END
     OF PERIOD):
        Working capital (deficit)  . .   $12,433 $(118,238) $(130,211) $(82,143) $(98,045)   $24,177    $(98,045)     20,715
        Total assets . . . . . . . . .   112,089   112,153    111,914   103,830     96,500   166,762      96,500     175,683
        Total debt . . . . . . . . . .   119,543   123,168    122,626    92,717     89,541    79,524      89,541      79,524
        Redeemable preferred stock . .         -        -          -         -          -    55,312           -      55,312
        Stockholders' equity (deficit)   (28,534)  (43,808)   (55,424)  (15,762)   (25,576)   (1,899)    (25,576)     (1,136)
     OPERATING DATA:
        EBITDA (b) . . . . . . . . . .    $7,265    $4,572     $8,779    $2,809    $(4,815)  $17,849        $305      16,338
        Capital expenditures (c) . . .     1,133     2,504      3,141     3,737        596     8,708           -       4,663
        Retail propane gallons sold  .   125,946   137,316    137,937   126,205     27,282    92,621       6,952      72,741

     ___________________

   (a) Gross profit is computed by reducing total revenues by the direct cost of the products sold.

   (b) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.

   (c)  Capital expenditures fall generally into three categories:
        (i) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of the retail customer base,
        (ii) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and
        (iii) acquisition capital expenditures.

   EMPIRE ENERGY

        The financial information below as of June 30, 1994, 1995 and 1996 and for the years ended June 30, 1994, 1995 and 1996 is derived from the audited financial statements of Empire Energy. Empire Energy was formed in June 1994 as a result of a tax-free split-off (the "Split-Off") from Empire Gas. These financial statements give effect to the Split-Off as if it occurred on July 1, 1991. The historical financial and operating data for the nine months ended March 31, 1996, are derived from the unaudited financial statements included elsewhere herein and, in the opinion of management of Empire Energy, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations and financial condition. As discussed elsewhere in this Prospectus, on August 15, 1995, Empire Energy acquired from Synergy approximately 25% of the operations of SGI. On August 1, 1996, the principal founding shareholder of Empire Energy and certain other shareholders sold their interests in Empire Energy to certain members of management (the "Management Buy-Out"). On October 7, 1996, Northwestern Growth purchased 100% of the Empire Energy Common Stock. The results of operations and other data for the five and one-half months ended December 16, 1996 are stated on a pro forma basis to combine the one month ended prior to the Management Buy-Out, the two months ended prior to the Northwestern Growth acquisition and the two and one-half months beginning with the Northwestern Growth acquisition. The retail propane gallons sold for all periods presented is derived from the accounting records of Empire Energy and is unaudited. The results for the interim periods are not indicative of the results that can be expected for a full year. The Selected Historical Financial and Operating Data below should be read in conjunction with the financial statements of Empire Energy and with "Management's Discussion and Analysis of Financial Condition and Results of Operations - Empire Energy" included elsewhere in this Prospectus.


                                                                            EMPIRE ENERGY
                                          --------------------------------------------------------------------------------
                                                                                                               NINE MONTHS
                                                              FISCAL YEAR ENDED JUNE 30,
                                                                                                                  ENDED
                                          -----------------------------------------------------------------
                                                                                                                MAR. 31,
                                              1992         1993          1994          1995         1996          1996
                                          -----------  -----------   -----------   -----------  ----------    ------------
                                                                                                               (UNAUDITED)
                                                                                        (in thousands)
      STATEMENT OF OPERATIONS DATA:
        Revenues  . . . . . . . . . . .       $ 52,682     $ 61,057      $ 60,216      $ 56,689     $ 98,821       $ 88,233
        Gross profit (a)  . . . . . . .         28,141       31,900        32,187        29,841       48,741         43,715
        Depreciation and amortization .          4,143        4,257         4,652         4,322        5,875          4,433
        Operating income (loss) . . . .          5,560        8,097         6,015         1,084        9,846         15,604
        Interest expense  . . . . . . .            310          366           118            39        2,598          1,775
        Provision for income taxes  . .          2,050        2,900         2,400           600        3,550          5,300
        Net income  . . . . . . . . . .          2,988        4,726         3,497           445        3,698          8,529
      BALANCE SHEET DATA (END OF
      PERIOD):
        Current assets  . . . . . . . .       $  7,374     $  8,751       $ 9,292      $  9,615     $ 16,046       $ 21,735
        Total assets  . . . . . . . . .         59,582       58,584        64,734        69,075      107,102        114,570
        Current liabilities . . . . . .          8,742        3,620         2,697         4,277       12,126         14,266
        Long-term debt  . . . . . . . .          1,738        2,258           135         1,701       25,442         27,416
        Stockholders' equity  . . . . .         37,888       42,614        46,111        46,535       50,233         55,064
      OPERATING DATA:
        EBITDA (b)  . . . . . . . . . .       $  9,703     $ 12,354      $ 10,667      $  5,406     $ 15,721       $ 20,037
        Capital expenditures (c)  . . .          3,169        2,446         4,058         8,365       39,164         38,978
        Retail propane gallons sold . .         57,627       66,456        67,286        62,630      104,036         91,508

     __________________

   (a) Gross profit is computed by reducing total revenues by the direct cost of the products sold.

   (b) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.

   (c)  Capital expenditures fall generally into three categories:
        (i) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of the retail customer base,
        (ii) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and
        (iii) acquisition capital expenditures.

   COAST

        The financial information below as of July 31, 1992, 1994, 1995 and 1996 and for the years ended July 31, 1992, 1994, 1995 and 1996 is derived from the audited financial statements of Coast. The financial information as of July 31, 1993 and for the year ended July 31, 1993 is derived from the accounting records of Coast and is unaudited. Historical and operating data for the year ended July 31, 1992 is not comparable to fiscal 1993, 1994, 1995 and 1996 periods due to the application of purchase accounting adjustments in connection with the buyout of Coast Gas Industries, Inc. by Aurora Capital Partners and Coast, which occurred on March 31, 1993. The data for the eight months ended March 31, 1996 have been derived from the unaudited financial statements appearing herein and, in the opinion of the management of Coast, include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of results of operations and financial condition. The results for the interim periods are not indicative of the results that can be expected for a full year. The Selected Historical Financial and Operating Data below should be read in conjunction with the financial statements of Coast and with "Management's Discussion and Analysis of Financial Condition and Results of Operations - Coast" included elsewhere in this Prospectus.

                                           COAST GAS
                                       INDUSTRIES, INC.                               COAST
                                       ----------------  -------------------------------------------------------------
                                                                                                                EIGHT
                                                                                                               MONTHS
                                                                                                                ENDED
                                          FISCAL YEAR                FISCAL YEAR ENDED JULY 31,               MAR. 31,
                                        ENDED JULY 31,   -----------------------------------------------    ---------
                                             1992            1993         1994        1995         1996         1996
                                       ----------------  ----------   ----------   ----------  ----------   ---------
                                                                                                             (UNAUDITED)
                                                                         (IN THOUSANDS)
      STATEMENT OF OPERATIONS DATA:
        Revenues  . . . . . . . . . .        $216,772    $229,860     $242,986     $266,842    $384,354      $271,348
        Gross profit (a)  . . . . . .          27,375      25,885       28,354       32,304      33,141        24,794
        Depreciation and
          amortization  . . . . . . .           2,882       3,184        3,282        3,785       4,216         2,742
        Operating income (loss) . . .           3,620       3,399        3,843        4,535       4,044         5,123
        Interest expense  . . . . . .           4,291       4,017        4,029        5,120       5,470         3,781
        Provision (benefit) for
          income taxes  . . . . . . .             190        (123)         (28)        (202)       (473)          601
        Net income (loss) (b) . . . .            (861)       (495)        (158)        (889)       (953)          741
      BALANCE SHEET DATA (END OF
      PERIOD):
        Current assets  . . . . . . .        $ 22,563    $ 21,962     $ 29,150      $33,676    $ 35,297      $ 44,299
        Total assets  . . . . . . . .          65,644      82,626       93,559      101,545     106,179       115,630
        Current liabilities . . . . .          22,643      23,182       31,178       27,605      37,849        42,864
        Long-term debt  . . . . . . .          28,811      29,241       31,080       46,021      41,801        44,038
        Mandatorily redeemable
          securities  . . . . . . . .           1,800       8,325        8,874        7,781       8,559         8,363
      Stockholders' equity  . . . . .           4,262       8,368        7,661        7,853       6,098         7,988
      OPERATING DATA (UNAUDITED):
        EBITDA (c)  . . . . . . . . .        $  6,502    $  6,583     $  7,125       $8,320    $  8,260      $  7,865
        Capital expenditures (d)  . .           4,590       6,114        4,451        5,581       6,060         5,034
        Retail propane gallons sold .          23,495      27,385       30,918       36,569      34,888        26,233

     ____________________

   (a) Gross profit is computed by reducing total revenues by the direct cost of the products sold, except for depreciation and amortization.

   (b) Included in the net loss for the year ended July 31, 1995 is an extraordinary charge to income of $506,000 for the early retirement of debt, net of the income tax benefit.

   (c) EBITDA is defined as operating income plus depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.

   (d)  Capital expenditures fall generally into three categories:
        (i) growth capital expenditures, which include expenditures for the purchase of new propane tanks and other equipment to facilitate expansion of the retail customer base,
        (ii) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment, and
        (iii) acquisition capital expenditures.

   MYERS

        Historical financial information for Myers has not been presented herein based on the Partnership's belief that such information is not material to the Partnership.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        THE FOLLOWING DISCUSSION OF THE HISTORICAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE PARTNERSHIP AND ITS PRINCIPAL PREDECESSOR ENTITIES, SYNERGY, EMPIRE ENERGY AND COAST, SHOULD BE READ IN CONJUNCTION WITH THE SELECTED PRO FORMA FINANCIAL AND OPERATING DATA AND NOTES THERETO, THE SELECTED HISTORICAL FINANCIAL AND OPERATING DATA AND NOTES THERETO AND THE HISTORICAL AND PRO FORMA FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. NO DISCUSSION OF THE HISTORICAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MYERS HAS BEEN INCLUDED BASED ON THE PARTNERSHIP'S BELIEF THAT SUCH INFORMATION IS NOT MATERIAL TO THE PARTNERSHIP.

   GENERAL

        The Partnership is a Delaware limited partnership formed to own and operate the propane business and assets of Synergy, Empire Energy, Myers and Coast. The Partnership believes that it is the fifth largest retail marketer of propane in the United States, serving more than 360,000 residential, commercial, industrial and agricultural customers from 296 customer service centers in 26 states. On a combined basis, the Partnership's retail propane sales volume was approximately 242 million, 230 million and 235 million gallons during fiscal 1994, 1995 and 1996, respectively. On a combined basis in fiscal 1996, the Partnership also sold approximately 226 million gallons of propane to wholesale customers.

        On a combined basis during fiscal 1996, approximately 57.8% of the Partnership's retail gallons was sold to residential customers, 25.9% was sold to industrial and commercial customers, 13.1% was sold to agricultural customers and 3.2% was sold to all other retail users. Sales to residential customers during that period accounted for approximately 67.0% of the Partnership's pro forma gross profit on propane sales, reflecting the higher profitability of this segment of the business.

        The retail distribution business is largely seasonal due to propane's use as a heating source in residential buildings. During fiscal 1996, approximately 72.7% of the Partnership's combined retail propane volume and in excess of 85% of the Partnership's pro forma EBITDA was attributable to sales during the six-month peak heating season of October through March. As a result, cash flows from operations are greatest from November through April when customers pay for propane purchased during the six-month peak heating season.

        Because a substantial portion of the Partnership's propane is used in the weather-sensitive residential markets, the temperatures realized in the Partnership's areas of operations, particularly during the six-month peak heating season, have a significant effect on the financial performance of the Partnership. In any given area, warmer-than-normal temperatures will tend to result in reduced propane use, while sustained colder-than-normal temperatures will tend to result in greater propane use. Therefore, information on normal temperatures is used by the Partnership in understanding how historical results of operations are affected by temperatures that are colder or warmer than normal and in preparing forecasts of future operations, which are based on the assumption that normal weather will prevail in each of the Partnership's regions.

        In determining actual and normal weather for a given period of time, the Partnership compares the actual number of Heating Degree Days for such period to the average number of Heating Degree Days for a longer time period assumed to more accurately reflect the average normal weather, in each case as such information is published by the National Weather Service Climate Analysis Center, for each measuring point in each of the Partnership's regions. Synergy and Empire Energy have historically used the 30-year period from 1961-1990, and Coast has historically used a 10-year rolling average. The Partnership then calculates weighted averages, based on retail volumes attributable to each measuring point, of actual and normal Heating Degree Days within each region. Based on this information, the Partnership calculates a ratio of actual Heating Degree Days to normal Heating Degree Days, first on a regional basis and then on a Partnership-wide basis.

        Although the Partnership believes that comparing temperature information for a given period of time to "normal" temperatures is helpful for an understanding of the Partnership's results of operations, when comparing variations in weather to changes in total revenues or operating profit, attention is drawn to the fact that a portion of the Partnership's total revenues is not weather-sensitive and other factors such as price, competition, product supply costs and customer mix also affect the results of operations. Furthermore, actual weather conditions in the Partnership's regions can vary substantially from historical experience.

        Gross profit margins are not only affected by weather patterns but also by changes in customer mix. For example, sales to residential customers ordinarily generate higher margins than sales to other customer groups, such as commercial or agricultural customers. In addition, gross profit margins vary by geographic region. Accordingly, profit margins could vary significantly from year to year in a period of identical sales volumes.

        The Partnership intends to purchase a portion of its propane (approximately 50% to 60% of a given typical year's projected propane needs) pursuant to agreements with terms of less than one year at market prices. The balance of its propane needs for the year will be satisfied in the spot market. The Partnership generally does not enter into supply contracts containing "take or pay" provisions. In fiscal 1996, the Partnership purchased approximately 12.8% of its propane supplies from one supplier, and no other single supplier provided more than 10% of its total propane supply.

        The Partnership will engage in hedging of product cost and supply through common hedging practices. These practices will be monitored and maintained by management for the Partnership on a daily basis. Hedging of product cost and supply does not always result in increased margins and is not considered to be material to operations or liquidity.

   THE PARTNERSHIP

        ANALYSIS OF RESULTS OF OPERATIONS

        The following discussion compares the actual results of operations and other data of the Partnership and its subsidiaries for the three-month period ended March 31, 1997, to the pro forma three-month period ended March 31, 1996, and the pro forma nine-month period ended March 31, 1997, to the pro forma nine month period ended March 31, 1996.

   THREE MONTHS ENDED MARCH 31, 1997, COMPARED TO PRO FORMA THREE MONTHS ENDED MARCH 31, 1996.

        VOLUME. During the three months ended March 31, 1997, Cornerstone sold 75.0 million retail propane gallons, a decrease of
   21.1 million gallons or 22.0% from the 96.1 million retail propane gallons sold during the pro forma three months ended March 31, 1996. The decrease in retail volume was primarily attributable to national temperatures that averaged 14% warmer than last year and 13% warmer than normal in the markets served by Cornerstone. Additionally, record high costs of propane resulted in customer energy conservation which adversely impacted sales volume and gross profit. Wholesale volume sales were 81.4 million gallons and 83.0 million gallons respectively for the quarter ended March 31, 1997 and 1996.

        REVENUES. Revenues increased by $21.9 million or 11.0% to $220.6 million for the three months ended March 31, 1997, as compared to $198.7 million for the pro forma three months ended March 31,1996. This increase was attributable to an increase in wholesale revenues of $36.1 million or 37.3% to $132.9 million for the three months ended March 31, 1997, as compared to $96.8 million for the pro forma three months ended March 31, 1996, due primarily to higher product costs and sales prices. This increase was offset by a reduction in revenues from the Partnership's retail business. The revenues for the retail business declined by $14.2 million or 13.9% to $87.6 million for the three months ended March 31, 1997. as compared to $101.8 million for the pro forma three months ended March 31, 1996. This decrease was a result of the reduction in volume described above offset by an increase in the average sales price per gallon of propane.

        COST OF PRODUCT SOLD. Cost of product sold increased by $33.9 million, or 21.4% to $178.0 million for the three months ended March 31, 1997, as compared to $144.1 million for the pro forma three months ended March 31, 1996. The increase in cost of product sold was primarily due to increased wholesale business described above combined with an increase in the wholesale cost of propane, which increased approximately 48.4% per gallon in the three months ended March 31, 1997, compared to the pro forma same period of the prior year. These two increases were offset by the reduction in retail volume described above.

        As a percentage of revenues, cost of product sold increased to 80.7% for the three months ended March 31, 1997, as compared to 72.5% for the pro forma three months ended March 31, 1996.

        GROSS PROFIT. Gross profit decreased $12.0 million or 22.0% to $42.5 million for the three months ended March 31, 1997, as compared to $54.5 million for the pro forma three months ended March 31, 1996. Retail per gallon gross margins were slightly better than the same period last year. The decrease in gross profits were primarily due to the reduction in retail sales volume discussed above.

        OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expense decreased by $3.6 million or 13.2% to $23.6 million for the three months ended March 31, 1997, as compared to $27.2 million for the pro forma three months ended March 31, 1996. This decrease was primarily attributable to reductions in salaries and insurance expense resulting principally from efficiencies in operations.

        As a percentage of revenues, operating, general and administrative expenses decreased to 10.7% for the three months ended March 31, 1997, as compared to 13.7% for the pro forma three months ended March 31, 1996.

        DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $.4 million or 11.8% to $3.8 million for the three months ended March 31, 1997, as compared to $3.4 million for the pro forma three months ended March 31, 1996. This increase was primarily due to the revaluation of assets in purchase accounting resulting from the purchase of Empire Energy and Coast and to the amortization of goodwill.

        OPERATING INCOME. Operating income decreased $8.9 million, or 37.1% to $15.1 million for the three months ended March 31, 1997, as compared to $24.0 million for the pro forma three months ended March 31, 1996. This decrease was primarily the result of the decreased gross profit described above, offset to some extent by the reduced operating, general and administrative expenses also discussed above.

        INTEREST EXPENSE. Interest expense remained at $4.4 million for both the three months ended March 31, 1997, and the pro forma three months ended March 31, 1996, since the overall level of borrowings and interest rates on debt were consistent between periods, although the type of debt changed in conjunction with the Partnership formation.

        NET INCOME. Net income decreased $8.9 million or 45.6% to $10.6 million for the three months ended March 31, 1997, as compared to $19.5 million for the pro forma three months ended March 31, 1996. This decrease reflects the decreased operating income discussed above.

        EBITDA. Total EBITDA decreased by $8.5 million, or 31.0% to $18.9 million for the three months ended March 31, 1997, as compared to $27.4 million for the pro forma three months ended March 31, 1996. The decrease in EBITDA reflects the decreased operating income discussed above. As a percentage of revenues, total EBITDA decreased to 8.6% for the three months ended March 31, 1997, as compared to 13.8% for the pro forma three months ended March 31, 1996. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information to evaluate the Partnership's ability to distribute the Minimum Quarterly Distribution.

   PRO FORMA NINE MONTHS ENDED MARCH 31, 1997, COMPARED TO PRO FORMA NINE MONTHS ENDED MARCH 31, 1996.

        VOLUME. During the pro forma nine months ended March 31, 1997, Cornerstone sold 186.2 million retail propane gallons, a decrease of
   15.5 million gallons or 7.7% from the 201.7 million retail propane gallons sold during the pro forma nine months ended March 31, 1996. The decrease in retail volume was primarily attributable to the decline in volume of sales in the three months ended March 31, 1997 compared to the three months ended March 31, 1996. Wholesale volume sales were 266.0 million gallons and 264.3 million gallons for the nine months ended March 31, 1997 and 1996, respectively.

        REVENUES. Revenues increased by $83.0 million or 18.3% to $535.5 million for the pro forma nine months ended March 31,1997, as compared to $452.5 million for the pro forma nine months ended March 31, 1996. This increase was primarily attributable to an increase in wholesale revenues of $91.7 million or 43.0% to $304.7 million for the pro forma nine months ended March 31, 1997, as compared to $213.0 million for the pro forma nine months ended March 31, 1996. This increase was offset by a reduction in revenues from the Partnership's retail business. The revenues for the retail business declined by $8.7 million or 3.6% to $230.8 million for the pro forma nine months ended March 31, 1997, as compared to $239.5 million for the pro forma nine months ended March 31, 1996. This decrease was a result of the reductions in retail volume described above.

        COST OF PRODUCT SOLD. Cost of product sold increased by $92.7 million, or 27.6% to $429.0 million for the pro forma nine months ended March 31, 1997, as compared to $336.3 million for the pro forma nine months ended March 31, 1996. The increase in cost of product sold was primarily due to the increased wholesale revenue described above offset by the reduction in retail volume described above.

        As a percentage of revenues, cost of product sold increased to 80.1% for the pro forma nine months ended March 31, 1997, as compared to 74.3% for the pro forma nine months ended March 31, 1996.

        GROSS PROFIT. Gross profit decreased $9.7 million or 8.3% to $106.5 million for the pro forma nine months ended March 31, 1997, as compared to $116.2 million for the pro forma nine months ended March 31, 1996. This decrease was primarily due to the reduction in retail sales volume discussed above.

        OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expense decreased by $2.0 million or 2.9% to $66.2 million for the pro forma nine months ended March 31, 1997, as compared to $68.2 million for the pro forma nine months ended March 31, 1996. This decrease was primarily attributable to reductions in salaries and insurance expense resulting principally from efficiencies in operations.

        As a percentage of revenues, operating, general and administrative expenses decreased to 12.4% for the pro forma nine months ended March 31, 1997, as compared to 15.1% for the pro forma nine months ended March 31, 1996.

        DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $.8 million or 7.8% to $11.0 million for the pro forma nine months ended March 31, 1997, as compared to $10.2 million for the pro forma nine months ended March 31, 1996. This increase was primarily due to the revaluation of assets in purchase accounting resulting from the purchase of Empire Energy and Coast and to the amortization of goodwill.

        OPERATING INCOME. Operating income decreased $8.4 million, or 22.2% to $29.4 million for the pro forma nine months ended March 31, 1997, as compared to $37.8 million for the pro forma nine months ended March 31, 1996. This decrease was primarily the result of the decreased gross profit described above, offset by the reduced operating, general and administrative expenses also discussed above.

        INTEREST EXPENSE. Interest expense increased by $.2 million or 1.5% to $13.5 million for the pro forma nine months ended March 31, 1997, as compared to $13.3 million for the pro forma nine months ended March 31, 1996. The increase is due to slightly larger borrowings in the current pro forma period compared to the same period in the prior year.

        NET INCOME. Net income decreased $8.6 million or 35.2% to $15.8 million for the pro forma nine months ended March 31, 1997, as compared to $24.4 million for the pro forma nine months ended March 31, 1996. This decrease reflects the decreased operating income discussed above.

        EBITDA. Total EBITDA decreased by $7.7 million, or 16.0% to $40.3 million for the pro forma nine months ended March 31, 1997, as compared to $48.0 million for the pro forma nine months ended March 31, 1996. The decrease in EBITDA reflects the decreased operating income discussed above. As a percentage of revenues, total EBITDA decreased to 7.5% for the pro forma nine months ended March 31, 1997, as compared to 10.6% for the pro forma nine months ended March 31, 1996. EBITDA should not be considered as an alternative to net income (as an indication of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information to evaluate the Partnership's ability to distribute the Minimum Quarterly Distribution.

        LIQUIDITY AND CAPITAL RESOURCES

        CASH FLOWS

        Cash provided by operating activities during the three and one-half month period ended March 31, 1997, was $18.1 million. Cash flow from operations included a net income of $13.9 million and noncash charges of $4.4 million for the period comprised principally of depreciation and amortization expense. The impact of working capital changes decreased cash flow by approximately $.2 million.

        Cash used in investment activities for the three and one-half month period ended March 31, 1997, totaled $1.7 million, which was principally used for purchases of property and equipment. Cash used in financing activities was $12.3 million for the three and one-half month period ended March 31, 1997. This amount reflects net repayments on the Working Capital Facility.

        On December 17, 1996, the Partnership completed its initial public offering, proceeds from which amounted to $191.8 million. Concurrently with the IPO, the Operating Partnership issued $220.0 million of Senior Notes and borrowed $12.8 million on its Working Capital Facility. Also on the IPO date, the Operating Partnership received cash of $22.4 million from the Predecessor Companies.

        Proceeds from the IPO, Senior Notes and the Working Capital Facility were used to repay liabilities assumed by the Operating Partnership ($337.6 million), to make distributions to the Special General Partner to redeem its preferred stock ($61.2 million) and to provide net worth to the Special General Partner ($15.5 million). The balance ($10.3 million) was used to pay expense of the partnership organization and formation.

   Financing and Sources of Liquidity

        On December 17, 1996, the Operating Partnership issued $220.0 million of Senior Notes with an annual interest rate of 7.53% pursuant to note purchase agreements with various investors (collectively, the

   "Note Agreement"). The Senior Notes mature on December 30, 2010, and require semi-annual interest payments commencing December 30, 1996. The Note Agreement requires that the principal be paid in equal annual payments of $27.5 million starting December 30, 2003.

        The Operating Partnership's obligations under the Note Agreement are secured, on an equal and ratable basis with its obligations under the Bank Credit Agreement, by a first priority security interest in the Operating Partnership's inventory, accounts receivable and certain customer storage tanks. The Note Agreement contains customary representations, warranties, events of default and covenants applicable to the Operating Partnership and its "Restricted Subsidiaries" (as defined therein), including limitations, among others, on the ability of the Operating Partnership and its Restricted Subsidiaries to incur additional indebtedness, create liens, make investments and loans, enter into mergers consolidations or sales of all or substantially all assets and make asset sales. Generally, so long as no default exists or would result, the Operating Partnership is permitted to make any Restricted Payment (as defined in the Note Agreement and including distributions to the Partnership) during each fiscal quarter in an amount not in excess of Available Cash with respect to the immediately preceding quarter.

        Also on the same date, the Operating Partnership entered a bank credit agreement consisting of a working capital facility (the "Working Capital Facility") and an acquisition facility (the "Acquisition Facility"). The Working Capital Facility provides for revolving borrowings up to $50 million (including a $30 million sublimit for letters of credit through March 31, 1997, and $20 million thereafter), and matures on December 31, 1999. The Bank Credit Agreement provides that there must be no amount outstanding under the Working Capital Facility (excluding letters of credit) in excess of $10 million for at least 30 consecutive days during each fiscal year. No amounts were outstanding under the Working Capital Facility at March 31, 1997. Issued outstanding letters of credit totaled $7.6 million at March 31, 1997. The Acquisition Facility provides the Operating Partnership with the ability to borrow up to $75 million to finance propane business acquisitions. The Acquisition Facility operates as a revolving facility through December 31, 1999, at which time any loans then outstanding may be converted to term loans and will amortize quarterly for a period of four years thereafter. No amounts were outstanding at March 31, 1997. The Operating Partnership's obligations under the Bank Credit Agreement are secured by a security interest in the Operating Partnership's inventory, accounts receivable and certain customer storage tanks.

        Loans under the Bank Credit Agreement bear interest as a per annum rate equal to either (at the Operating Partnership's option):
   (a) the sum (the "Base Rate") of the applicable margin, and the higher of (i) the agent bank's prime rate and (ii) the federal funds rate plus one-half of 1% and (b) the sum (the "Eurodollar Rate") of the applicable margin and rate offered by the agent requirements, if any).

   The applicable margin for Base Rate loans varies between 0% and .12%, and the applicable margin for Eurodollar Rate loans varies between .25% and .80%, in each case depending upon the Operating Partnership's ratio of consolidated "Debt" to "Consolidated Cash Flow" (as such terms are defined in the Bank Credit Agreement). At March 31, 1997, the applicable Base and Eurodollar Rates were 8.625% and 6.675%, respectively. In addition, an annual fee is payable quarterly by the Operating Partnership (whether or not borrowing occur) ranging from .125% to .325% depending upon the ratio referenced above.

        The Bank Credit Agreement contains customary representations, warranties, events of defaults and covenants including limitations, among others, on the ability of the Operating Partnership and its "Restricted Subsidiaries" (as defined therein) to incur or maintain certain indebtedness or liens, make investments and loans, enter in mergers, consolidations or sales of all or substantially all of its assets and make asset sales. Generally, so long as no default exists or would result, the Operating Partnership is permitted to make any Restricted Payment (as defined in the Bank Credit Agreement and including distributions to the Partnership) during each fiscal quarter in amount not to exceed Available Cash with respect to the immediately preceding quarter.

        In addition, the Bank Credit Agreement provides that: (1) the Operating Partnership not permit the ratio of its consolidated Debt (as defined in the Bank Credit Agreement) less cash on hand (in excess of $1 million up to $10 million) to Consolidated Cash Flow (as defined in the Bank Credit Agreement) to exceed 5.00:1.00 at any time on or before June 30, 1998; 4.75:1.00 at any time on or before June 30, 1999; 4.50:1.00 at any time on or before June 30, 2000; and 4.25:1.00 any time thereafter; and (2) the Operating Partnership not permit the ratio of its Consolidated Cash Flow to consolidated "Interest Expense" (as defined therein) to be less than 2.00:1.00 prior to December 31, 1997, 2.25:1.00 any time thereafter on or before December 31, 1998 and 2.50:1.00 at any time thereafter.

   SYNERGY

        The following discussion compares the results of operations and other data for Synergy for the ten and one-half month period ended June 30, 1996 to the fiscal year ended March 31, 1995, and the fiscal year ended March 31, 1995 to the fiscal year ended March 31, 1994. As discussed below, the comparability of financial matters for the periods is affected by the Synergy Acquisition and the concurrent Empire Acquisition of Certain Synergy Assets.

        TEN AND ONE-HALF MONTHS ENDED JUNE 30, 1996 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1995

        VOLUME. During fiscal 1996, Synergy sold 92.6 million retail propane gallons, a decrease of 33.6 million gallons, or 26.6%, from the 126.2 million retail propane gallons sold during fiscal 1995. The decrease in volume was primarily attributable to the Empire Acquisition of Certain Synergy Assets, partially offset by the colder weather during fiscal 1996 in Synergy's marketing areas. The weather in Synergy's marketing areas was approximately 3.5% colder than normal for such areas during fiscal 1996, and was warmer than normal for such areas during fiscal 1995.

        REVENUES. Revenues declined by $27.5 million, or 22.2%, to $96.1 million for fiscal 1996, as compared to $123.6 million for fiscal 1995. This decrease was attributable almost entirely to the reduced sales volume in fiscal 1996 as a result of the Empire Acquisition of Certain Synergy Assets, partially offset by the colder than normal weather during fiscal 1996.

        COST OF SALES. Cost of product sold decreased by $13.7 million, or 22.9%, to $46.2 million for fiscal 1996, as compared to $59.9 million for fiscal 1995. The decrease was attributable to the reduced sales volume in fiscal 1996 resulting from the Empire Acquisition of Certain Synergy Assets and was partially offset by the colder than normal weather during fiscal 1996. As a percentage of revenues, cost of product sold decreased slightly to 48.1% for fiscal 1996, as compared to 48.5% for fiscal 1995.

        GROSS PROFIT. Gross profit decreased by $13.8 million, or 21.7%, to $49.9 million for fiscal 1996, as compared to $63.7 million for fiscal 1995. This decrease was due primarily to the Empire Acquisition of Certain Synergy Assets. Gross profit per retail gallon (which includes non-propane related sales) increased by $.033 per gallon, or 6.5%, to $.538 per gallon for fiscal 1996, as compared to $.505 per gallon for fiscal 1995.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include salaries and commissions and related-party corporate administration and management fees) decreased by $28.8 million, or 47.4%, to $32.0 million for fiscal 1996, as compared to $60.8 million for fiscal 1995, due to the Empire Acquisition of Certain Synergy Assets and the reduction of employee positions, corporate overhead and related party salaries and expenses. As a percentage of revenues, general and administrative expenses decreased to 33.3% for fiscal 1996, as compared to 49.2% for fiscal 1995.

        DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased by $1.8 million, or 35.3%, to $3.3 million for fiscal 1996, as compared to $5.1 million for fiscal 1995, due to the Empire
   Acquisition of Certain Synergy Assets, partially offset by an increase in depreciation and amortization due to the purchase accounting adjustment made in connection with the Synergy Acquisition.

        OPERATING INCOME. Operating income increased $16.8 million to $14.5 million for fiscal 1996, as compared to a loss of $2.3 million for fiscal 1995. This increase was primarily due to the significant reduction in general and administrative expenses, partially offset by the effect of the Empire Acquisition of Certain Synergy Assets. As a percentage of revenues, operating income increased to 15.1% for fiscal 1996, as compared to a loss for fiscal 1995.

        INTEREST EXPENSE. Interest expense decreased $5.5 million, or 49.6%, to $5.6 million for fiscal 1996, as compared to $11.1 million for fiscal 1995, primarily due to the recapitalization of Synergy in connection with the Synergy Acquisition.

        NET INCOME. Synergy had net income of $5.3 million for fiscal 1996, as compared to a net loss of $13.4 million for fiscal 1995. The increase was primarily the result of the reduction in general and administrative expenses and interest expense, partially offset by the effect of the Empire Acquisition of Certain Synergy Assets.

        EBITDA. EBITDA increased $15.0 million, or 537.7%, to $17.8 million in fiscal 1996, as compared to $2.8 million for fiscal 1995. This increase was primarily due to the reduction in general and administrative expenses and colder than normal weather, and was partially offset by the effect of the Empire Acquisition of Certain Synergy Assets. As a percentage of revenues, EBITDA increased to 18.6% for fiscal 1996, as compared to 2.3% for fiscal 1995. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.

        FISCAL YEAR ENDED MARCH 31, 1995 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1994

        VOLUME. During fiscal 1995, Synergy sold 126.2 million retail propane gallons, a decrease of 11.7 million gallons, or 8.5%, from the
   137.9 million retail propane gallons sold during fiscal 1994. The decrease in volume was attributable to unusually warm weather during fiscal 1995 in Synergy's marketing areas.

        REVENUES. Revenues decreased by $10.1 million, or 7.6%, to $123.6 million for fiscal 1995, as compared to $133.7 million for fiscal 1994. This decrease was primarily attributable to the warmer than normal weather in Synergy's marketing areas in fiscal 1995, which reduced sales volume.

        COST OF PRODUCT SOLD. Cost of product sold decreased by $3.6 million, or 5.7%, to $59.9 million for fiscal 1995, as compared to $63.5 million for fiscal 1994. The decrease was attributable to the warmer than normal weather and reduced sales volume in fiscal 1995. As a percentage of revenues, cost of product sold increased to 48.5% for fiscal 1995, as compared to 47.5% for fiscal 1994.

        GROSS PROFIT. Gross profit decreased by $6.5 million, or 9.3%, to $63.7 million for fiscal 1995, as compared to $70.2 million for fiscal 1994. This decrease was primarily due to a decrease in sales volume resulting from the warmer than normal weather in Synergy's marketing areas and to the lower average gross margin per gallon of propane. Gross profit per retail gallon (which includes non-propane related sales) decreased by $.004 per gallon, or .8%, to $.505 per gallon for fiscal 1995, as compared to $.509 per gallon for fiscal 1994.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include salaries and commissions and related-party corporate administration and management fees) decreased by $.7 million, or 1.1%, to $60.8 million for fiscal 1995, as compared to $61.5 million for fiscal 1994, primarily due to a decrease in excise taxes, penalties and interest related to Synergy's employee benefit plan of $2.9 million, which was offset by increases in employee benefits of $.8 million and insurance expense of $1.4 million due to higher health insurance and legal settlement claims incurred in 1995. As a percentage of revenues, general and administrative expenses increased to 49.2% for fiscal 1995, as compared to 46.0% for fiscal 1994.

        DEPRECIATION AND AMORTIZATION. Depreciation and amortization of $5.1 million and $5.2 million in fiscal 1995 and 1994, respectively, were comparable, since an increase in depreciation expense in fiscal 1995 was offset by a decrease in amortization expense in fiscal 1995. The increase in depreciation was primarily attributable to an increase in vehicle-related depreciation. The decrease in amortization was primarily due to decreases in the amortization of deferred financing costs and acquisition-related costs.

        OPERATING INCOME. Operating income decreased by $5.9 million to a loss of $2.3 million in fiscal 1995, as compared to $3.6 million in income in fiscal 1994, since the decrease in general and administrative expenses was more than offset by the sum of (i) the decrease in gross profit resulting from the lower retail sales volume and lower average gross margin per gallon of propane and (ii) the increase in the provision for doubtful accounts.

        INTEREST EXPENSE. Interest expense (which includes related-party interest expense) decreased by $2.0 million, or 15.3%, in fiscal 1995 to $11.1 million, as compared to $13.1 million in fiscal 1994, as a result of the restructuring of Synergy's outstanding debt, which more than offset an increase in interest expense related to borrowings under Synergy's revolving credit facility.

        NET LOSS. Synergy had a net loss of $13.4 million for fiscal 1995, as compared to a net loss of $11.6 million for fiscal 1994. The increase in net loss was primarily due to the reduction in gross profit due to warmer weather, partially offset by the decrease in general and administrative expenses and interest expense.

        EBITDA. EBITDA decreased by $6.0 million, or 68.2%, to $2.8 million for fiscal 1995, as compared to $8.8 million for fiscal 1994. This decrease was due to unfavorable weather conditions, partially offset by a decrease in general and administrative expenses. As a percentage of revenues, EBITDA decreased to 2.3% for fiscal 1995, as compared to 6.6% for fiscal 1994. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.

   EMPIRE ENERGY

        The following discussion compares the results of operations and other data for Empire Energy for the fiscal year ended June 30, 1996 to the fiscal year ended June 30, 1995, and the fiscal year ended June 30, 1995 to the fiscal year ended June 30, 1994. As discussed below, the comparability of financial matters is affected by the Empire Acquisition of Certain Synergy Assets, the operations of which are included since the actual date of acquisition in August 1995, and the Split-Off in June 1994.

   FISCAL YEAR ENDED JUNE 30, 1996 COMPARED TO FISCAL YEAR ENDED JUNE 30,
   1995

        VOLUME. During fiscal 1996, Empire Energy sold 104.0 million retail propane gallons, an increase of 41.4 million gallons, or 66.1%, from the 62.6 million retail propane gallons sold during fiscal 1995. The increase in volume was primarily attributable to the Empire Acquisition of Certain Synergy Assets and was also attributable to colder weather during fiscal 1996 in Empire Energy's previously existing marketing areas.

        REVENUES. Revenues increased by $42.1 million, or 74.3%, to $98.8 million for fiscal 1996, as compared to $56.7 million for fiscal 1995. This increase was attributable almost entirely to the Empire Acquisition of Certain Synergy Assets and the colder weather in Empire Energy's marketing areas in fiscal 1996, both of which had the effect of increasing sales.

        COST OF PRODUCT SOLD. Cost of product sold increased by $23.3 million, or 86.9%, to $50.1 million for fiscal 1996, as compared to $26.8 million for fiscal 1995. The increase was attributable to increased volumes sold as a result of the Empire Acquisition of Certain Synergy Assets and the colder weather. As a percentage of revenues, cost of products sold increased to 50.7% for fiscal 1996, as compared to 47.3% for fiscal 1995.

        GROSS PROFIT. Gross profit increased by $18.9 million, or 63.3%, to $48.7 million for fiscal 1996, as compared to $29.8 million for fiscal 1995. This increase was primarily due to the increase in sales volume resulting from the Empire Acquisition of Certain Synergy Assets and colder than normal weather. Gross profit per retail gallon (which includes non-propane related sales) decreased by $.007, or 1.5%, to $.469 per gallon for fiscal 1996, as compared to $.476 per gallon for fiscal 1995.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include provision for doubtful accounts) increased by $8.6 million, or 35.1%, to $33.0 million for fiscal 1996, as compared to $24.4 million in fiscal 1995, as a result of the Empire Acquisition of Certain Synergy Assets and the increase in volumes sold due to the colder weather. As a percentage of revenues, general and administrative expenses decreased to 33.4% for fiscal 1996, as compared to 43.1% for fiscal 1995.

        DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $1.6 million, or 37.2%, to $5.9 million for fiscal 1996, as compared to $4.3 million for fiscal 1995, primarily due to the acquisition of assets in connection with the Empire Acquisition of Certain Synergy Assets.

        OPERATING INCOME. Operating income increased by $8.7 million, or 790.9%, to $9.8 million for fiscal 1996, compared to $1.1 million for fiscal 1995. This increase was primarily the result of the Empire Acquisition of Certain Synergy Assets, which resulted in significant operating efficiencies in Empire Energy's existing business, and an increase in propane sales volumes resulting from the colder winter in fiscal 1996. As a percentage of revenues, operating income increased to 9.9% for fiscal 1996, as compared to 1.9% for fiscal 1995.

        INTEREST EXPENSE. Interest expense increased to $2.6 million for fiscal 1996, as compared to $39,000 for fiscal 1995, mainly due to an increase in borrowings as a result of the Empire Acquisition of Certain Synergy Assets.

        Net Income. Empire Energy had net income of $3.7 million for fiscal 1996, as compared to net income of $.4 million for fiscal 1995. The increase was primarily the result of an increase in propane sales volume resulting from the Empire Acquisition of Certain Synergy Assets and colder weather in fiscal 1996.

        EBITDA. EBITDA increased $10.3 million, or 190.8%, to $15.7 million in fiscal 1996, as compared to $5.4 million for fiscal 1995. This increase was due to the Empire Acquisition of Certain Synergy Assets, which resulted in increased volumes and significant operating efficiencies, and the increase in volumes sold due to the colder weather conditions. As a percentage of revenues, EBITDA increased to 15.9% for fiscal 1996, as compared to 9.5% for fiscal 1995. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.

   FISCAL YEAR ENDED JUNE 30, 1995 COMPARED TO FISCAL YEAR ENDED JUNE 30,
   1994

        VOLUME. During fiscal 1995, Empire Energy sold 62.6 million retail propane gallons, a decrease of 4.7 million gallons, or 7.0%, from the 67.3 million retail propane gallons sold during fiscal 1994. The decrease in volume was attributable to unusually warmer weather during fiscal 1995 in Empire Energy's marketing areas.

        REVENUES. Revenues decreased by $3.5 million, or 5.8%, to $56.7 million for fiscal 1995, as compared to $60.2 million for fiscal 1994. This decrease was attributable almost entirely to the warmer than normal weather in Empire Energy's marketing areas in fiscal 1995, which reduced sales volume.

        COST OF PRODUCT SOLD. Cost of product sold decreased by $1.2 million, or 4.2%, to $26.8 million for fiscal 1995, as compared to $28.0 million for fiscal 1994. The decrease was attributable to the warmer weather and decreased sales volumes in fiscal year 1995. As a percentage of revenues, cost of product sold increased to 47.3% for fiscal 1995, as compared to 46.5% for fiscal 1994.

        GROSS PROFIT. Gross profit decreased by $2.4 million, or 7.3%, to $29.8 million for fiscal 1995, as compared to $32.2 million for fiscal 1994. This decrease was primarily due to the decrease in sales volume resulting from the warmer than normal weather. The decrease in gross profit attributable to the decrease in gallons sold was approximately $2.2 million. The remaining decrease was due to the decrease in gross profit per retail gallon, as well as decreases in gross profit from other sales. Gross profit per retail gallon (which includes non-propane related sales) decreased by $.002 per gallon, or .4%, to $.476 per gallon for fiscal 1995, as compared to $.478 per gallon for fiscal 1994.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include provision for doubtful accounts) increased by $2.9 million, or 13.5%, to $24.4 million for fiscal 1995, as compared to $21.5 million for fiscal 1994. The increase was primarily due to the partial allocation of officers' salaries and other related expenses to Empire Gas operations in fiscal 1994, whereas all such salaries and related expenses were allocated to Empire Energy in fiscal 1995. As a percentage of revenues, general and administrative expenses increased to 43.1% for fiscal 1995, as compared to 35.7% for fiscal 1994.

        DEPRECIATION AND AMORTIZATION. Depreciation and amortization decreased by $.4 million, or 7.1%, to $4.3 million for fiscal 1995, as compared with $4.7 million for fiscal 1994, largely as a result of a reduction in depreciation expense for residential customer tanks.

        OPERATING INCOME. Operating income decreased $4.9 million, or 82.0%, to $1.1 million for fiscal 1995, as compared to $6.0 million for fiscal 1994. This decrease was primarily due to the warmer weather in fiscal 1995 and the increase in salaries and commissions as a result of the restructuring due to the Split-Off in June 1994. As a percentage of revenues, operating income decreased to 1.9% for fiscal 1995, as compared to 10.0% for fiscal 1994.

        INTEREST EXPENSE. Interest expense decreased $79,000, or 66.9%, to $39,000 for fiscal 1995, as compared to $118,000 for fiscal 1994, mainly due to a decrease in borrowings under Empire Energy's operating line of credit in fiscal 1995 as a result of the reduction in propane sales volume.

        NET INCOME. Empire Energy had net income of $.4 million for fiscal 1995, as compared to net income of $3.5 million for fiscal 1994. The decrease was primarily the result of the reduction of sales volumes due to the warmer weather in fiscal 1995.

        EBITDA. EBITDA decreased $5.3 million, or 49.3%, to $5.4 million for fiscal 1995, as compared to $10.7 million for fiscal 1994. This decrease was primarily due to the warmer weather in fiscal 1995 and an increase in general and administrative expenses due to the restructuring in connection with the Split-Off. As a percentage of revenues, EBITDA decreased to 9.5% for fiscal 1995, as compared to 17.7% for fiscal 1994. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.

   COAST

        The following discussion compares the results of operations and other data for Coast for the fiscal year ended July 31, 1996 to the fiscal year ended July 31, 1995, and the fiscal year ended July 31, 1995 to the fiscal year ended July 31, 1994.

   FISCAL YEAR ENDED JULY 31, 1996 COMPARED TO FISCAL YEAR ENDED JULY 31,
   1995

        VOLUME. During fiscal 1996, Coast sold 328.4 million wholesale propane gallons of natural gas liquids, an increase of 27.0 million gallons, or 9.0%, from the 301.4 million gallons sold in fiscal 1995. The increase in volume was primarily attributable to the impact of colder weather in the wholesale markets served by Coast in the eastern United States. During fiscal 1996, Coast sold 34.9 million retail propane gallons, a decrease of 1.7 million gallons, or 4.6%, from the
   36.6 million retail propane gallons sold during fiscal 1995. The decrease in retail volume was primarily attributable to warmer weather during fiscal 1996 in Coast's retail marketing areas. The weather in

   Coast's areas of retail operations during fiscal 1996 was approximately 16% warmer than normal for such areas. The weather in Coast's areas of retail operations during fiscal 1995 was approximately 2% colder than normal for such areas.

        REVENUES. Revenues increased by $117.5 million, or 44.0%, to $384.4 million for fiscal 1996, as compared to $266.8 million for fiscal 1995. This increase was primarily attributable to increased wholesale sales from Coast's natural gas marketing efforts that resulted in an increase of $82.0 million in fiscal 1996. Retail operating revenues decreased by $.1 million, or .3%, to $38.8 million for fiscal 1996, as compared to $38.9 million for fiscal 1995. This decrease was attributable almost entirely to the warmer than normal weather in Coast's marketing areas in fiscal 1996, which adversely impacted both sales volumes and revenues.

        COST OF PRODUCT SOLD. Cost of product sold increased by $116.7 million, or 49.7%, to $351.2 million for fiscal 1996, as compared to $234.5 million for fiscal 1995. The increase in cost of product sold was primarily related to the increase in wholesale sales of natural gas. Cost of retail product sold, primarily the cost of propane, was constant in fiscal 1996 and 1995 at $17.4 million. The cost per gallon of propane for the retail business increased from $.443 in fiscal 1995 to $.461 in fiscal 1996, reflecting higher national demand resulting from colder than normal weather in many regions. As a percentage of revenues, cost of product sold increased to 91.4% for fiscal 1996, as compared to 87.9% for fiscal 1995.

        GROSS PROFIT. Gross profit increased by $.8 million, or 2.6%, to $33.1 million in fiscal 1996, as compared to $32.3 million for fiscal 1995. This increase was primarily attributable to increased margins in Coast's wholesale businesses, due to a colder heating season in the eastern United States, where a majority of Coast's wholesale sales are currently made. Retail gross profits decreased by $.2 million, or .8%, to $21.3 million for fiscal 1996, as compared to $21.5 million for fiscal 1995. This decrease was due primarily to lower sales volumes as a result of warmer than normal weather in Coast's retail marketing areas. The decrease in gross profits attributable to the decrease in gallons sold was approximately $.9 million. Gross profit per retail gallon increased by $.022, or 3.7%, to $.610 per gallon for fiscal 1996 from $.588 per gallon for fiscal 1995, due to increased average propane selling prices.

        OPERATING EXPENSES. Operating expenses increased $.8 million, or 4.0%, to $21.0 million in fiscal 1996, as compared to $20.2 million in fiscal 1995. Most of this increase was related to increases in Coast's retail operations. Operating expense for the retail business segment increased by $.3 million, or 2.1%, to $12.1 million in fiscal 1996, as compared to $11.9 million in fiscal 1995. The majority of this increase was attributable to acquisitions and start-up operations in fiscal 1996 that experienced higher operating costs that, due to warmer weather, were not offset by added sales volumes. As a

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   percentage of revenues, operating expenses decreased to 5.5% for fiscal 1996, as compared to 7.6% for fiscal 1995.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include corporate administration expenses) increased by $.1 million, or 2.4%, to $3.8 million for fiscal 1996, as compared to $3.7 million for fiscal 1995. The majority of this increase was attributable to normal salary increases and the addition of one staff position to assist with future acquisitions. As a percentage of revenues, general and administrative expenses decreased to 1.0% for fiscal 1996, as compared to 1.4% for fiscal 1995.

        DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $.4 million, or 11.4%, to $4.2 million for fiscal 1996, as compared to $3.8 million for fiscal 1995. This increase was primarily attributable to the acquisition of North Star Fuel and Propane, Inc. in fiscal 1996 and the purchase of retail customer tanks.

        OPERATING INCOME. Operating income decreased by $.5 million, or 10.8%, to $4.0 million for fiscal 1996, as compared to $4.5 million for fiscal 1995. This decrease was primarily due to the decrease in retail gallons sold because of warmer than normal weather in most of Coast's retail marketing areas. As a percentage of revenues, operating income decreased to 1.1% for fiscal 1996, as compared to 1.7% for fiscal 1995.

        INTEREST EXPENSE. Interest expense increased by $.4 million, or 6.8%, to $5.5 million in fiscal 1996, as compared to $5.1 million for fiscal 1995. This increase was primarily due to an increase in borrowings under Coast's acquisition revolving line of credit in fiscal 1996 related to the purchase of North Star Fuel and Propane, Inc.

        NET LOSS. Coast had a net loss of $1.0 million for fiscal 1996, as compared to a net loss of $.4 million for fiscal 1995 before an extraordinary charge to income for the early retirement of debt (net of income taxes). The $.6 million greater loss in fiscal 1996 reflects the impact of the significantly warmer than normal weather and higher interest expenses.

        EBITDA.  Total EBITDA decreased by $.1 million, or .7%, to
   8.2 million for fiscal 1996, as compared to $8.3 million for fiscal 1995. Coast's retail EBITDA decreased by $.4 million, or 4.4%, to $9.2 million for fiscal 1996, as compared to $9.6 million for fiscal 1995. The warmer than normal weather in Coast's retail marketing areas in fiscal 1996 more than offset the positive impact of higher earnings from recent acquisitions and internal customer growth. As a percentage of revenues, total EBITDA decreased to 2.2% for fiscal 1996, as compared to 3.1% for fiscal 1995. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.

   FISCAL YEAR ENDED JULY 31, 1995 COMPARED TO FISCAL YEAR ENDED JULY 31,
   1994

        VOLUME. During fiscal 1995, Coast sold 301.4 million wholesale propane gallons, a decrease of 73.0 million gallons, or 19.5%, from the 374.4 million wholesale propane gallons sold for fiscal 1994. The decrease in wholesale volume was due to warmer than normal weather in Coast's wholesale marketing areas during fiscal 1995. Retail propane sales volumes increased by 5.7 million gallons, or 18.3%, to 36.6 million gallons for fiscal 1995, as compared to 30.9 million gallons for fiscal 1994. The increase in retail volume was primarily attributable to the consummation of two acquisitions in fiscal 1995, with annual sales of approximately .9 million gallons, the addition of new customers from internal growth and colder than normal weather during fiscal 1995 in Coast's retail marketing areas. The weather in Coast's areas of retail operations during fiscal 1995 was approximately 2% colder than normal for such areas. The weather in Coast's areas of retail operations during fiscal 1994 was approximately 5% warmer than normal for such areas.

        REVENUES. Revenues increased by $23.8 million, or 9.8%, to $266.8 million for fiscal 1995, as compared to $243.0 million for fiscal 1994. The increase in sales primarily reflects increased natural gas liquids sales in Coast's natural gas procurement and marketing operations. Retail sales revenues increased by $5.8 million, or 17.5%, to $38.9 million for fiscal 1995, as compared to $33.1 million for fiscal 1994. This increase was primarily attributable to the addition of new customers from both acquisitions and internal growth, and weather for fiscal 1995 that was colder than normal in Coast's retail marketing areas.

        COST OF PRODUCT SOLD. Cost of product sold increased by $19.9 million, or 9.3%, to $234.5 million for fiscal 1995, as compared to $214.6 million for fiscal 1994. This increase primarily reflects the increase in the cost of wholesale sales. Cost of retail propane sold increased by $2.1 million, or 13.8%, to $17.4 million for fiscal 1995, as compared to $15.3 million for fiscal 1994. The increase was primarily attributable to an increase in retail gallons sold for fiscal 1995. The cost per gallon of propane for the retail business decreased from $.458 in fiscal 1994 to $.443 in fiscal 1995, reflecting lower national demand. As a percentage of revenues, cost of product sold decreased to 87.9% for fiscal 1995, as compared to 88.3% for fiscal 1994.

        GROSS PROFIT. Gross profit increased by $4.0 million, or 13.9%, to $32.3 million for fiscal 1995, as compared to $28.3 million for fiscal 1994. Most of the increase in gross profit was attributable to the retail business, in which gross profit increased by $3.7 million, or 20.6%, to $21.5 million for fiscal 1995, as compared to $17.8 million for fiscal 1994. This increase was primarily due to an increase in sales volume resulting from acquisitions, internal growth and colder weather in Coast's retail marketing areas. The increase in gross profit attributable to an increase in retail gallons sold was $3.4 million. The remaining increase was due to the increase in the gross profit per retail gallon, as well as increases in gross profit from other sales. Gross profit per retail gallon increased by $.011, or 1.9%, to $.588 per gallon for fiscal 1995, as compared to $.577 per gallon for fiscal 1994, due to lower product costs on a per-gallon basis.

        OPERATING EXPENSES. Operating expenses increased by $2.5 million, or 13.9%, to $20.2 million for fiscal 1995, as compared to $17.8 million for fiscal 1994. This increase was primarily related to Coast's retail operations, where operating expenses increased by $2.0 million, or 19.8%, to $11.9 million for fiscal 1995, as compared to $9.9 million for fiscal 1994. The majority of this increase was attributable to acquisitions and internal growth and related customer service and delivery expenses. As a percentage of revenues, operating expenses increased to 7.6% for fiscal 1995, as compared to 7.3% for fiscal 1994.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses (which include corporate administrative expenses) increased by $.2 million, or 8.2%, to $3.7 million for fiscal 1995, as compared to $3.5 million for fiscal 1994. This increase was primarily attributable to increased salaries and employee medical and disability insurance expenses. As a percentage of revenues, general and administrative expenses remained relatively constant for fiscal 1995 and 1994.

        DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by $.5 million, or 15.3%, to $3.8 million for fiscal 1995, as compared with $3.3 million for fiscal 1994, largely as a result of increased ownership of tanks, trucks and customer lists as a result of acquisitions and internal growth.

        OPERATING INCOME. Operating income increased by $700,000, or 18.0%, to $4.5 million for fiscal 1995, as compared to $3.8 million for fiscal 1994. The increase was primarily due to increased sales as a result of acquisitions and internal growth. As a percentage of revenues, operating income increased to 1.7% for fiscal 1995, as compared to 1.6% for fiscal 1994.

        INTEREST EXPENSE. Interest expense increased by $1.1 million, or 27.1%, to $5.1 million for fiscal 1995, as compared to $4.0 million for fiscal 1994, primarily due to an increase in borrowings under Coast's operating line of credit in fiscal 1995 related to acquisitions and increases in the interest rate on borrowings.

        NET LOSS. Coast had a net loss of $.4 million for fiscal 1995 before an extraordinary charge to income for early retirement of debt (net of income taxes), as compared to a net loss of $.2 million for fiscal 1994. The increased loss was primarily due to higher interest expenses related to increases in the interest rate on borrowings.

        EBITDA. EBITDA increased $1.2 million, or 16.8%, to $8.3 million for fiscal 1995, as compared to $7.1 million for fiscal 1994. This increase primarily reflects the benefit of colder weather in Coast's retail marketing areas, partially offset by warmer weather in Coast's wholesale markets. Coast's retail EBITDA increased by $1.7 million, or 21.7%, to $9.6 million in fiscal 1995, as compared to $7.9 million in fiscal 1994. The increase in retail volumes is attributable primarily to internal growth, acquisitions and favorable weather conditions. As a percentage of revenues, EBITDA increased to 3.1% for fiscal 1995, as compared to 2.9% for fiscal 1994. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to distribute the Minimum Quarterly Distribution.

   CAPITAL EXPENDITURES AND COMMITMENTS

        The Partnership expects that maintenance capital expenditures on a pro forma basis for fiscal 1997 of approximately $3.5 million. In addition, the Partnership intends to continue to pursue growth through acquisitions, internal growth and start-ups. The Partnership expects to fund these expenditures from cash flow from operations from additional borrowing under the Bank Credit Facility and through the issuance of Common Units.

   LITIGATION AND OTHER CONTINGENCIES

        For a description of certain litigation and other contingencies of the Partnership, see "Business and Properties - Litigation and Other Contingencies."

   EFFECTS OF INFLATION

        In general, inflation has not had any significant impact on the Partnership in recent years and changes in propane prices, in particular, have been dependent on factors generally more significant than inflation, such as weather and availability of supply. However, to the extent inflation affects the amounts the Partnership pays for propane as well as operating and administrative expenses, the Partnership attempts to limit the effects of inflation by passing on propane cost increases to customers in the form of higher selling prices to the extent it can do so, as well as through cost controls and productivity improvements. As such, inflation has not had a material adverse effect on the Partnership's profitability, and the Partnership does not believe normal inflationary pressures will have a material adverse effect on future results of operations of the Partnership.

                           BUSINESS AND PROPERTIES
   GENERAL

        The Partnership believes that it is the fifth largest retail marketer of propane in the United States in terms of volume, serving more than 360,000 residential, commercial, industrial and agricultural customers from 296 customer service centers in 26 states. The Partnership's operations are concentrated in the east coast, south-central and west coast regions of the United States. For the fiscal year ended June 30, 1996, the Partnership had combined retail propane sales of approximately 235 million gallons and pro forma EBITDA of approximately $47.0 million. Pro forma EBITDA would have been approximately $54.9 million if effect were given to an additional $7.9 million of expense reductions which the Partnership believes are achievable as a result of the Transactions, but which have not been included in the pro forma adjustments.

        The Partnership believes that it is well positioned to compete successfully in the propane business for the following reasons:
   (i) management's experience in generating profitable growth at its customer service centers by fostering an entrepreneurial approach by local managers; (ii) the Partnership's large national and geographically diversified operations, which the Partnership believes reduces the effects of adverse weather conditions in any one region on EBITDA and allow it to achieve economies of scale; (iii) the significant proportion of the Partnership's retail sales that is made to residential customers, which are generally more profitable than sales to other customers; (iv) management's experience in identifying, evaluating and completing both small and large acquisitions; (v) the Partnership's substantial national wholesale supply and logistics business, which provides it with a national presence and a relatively secure source of propane to support the service goals of its customer service centers; (vi) the Partnership's centralized administrative systems that enable local managers to focus on customer service and growth; and (vii) the Partnership's relationship with Northwestern Growth, which has proven experience in the energy distribution business and in the acquisition and growth of propane businesses. Although the Partnership believes it has a number of competitive strengths, the propane industry is highly competitive and includes a number of large national firms and regional firms and several thousand small independent firms. Certain competitors may have greater financial resources or lower operating costs than the Partnership. Further, variations in the weather or the economy in one or more regions in which the Partnership operates can significantly affect the total volume of propane sold by the Partnership and, consequently, the Partnership's results of operations.

   BUSINESS STRATEGY

        The principal elements of the Partnership's business strategy are to (i) extend and refine its existing service orientation,
   (ii) continue to pursue balanced growth through small and large acquisitions, internal growth at its existing customer service centers and start-ups of new customer service centers, (iii) enhance the profitability of its existing operations by integrating the Combined Operations, implementing entrepreneurially oriented local manager incentive programs, where appropriate, and continuing to centralize administrative systems and (iv) capitalize on the Partnership's national wholesale supply and logistics business.

        FOCUS ON CUSTOMER SERVICE.

        The Partnership seeks to be recognized in the marketplace as the most customer service-oriented propane supplier. Although propane is a commodity product, the Partnership believes that it is able to distinguish itself from the competition by providing reliable and timely delivery of propane at competitive prices. The Partnership believes that establishing and clearly communicating standards of service and performance expectations at all levels of the Partnership, and rewarding its employees accordingly, will enable the Partnership to achieve its service goals. The Partnership has incentive programs at certain customer service centers targeted to fostering an entrepreneurial environment at the customer service center level. These programs provide substantial rewards to local managers for managing service-oriented and profitable operations. The Partnership intends to expand such incentive programs to additional customer service locations where appropriate.

   CONTINUED BALANCED GROWTH

        The Partnership intends to continue to pursue balanced growth through small and large acquisitions, internal growth at its existing customer service centers and start-ups of new customer service centers. Acquisitions will be the principal means of growth for the Partnership, as the retail propane industry is mature and overall demand for propane is expected to experience limited growth in the foreseeable future. The Partnership believes that the fragmented nature of the retail propane industry provides significant opportunities for growth through strategic acquisitions. Industry sources indicate that there are over 8,000 retail propane operations in the United States, of which the ten largest account for approximately 33% of industry volumes. The Partnership's acquisition strategy will concentrate on companies that have one or more of the following characteristics: (i) locations in areas serviced by the Partnership that may be combined with existing operations, providing greater economies of scale at the customer service center level,

   (ii) a recent record of growth and a local reputation for quality service, (iii) locations in areas that are relatively colder and
   (iv) operations with a relatively high proportion of sales to the more profitable residential customer segment. As part of its acquisition program, the Partnership generally expects to retain the name and identity of the acquired entity, which the Partnership believes will preserve the goodwill of the acquired business and promote continued local customer loyalty. The Partnership's ability to make acquisitions is facilitated by the availability of the Acquisition Facility and the ability to issue additional limited partner interests. In the first six months of 1997, the Partnership acquired businesses in California, Florida and New Hampshire which added approximately 12,000 customers and annual retail propane sales of approximately 12.5 million gallons. The aggregate purchase price for these acquisitions was approximately $20.9 million, of which approximately $14.8 was in the form of Common Units (approximately 700,000 Common Units). There can be no assurance, however, that the Partnership will continue to identify attractive acquisition candidates in the future, that the Partnership will be able to acquire such businesses on economically acceptable terms, that any acquisitions will not be dilutive to earnings and distributions to the Unitholders or that any additional debt incurred to finance an acquisition will not affect the ability of the Partnership to make distributions to the Unitholders. The Partnership is not required under the Partnership Agreement to seek Unitholder approval of any acquisition.

        The Partnership is from time to time engaged in ongoing discussions with respect to acquisitions, and expects to continue to pursue such acquisition opportunities actively. As of the date of this Prospectus, the Partnership does not have any agreements with respect to any material acquisitions but is involved in ongoing discussions with several companies and is continuing to assess these and other acquisition opportunities. The Partnership is unable to predict the size, number or timing of any future acquisitions.

        In addition to pursuing growth through acquisitions, the Partnership continues to focus on internal growth at its existing customer service centers. The Partnership seeks to achieve internal growth by, among other things, providing superior service and instituting programs that encourage employees, existing customers and local real estate agents and contractors to refer new accounts. This strategy is being implemented primarily through the Partnership's incentive programs that reward local managers for managing service-oriented and profitable operations.

        In some instances, the Partnership may identify a market that has one or more of the characteristics that would make it attractive for an acquisition but in which there are no attractive available acquisition candidates. In certain of these cases, the Partnership may seek to penetrate the market by establishing a new customer service center. The Partnership believes that it can successfully initiate these start-up operations in attractive markets by identifying and hiring local managers with proven propane service experience and establishing programs that reward service-oriented and profitable operations and that allow the managers to share in the growth of the business.

        ENHANCE PROFITABILITY OF ITS EXISTING OPERATIONS.

        The Partnership believes that it can enhance the profitability of its customer service centers by integrating the Combined Operations, reducing inefficiencies in areas where there is a geographic overlap of services and implementing "best practices" and management incentive programs throughout the Partnership's operations. In integrating the Combined Operations, the Partnership is in the process of consolidating and centralizing ongoing administrative functions and systems, which should enable local managers to devote their time to providing customer service and achieving other performance goals. In addition, the Partnership believes it can improve efficiencies in areas where there is a geographic overlap of services provided by customer service centers. The Partnership's management has identified effective operating programs and strategies used by one of the constituent companies prior to the IPO but not used by one or more of the others. The Partnership believes that the implementation of these "best practices" throughout the Combined Operations will improve customer retention, foster expansion of its customer base and create operating efficiencies and cost savings opportunities. Furthermore, the Partnership believes that instituting management incentive programs, where appropriate, and fostering an entrepreneurial approach at additional customer service centers will give managers the incentive to increase such customer service centers' profitability.

        CAPITALIZE ON NATIONAL SUPPLY AND LOGISTICS BUSINESS.

        The Partnership has a national wholesale propane supply and logistics business with sales of approximately 226 million gallons in fiscal 1996. The Partnership believes that this business provides it with a reasonably secure, competitively priced and efficient supply base to support the service goals of its existing customer service centers. In addition, the Partnership believes its wholesale and logistics business positions it well for expansion through acquisitions or start-up operations in new markets. As part of its wholesale business, the Partnership also provides product supply and financial and technical assistance to certain small independent retailers. While these arrangements provide some economic return to the Partnership, the Partnership believes their greater value lies in the resulting relationships, which position the Partnership to acquire such businesses in the event they become available for purchase.

   FORMATION BACKGROUND

        Northwestern Growth is a wholly owned subsidiary of NPS, an NYSE-listed energy distribution company. Northwestern Growth was formed in

   1994 to pursue and manage nonutility investments and development activities for NPS, with a primary focus on growth opportunities in the energy, energy equipment and energy services industries.

        To capitalize on the growth and consolidation opportunities in the propane distribution market, in August 1995, Northwestern Growth, through its subsidiary, Synergy, acquired SGI, then the sixth largest retail marketer of propane in the United States. SGI had been in the retail propane distribution business since 1969. At the time of the acquisition, SGI maintained 152 retail branches serving approximately 200,000 customers in 23 states in the east and south-central regions of the United States. In conjunction with the acquisition of SGI, Synergy sold 38 retail propane locations to Empire Energy pursuant to the Empire Acquisition of Certain Synergy Assets. The transaction represented a net cash investment by Northwestern Growth of approximately $105 million, after the sale of such retail outlets. Following the acquisition of SGI, Northwestern Growth acquired four smaller propane companies, which had aggregate annual retail propane sales of approximately four million gallons.

        In December 1995, NPS acquired Myers, located in Sandusky, Ohio, for consideration of approximately $4.8 million. As of the time of the acquisition, Myers served approximately 5,000 customers within a radius of approximately 50 miles around Sandusky. Myers had annual retail propane sales of approximately six million gallons.

        In October 1996, Northwestern Growth acquired Empire Energy, then the eighth largest retail marketer of propane in the United States. Such transaction involved total consideration of approximately
   $120 million. Empire Energy was formed in June 1994 as a result of the Split-Off from Empire Gas, which was founded in 1963. As a result of the Split-Off, Empire Energy acquired 133 of the 284 Empire Gas retail locations. As of September 30, 1996, Empire Energy's operations consisted of 157 retail locations in 10 states, primarily in the midwest and southeast regions of the United States, including the 38 retail propane locations acquired by Empire Energy from Synergy as described above.

        In December 1996, Northwestern Growth acquired Coast, the 18th largest retail marketer of propane in the United States, with retail operations primarily concentrated in the west coast region of the United States. The acquisition was consummated immediately prior to the consummation of the IPO closing. The Coast Merger involved total consideration of approximately $97.0 million, subject to working capital and capital expenditure adjustments.

   INDUSTRY BACKGROUND AND COMPETITION

        Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative stand-alone energy sources. The retail propane business of the Partnership consists principally of transporting propane to its retail distribution outlets and then to tanks located on its customers' premises. Retail propane use falls into four broad categories:
   (i) residential, (ii) industrial and commercial, (iii) agricultural and (iv) other applications, including motor fuel sales. Residential customers use propane primarily for space and water heating. Industrial customers use propane primarily as fuel for forklifts and stationary engines, to fire furnaces, as a cutting gas, in mining operations and in other process applications. Commercial customers, such as restaurants, motels, laundries and commercial buildings, use propane in a variety of applications, including cooking, heating and drying. In the agricultural market, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control. Other retail uses include motor fuel for cars and trucks, outdoor cooking and other recreational uses, propane resales and sales to state and local governments. In its wholesale operations, the Partnership sells propane principally to large industrial end-users and other propane distributors.

        Propane is extracted from natural gas or oil wellhead gas at processing plants or separated from crude oil during the refining process. Propane is normally transported and stored in a liquid state under moderate pressure or refrigeration for ease of handling in shipping and distribution. When the pressure is released or the temperature is increased, it is usable as a flammable gas. Propane is colorless and odorless; an odorant is added to allow its detection. Like natural gas, propane is a clean-burning fuel and is considered an environmentally preferred energy source.

        Based upon information provided by the Energy Information Administration, propane accounts for approximately three to four percent of household energy consumption in the United States. Propane competes primarily with natural gas, electricity and fuel oil as an energy source, principally on the basis of price, availability and portability. Propane is more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, but serves as a substitute for natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Historically, the expansion of natural gas into traditional propane markets has been inhibited by the capital costs required to expand pipeline and retail distribution systems. Although the extension of natural gas pipelines tends to displace propane distribution in areas affected, the Partnership believes that new opportunities for propane sales arise as more geographically remote neighborhoods are developed. Propane is generally less expensive to use than electricity for space heating, water heating, clothes drying and cooking. Although propane is similar to fuel oil in certain applications and market demand, propane and fuel oil compete to a lesser extent primarily because of the cost of converting from one to the other.

        In addition to competing with alternative energy sources, the Partnership competes with other companies engaged in the retail propane distribution business. Competition in the propane industry is highly fragmented and generally occurs on a local basis with other large full-service multi-state propane marketers, thousands of smaller local independent marketers and farm cooperatives. Based on industry publications, the Partnership believes that the domestic retail market for propane is approximately 9.2 billion gallons annually, that the 10 largest retailers, including the Partnership, account for approximately 33% of the total retail sales of propane in the United States, and that no single marketer has a greater than 10% share of the total retail market in the United States. Most of the Partnership's customer service centers compete with five or more marketers or distributors. Each customer service center operates in its own competitive environment, because retail marketers tend to locate in close proximity to customers. The Partnership's customer service centers generally have an effective marketing radius of approximately 25 to 50 miles, although in certain rural areas the marketing radius may be extended by a satellite location.

        The ability to compete effectively further depends on the reliability of service, responsiveness to customers and the ability to maintain competitive prices. The Partnership also believes that its service capabilities and customer responsiveness differentiate it from many of these smaller competitors. The Partnership's employees are on call 24 hours a day and seven days a week for emergency repairs and deliveries.

        The wholesale propane business is highly competitive. For fiscal year 1996, the Partnership's wholesale propane operations accounted for 49% of combined total propane volumes but less than 6% of pro forma gross profit. The Partnership believes that its wholesale business provides it with a national presence and a reasonably secure, efficient supply base, and positions it well for expansion through acquisitions or start-up operations in new markets.

   PRODUCTS, SERVICES AND MARKETING

        The Partnership is principally engaged in (i) the retail distribution of propane for residential, commercial, industrial, agricultural and other retail uses, (ii) the wholesale marketing and distribution of propane and natural gas liquids to the retail propane industry, the chemical and petrochemical industries and other commercial and agricultural markets, (iii) the repair and maintenance of propane heating systems and appliances and (iv) the sale of propane-related supplies, appliances and other equipment.

        As of June 30, 1997, the Partnership's retail operations consisted of 296 customer service centers in 26 states. The Partnership's operations are concentrated primarily in the east coast, south-central and west coast regions of the United States. The Partnership serves more than 360,000 active customers. Propane sales generally peak during the six-month heating season from October through March, as many customers use propane for heating purposes. During fiscal 1996, approximately 72.7% of the Partnership's combined retail propane volume and in excess of 85% of its pro forma EBITDA were attributable to sales during the six-month heating season of October through March. As a result of this seasonality, the Partnership's sales and operating profits are concentrated in its second and third fiscal quarters. Cash flows from operations, however, are greatest from November through April when customers pay for propane purchased during the six-month peak season. To the extent the Managing General Partner deems appropriate, the Partnership may reserve cash from these periods for distribution to Unitholders during periods with lower cash flows from operations.

        Typically, customer service centers are found in suburban and rural areas where natural gas is not readily available. Generally, such locations consist of a one to two acre parcel of land, an office, a small warehouse and service facility, a dispenser and one or more 18,000 to 30,000 gallon storage tanks. Propane is generally transported from refineries, pipeline terminals, leased storage facilities and coastal terminals by rail or truck transports to the Partnership's customer service centers, where it is unloaded into the storage tanks. In order to make a retail delivery of propane to a customer, a bobtail truck is loaded with propane from the storage tank. Propane is then pumped from the bobtail truck, which generally holds 2,500 to 3,000 gallons of propane, into a stationary storage tank on the customer's premises. The capacity of these customer tanks ranges from approximately 100 gallons to 1,200 gallons, with a typical tank having a capacity of 100 to 300 gallons in milder climates and from 500 to 1,000 gallons in colder climates. The Partnership also delivers propane to retail customers in portable cylinders, which typically have a capacity of 5 to 35 gallons. When these cylinders are delivered to customers, empty cylinders are picked up for refilling at the Partnership's distribution locations or are refilled in place. The Partnership also delivers propane to certain other bulk end users of propane in tractor trailers known as transports, which have an average capacity of approximately 10,500 gallons. End users receiving transport deliveries include industrial customers, large-scale heating accounts and large agricultural accounts.

        The Partnership encourages its customers to implement a regular delivery schedule by, in some cases, charging extra for non-scheduled deliveries. Most of the Partnership's residential customers receive their propane supply pursuant to an automatic delivery system which eliminates the customer's need to make an affirmative purchase decision and allows for more efficient route scheduling and maximization of volumes delivered. From its customer service locations, the Partnership also sells, installs and services equipment related to its propane distribution business, including heating and cooking appliances.

        Retail propane use falls into four broad categories:
   (i) residential, (ii) industrial and commercial, (iii) agricultural and (iv) other applications, including motor fuel sales. On a combined basis during fiscal 1996, the Partnership sold approximately 235 million gallons of propane to retail customers and 226 million gallons of propane to wholesale customers. Approximately 57.8% of the retail gallons was sold to residential customers, 25.9% was sold to industrial and commercial customers, 13.1% was sold to agricultural customers, and 3.2% was sold to all other retail users. Sales to residential customers in fiscal 1996 accounted for 29.5% of total gallons (including wholesale gallons) sold, but approximately 67.0% of the Partnership's pro forma gross profit from propane sales. Residential sales have a greater profit margin and a more stable customer base than other retail markets served by the Partnership. Industrial and commercial sales accounted for 18.7% of the Partnership's pro forma gross profit from propane sales for fiscal 1996, agricultural sales accounted for 6.1% and all other retail sales accounted for 2.8%. Sales to wholesale customers contributed the remaining 5.4% of pro forma gross profit from propane sales. No single retail customer accounted for more than 1% of the Partnership's pro forma revenues during fiscal 1996.

        The propane business is very seasonal, with weather conditions significantly affecting demand for propane. The Partnership believes that the geographic diversity of its areas of operations helps to minimize its exposure to regional weather. Although overall demand for propane is affected by weather, changes in price and other factors, the Partnership believes its residential business to be relatively stable due to the following characteristics:
   (i) residential demand for propane has been relatively unaffected by general economic conditions due to the largely non-discretionary nature of most propane purchases by the Partnership's residential customers, (ii) loss of customers to competing energy sources has been low, (iii) the Partnership's customers tend to remain with the Partnership due to a regular delivery schedule and the Partnership's ownership of a substantial percentage of the storage tanks used by its customers and (iv) the Combined Operations have been able to more than offset customer losses through internal growth of their customer bases in existing markets. Since home heating usage is the most sensitive to temperature, residential customers account for the greatest usage variation due to weather. Variations in the weather in one or more regions in which the Partnership operates, however, can significantly affect the total volumes of propane sold by the Partnership and the margins realized thereon and, consequently, the Partnership's results of operations. The Partnership believes that sales to the commercial and industrial markets, while affected by economic patterns, are not as sensitive to variations in weather conditions as sales to residential and agricultural markets.

        In addition to its core retail operations, the Partnership is also engaged in the wholesale marketing of propane to independent dealers, major interstate marketers and the chemical and petrochemical industries. The Partnership participates to a lesser extent in the marketing of other natural gas liquids, the processing and marketing of natural gas and the gathering of crude oil. The Partnership either owns or has contractual rights to use transshipment terminals, rail cars, long-haul tanker trucks, pipelines and storage capacity. The Partnership believes that its wholesale marketing and processing activities position it to achieve product cost advantages and to avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors.

   PROPANE SUPPLY AND STORAGE

        The Partnership's propane supply is purchased from oil companies and natural gas processors at numerous supply points located in the United States and Canada. Most of the propane purchased by the Partnership in fiscal 1996 was purchased pursuant to agreements with terms of less than one year, but the percentage of contract purchases may vary from year to year as determined by the Partnership. Supply contracts generally provide for pricing in accordance with posted prices at the time of delivery or the current prices established at major delivery points. Most of these agreements provide maximum and minimum seasonal purchase guidelines. In addition, the Partnership makes purchases on the spot market from time to time to take advantage of favorable pricing. The Partnership receives its supply of propane predominantly through railroad tank cars and common carrier transport.

        Supplies of propane from the Partnership's sources historically have been readily available. In fiscal 1996, Warren Gas Liquids was the Partnership's largest supplier providing approximately 12.8% of the Partnership's total propane supply for its retail and wholesale operations (excluding propane obtained from the Partnership's natural gas processing operations). The Partnership believes that if supplies from Warren Gas Liquids were interrupted, it would be able to secure adequate propane supplies from other sources without a material disruption of its operations. Aside from Warren Gas Liquids, no single supplier provided more than 10% of the Partnership's domestic propane supply in fiscal 1996. Although no assurance can be given that supplies of propane will be readily available in the future, the Partnership expects a sufficient supply to continue to be available. However, increased demand for propane in periods of severe cold weather, or otherwise, could cause future propane supply interruptions or significant volatility in the price of propane.

        The market price of propane is subject to volatile changes as a result of supply or other market conditions over which the Partnership will have no control. Since it may not be possible to pass rapid increases in the wholesale cost of propane on to customers immediately, such increases could reduce the Partnership's gross profits. Consequently, the Partnership's profitability will be sensitive to changes in wholesale propane prices. The Partnership engages in hedging of product cost and supply through common hedging practices. The Partnership also engages in the trading of propane, natural gas, crude oil and other commodities in amounts that have not had and are not expected to have a material effect on the Partnership's financial condition or results of operations.

        The Partnership has from time to time leased space in storage facilities to take advantage of supply purchasing opportunities as they have occurred, and the Partnership believes that it will have adequate third party storage to take advantage of such opportunities in the future. Access to storage facilities will allow the Partnership, to the extent it may deem it desirable, to buy and store large quantities of propane during periods of low demand, which generally occur during the summer months, thereby helping to ensure a more secure supply of propane during periods of intense demand or price instability.

   PRICING POLICY

        The Partnership expects to rely on customer service center managers to set prices based on prevailing local market conditions and product cost within a pre-established gross margin framework developed jointly by senior management and local service center managers. The Partnership regularly assesses how each customer service center manager's pricing policy affects the service center's margins and discusses alternative pricing strategies to improve margins with the service center managers. In most situations, the Partnership believes that its pricing methods permit the Partnership to respond to changes in supply costs in a manner that protects the Partnership's gross margins and customer base.

   BILLING AND COLLECTION PROCEDURES

        Customer statement billing is centralized, allowing the Partnership to achieve efficiencies and reduce the time spent by local managers on billing, while customer account and collection responsibilities are the responsibility of the service centers. The Partnership provides service center managers with weekly and monthly aging reports of accounts receivable and discusses the reports with customer service center managers on a regular basis. The Partnership believes that its decentralized approach to account collection is beneficial for several reasons: (i) the customer is more apt to pay a "local" business; (ii) cash payments are forwarded to lock boxes that are swept daily; and (iii) district personnel have a current account status available to them at all times to answer customer inquiries.

   PROPERTIES

        As of June 30, 1997, the Partnership operated bulk storage facilities with total propane storage capacity of approximately
   21 million gallons, all of which was above-ground and all of which was owned by the Partnership. The Partnership does not own, operate or lease any underground propane storage facilities (excluding customer and local distribution tanks) or pipeline transportation assets (excluding local delivery systems). In addition, as of June 30, 1997, the Partnership operated 296 customer service centers.

        The transportation of propane requires specialized equipment. The trucks and railroad tank cars utilized for this purpose carry specialized steel tanks that maintain the propane in a liquefied state. As of June 30, 1997, the Partnership owned a fleet of 34 transport truck tractors, 63 transport trailers, approximately
   900 bobtail trucks and approximately 1,000 other delivery and service vehicles. As of such date, the Partnership owned, and customers leased, approximately 268,000 customer storage tanks with typical capacities of 120 to 1,000 gallons.

        The Partnership believes that it has satisfactory title to or valid rights to use all of its material properties. Some of these properties are subject to liabilities and leases, liens for taxes not yet due and payable, and immaterial encumbrances, easements and restrictions, although the Partnership does not believe that any such burdens will interfere with the continued use of its properties by the Partnership to an extent material to its business, taken as a whole. In addition, the Partnership believes that it has or is in the process of obtaining all required material approvals, authorizations, orders, licenses, permits, franchises and consents of, and has obtained or is in the process of obtaining all required material registrations, qualifications and filings with, the various state and local governmental and regulatory authorities which relate to ownership of the Partnership's properties or the operations of its business.

   TRADEMARKS AND TRADENAMES

        The Partnership utilizes a variety of trademarks, including "Synergy Gas" and its related design, which the Partnership owns, and "Empire Gas" and its related design, which the Partnership has the right to use, and tradenames, including "Coast Gas." The Partnership generally expects to retain the names and identities of acquired entities, which the Partnership believes preserves the goodwill of the acquired business and promotes continued local customer loyalty. The Partnership regards its trademarks, tradenames and other proprietary rights as valuable assets and believes that they have significant value in the marketing of its products.

   GOVERNMENT REGULATION

        The Partnership is subject to various federal, state and local environmental, health and safety laws and regulations. Generally, these laws impose limitations on the discharge of pollutants and establish standards for the handling of solid and hazardous wastes. These laws include the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act, the Clean Water Act and comparable state statutes. CERCLA, also known as the "Superfund" law, imposes joint and several liability without regard to fault or the legality of the original conduct on certain classes of persons that are considered to have contributed to the release or threatened release of a "hazardous substance" into the environment. Propane is not a hazardous substance within the meaning of CERCLA. However, automotive waste products, such as waste oil, generated by the Partnership's truck fleet, as well as "hazardous substances" disposed of during past operations by third parties on the Partnership's properties, could subject the Partnership to liability under CERCLA. Such laws and regulations could result in civil or criminal penalties in cases of non-compliance or impose liability for remediation costs. In addition, liquid petroleum products, such as gasoline and diesel fuel, are handled at some of the Partnership's properties. Leaks of such materials from underground storage tanks are regulated pursuant to RCRA and analogous state laws. Most state laws also require the investigation and, where determined to be necessary, the remediation of leaks or spills of liquid petroleum products, whether the leaks or spills emanated from underground storage tanks or otherwise. Also, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances.

        National Fire Protection Association Pamphlets No. 54 and No. 58, which establish rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in all of the states in which the Partnership operates. In some states these laws are administered by state agencies, and in others they are administered on a municipal level. With respect to the transportation of propane by truck, the Partnership is subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation. The Partnership conducts ongoing training programs to help ensure that its operations are in compliance with applicable regulations. The Partnership maintains various permits that are necessary to operate some of its facilities, some of which may be material to its operations. The Partnership believes that the procedures currently in effect at all of its facilities for the handling, storage and distribution of propane and liquid petroleum products are consistent with industry standards and are in compliance in all material respects with applicable laws and regulations.

        Future developments, such as stricter environmental, health or safety laws and regulations promulgated thereunder, could affect Partnership operations. It is not anticipated that the Partnership's compliance with or liabilities under existing environmental, health and safety laws and regulations, including CERCLA, will have a material adverse effect on the Partnership. To the extent that there are any environmental liabilities unknown to the Partnership or environmental, health or safety laws or regulations are made more stringent, there can be no assurance that the Partnership's results of operations will not be materially and adversely affected.

   EMPLOYEES

        As of June 30, 1997, the Managing General Partner had 1,938 full time employees, of whom 141 were general and administrative and 1,797 were operational employees. Twenty-eight of the Managing General Partner's employees at four customer service centers were represented by labor unions. The Partnership believes that its relations with its employees are satisfactory. The Managing General Partner generally hires seasonal workers to meet peak winter demand.

   LITIGATION AND OTHER CONTINGENCIES

        A number of personal injury, property damage and products liability suits are pending or threatened against the Partnership. In general, these lawsuits have arisen in the ordinary course of the Partnership's business and involve claims for actual damages, and in some cases, punitive damages, arising from the alleged negligence of the Partnership or as a result of product defects or similar matters. Of the pending or threatened matters, a number involve property damage, and several involve serious personal injuries or deaths and the claims made are for relatively large amounts. Although any litigation is inherently uncertain, based on past experience, the information currently available to it and the availability of insurance coverage, the Partnership does not believe that these pending or threatened litigation matters will have a material adverse effect on its results of operations or its financial condition.

                                 MANAGEMENT

   PARTNERSHIP MANAGEMENT

        The Managing General Partner manages and operates the activities of the Partnership. Neither the Special General Partner nor the Unitholders directly or indirectly participate in the management or operation of the Partnership or have actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Partnership. Notwithstanding any limitation on their obligations or duties, the Managing General Partner and the Special General Partner will be liable, as general partners of the Partnership, for all debts of the Partnership (to the extent not paid by the Partnership), except to the extent that indebtedness or other obligations incurred by the Partnership are made specifically non-recourse to the General Partners. Whenever possible, the Managing General Partner intends to make any such indebtedness or other obligations non-recourse to the General Partners.

        In March 1997 the Managing General Partner appointed Paul Christen and Kurt Katz, who are neither officers or employees of the General Partners nor directors, officers or employees of any affiliate of either of the General Partners, to its Board of Directors. Such directors, along with Richard Hylland, serve on the Audit Committee, which has the authority to review specific matters as to which the Board of Directors believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the Managing General Partner is fair and reasonable to the Partnership. Any matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to the Partnership, approved by all partners of the Partnership and not a breach by the Managing General Partner or its Board of Directors of any duties they may owe the Partnership or the Unitholders. See "Conflicts of Interest and Fiduciary Responsibilities - Fiduciary and Other Duties." In addition, the Audit Committee will review the external financial reporting of the Partnership, will recommend engagement of the Partnership's independent public accountants and will review the Partnership's procedures for internal auditing and the adequacy of the Partnership's internal accounting controls.

        The Nominating and Compensation Committee consists of three numbers, Kurt Katz, Merle Lewis and Paul Christen. The Nominating and Compensation Committee advises the Board of Directors with respect to nominations of directors and the salary, compensation and benefits of directors and officers of the Managing General Partner.

        Merle Lewis, Keith Baxter and Richard Hylland serve on the Executive Committee, which may exercise the powers of the Board of Directors while the Board of Directors is not in session, subject to limitations imposed by law and the by-laws of the Managing General Partner.

        As is commonly the case with publicly traded limited partnerships, the Partnership does not directly employ any of the persons responsible for managing or operating the Partnership. In general, the former management of Coast manages and operates the Partnership's business as officers and employees of the Managing General Partner and its affiliates. Neither the Special General Partner nor the Unitholders will directly or indirectly participate in the management or operation of the Partnership.

   DIRECTORS AND EXECUTIVE OFFICERS OF THE MANAGING GENERAL PARTNER

        The following table sets forth certain information with respect to the executive officers and members of the Board of Directors of the Managing General Partner. Executive officers and directors are elected for one-year terms.

          NAME                          AGE     POSITION WITH MANAGING GENERAL PARTNER
          ----                          ---     --------------------------------------
          Merle D. Lewis                49      Chairman of the Board of Directors
          Richard R. Hylland            36      Vice Chairman of the Board of Directors
          Keith G. Baxter               47      President, Chief Executive Officer and Director
          Charles J. Kittrell           57      Executive Vice President, Chief Operating Officer and Secretary
          Ronald J. Goedde              47      Executive Vice President, Chief Financial Officer and Treasurer
          Vincent J. DiCosimo           39      Executive Vice President
          Daniel K. Newell              40      Director
          Paul Christen                 68      Director
          Kurt Katz                     64      Director

              MERLE D. LEWIS has served as the Chairman of the Board of Directors for the Managing General Partner since its inception in 1996. He has been the President and Chief Executive Officer of NPS since February 1994, and has served as Chairman and Chief Executive Officer of Northwestern Growth since September 1994. Mr. Lewis also served as Executive Vice President of NPS from May 1993 to
   February 1994 and Vice President - Corporate Services of NPS from 1987 to 1993. Mr. Lewis joined NPS in 1982 and has served as a member of the board of directors of NPS since 1993. Mr. Lewis is also Chairman of the Special General Partner and is a member of the board of directors of Lucht, Inc. (a manufacturer of photographic equipment) and Northwestern Energy Corporation (a marketer of non-regulated energy products) ("Northwestern Energy"), a subsidiary of NPS.

        RICHARD R. HYLLAND has served as the Vice Chairman of the Board of Directors of the Managing General Partner since its inception in 1996. He has been the Executive Vice President - Strategic Development of NPS since November 1995 and has been President and Chief Operating Officer of Northwestern Growth since September 1994. Mr. Hylland also served as Vice President - Strategic Development of NPS from August 1995 to November 1995, Vice President - Corporate Development of NPS from May 1993 to August 1995 and Vice President - Finance of NPS from April 1991 to August 1995. Mr. Hylland has served as a member of the board of directors of NPS since 1995 and also serves as Vice Chairman of the Special General Partner and as a member of the boards of directors of Northwestern Growth, Lucht, Inc., Franklin Industries (a steel fabricator of highway sign and fence posts), Northwestern Energy and LodgeNet Entertainment Corporation (a television-based entertainment and information services company).

        KEITH G. BAXTER has served as President, Chief Executive Officer and a director of the Managing General Partner since its inception in 1996. He was the President, Chief Executive Officer and Chairman of the Board of Directors of Coast from 1986 until the closing of the IPO. Prior to joining Coast, Mr. Baxter was Sector Vice President of Peabody International Corporation (an integrated manufacturing company).

        CHARLES J. KITTRELL has served as the Executive Vice President and Chief Operating Officer of the Managing General Partner since its inception in 1996, and as Secretary since January 30, 1997. He was the Executive Vice President - Chief Operating Officer of Coast from 1986 until the closing of the IPO. Prior to joining Coast, Mr. Kittrell was Vice President in charge of manufacturing, product engineering and general operations at five manufacturing and distribution centers for Peabody Floway Inc. (a pump manufacturing company), a subsidiary of Peabody International Corporation.

        RONALD J. GOEDDE has served as the Executive Vice President, Chief Financial Officer and Treasurer of the Managing General Partner since its inception in 1996. He was the Executive Vice President - Chief Financial Officer of Coast from 1988 until the closing of the IPO. Prior to joining Coast, Mr. Goedde was the Vice President of Finance and Controller for Cal Gas Corporation (an integrated propane company).

        VINCENT J. DICOSIMO served as the Senior Vice President of the Managing General Partner from its inception in 1996 to January 30, 1997 and currently serves as the Executive Vice President of the Managing General Partner. He was an Executive Vice President of Coast from 1993 until the closing of the IPO. From 1990 to 1993, Mr. DiCosimo was a Vice President of Coast. Before joining Coast, Mr. DiCosimo was Manager of Supply/Distribution for Cal Gas Corporation from 1981 to 1990 and prior thereto was Senior Financial Analyst with Unocal Oil & Gas.

        DANIEL K. NEWELL has served as a director of the Managing General Partner since its inception in 1996. He has been the Executive Vice President of Northwestern Growth since July 1995 and has served as Vice President - Finance of NPS since July 1995 and Chief Financial Officer of NPS since May 1996. Prior to joining NPS, Mr. Newell was Vice President - Finance and Treasurer and a member of the board of directors of Energy Fuels Corporation (a coal mining company) from 1991 to 1995. Mr. Newell serves as a member of the board of directors of Northwestern Growth.

        PAUL CHRISTEN has served as a director of the Managing General Partner since March 1997. Mr. Christen has served as the president and director of First Western Bancorp Inc. since 1965 and has served as president and a director of PRC, Inc. since 1984.

        KURT KATZ has served as a director of the Managing General Partner since March 1997. Mr. Katz retired as president and chief operating officer of Peabody International Corporation in 1985 where he held a variety of positions from 1973 to 1985, and for the last five years has been active in a number of private ventures. Mr. Katz is also a director of Polymeric Resources Corp.

   REIMBURSEMENT OF EXPENSES OF THE MANAGING GENERAL PARTNER AND ITS
   AFFILIATES

        The Managing General Partner does not receive any management fee or other compensation in connection with its management of the Partnership. The Managing General Partner and its affiliates performing services for the Partnership are reimbursed at cost for all expenses incurred on behalf of the Partnership, including the costs of compensation described herein properly allocable to the Partnership, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership. On a pro forma basis, approximately $48.0 million of expenses (primarily wages and salaries) would have been reimbursed by the Partnership to the Managing General Partner in fiscal 1996. The Partnership Agreement provides that the Managing General Partner will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the Managing General Partner in its sole discretion.

        In addition, the General Partners received a combined 2% general partner interest, the right to receive Incentive Distributions and 6,597,619 Subordinated Units as consideration for their contribution to the Partnership of their limited partner interests in the Operating Partnership, which interests were received as consideration for their contribution of the Combined Operations to the Operating Partnership. See "The IPO and Related Transactions." The General Partners will be entitled to distributions on their general partner interests, Incentive Distributions and distributions on such Subordinated Units as described under "Cash Distribution Policy."

   EXECUTIVE COMPENSATION

        The Partnership and the Managing General Partner were formed in October 1996. Accordingly, the Managing General Partner paid no compensation to its directors and officers with respect to fiscal 1996, nor did any obligations accrue in respect of management incentive or retirement benefits for the directors and officers with respect to such year. Officers and employees of the Managing General Partner may participate in employee benefit plans and arrangements sponsored by Northwestern Growth, including plans which may be established by Northwestern Growth in the future. Under the terms of the Partnership Agreement, the Partnership is required to reimburse the Managing General Partner for expenses relating to the operation of the Partnership, including salaries and bonuses of employees employed on behalf of the Partnership, as well as the costs of providing benefits to such persons under employee benefit plans and for the costs of health and life insurance. See "Certain Relationships and Related Transactions."

        EMPLOYMENT AGREEMENTS, SEVERANCE ARRANGEMENTS

        Employment agreements (the "Employment Agreements") between each of Keith G. Baxter, Charles J. Kittrell, Ronald J. Goedde and Vincent

   J. DiCosimo (the "Executives"), and the Managing General Partner, provide for the employment of the Executives by the Managing General Partner. The summary of the Employment Agreements which follows does not purport to be complete and is qualified in its entirety by reference to the form of Employment Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

        Pursuant to the Employment Agreements, Messrs. Baxter, Kittrell, Goedde and DiCosimo serve as President and Chief Executive Officer, Executive Vice President and Chief Operating Officer, Executive Vice President and Chief Financial Officer, and Senior Vice President, respectively, of the Managing General Partner. Each of the Employment Agreements has a term of three years from the closing of the Transactions, unless sooner terminated as provided in the Employment Agreements. The Employment Agreements provide for an annual base salary of $200,000, $160,000, $150,000 and $150,000 for each of
   Messrs. Baxter, Kittrell, Goedde and DiCosimo, respectively, subject to such increases as the Board of Directors of the Managing General Partner may authorize from time to time, plus a fee for each of the Executives of approximately $135,000, $65,000, $40,000 and $25,000, respectively, per year for three years related to the acquisition of Empire Energy and Coast by Northwestern Growth (the "Management Fee"). In addition, the Managing General Partner pays for a $725,000 life insurance policy for Mr. Baxter and $410,000 life insurance policies for each of Messrs. Kittrell, Goedde and DiCosimo. Each of the Executives will participate in the Annual Operating Performance Incentive Plan of the Managing General Partner and Messrs. Baxter, Kittrell and Goedde will participate in the New Acquisition Incentive Plan of the Managing General Partner (together with the Annual Operating Performance Incentive Plan, the "Plans,") as described below. The Executives will also be entitled to participate in such other benefit plans and programs as the Managing General Partner may provide for its employees in general (the "Other Benefit Plans").

        The Employment Agreements provide that in the event an Executive's employment is terminated without "cause" (as defined in the Employment Agreements) or if the Executive terminates his employment due to a "Fundamental Change" (as defined below), such Executive will be entitled to receive a severance payment in an amount equal to his total compensation for the remainder of the employment term under the Employment Agreement and will receive benefits under the Other Benefit Plans for a period of 12 months after termination. In the event of termination due to disability, the Executive will be entitled to his base salary, his Management Fee and benefits under the Plans and the Other Benefit Plans for 12 months. In the event of termination due to death, benefits under the Other Benefit Plans will be continued for the Executive's dependents for 12 months. In the event the Executive's employment is terminated for "cause," the Executive will receive accrued salary and benefits (including his Management Fee and benefits under the Plans) up to the date of termination and, if the Managing General Partner does not waive the

   Executive's covenant not to compete, benefits under the Other Benefit Plans for 12 months.

        A Fundamental Change is defined in the Employment Agreements to have occurred (i) if the Executive's duties, authority, responsibilities and/or compensation is reduced without performance or market-related justification; (ii) if the Executive's primary office is moved more than 50 miles from Watsonville, California (or, with respect to Mr. DiCosimo, Houston, Texas) without his consent; (iii) if the Partnership disposes of business and assets which reduce the annual EBITDA of the Partnership below 70% of the annual EBITDA level existing at the time employment commenced; or (iv) if securities representing 10% of the voting power in elections of directors of NPS become beneficially owned by any party or group or other prescribed events occur constituting a change of control of NPS.

        In addition, each Employment Agreement contains non-competition and confidentiality provisions.

        INCENTIVE PLANS

        The Managing General Partner adopted the Annual Operating Performance Incentive Plan, which was effective upon consummation of the Transactions. The Annual Operating Performance Incentive Plan provides that annual incentive bonuses be paid to participants in the plan (who will be determined by the Board of Directors of the Managing General Partner from time to time and who will include the Executives) based on a percentage of annual salary plus his Management Fee for performance up to budgeted levels of net income and EBITDA. Such bonuses will range from zero for performance at 10% below budget to 50% for performance at budget. In addition, in the event of EBITDA performance over budgeted amounts, there will be established a bonus pool equal to 10% of the excess of EBITDA over budget, which will be divided among Messrs. Baxter, Kittrell and Goedde and any other participants that the Board of Directors of the Managing General Partner may determine. The period covered by the plan upon the closing of the Transactions and ends on the fifth anniversary thereof.


        The Managing General Partner adopted the New Acquisition Incentive Plan, which was effective upon consummation of the Transactions. The New Acquisition Incentive Plan provides for bonuses to participants in the plan (who will be determined by the Board of Directors of the Managing General Partner from time to time and who will include the Executives) for adding new businesses to the Partnership's propane operations, in an aggregate amount equal to 4% of the gross acquisition purchase price, spread among the participants in the plan based on their relative salaries. The transactions covered by the Plan will include those occurring after the closing of the Coast Merger (excluding that transaction) and will end on the fifth anniversary thereof. Awards under this program will be payable in cash 90 days after the close of the particular acquisition transaction.

        RESTRICTED UNIT PLAN

        The Managing General Partner adopted the Restricted Unit Plan for executives, officers and directors of the Managing General Partner which was effective upon consummation of the Transactions. The summary of the Restricted Unit Plan contained herein does not purport to be complete and is qualified in its entirety by reference to the Restricted Unit Plan, which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

        Initially, rights to receive authorized but unissued Common Units with an aggregate value of $12.5 million (determined as of the closing of the IPO) were available under the Restricted Unit Plan. From these Units, rights to receive Common Units with an aggregate value of $7.0 million (the "Initial Units") were allocated to the Executives upon the consummation of the Transactions, subject to the vesting conditions described below and subject to other customary terms and conditions, as follows: (i) rights to receive Common Units with an aggregate value of $2.8 million were allocated to Mr. Baxter,
   (ii) rights to receive Common Units with an aggregate value of $1.6 million were allocated to Mr. Kittrell, (iii) rights to receive Common Units with an aggregate value of $1.6 million were allocated to Mr. Goedde and (iv) rights to receive Common Units with an aggregate value of $1.0 million were allocated to Mr. DiCosimo. Rights to receive Common Units with an aggregate value of $900,000 were allocated among the three initial non-officer members of the Board of Directors of the Managing General Partner as follows: (i) rights to receive Common Units with an aggregate value of $400,000 were allocated to Mr. Lewis as Chairman of the Board; (ii) rights to receive Common Units with an aggregate value of $300,000 were allocated to Mr. Hylland as Vice Chairman; and (iii) rights to receive Common Units with an aggregate value of $200,000 were allocated to Mr. Newell. Rights to receive Common Units with an aggregate value of $200,000 were allocated to each of Mr. Christen and Mr. Katz upon their election to the Board of Directors. A total of nine individuals are currently eligible to receive awards under the Restricted Unit Plan.

        The right to receive the remaining $4.2 million of Common Units initially available under the Restricted Unit Plan will be reserved and allocated to future directors and may be allocated or issued in the future to officers on such terms and conditions (including vesting conditions) as are described below or as the Board of Directors of the Managing General Partner, or a compensation committee thereof, shall determine. Each additional director appointed or elected will receive rights to receive Common Units with a value of $200,000 on the same terms and conditions as those granted to the current directors.

        The Initial Units will be subject to a bifurcated vesting procedure such that (i) 25% of the Initial Units will vest over time, with one-third of such units vesting at the end of each of the third, fifth and seventh anniversaries of the consummation of the Transactions, and (ii) the remaining 75% of the Initial Units will vest automatically upon, and in the same proportions as, the conversion of the Subordinated Units to Common Units. See "Cash Distribution Policy - Distributions from Operating Surplus during Subordination Period." If a grantee's employment is terminated without "cause" (as defined in the Restricted Unit Plan) or a grantee resigns with "good reason" (as defined in the Restricted Unit Plan), the grantee's rights to receive Common Units which vest over time will immediately vest. In the event of a "change of control" of the Partnership (as defined in the Restricted Unit Plan), all rights to acquire Common Units pursuant to the Restricted Unit Plan will immediately vest.

        Upon "vesting" in accordance with the terms and conditions of the Restricted Unit Plan, Common Units allocated to a plan participant will be issued to such participant. Until such allocated, but unissued, Common Units have vested and have been issued to a participant, such participant shall not be entitled to any distributions or allocations of income or loss and shall not have any voting or other rights in respect of such Common Units.

        The issuance of the Common Units pursuant to the Restricted Unit Plan is intended to serve as a means of incentive compensation for performance. Therefore, no consideration will be payable by the plan participants upon vesting and issuance of the Common Units.

   COMPENSATION OF DIRECTORS

        The Managing General Partner currently pays no additional remuneration to its employees who also serve as directors. In addition to permitting its non-officer directors to participate in the benefit plans described above, Mr. Lewis is compensated $50,000 annually as Chairman of the Board and each of its other non-employee directors is compensated $15,000 annually, plus $1,000 per Board meeting attended and $500 per committee meeting attended. All expenses associated with compensation of directors will be reimbursed to the Managing General Partner by the Partnership.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   OWNERSHIP OF PARTNERSHIP UNITS BY THE GENERAL PARTNERS AND DIRECTORS AND EXECUTIVE OFFICERS OF THE MANAGING GENERAL PARTNER

        The table below sets forth, as of June 30, 1997 the beneficial ownership of Units by each person known to the Managing General Partner to be the beneficial owner of more than 5% of any class of Units of the Partnership, each director and named executive officer of the Managing General Partner, as well as the directors and all of the executive officers of the Managing General Partner as a group. The Common Units are traded on the NYSE.

                    Name and Address of                                      Amount and Nature of       Percent of
                      Beneficial Owner                    Class of Units     Beneficial Ownership         Class
        --------------------------------------------     ----------------    --------------------     -------------
       Managing General Partner (1)  . . . . . . . .    Subordinated             5,677,040 (3)            86.0%

       Special General Partner (2) . . . . . . . . .    Subordinated               920,579 (3)            14.0%

       Merle D. Lewis  . . . . . . . . . . . . . . .    Common                       3,000 (3)              *

       Richard R. Hylland  . . . . . . . . . . . . .    Common                           - (3)              *

       Keith G. Baxter . . . . . . . . . . . . . . .    Common                      23,810 (3)              *

       Charles J. Kittrell . . . . . . . . . . . . .    Common                       9,524 (3)              *

       Ronald J. Goedde  . . . . . . . . . . . . . .    Common                       9,524 (3)              *

       Vincent J. DiCosimo . . . . . . . . . . . . .    Common                       2,500 (3)              *

       Daniel K. Newell  . . . . . . . . . . . . . .    Common                       1,000 (3)              *

       Paul Christen . . . . . . . . . . . . . . . .    Common                           - (3)              *

       Kurt Katz . . . . . . . . . . . . . . . . . .    Common                      25,000 (3)              *

       All directors and executive officers as a
         group (9 persons) . . . . . . . . . . . . .                                74,358                  *

     ___________________________

   *Less than 1%


   (1) The business address of the Managing General Partner is 432 Westridge Drive, Watsonville, California 95076.

   (2) The business address of the Special General Partner is 33 Third Street S.E., Huron, South Dakota 57350.

   (3) Excludes Common Units awarded under the Restricted Unit Plan as follows: Merle D. Lewis - 19,048 Common Units; Richard R. Hylland - 14,286 Common Units; Keith G. Baxter - 157,143 Common Units; Charles
   J. Kittrell - 76,190 Common Units; Ronald J. Goedde - 76,190 Common Units; Vincent J. DiCosimo - 47,619 Common Units; Daniel K. Newell - 9,524 Common Units; Paul Christen - 8,889 Common Units; Kurt Katz - 9,302 Common Units: and all directors and officers as a group - 418,191 Common Units.

   OWNERSHIP OF NPS COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS OF THE MANAGING GENERAL PARTNER

        The table below sets forth, as of August 20, 1997, the beneficial ownership of the common stock, par value $1.75 per share, of NPS owned by each director and each named executive officer of the Managing General Partner, as well as the directors and all of the executive officers of the Managing General Partner as a group. No director or executive officer beneficially owns more than 1% of NPS's outstanding shares. The total shares beneficially owned by the directors and executive officers as a group represent less than 1% of NPS's outstanding shares.

                                              AMOUNT AND NATURE
   NAME OF BENEFICIAL OWNER              OF BENEFICIAL OWNERSHIP (1)
   ------------------------              ---------------------------
   Merle D. Lewis (2)  . . . . . . . .               37,529
   Richard R. Hylland (3)  . . . . . .                9,628
   Keith G. Baxter . . . . . . . . . .                5,812
   Charles J. Kittrell . . . . . . . .                    -
   Ronald J. Goedde  . . . . . . . . .                    -
   Vincent J. DiCosimo . . . . . . . .                    -
   Daniel K. Newell (4)  . . . . . . .                2,529
   Paul Christen . . . . . . . . . . .                    -
   Kurt Katz . . . . . . . . . . . . .                    -
   All directors and executive officers
        as a group (9 persons) . . . .               55,498
   _________

   (1) The nature of beneficial ownership is sole voting and dispositive power, unless otherwise noted.

   (2) Includes 9,746 shares held jointly with spouse, 4,187 shares held in IRA by spouse and 161 shares held by daughter.

   (3) Includes 679 shares held in custodial accounts for Mr. Hylland's children and 1,702 shares held by Mr. Hylland's spouse.

   (4)  Includes 281 shares held jointly with spouse.

        The Managing General Partner is a wholly owned subsidiary of Northwestern Growth, which in turn is a wholly owned subsidiary of NPS. No directors or officers of the Managing General Partner or

   Northwestern Growth own any shares of common stock of the Managing General Partner or Northwestern Growth.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   RIGHTS OF THE GENERAL PARTNERS

        As of the date of this Prospectus, the General Partners own all of the Subordinated Units, representing an aggregate 37.8% limited partner interest in the Partnership. Through the Managing General Partner's ability, as managing general partner, to manage and operate the Partnership and the ownership of all of the outstanding Subordinated Units by the General Partners (effectively giving the General Partners the ability to veto certain actions of the Partnership), the General Partners will have the ability to control the management of the Partnership.

   CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

        In connection with the Transactions, the Partnership, the Operating Partnership, the Managing General Partner, Northwestern Growth and certain other parties entered into the Contribution, Conveyance and Assumption Agreement (the "Contribution Agreement"), which generally governed the Transactions, including the asset transfer to and the assumption of liabilities by the Operating Partnership, and the application of the proceeds of the IPO. The Contribution Agreement was not the result of arm's-length negotiations, and there can be no assurance that it, or that any of the transactions provided for therein, were effected on terms at least as favorable to the parties to such agreement as could have been obtained from unaffiliated third parties. All of the transaction expenses incurred in connection with the Transactions, including the expenses associated with transferring assets into the Operating Partnership, were paid from the proceeds of the IPO. For additional information, see "Prospectus Summary-Cornerstone Propane Partners, L.P.-Distributions and Payments to the General Partners and their Affiliates-Formation Stage."


            CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

   CONFLICTS OF INTEREST

        Certain conflicts of interest exist and may arise in the future as a result of the relationships between the General Partners and their stockholders, on the one hand, and the Partnership and its limited partners, on the other hand. The directors and officers of the Managing General Partner have fiduciary duties to manage the Managing General Partner, including its investments in its subsidiaries and affiliates, in a manner beneficial to its stockholder. At the same time, the Managing General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to the

   Partnership and the Unitholders. The Partnership Agreement contains provisions that allow the Managing General Partner to take into account the interests of parties in addition to the Partnership in resolving conflicts of interest, thereby limiting its fiduciary duty to the Unitholders, as well as provisions that may restrict the remedies available to Unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of the Managing General Partner to its stockholder may, therefore, come into conflict with the duties of the Managing General Partner to the Partnership and the Unitholders. The Audit Committee of the Board of Directors of the Managing General Partner will, at the request of the Managing General Partner, review conflicts of interest that may arise between the Managing General Partner or its affiliates, on the one hand, and the Partnership, on the other. See "Management-Partnership Management" and "-Fiduciary and Other Duties."

        The fiduciary obligations of general partners is a developing area of law. The provisions of the Delaware Act that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been resolved in a court of law, and the Managing General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict fiduciary duties of the Managing General Partner. Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the Managing General Partner and its officers and directors and the remedies available to the Unitholders.

        Conflicts of interest could arise with respect to the situations described below, among others:

        COMMON UNITHOLDERS HAVE NO RIGHT TO ENFORCE OBLIGATIONS OF THE MANAGING GENERAL PARTNER AND ITS AFFILIATES UNDER AGREEMENTS WITH THE PARTNERSHIP

        The agreements between the Partnership and the Managing General Partner do not grant to the Unitholders, separate and apart from the Partnership, the right to enforce the obligations of the Managing General Partner and its affiliates in favor of the Partnership. Therefore, the Partnership will be primarily responsible for enforcing such obligations.

        CONTRACTS BETWEEN THE PARTNERSHIP, ON THE ONE HAND, AND THE MANAGING GENERAL PARTNER AND ITS AFFILIATES, ON THE OTHER, WILL NOT BE THE RESULT OF ARM'S-LENGTH NEGOTIATIONS

        Under the terms of the Partnership Agreement, the Managing General Partner is not restricted from paying the Managing General Partner or its affiliates for any services rendered (provided such services are rendered on terms fair and reasonable to the Partnership) or entering into additional contractual arrangements with any of them on behalf of the Partnership. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the Managing General Partner and its affiliates, on the other, are or will be the result of arm's-length negotiations. All of such transactions entered into after the closing of IPO are to be on terms which are fair and reasonable to the Partnership, provided that any transaction shall be deemed fair and reasonable if (i) such transaction is approved by the Audit Committee,
   (ii) its terms are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), the transaction is fair to the Partnership. The Managing General Partner and its affiliates have no obligation to permit the Partnership to use any facilities or assets of the Managing General Partner and such affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor is there any obligation of the Managing General Partner and its affiliates to enter into any such contracts.

        CERTAIN ACTIONS TAKEN BY THE MANAGING GENERAL PARTNER MAY AFFECT THE AMOUNT OF CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS OR ACCELERATE THE CONVERSION OF SUBORDINATED UNITS

        Decisions of the Managing General Partner with respect to the amount and timing of cash expenditures, participation in capital expansions and acquisitions, borrowings, issuances of additional partnership interests and reserves in any quarter will affect whether, or the extent to which, there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distributions Levels on all Units in such quarter or in subsequent quarters. The Partnership Agreement provides that any borrowings by the Partnership or the approval thereof by the Managing General Partner shall not constitute a breach of any duty owed by the Managing General Partner to the Partnership or the Unitholders, including borrowings that have the purpose or effect, directly or indirectly, of enabling the General Partners to receive distributions on the Subordinated Units or the Incentive Distributions or hasten the expiration of the Subordination Period or the conversion of the Subordinated Units into Common Units. The Partnership Agreement provides that the Partnership and the Operating Partnership may borrow funds from the General Partners and their affiliates. The General Partners and their affiliates may not borrow funds from the Partnership or the Operating Partnership. Furthermore, any actions taken by the Managing General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Operating Surplus and Capital Surplus will be deemed not to constitute a breach of any duty of the Managing General Partner to the Partnership or the Unitholders.

        THE PARTNERSHIP REIMBURSES THE MANAGING GENERAL PARTNER AND ITS AFFILIATES FOR CERTAIN EXPENSES

        Under the terms of the Partnership Agreement, the Managing General Partner and its affiliates are reimbursed by the Partnership for certain expenses incurred on behalf of the Partnership, including costs incurred in providing corporate staff and support services to the Partnership. The Partnership Agreement provides that the Managing General Partner will determine the expenses that are allocable to the Partnership in any reasonable manner determined by the Managing General Partner in its sole discretion. See "Management - Reimbursement of Expenses of the Managing General Partner and its Affiliates."

        THE MANAGING GENERAL PARTNER INTENDS TO LIMIT ITS LIABILITY WITH RESPECT TO THE PARTNERSHIP'S OBLIGATIONS

        Whenever possible, the Managing General Partner intends to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto having no recourse against the General Partners or their assets. The Partnership Agreement provides that any action by the Managing General Partner in so limiting the liability of the General Partners or that of the Partnership will not be deemed to be a breach of the Managing General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.

        THE NEW ACQUISITION INCENTIVE PLAN MAY GIVE MANAGEMENT INCENTIVES TO MAKE ACQUISITIONS THAT ARE NOT BENEFICIAL TO THE PARTNERSHIP

        The terms of the New Acquisition Incentive Plan (described above under "Management-Executive Compensation - Incentive Plans") could give the senior executives of the Managing General Partner an incentive to cause the Partnership to acquire additional propane operations without regard to whether the operations would prove beneficial to the Partnership and may present the senior executives of the Managing General Partner with a conflict of interest in negotiating the acquisition price on behalf of the Partnership. Mr. Baxter, the only participant in the New Acquisition Incentive Plan who is a member of the Board of Directors of the Managing General Partner, has agreed that he will not participate in any board deliberations regarding potential acquisitions subject to the New Acquisition Incentive Plan. The Partnership believes that the fact that the ultimate decision regarding acquisitions and their terms will be made by directors who have no interest in the New Acquisition Incentive Plan will significantly reduce the potential conflicts resulting from the structure of the plan.

        COMMON UNITS ARE SUBJECT TO THE MANAGING GENERAL PARTNER'S LIMITED CALL RIGHT

        The Managing General Partner may exercise its right to call and purchase Units as provided in the Partnership Agreement or assign such right to one of its affiliates or to the Partnership. The Managing General Partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise such right. As a consequence, a Common Unitholder may have his Common Units purchased from him even though he may not desire to sell them, and the price paid may be less than the amount the holder would desire to receive upon sale of his Common Units. For a description of such right, see "The Partnership Agreement - Limited Call Right."


        THE PARTNERSHIP MAY RETAIN SEPARATE COUNSEL FOR ITSELF OR FOR THE HOLDERS OF COMMON UNITS; ADVISORS RETAINED BY THE PARTNERSHIP HAVE NOT BEEN RETAINED TO ACT FOR HOLDERS OF COMMON UNITS

        The Common Unitholders were not represented by counsel in connection with the preparation of the Partnership Agreement or other agreements referred to herein. The attorneys, independent public accountants and others who have performed services for the Partnership in connection with the IPO, the Transactions and the offering made hereby have been retained by the Managing General Partner, its affiliates and the Partnership and may continue to be retained by the Managing General Partner, its affiliates and the Partnership. Attorneys, independent public accountants and others who will perform services for the Partnership in the future will be selected by the Managing General Partner or the Audit Committee and may also perform services for the Managing General Partner and its affiliates. The Partnership may retain separate counsel for itself or the holders of Common Units in the event of a conflict of interest arising between the Managing General Partner and its affiliates, on the one hand, and the Partnership or the holders of Common Units, on the other, depending on the nature of such conflict, but it does not intend to do so in most cases.

        THE MANAGING GENERAL PARTNER IS NOT RESTRICTED FROM ENGAGING IN A TRANSACTION WHICH WOULD TRIGGER CHANGE OF CONTROL PROVISIONS

        The Partnership's indebtedness contains provisions relating to change of control. If such change of control provisions are triggered, such outstanding indebtedness may become due. There is no restriction on the ability of the Managing General Partner or Northwestern Growth to enter into a transaction which would trigger such change of control provisions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Partnership - Financing and Sources of Liquidity."

        THE GENERAL PARTNERS' AFFILIATES MAY COMPETE WITH THE PARTNERSHIP

        The Managing General Partner may not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as a general partner of the Partnership or one or more affiliates of the Partnership, (ii) the acquiring, owning or disposing of debt or equity securities of the Partnership or such affiliates, and (iii) permitting its employees to perform services for its affiliates. Except as limited by the next paragraph, the Special General Partner and other affiliates of the Managing General Partner (including NPS and Northwestern Growth) are not restricted from engaging in any business activities, including those in competition with the Partnership.

        Affiliates of the Managing General Partner may engage in a business activity that involves the retail sale of propane to end users in the continental United States only if (i) the Managing General Partner determines in its reasonable judgment, prior to the commencement of such activity, that it is not in the best interests of the Partnership to engage in such activity either (A) because of the financial commitments or operating characteristics associated with such activity or (B) because such activity is not consistent with the business strategy or cannot otherwise be integrated with the Partnership's operations on a basis beneficial to the Partnership; or
   (ii) such activity is being undertaken as provided in a joint venture agreement or other agreement between the Partnership and an affiliate of the Managing General Partner and such joint venture or other agreement was determined at the time it was entered into to be fair to the Partnership in the reasonable judgment of the Managing General Partner.

        There are no restrictions on the ability of affiliates of the Managing General Partner to engage in the retail sale of propane outside the continental United States or in the trading, transportation, storage and wholesale distribution of propane. The Partnership Agreement expressly provides that if the Managing General Partner or its affiliates act in accordance with the foregoing, it shall not constitute a breach of the Managing General Partner's fiduciary duties to the Partnership or the Unitholders if the Managing General Partner or its affiliates engage in direct competition with the Partnership.

        THE PARTNERSHIP AGREEMENT PERMITS THE PARTNERSHIP TO ENGAGE IN ROLL-UP TRANSACTIONS

        The Partnership Agreement does not prohibit the Partnership from engaging in roll-up transactions. Were the Managing General Partner to cause the Partnership to engage in a roll-up transaction, there could be no assurance that such a transaction would not have a material adverse effect on a Unitholder's investment in the Partnership.

   FIDUCIARY AND OTHER DUTIES

        The General Partners will be accountable to the Partnership and the Unitholders as fiduciaries. Consequently, the Managing General Partner must exercise good faith and integrity in handling the assets and affairs of the Partnership. In contrast to the relatively well-developed law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. Neither the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") nor case law defines with particularity the fiduciary duties owed by general partners to limited partners or a limited partnership, but the Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard of duty owed by general partners to limited partners and the partnership.

        Fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. In order to induce the Managing General Partner to manage the business of the Partnership, the Partnership Agreement, as permitted by the Delaware Act, contains various provisions intended to have the effect of restricting the fiduciary duties that might otherwise be owed by the Managing General Partner to the Partnership and its partners and waiving or consenting to conduct by the Managing General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law.

        The Partnership Agreement provides that in order to become a limited partner of the Partnership, a holder of Common Units is required to agree to be bound by the provisions thereof, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The Delaware Act also provides that a partnership agreement is not unenforceable by reason of its not having been signed by a person being admitted as a limited partner or becoming an assignee in accordance with the terms thereof.

        The Partnership Agreement provides that whenever a conflict arises between the General Partners or their affiliates, on the one hand, and the Partnership or any other partner, on the other, the Managing General Partner shall resolve such conflict. The Managing General Partner in general shall not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership, and any resolution shall conclusively be deemed to be fair and reasonable to the Partnership if such resolution is (i) approved by the Audit Committee (although no party is obligated to seek such approval and the Managing General Partner may adopt a resolution or course of action that has not received such approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). In resolving such conflict, the Managing General Partner may (unless the resolution is specifically provided for in the Partnership Agreement) consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, generally accepted accounting practices or principles and such other factors as its deems relevant. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the Managing General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partners. In connection with the resolution of any conflict that arises, unless the Managing General Partner has acted in bad faith, the action taken by the Managing General Partner shall not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the Delaware Act or other applicable law. The Partnership also provides that in certain circumstances the Managing General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards.

        The Delaware Act provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has refused to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

        The Partnership Agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation will be modified, waived or limited, to the extent permitted by law, as required to permit the Managing General Partner and its officers and directors to act under the Partnership Agreement or any other agreement contemplated therein and to make any decisions pursuant to the authority prescribed in the Partnership Agreement, so long as such action is reasonably believed by the Managing General Partner to be in, or not inconsistent with, the best interests of the Partnership. Further, the Partnership Agreement provides that the General Partners and their officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the Managing General Partner and such other persons acted in good faith.

        In addition, under the terms of the Partnership Agreement, the Partnership is required to indemnify the General Partners and their officers, directors, employees, affiliates, partners, members, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partners or such other persons, if the General Partners or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe their conduct was unlawful. See "The Partnership Agreement - Indemnification." Thus, the General Partners could be indemnified for their negligent acts if they meet such requirements concerning good faith and the best interests of the Partnership.

                       DESCRIPTION OF THE COMMON UNITS

        The Common Units are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Partnership is subject to the reporting and certain other requirements of the Exchange Act. The Partnership is required to file periodic reports containing financial and other information with the Commission.

        Persons acquiring Common Units in this offering and subsequent transferees of Common Units (or their brokers, agents or nominees on their behalf) who wish to become Unitholders of record will be required to execute Transfer Applications, the form of which is included as Appendix A to this Prospectus, before the acquisition or transfer of such Common Units will be registered on the records of the Transfer Agent and before cash distributions or federal income tax allocations can be made to the acquiror or transferee. The Partnership will be entitled to treat the nominee holder of a Common Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

   THE UNITS

        The Common Units and the Subordinated Units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and to exercise the rights or privileges available to limited partners under the Partnership Agreement. For a description of the relative rights and preferences of holders of Common Units and Subordinated Units in and to Partnership distributions, together with a description of the circumstances under which Subordinated Units may convert into Common

   Units, see "Cash Distribution Policy." For a description of the rights and privileges of limited partners under the Partnership Agreement, see "The Partnership Agreement."

   TRANSFER AGENT AND REGISTRAR

        Continental Stock Transfer & Trust Company serves as registrar and transfer agent (the "Transfer Agent") for the Common Units and receives a fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Common Units will be borne by the Partnership and not by the holders of Common Units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a Common Unit and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of the Partnership's cash distributions. The Partnership has agreed to indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

        The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the Partnership of a successor Transfer Agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the Managing General Partner is authorized to act as the Transfer Agent and registrar until a successor is appointed.

   TRANSFER OF COMMON UNITS

        Until a Common Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the Common Units to persons that purchase or acquire Common Units directly from the Partnership will be accomplished through the completion, execution and delivery of a Transfer Application by such investor in connection with such Common Units. Any subsequent transfers of a Common Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless the transferee executes and delivers a Transfer Application.
   By executing and delivering a Transfer Application (the form of which is set forth as Appendix A to this Prospectus and which is also set forth on the reverse side of the certificates representing the Common Units), the transferee of Common Units (i) becomes the record holder of such Common Units and shall constitute an assignee until admitted into the Partnership as a substituted limited partner,
   (ii) automatically requests admission as a substituted limited partner in the Partnership, (iii) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement,
   (iv) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement, (v) grants powers of attorney to officers of the Managing General Partner and any liquidator of the Partnership as specified in the Partnership Agreement, and (vi) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Partnership in respect of the transferred Common Units upon the consent of the Managing General Partner and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the Managing General Partner.

        Common Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Common Units. A person acquiring Common Units who does not execute and deliver a Transfer Application obtains only (a) the right to assign the Common Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Common Units. Thus, a person acquiring Common Units who does not execute and deliver a Transfer Application will not receive cash distributions or federal income tax allocations unless the Common Units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units, and may not receive certain federal income tax information or reports furnished to record holders of Common Units. The transferor of Common Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Common Units, but a transferee agrees, by acceptance of the certificate representing Common Units, that the transferor will not have a duty to insure the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects to or chooses not to execute and forward the Transfer Application to the Transfer Agent. See "The Partnership Agreement - Status as Limited Partner or Assignee."

                          THE PARTNERSHIP AGREEMENT

        The following paragraphs are a summary of the material provisions of the Partnership Agreement. The Partnership Agreement for the Partnership and the Partnership Agreement for the Operating Partnership (the "Operating Partnership Agreement") are exhibits to the Registration Statement of which this Prospectus constitutes a part. The Partnership will provide prospective investors with a copy of the Partnership Agreement and the Operating Partnership Agreement upon request at no charge. The discussions presented herein and below of the material provisions of the Partnership Agreement are qualified in their entirety by reference to the Partnership Agreements for the Partnership and for the Operating Partnership. The Partnership is the sole limited partner of the Operating Partnership, which owns, manages and operates the Partnership's business. The General Partners serve as the general partners of the Partnership and of the Operating Partnership, owning an aggregate 2% general partner interest in the Partnership and the Operating Partnership on a combined basis. The Managing General Partner manages and operates the Partnership, and the Special General Partner has no duty or right to participate in the management or operation of the Partnership. Unless the context otherwise requires, references herein to the "Partnership Agreement" constitute references to the Partnership Agreement and the Operating Partnership Agreement, collectively.

        Certain provisions of the Partnership Agreement are summarized elsewhere in this Prospectus under various headings. With regard to the transfer of Common Units, see "Description of the Common Units - Transfer of Common Units." With regard to distributions of Available Cash, see "Cash Distribution Policy." With regard to allocations of taxable income and taxable loss, see "Tax Considerations." Prospective investors are urged to review these sections of this Prospectus and the Partnership Agreement carefully.

   ORGANIZATION AND DURATION

        The Partnership and the Operating Partnership were organized in October 1996 and November 1996, respectively, as Delaware limited partnerships. The General Partners are the general partners of the Partnership and the Operating Partnership. The General Partners own an aggregate 2% interest as general partners and the right to receive Incentive Distributions, and the Unitholders (including the General Partners as holders of Subordinated Units) own a 98% interest as limited partners, in the Partnership and the Operating Partnership on a combined basis. The Partnership will dissolve on December 31, 2086, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

   PURPOSE

        The purpose of the Partnership under the Partnership Agreement is limited to serving as the limited partner of the Operating Partnership and engaging in any business activity that may be engaged in by the Operating Partnership. The Operating Partnership Agreement provides that the Operating Partnership may, directly or indirectly, engage in
   (i) the Combined Operations as conducted immediately prior to the IPO,
   (ii) any other activity approved by the Managing General Partner but only to the extent that the Managing General Partner reasonably determines that, as of the date of the acquisition or commencement of such activity, such activity generates "qualifying income" (as such term is defined in Section 7704 of the Code) or (iii) any activity that enhances the operations of an activity that is described in (i) or (ii) above. Although the Managing General Partner has the ability under the Partnership Agreement to cause the Partnership and the Operating Partnership to engage in activities other than propane marketing and related businesses, the Managing General Partner has no current intention of doing so. The Managing General Partner is authorized in general to perform all acts deemed necessary to carry out such purposes and to conduct the business of the Partnership.

   POWER OF ATTORNEY

        Each Limited Partner, and each person who acquires a Unit from a Unitholder and executes and delivers a Transfer Application with respect thereto, grants to the Managing General Partner and, if a liquidator of the Partnership has been appointed, such liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership or the amendment of the Partnership Agreement in accordance with the terms thereof and to make consents and waivers contained in the Partnership Agreement.

   CAPITAL CONTRIBUTIONS

        For a description of the initial capital contributions made to the Partnership, see "The IPO and Related Transactions." The
   Unitholders are not obligated to make additional capital contributions to the Partnership, except as described below under "- Limited
   Liability."

   LIMITED LIABILITY

        Assuming that a Limited Partner does not participate in the control of the business of the Partnership within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, to the amount of capital he is obligated to contribute to the Partnership in respect of his Common Units plus his share of any undistributed profits and assets of the Partnership. If it were determined, however, that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partners, to approve certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the Delaware Act, then a Limited Partner could be held personally liable for the Partnership's obligations under the laws of the State of Delaware to the same extent as the General Partners with respect to persons who transact business with the Partnership reasonably believing, based on the Limited Partner's conduct, that the Limited Partner is a general partner.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the partnership agreement.

        The Operating Partnership currently conducts business in at least 26 states. Maintenance of limited liability may require compliance with legal requirements in such jurisdictions in which the Operating Partnership conducts business, including qualifying the Operating Partnership to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership was, by virtue of its limited partner interest in the Operating Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the Limited Partners as a group to remove or replace the General Partners, to approve certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then the Limited Partners could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partners under certain circumstances. The Partnership will operate in such manner as the Managing General Partner deems reasonable and necessary or appropriate to preserve the limited liability of the Limited Partners.

   ISSUANCE OF ADDITIONAL SECURITIES

        The Partnership Agreement authorizes the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as are established by the Managing General Partner in its sole discretion without the approval of any limited partners; provided that, during the Subordination Period, except as provided in clauses (i) and (ii) below, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 4,270,000 additional Common Units (excluding Common Units issued upon conversion of Subordinated Units, upon conversion of the general partner interests and Incentive Distribution Rights as a result of a withdrawal of a General Partner, and pursuant to the employee benefit plans of the Managing General Partner, the Partnership or other members of the Partnership Group and subject to adjustment in the event of a combination or subdivision of Common Units) or an equivalent number of securities ranking on a parity with the Common Units without the approval of the holders of at least a Unit Majority. During the Subordination Period, the Partnership may also issue an unlimited number of additional Common Units or parity securities without the approval of the Unitholders (i) if such issuance occurs (A) in connection with an Acquisition or a Capital Improvement or (B) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, an Acquisition or a Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such transaction is to be effected, would have resulted in an increase in (1) the amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all outstanding Units) with respect to each of the four most recently completed quarters (on a pro forma basis) as compared to (2) the actual amount of Adjusted Operating Surplus generated by the Partnership on a per-Unit basis (for all outstanding Units) (excluding Adjusted Operating Surplus attributable to the Acquisition or Capital Improvement) with respect to each of such four most recently completed quarters (provided that if the issuance of Units with respect to an Acquisition or Capital Improvement occurs within the first four full quarters after the closing of the IPO, then Adjusted Operating Surplus as used in clauses (1) (determined on a pro forma basis) and (2) above will be calculated (A) for each quarter, if any, that commenced after the closing of the IPO for which actual results of operations are available, based on the actual Adjusted Operating Surplus of the Partnership generated with respect to such quarter and (B) for each other quarter, on a pro forma basis not inconsistent with the procedures, as applicable, set forth in "Cash Available for Distribution" (which Units may include all or a portion of the Common Units offered hereby); or (ii) if the proceeds from such issuance are used exclusively to repay up to $75.0 million in indebtedness of a member of the Partnership Group, in each case only where the aggregate amount of distributions that would have been paid with respect to such newly issued Units and the related additional distributions that would have been made to the General Partners in respect of the (actual or pro forma) four-quarter period ending prior to the first day of the quarter in which the issuance is to be consummated (assuming such additional Units had been outstanding throughout such period and that distributions equal to the distributions that were actually paid on the outstanding Units during the period were paid on such additional Units) did not exceed the interest costs actually incurred during such period on the indebtedness that is to be repaid (or, if such indebtedness was not outstanding throughout the entire period, would have been incurred had such indebtedness been outstanding for the entire period). In accordance with Delaware law and the provisions of the Partnership Agreement, the Partnership may also issue additional partnership interests that, in the sole discretion of the Managing General Partner, may have special voting rights to which the Common Units are not entitled.

        Upon issuance of additional Partnership Securities, the General Partners will be required to make additional capital contributions to the extent necessary to maintain their 2% general partner interest in the Partnership and the Operating Partnership. Moreover, the Managing General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Subordinated Units or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities or rights to persons other than the Managing General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partners and their affiliates in the Partnership (including their interest represented by Subordinated Units) that existed immediately prior to each such issuance. The holders of Common Units do not have preemptive rights to acquire additional Common Units or other partnership interests that may be issued by the Partnership.

   AMENDMENT OF PARTNERSHIP AGREEMENT

        Amendments to the Partnership Agreement may be proposed only by or with the consent of the Managing General Partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment (other than certain amendments discussed below), the Managing General Partner is required to seek written approval of the holders of the number of Units required to approve such amendment or call a meeting of the Limited Partners to consider and vote upon the proposed amendment, except as described below. Proposed amendments (unless otherwise specified) must be approved by holders of a Unit Majority, except that no amendment may be made which would
   (i) enlarge the obligations of any Limited Partner without its consent, unless approved by at least a majority of the type or class of Units so affected, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the Managing General Partner or any of its affiliates without its consent, which may be given or withheld in its sole discretion,
   (iii) change the term of the Partnership, (iv) provide that the Partnership is not dissolved upon the expiration of its term or upon an election to dissolve the Partnership by the Managing General Partner that is approved by holders of a Unit Majority or (v) give any person the right to dissolve the Partnership other than the Managing General Partner's right to dissolve the Partnership with the approval of holders of a Unit Majority.

        The Managing General Partner may generally make amendments to the Partnership Agreement without the approval of any Partner or assignee to reflect (i) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership, (ii) admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement, (iii) a change that, in the discretion of the Managing General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that neither the Partnership nor the Operating Partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes, (iv) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership, or the General Partners or their directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed, (v) subject to the limitations on the issuance of additional Common Units or other limited or general partner interests described above, an amendment that in the discretion of the Managing General Partner is necessary or advisable in connection with the authorization of additional limited or general partner interests, (vi) any amendment expressly permitted in the Partnership Agreement to be made by the Managing General Partner acting alone, (vii) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Partnership Agreement,
   (viii) any amendment that, in the discretion of the Managing General Partner, is necessary or advisable in connection with the formation by the Partnership of, or its investment in, any corporation, partnership or other entity (other than the Operating Partnership) as otherwise permitted by the Partnership Agreement, (ix) a change in the fiscal year and/or taxable year of the Partnership and changes related thereto, and (x) any other amendments substantially similar to any of the foregoing.

        In addition to the Managing General Partner's right to amend the Partnership Agreement as described above, the Managing General Partner may make amendments to the Partnership Agreement without the approval of any Partner or assignee if such amendments, in the discretion of the Managing General Partner, (i) do not adversely affect the Limited Partners in any material respect, (ii) are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (iii) are necessary or advisable to facilitate the trading of the Common Units (including the division of any class or classes of outstanding Partnership Securities into different classes to facilitate uniformity of tax consequences within such classes of Partnership Securities) or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Common Units are or will be listed for trading, compliance with any of which the Managing General Partner deems to be in the best interests of the Partnership and the Limited Partners, (iv) are necessary or advisable in connection with any action taken by the Managing General Partner relating to splits or combinations of Units pursuant to the provisions of the Partnership Agreement or (v) are required to effect the intent expressed in this Prospectus or the intent of the Partnership Agreement or contemplated by the Partnership Agreement.

        The Managing General Partner will not be required to obtain an Opinion of Counsel (as defined below) in the event of the amendments described in the two immediately preceding paragraphs. No other amendments to the Partnership Agreement will become effective without the approval of holders of at least 90% of the Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability under applicable law of any limited partner in the Partnership or the limited partner of the Operating Partnership.

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding Units in relation to other classes of Units will require the approval of at least a majority of the type or class of Units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

   MERGER, SALE OR OTHER DISPOSITION OF ASSETS

        The Managing General Partner is generally prohibited, without the prior approval of holders of a Unit Majority, from causing the Partnership to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership; provided that the Managing General Partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without such approval. The Managing General

   Partner may also sell all or substantially all of the Partnership's assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. Furthermore, provided that certain conditions are satisfied, the Managing General Partner may merge the Partnership or any member of the Partnership Group into, or convey some or all of the Partnership Group's assets to, a newly formed entity if the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity. The Unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation of the Partnership, a sale of substantially all of the Partnership's assets or any other transaction or event.

   TERMINATION AND DISSOLUTION

        The Partnership will continue until December 31, 2086, unless sooner terminated pursuant to the Partnership Agreement. The Partnership will be dissolved upon (i) the election of the Managing General Partner to dissolve the Partnership, if approved by the holders of a Unit Majority, (ii) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership and the Operating Partnership, (iii) the entry of a decree of judicial dissolution of the Partnership or (iv) the withdrawal or removal of the Managing General Partner or any other event that results in its ceasing to be the Managing General Partner (other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor). Upon a dissolution pursuant to clause (iv), the holders of a Unit Majority may also elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as general partner an entity approved by the holders of a Unit Majority subject to receipt by the Partnership of an opinion of counsel to the effect that (x) such action would not result in the loss of limited liability of any Limited Partner and
   (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (hereinafter, an "Opinion of Counsel").

   LIQUIDATION AND DISTRIBUTION OF PROCEEDS

        Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Partnership (the "Liquidator") will, acting with all of the powers of the Managing General Partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the

   Partnership's assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy - Distributions of Cash Upon Liquidation." Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

   WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNERS

        The Managing General Partner has agreed not to withdraw voluntarily as a general partner of the Partnership and the Operating Partnership prior to December 31, 2006 (with limited exceptions described below), without obtaining the approval of the holders of a Unit Majority and furnishing an Opinion of Counsel. On or after December 31, 2006, the Managing General Partner may withdraw as the Managing General Partner (without first obtaining approval from any Unitholder) by giving 90 days' written notice, and such withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, the Managing General Partner may withdraw without Unitholder approval upon 90 days' notice to the Limited Partners if at least 50% of the outstanding Common Units are held or controlled by one person and its affiliates (other than the Managing General Partner and its affiliates). In addition, the Partnership Agreement permits the General Partners (in certain limited instances) to sell or otherwise transfer all of their general partner interests in the Partnership without the approval of the Unitholders. See "- Transfer of General Partners' Interests."

        Upon the withdrawal of the Managing General Partner under any circumstances (other than as a result of a transfer by the Managing General Partner of all or a part of its general partner interests in the Partnership), the holders of a Unit Majority may select a successor to such withdrawing Managing General Partner. If such a successor is not elected, or is elected but an Opinion of Counsel cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after such withdrawal the holders of a Unit Majority agree in writing to continue the business of the Partnership and to appoint a successor Managing General Partner. See "- Termination and Dissolution."

        The Managing General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 66-2/3% of the outstanding Units (including Units held by the General Partners and their affiliates) and the Partnership receives an Opinion of Counsel. The ownership of the Subordinated Units by the Managing General Partner and its affiliates effectively gives the Managing General Partner the ability to prevent its removal. Any such removal is also subject to the approval of a successor general partner by the vote of the holders of not less than a Unit Majority. The Partnership Agreement also provides that if the Managing General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partners and their affiliates are not voted in favor of such removal (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis,
   (ii) any existing Common Unit Arrearages will be extinguished and
   (iii) the General Partners will have the right to convert their partner interests (and all the Incentive Distribution Rights) into Common Units or to receive cash in exchange for such interests.

        Withdrawal or removal of the Managing General Partner as a general partner of the Partnership also constitutes withdrawal or removal, as the case may be, of the Managing General Partner as a general partner of the Operating Partnership. Any withdrawal or removal of the Managing General Partner will result in the simultaneous withdrawal or removal of the Special General Partner from the Partnership and the Operating Partnership.

        In the event of removal of the General Partners under circumstances where Cause exists or withdrawal of the General Partners where such withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interests and Incentive Distribution Rights of the departing General Partners (the "Departing Partners") in the Partnership and the Operating Partnership for a cash payment equal to the fair market value of such interests. Under all other circumstances where the General Partners withdraw or are removed by the Limited Partners, the Departing Partners will have the option to require the successor general partner to purchase such general partner interest of the Departing Partners and their Incentive Distribution Rights for such amount. In each case, such fair market value will be determined by agreement between the Departing Partners and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the Departing Partners and the successor general partner (or if no expert can be agreed upon, by an expert chosen by agreement of the experts selected by each of them). In addition, the Partnership will be required to reimburse the Departing Partners for all amounts due the Departing Partners, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the Departing Partners for the benefit of the Partnership.

        If the above-described option is not exercised by either the Departing Partners or the successor general partner, as applicable, the Departing Partners' general partner interests in the Partnership and the Operating Partnership and their Incentive Distribution Rights will be converted into Common Units equal to the fair market value of such interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

   TRANSFER OF GENERAL PARTNERS' INTERESTS AND INCENTIVE DISTRIBUTION
   RIGHTS

        Except for a transfer by a General Partner of all, but not less than all, of its general partner interest in the Partnership and the Operating Partnership to (a) an affiliate of such General Partner or
   (b) another person in connection with the merger or consolidation of such General Partner with or into another person or the transfer by such General Partner of all or substantially all of its assets to another person, such General Partner may not transfer all or any part of its general partner interest in the Partnership and the Operating Partnership to another person prior to December 31, 2006, without the approval of the holders of at least a Unit Majority; provided that, in each case, such transferee assumes the rights and duties of such General Partner to whose interest such transferee has succeeded, agrees to be bound by the provisions of the Partnership Agreement, furnishes an Opinion of Counsel and agrees to acquire all (or the appropriate portion thereof, as applicable) of such General Partner's interest in the Operating Partnership and agrees to be bound by the provisions of the Operating Partnership Agreement. The Special General Partner cannot transfer its general partner interest in the Partnership and the Operating Partnership without the approval of the Managing General Partner. The General Partners shall have the right at any time, however, to transfer their Subordinated Units to one or more persons without Unitholder approval. At any time, the stockholders of the General Partners may sell or transfer all or part of their interest in the General Partners to an affiliate or a third party without the approval of the Unitholders. Each General Partner or its affiliates or a subsequent holder may transfer its Incentive Distribution Rights to another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person without the prior approval of the Unitholders. Holders of Incentive Distribution Rights may also transfer such rights to their affiliates without the prior approval of the Unitholders. Prior to December 31, 2006, other transfers of the Incentive Distribution Rights will require the affirmative vote of holders of at least a Unit Majority. On or after December 31, 2006, the Incentive Distribution Rights will be freely transferable.

   CHANGE OF MANAGEMENT PROVISIONS

        The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove the Managing General Partner as general partner of the Partnership or otherwise change the management of the Partnership. If any person or group other than the Managing General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of Units, such person or group loses voting rights with respect to all of its Units. The Partnership Agreement also provides that if the Managing General Partner is removed as a general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partners and their affiliates are not voted in favor of such removal, (i) the Subordination Period will end and all outstanding Subordinated Units will immediately convert into Common Units on a one-for-one basis, (ii) any existing Common Unit Arrearages will be extinguished and (iii) the General Partners will have the right to convert their partner interests (and all of their Incentive Distribution Rights) into Common Units or to receive cash in exchange for such interests.

   LIMITED CALL RIGHT

        If at any time not more than 20% of the then-issued and outstanding limited partner interests of any class (including Common Units) are held by persons other than the Managing General Partner and its affiliates, the Managing General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons as of a record date to be selected by the Managing General Partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of such a purchase shall be the greater of (i) the highest price paid by the Managing General Partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which the Managing General Partner first mails notice of its election to purchase such limited partner interests, and (ii) the Current Market Price as of the date three days prior to the date such notice is mailed. As a consequence of the Managing General Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased even though he may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his limited partner interests. The tax consequences to a Unitholder of the exercise of this call right are the same as a sale by such Unitholder of his Common Units in the market. See "Tax Considerations - Disposition of Common Units."

   MEETINGS; VOTING

        Except as described below with respect to a Person or group owning 20% or more of all Units, Unitholders or assignees who are record holders of Units on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to Common Units that are owned by an assignee who is a record holder but who has not yet been admitted as a limited partner, the Managing General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such Common Units on any matter, vote such Common Units at the written direction of such record holder. Absent such direction, such Common Units will not be voted (except that, in the case of Common Units held by the Managing General

   Partner on behalf of Non-citizen Assignees (as defined below), the Managing General Partner shall distribute the votes in respect of such Common Units in the same ratios as the votes of partners in respect of other Units are cast).

        The Managing General Partner does not anticipate that any meeting of Unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the Unitholders may be taken either at a meeting of the Unitholders or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of Units as would be necessary to authorize or take such action at a meeting of all of the Unitholders. Meetings of the Unitholders of the Partnership may be called by the Managing General Partner or by Unitholders owning at least 20% of the outstanding Units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Unitholders of such class or classes, unless any such action by the Unitholders requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage.

        Each record holder of a Unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued by the Partnership. See "- Issuance of Additional Securities." However, if at any time any person or group (other than the Managing General Partner and its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of Units then outstanding, such person or group will lose voting rights with respect to all of its Units and such Units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of Unitholders, calculating required votes, determining the presence of a quorum or for other similar Partnership purposes. The Partnership Agreement provides that Common Units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the Partnership Agreement, Subordinated Units will vote together with Common Units as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Common Units (whether or not such record holder has been admitted as a limited partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the Transfer Agent at the request of the Partnership.

   STATUS AS LIMITED PARTNER OR ASSIGNEE

        Except as described above under "- Limited Liability," the Common Units will be fully paid, and Unitholders will not be required to make additional contributions to the Partnership.

        An assignee of a Common Unit, subsequent to executing and delivering a Transfer Application, but pending its admission as a substituted Limited Partner in the Partnership, is entitled to an interest in the Partnership equivalent to that of a Limited Partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions. The Managing General Partner will vote and exercise other powers attributable to Common Units owned by an assignee who has not become a substitute Limited Partner at the written direction of such assignee. See "- Meetings; Voting." Transferees who do not execute and deliver a Transfer Application will be treated neither as assignees nor as record holders of Common Units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Common Units. See "Description of the Common
   Units - Transfer of Common Units."

   NON-CITIZEN ASSIGNEES; REDEMPTION

        If the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the Managing General Partner, create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any Limited Partner or assignee, the Partnership may redeem the Units held by such Limited Partner or assignee at their Current Market Price (as defined in the Glossary). In order to avoid any such cancellation or forfeiture, the Managing General Partner may require each Limited Partner or assignee to furnish information about his nationality, citizenship or related status. If a Limited Partner or assignee fails to furnish information about such nationality, citizenship or other related status within 30 days after a request for such information or the Managing General Partner determines after receipt of such information that the Limited Partner or assignee is not an eligible citizen, such Limited Partner or assignee may be treated as a non-citizen assignee ("Non-citizen Assignee"). In addition to other limitations on the rights of an assignee who is not a substituted Limited Partner, a Non-citizen Assignee does not have the right to direct the voting of his Units and may not receive distributions in kind upon liquidation of the Partnership.

   INDEMNIFICATION

        The Partnership Agreement provides that the Partnership will indemnify the General Partners, any Departing Partner, any Person who is or was an affiliate of a General Partner or any Departing Partner, any Person who is or was a member, partner, officer, director, employee, agent or trustee of a General Partner or any Departing Partner or any affiliate of a General Partner or any Departing Partner, or any Person who is or was serving at the request of a General Partner or any Departing Partner or any affiliate of any such person, any affiliate of a General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partners shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partners or their affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

   BOOKS AND REPORTS

        The Managing General Partner is required to keep appropriate books of the business of the Partnership at the principal offices of the Partnership. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax purposes, the fiscal year of the Partnership is the calendar year. For financial reporting purposes, however, the fiscal year of the Partnership is a fiscal year ending on June 30.

        As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the Managing General Partner will furnish or make available to each record holder of Units (as of a record date selected by the Managing General Partner) an annual report containing audited financial statements of the Partnership for the past fiscal year, prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each quarter (except the last quarter of each fiscal year), the Managing General Partner will furnish or make available to each record holder of Units (as of a record date selected by the Managing General Partner) a report containing unaudited financial statements of the Partnership with respect to such quarter and such other information as may be required by law.

        The Partnership will furnish each record holder of a Unit information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. Such information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The Partnership's ability to furnish such summary information to Unitholders will depend on the cooperation of such Unitholders in supplying certain information to the Partnership. Every Unitholder (without regard to whether he supplies such information to the Partnership) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

   RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

        The Partnership Agreement provides that a Limited Partner can for a purpose reasonably related to such Limited Partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (i) a current list of the name and last known address of each partner, (ii) a copy of the Partnership's tax returns, (iii) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner, (iv) copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed,
   (v) information regarding the status of the Partnership's business and financial condition, and (vi) such other information regarding the affairs of the Partnership as is just and reasonable. The Partnership may, and intends to, keep confidential from the Limited Partners trade secrets or other information the disclosure of which the Partnership believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

   REGISTRATION RIGHTS

        Pursuant to the terms of the Partnership Agreement and subject to certain limitations described therein, the Partnership has agreed to register for resale under the Securities Act and applicable state securities laws any Common Units or other securities of the Partnership (including Subordinated Units) proposed to be sold by the General Partners or any of their affiliates if an exemption from such registration requirements is not otherwise available for such proposed transaction. The Partnership is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions. See "Units Eligible for Future Sale."

                       UNITS ELIGIBLE FOR FUTURE SALE

        The General Partners holds an aggregate of 6,597,619 Subordinated Units (all of which will convert into Common Units at the end of the Subordination Period and some of which may convert earlier). See "Cash Distribution Policy - Distributions from Operating Surplus during Subordination Period." The sale of these Units could have an adverse impact on the price of the Common Units or on any trading market that may develop. For a discussion of the transactions whereby the General Partners acquired the Subordinated Units in connection with the organization of the Partnership, see "The IPO and Related Transactions."

        The Common Units offered hereby will generally be freely transferable without restriction or further registration under the Securities Act, except that any Common Units owned by an "affiliate" of the Partnership (as that term is defined in the rules and regulations under the Securities Act) may not be resold publicly except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom under Rule 144 thereunder ("Rule 144") or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer in a public offering to be sold into the market in an amount that does not exceed, during any three-month period, the greater of (i) 1% of the total number of such securities outstanding or (ii) the average weekly reported trading volume of the Common Units for the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Partnership. A person who is not deemed to have been an affiliate of the Partnership at any time during the three months preceding a sale, and who has beneficially owned his Common Units for at least two years, would be entitled to sell such Common Units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions or notice requirements of Rule 144.

        Prior to the end of the Subordination Period, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 4,270,000 additional Common Units (excluding Common Units issued upon conversion of Subordinated Units, pursuant to the employee benefit plans of the Managing General Partner, the Partnership or other members of the Partnership Group, or in connection with certain acquisitions (which Units may include all or a portion of the 1,000,000 Common Units offered hereby) or capital improvements or the repayment of certain indebtedness and subject to adjustment in the event of a combination or subdivision of the Common Units), or an equivalent amount of securities ranking on a parity with the Common Units, without the approval of the holders of at least a Unit Majority. The Partnership Agreement provides that, after the Subordination Period, the Partnership may issue an unlimited number of limited partner interests of any type without a vote of the Unitholders. The Partnership

   Agreement does not impose any restriction on the Partnership's ability to issue equity securities ranking junior to the Common Units at any time. Any issuance of additional Common Units or certain other equity securities would result in a corresponding decrease in the proportionate ownership interest in the Partnership represented by, and could adversely affect the cash distributions to and market price of, Common Units then outstanding. See "The Partnership Agreement - Issuance of Additional Securities."

        Authorized but unissued Common Units with an aggregate value of $12.5 million (valued at the initial offering price in the IPO) are available for issuance to executives, officers and directors of the Managing General Partner pursuant to the Restricted Unit Plan. Common Units will be issued upon vesting in accordance with the terms and conditions of the Restricted Unit Plan. Common Units with an aggregate value of $8.3 million have been allocated and the remaining Common Units available under the Restricted Unit Plan may be allocated or issued in the future to such participants, and subject to such terms and conditions, as the Board of Directors of the Managing General Partner, or a committee thereof, shall determine. See "Management-Executive Compensation-Restricted Unit Plan.

        Pursuant to the Partnership Agreement, the General Partners and their affiliates will have the right, upon the terms and subject to the conditions therein, to cause the Partnership to register under the Securities Act and state laws the offer and sale of any Units or other Partnership Securities that they hold. Subject to the terms and conditions of the Partnership Agreement, such registration rights allow the General Partners and their affiliates or their assignees holding any Units to require registration of any such Units and to include any such Units in a registration by the Partnership of other Units, including Units offered by the Partnership or by any Unitholder. Such registration rights will continue in effect for two years following any withdrawal or removal of the Managing General Partner as a general partner of the Partnership. In connection with any such registration, the Partnership will indemnify each Unitholder participating in such registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. The Partnership will bear all costs and expenses of any such registration. In addition, the General Partners and their affiliates may sell their Units in private transactions at any time, subject to compliance with applicable laws.

                            PLAN OF DISTRIBUTION

        This Prospectus may be used by the Partnership for the offer and sale of up to 1,000,000 Common Units from time to time in connection with the acquisition of other businesses, properties or securities in business combination transactions. The consideration offered by the Partnership in such acquisitions, in addition to any Common Units offered by this Prospectus, may include assets, debt or other securities (which may be convertible into Common Units covered by this Prospectus), or assumption by the Partnership of liabilities of the business being acquired, or a combination thereof. The terms of acquisitions are typically determined by negotiations between the Partnership and the owners of the businesses, properties or securities to be acquired, with the Partnership taking into account the quality of management, the past and potential earning power and growth of the businesses, properties or securities to be acquired, and other relevant factors. Common Units issued to the owners of the businesses, properties or securities to be acquired are generally valued at a price reasonably related to the market value of the Common Units either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the Common Units.


                             TAX CONSIDERATIONS

        This section is a summary of material tax considerations that may be relevant to prospective Unitholders and, to the extent set forth below under "-Legal Opinions and Advice," expresses the opinion of Schiff Hardin & Waite, counsel to the General Partners and the Partnership ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions including modifications made by the Taxpayer Relief Act of 1997 (the "Act"), all of which are subject to change. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to the Partnership are references to both the Partnership and the Operating Partnership.

        No attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or the Unitholders. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other Unitholders subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, each prospective Unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him of the ownership or disposition of Common Units.

   LEGAL OPINIONS AND ADVICE

        Counsel is of the opinion that, based on the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) the Partnership and the Operating Partnership will each be treated as a partnership, and

   (ii) owners of Common Units (with certain exceptions, as described in "- Limited Partner Status" below) will be treated as partners of the Partnership (but not the Operating Partnership). In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel.

        Although no attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or prospective Unitholders, Counsel has advised the Partnership that, based on current law, the following is a general description of the principal federal income tax consequences that should arise from the acquisition, ownership and disposition of Common Units and, insofar as it relates to matters of law and legal conclusions, addresses the material tax consequences to Unitholders who are individual citizens or residents of the United States.

        No ruling has been or will be requested from the Internal Revenue Service (the "IRS") with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate "qualifying income" under
   Section 7704 of the Code or any other matter affecting the Partnership or prospective Unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. Any such contest with the IRS may materially and adversely impact the market for the Common Units and the prices at which Common Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partners. Furthermore, no assurance can be given that the treatment of the Partnership or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

        For the reasons hereinafter described, Counsel has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a Unitholder whose Common Units are loaned to a short seller to cover a short sale of Common Units (see "- Tax Treatment of Operations - Treatment of Short Sales"), (ii) whether a Unitholder acquiring Common Units in separate transactions must maintain a single aggregate adjusted tax basis in his Common Units (see "- Disposition of Common Units - Recognition of Gain or Loss"),
   (iii) whether the Partnership's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "- Disposition of Common Units - Allocations Between Transferors and Transferees"), (iv) whether the Partnership's convention for allocating recapture income and allocating all items of income, gain, loss, deduction and credit for the period ending December 31, 1996 to the General Partners will be recognized for federal income tax purposes (see "- Allocation of Partnership Income, Gain, Loss and Deduction"), and (v) whether the Partnership's method for depreciating Section 743 adjustments will be recognized for federal income tax purposes (see "- Tax Treatment of Operations -
   Section 754 Election").

   TAX RATES

        The top marginal income tax rate for individuals is 36% subject to a 10% surtax on individuals with taxable income in excess of $271,050 per year. The surtax is computed by applying a 39.6% rate to taxable income in excess of the threshold. Long-term capital gains recognized after July 28, 1997 on marketable securities such as Common Units will be taxed at a maximum rate of 20% for individuals if the individual's holding period is more than 18 months and a maximum rate of 28% if the holding period is more than one year, but not more than 18 months.

   CONSEQUENCES OF EXCHANGING PROPERTY FOR COMMON UNITS

        RECOGNITION OF GAIN OR LOSS

        In general, no gain or loss will be recognized for federal income tax purposes by the Partnership or by a person (including any individual, partnership, S corporation or corporation taxed under Subchapter C of the Code) contributing property (including stock) to the Partnership in exchange for Common Units. If the Partnership assumes liabilities or takes assets subject to liabilities in connection with a contribution of assets in exchange for Common Units, however, the application of either one or both of two federal income tax rules may result in the recognition of taxable gain by the contributing person.

        The first of these rules is the "disguised sale rule." Under the disguised sale rule, if the Partnership assumes or takes property subject to a liability of the contributing person other than a "qualified liability," the Partnership is treated as transferring taxable consideration to the contributing person to the extent that the amount of the liability exceeds the contributing person's share of that liability immediately after the Partnership assumes or takes subject to the liability. For this purpose, a qualified liability includes: (a) a liability that was incurred by the partner more than two years prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to the Partnership and that has encumbered the transferred property throughout that two-year period; (b) a liability that was not incurred in anticipation of the transfer of the property to the Partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to the Partnership and that has encumbered the transferred property since it was incurred; (c) a liability that is allocable under the rules of Treasury Regulation Section 1.163-8T to capital expenditures with respect to the property; or (d) a liability that was incurred in the ordinary course of the trade or business in which property transferred to the Partnership was used or held but only if all the assets related to that trade or business are transferred other than assets that are not material to a continuation of the trade or business. Assuming that any such liabilities are nonrecourse in nature (no partner of the Partnership has any liability for failure to pay), a contributing person's "share" of the liabilities will generally equal his Percentage Interest in the Partnership multiplied by the amount of such liabilities.

        If the disguised sale rule applies to a contribution of assets in exchange for Common Units, the person contributing assets will recognize taxable gain in an amount equal to the amount of taxable consideration determined as described above, minus a proportionate share of the tax basis in the contributed assets.

        The second rule under which a person contributing assets in exchange for Common Units could recognize taxable gain is the "distribution in excess of basis rule." Under this rule, a person contributing assets to the Partnership will recognize gain if, and to the extent that, the difference between the amount of such liabilities and the contributing person's share of those liabilities (determined under the principles of Section 752 of the Code) immediately following the transfer of assets to the Partnership exceeds the tax basis of the assets contributed.

        Any such gain may be taxed as ordinary income or capital gains. See "Disposition of Common Units" below.

        ALLOCATIONS OF INCOME, DEPRECIATION AND AMORTIZATION

   As required by Section 704(c) of the Code, certain items of Partnership income, deduction, gain and loss will be specially allocated to account for the difference between the tax basis and fair market value of property contributed to the Partnership in exchange for Common Units ("Contributed Property") (any excess of the fair market value over the tax basis of Contributed Property is referred to herein as "built-in gain"; any excess of the tax basis over fair market value is referred to as "built-in loss"). These allocations are designed to insure that a person contributing property to the Partnership will recognize the federal income tax consequences associated with any built-in gain or built-in loss. In general, a partner contributing assets with a built-in gain will not recognize taxable gain upon the contribution of those assets in exchange for Common Units. See "Recognition of Gain or Loss" above. However, such built-in gain will be recognized over the period of time during which the Partnership claims depreciation or amortization deductions with respect to the Contributed Property, or when the Contributed Property is disposed of by the Partnership.

        BASIS OF COMMON UNITS

        A person who contributes property (including stock) to the Partnership in exchange for Common Units will generally have an initial tax basis for his Common Units equal to the tax basis of the property contributed to the Partnership in exchange for Common Units plus any gain recognized on the contribution. The tax basis for a Common Unit will be increased by the Unitholder's share of Partnership income and his share of increases in Partnership debt. The basis for a Common Unit will be decreased (but not below zero) by distributions from the Partnership (including deemed distributions resulting from the assumption of indebtedness by the Partnership), by the Unitholder's share of Partnership losses, by his share of decreases in Partnership debt and by the Unitholder's share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized.

   OWNERSHIP OF UNITS BY S CORPORATIONS

        Section 1362(b) of the Code provides that certain small business corporations may elect to be treated as an "S corporation." In order to elect S corporation status, a corporation must not: (a) have more than 75 shareholders (a husband and wife are treated as one shareholder); (b) have as a shareholder a person (other than an estate and other than certain trusts) who is not an individual; (c) have a nonresident alien as a shareholder; and (d) have more than one class of stock. All of the shareholders of a corporation must elect for the corporation to be treated as an S corporation. The election is made by filing Form 2553, which must be filed on or before the 15th day of the third month of a taxable year in order for the election to be effective for that taxable year. (A corporation that has not elected S corporation status is referred to as a "C corporation").

        In general, an S corporation is not subject to tax on its income. Instead, each shareholder takes into account his pro rata share of the corporation's items of income (including tax-exempt income), loss, deduction or credit. The character of any item included in a shareholder's pro rata share is determined as if such item were realized or incurred directly by the shareholder. Thus, an S corporation that exchanges its assets for Common Units will not generally pay tax on its distributive share of partnership income. Instead, such income will be taxed as if the Common Units were held directly by the shareholders of the S corporation.

        Distributions made by an S corporation are generally nontaxable to the extent they are made out of the corporation's "accumulated adjustments account," which represents the undistributed income of the corporation accumulated subsequent to the effective date of its S election. Distributions in excess of the accumulated adjustments account are treated as taxable dividends to the extent that the corporation has "subchapter C earnings and profits," which includes any earnings and profits accumulated by a corporation prior to the date an S corporation election is effective, reduced by any distributions that are treated as having been made out of subchapter C earnings and profits. Distributions in excess of the accumulated adjustments account and subchapter earnings a profits are treated as a return of capital to the extent of a shareholder's basis in his stock, and are treated as gain from the sale or exchange of property to the extent in excess of such basis.

        A corporation that operates as a C corporation and subsequently makes an election to be treated as an S corporation may be subject to tax on the excess of the aggregate fair market value of its assets over the aggregate adjusted tax basis of its assets as of the first day it is treated as an S corporation (any such excess is referred to as "net unrealized built-in gain"). This tax is not immediately imposed at the time of conversion to S corporation status. Instead, if a C corporation converts to S corporation status, it will be subject to tax on its net unrealized built-in gain if and to the extent that is has a net recognized built-in gain at any time during the next ten years. If an S corporation is subject to tax on built-in gain, the gain is recognized and taxed to the corporation at the highest corporate tax rate, and is then passed through (after reduction for corporate taxes paid) and taxed to the shareholder. A corporation's net recognized built-in gain for any tax year is the lesser of the net amount of the corporation's recognized built-in gains and recognized built-in losses for the tax year or what the corporation's taxable income would have been for the year had it been a C corporation.

        Recognized built-in gain is defined as any gain recognized during the recognition period (the 10 year period beginning with the first day as an S corporation) on the disposition of any asset except to the extent that the corporation can establish that the asset was not held by the corporation on its first day as an S corporation or that the gain recognized exceeds the excess of the fair market value of the asset as of the first day the corporation was an S corporation over the adjusted basis of the asset on that date. Similarly, the term recognized built-in loss means any loss recognized during the recognition period on the disposition of any asset to the extent that the S corporation establishes that the asset was held at the beginning of its first day as an S corporation and that the loss does not exceed the excess of the adjusted basis of the asset as of the corporation's first day as an S corporation over the fair market value of the asset as of that date.

        For example, assume that a corporation elects to be treated as an S corporation on January 1, 1994, and that it has a net unrealized built-in gain of $500,000. On January 1, 1994, it has a piece of equipment with a fair market value of $1 million and a tax basis of $800,000. If the company sold this asset in 1996 and had a tax gain of $300,000, the recognized built-in gain would be $200,000. Assuming the company had no other recognized built-in gains or recognized built-in losses for that tax year and that its taxable income had it been a C corporation would have been greater than $200,000, a corporate tax would be assessed on gain of $200,000.

        Under the rules relating to taxation of an S corporation's built-in gains, if an S corporation owns a partnership interest on the first day of its first taxable year as an S corporation, or transfers property which it held on the first day of its first taxable year as an S corporation to a partnership during the recognition period, a disposition of the partnership interest during the recognition period may result in recognized built-in gain, taxable as described above. Thus, an S corporation receiving Common Units in exchange for its assets could be taxable on a sale or other disposition of those Common Units within the recognition period. In addition, sales or other dispositions of assets (including inventory), by the Partnership, which were contributed by an S corporation in exchange for Common Units could result in the recognition of taxable built-in gain by the S corporation.

        A C corporation electing S corporation status will be immediately taxable to the extent of any "LIFO recapture amount." LIFO recapture amount is defined as the amount by which inventory of the C corporation maintained on a LIFO basis has a tax basis which is less than the tax basis the inventory would have had the corporation maintained its inventory using the FIFO method.

        Prospective Unitholders should also note that additional proposals have been made which would alter the rules described above, generally requiring the immediate recognition of corporate and shareholder level taxable gain upon the conversion of a large C corporation to S corporation status.

   PARTNERSHIP STATUS

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest.

        No ruling has been or will be sought from the IRS as to the status of the Partnership or the Operating Partnership as a partnership for federal income tax purposes. Instead the Partnership has relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, the Partnership and the Operating Partnership will each be classified as a partnership for federal income tax purposes.

        In rendering its opinion, Counsel has relied on certain factual representations made by the Partnership and the General Partners. Such factual matters are as follows:

             (a) With respect to the Partnership and the Operating Partnership, the General Partners, at all times while acting as general partners of the Partnership and the Operating Partnership (since the IPO), have had and will have combined net worth, computed on a fair market value basis, excluding their interests in the Partnership and in the Operating Partnership and any notes or receivables due from the Partnership or the Operating Partnership, of not less than $15 million;

             (b) The Partnership has been and will be operated in accordance with (i) all applicable partnership statutes, (ii) the Partnership Agreement, and (iii) the description thereof in this Prospectus;

             (c) The Operating Partnership has been and will be operated in accordance with (i) all applicable partnership statutes,
        (ii) the limited partnership agreement for the Operating
        Partnership, and (iii) the description thereof in this Prospectus;

             (d) The General Partners have and will, at all times, act independently of the limited partners (other than the limited partner interest held by the General Partners);

             (e) For each taxable year of the Partnership's existence, less than 10% of the gross income of the Partnership has been and will be derived from sources other than (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof, or (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code; and

             (f) None of the Partnership, the Operating Partnership, or any subsidiary partnership will elect to be treated as an association or corporation.

        Counsel's opinion as to the partnership classification of the Partnership in the event of a change in one of the general partners is based upon the assumption that the new general partner will satisfy the foregoing representations.

        Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes interest (from other than a financial business), dividends and income and gains from the transportation and marketing of crude oil, natural gas, and products thereof, including the retail and wholesale marketing of propane and the transportation of propane and natural gas liquids. Based upon the representations of the Partnership and the General Partners and a review of the applicable legal authorities, Counsel is of the opinion that at least 90% of the Partnership's gross income will constitute qualifying income. The Partnership estimates that less than 7% of its gross income for each taxable year will not constitute qualifying income.

        If the Partnership fails to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in that corporation, and then distributed that stock to the partners in liquidation of their interests in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

        If the Partnership or the Operating Partnership were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be taxed to the Partnership or the Operating Partnership at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Partnership's current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the Unitholder's tax basis in his Common Units) or taxable capital gain (after the Unitholder's tax basis in the Common Units is reduced to zero). Accordingly, treatment of either the Partnership or the Operating Partnership as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Units.

        The discussion below is based on the assumption that the Partnership will be classified as a partnership for federal income tax purposes.

   LIMITED PARTNER STATUS

        Unitholders who have become limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes. Moreover, the IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, Counsel is of the opinion that
   (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) Unitholders whose Common Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Common Units will be treated as partners of the Partnership for federal income tax purposes. As this ruling does not extend, on its facts, to assignees of Common Units who are entitled to execute and deliver Transfer Applications, but who fail to do so, Counsel's opinion does not extend to them. Income, gain, deductions or losses would not appear to be reportable by a Unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes. A purchaser or other transferee of Common Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Common Units unless the Common Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units.

        A beneficial owner of Common Units whose Common Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Common Units for federal income tax purposes. See "- Tax Treatment of Operations - Treatment of Short Sales."

   TAX CONSEQUENCES OF UNIT OWNERSHIP

        FLOW-THROUGH OF TAXABLE INCOME

        No federal income tax will be paid by the Partnership. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether any cash distributions are received by such Unitholder. Consequently, a Unitholder may be allocated income from the Partnership even if he has not received a cash distribution. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending with or within the taxable year of the Unitholder.

        TREATMENT OF PARTNERSHIP DISTRIBUTIONS

        Distributions by the Partnership to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent of his tax basis in his Common Units immediately before the distribution. Cash distributions in excess of a Unitholder's tax basis generally will be considered to be gain from the sale or exchange of the Common Units, taxable in accordance with the rules described under "- Disposition of Common Units" below. Any reduction in a Unitholder's share of the Partnership's liabilities for which no partner, including the General Partners, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that Unitholder. To the extent that Partnership distributions cause a Unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "- Limitations on Deductibility of Partnership Losses."

        A decrease in a Unitholder's percentage interest in the Partnership because of the issuance by the Partnership of additional Common Units will decrease such Unitholder's share of nonrecourse liabilities of the Partnership, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of his tax basis in his Common Units, if such distribution reduces the Unitholder's share of the Partnership's "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the Unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged such assets with the Partnership in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the Unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the Unitholder's tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

        LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

        The deduction by a Unitholder of his share of Partnership losses will be limited to the tax basis in his Units and, in the case of an individual Unitholder or a corporate Unitholder (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the Unitholder is considered to be "at risk" with respect to the Partnership's activities, if that is less than the Unitholder's tax basis. A Unitholder must recapture losses deducted in previous years to the extent that Partnership distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's tax basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a Unit, any gain recognized by a Unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a Unitholder will be at risk to the extent of the tax basis of his Units, excluding any portion of that basis attributable to his share of Partnership nonrecourse liabilities, reduced by any amount of money the Unitholder borrows to acquire or hold his Units if the lender of such borrowed funds owns an interest in the Partnership, is related to such a person or can look only to Units for repayment.
   A Unitholder's at risk amount will increase or decrease as the tax basis of the Unitholder's Units increases or decreases (other than tax basis increases or decreases attributable to increases or decreases in his share of Partnership nonrecourse liabilities).

        The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership such as the Partnership. Consequently, any passive losses generated by the Partnership will only be available to offset future income generated by the Partnership and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a Unitholder's income generated by the Partnership may be deducted in full when he disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

        A Unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded Partnership as investment income for purposes of the limitations on the deductibility of investment interest.

        LIMITATIONS ON INTEREST DEDUCTIONS

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's net passive income from the Partnership will be treated as investment income for this purpose. In addition, the Unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) the

   Partnership's interest expense attributed to portfolio income, and
   (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

   ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

        In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partners and the Unitholders in accordance with their respective percentage interests in the Partnership. At any time that distributions are made to the Common Units and not to the Subordinated Units, or that Incentive Distributions are made to the General Partners, gross income will be allocated to the recipients to the extent of such distribution. If the Partnership has a net loss, items of income, gain, loss and deduction will generally be allocated first, to the General Partners and the Unitholders in accordance with their respective Percentage Interests to the extent of their positive capital accounts (as maintained under the Partnership Agreement) and, second, to the General Partners.

        As required by Section 704(c) of the Code and as permitted by Regulations thereunder, certain items of Partnership income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property contributed to the Partnership by each of the General Partners or any other person contributing property to the Partnership ("Contributed Property"). Under the Code, the partners in a partnership cannot be allocated more depletion, depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, the Partnership Agreement requires that certain items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Regulations under Section 704(c) of the Code permit a partnership to make reasonable allocations to reduce or eliminate such differences. The effect of these allocations will be to cause a property contributor to recognize any built-in tax gain (or loss) over the period of time during which the Partnership claims depreciation or amortization deductions with respect to the contributed property, or when such property is disposed of. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders, but these allocations may not be respected under current law. Under recently proposed regulations, which are not yet effective, the allocation of depreciation recapture should be respected. If these allocations of recapture income are not respected, the amount of the income or gain allocated to a Unitholder will not change but instead a change in the character of the income allocated to a Unitholder would result. Finally, although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by
   Section 704(c) of the Code to eliminate the disparity between a partner's "book" capital account (credited with the fair market value of Contributed Property) and "tax" capital account (credited with the tax basis of Contributed Property) (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

        Counsel is of the opinion that, with the exception of the allocations of recapture income and allocations of all items of income, gain, loss, deduction or credit to the General Partners for the taxable period ending on December 31, 1996 discussed above, allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Treasury Regulations relating to allocations of Partnership income, and investors should be aware that the allocations of recapture income and allocations of all items of income, gain, loss, deduction or credit to the General Partners for the taxable period ending on December 31, 1996 in the Partnership Agreement may be successfully challenged by the IRS.

   TAX TREATMENT OF OPERATIONS

        ACCOUNTING METHOD AND TAXABLE YEAR

        The Partnership uses the year ending December 31 as its taxable year and has adopted the accrual method of accounting for federal income tax purposes. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his Units following the close of the Partnership's taxable year but before the close of his taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "- Disposition of Common Units - Allocations Between Transferors and Transferees."

        INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

        The tax basis of the assets of the Partnership will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The Partnership assets will initially have an aggregate tax basis equal to the tax basis of the assets in the possession of the General Partners or other contributor immediately prior to their contributions to the Partnership plus the amount of gain, if any, recognized by the General Partners or other contributor in connection with their contribution to the Partnership. The federal income tax burden associated with the difference between the fair market value of property contributed to the Partnership and the tax basis established for such property will be borne by the contributor of such property. See "- Allocation of Partnership Income, Gain, Loss and Deduction."

        To the extent allowable, the Partnership may elect to use the depreciation and cost recovery methods that will result in the largest depreciation deductions in the early years of the Partnership. The Partnership will not be entitled to any amortization deductions with respect to goodwill conveyed to the Partnership on formation.
   Property subsequently acquired or constructed by the Partnership may be depreciated using accelerated methods permitted by the Code.

        If the Partnership disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Partnership may be required to recapture such deductions as ordinary income upon a sale of his interest in the Partnership. See "- Allocation of Partnership Income, Gain, Loss and Deduction" and "- Disposition of Common Units - Recognition of Gain or Loss."

        Costs incurred in organizing the Partnership may be amortized over any period selected by the Partnership not shorter than 60 months. The costs incurred in promoting the issuance of Units (i.e. syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon termination of the Partnership. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under recently adopted regulations, the underwriting discounts and commissions would be treated as a syndication cost.

        SECTION 754 ELECTION

        The Partnership intends to make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally permits the Partnership to adjust a Common Unit purchaser's tax basis in the Partnership's assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners. (For purposes of this discussion, a partner's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's tax basis in such assets ("Common Basis") and (2) his Section 743(b) adjustment to that basis.)

        Proposed Treasury Regulation Section 1.168-2(n) generally requires the Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the purchaser acquires the Unit. Similarly, newly issued proposed Treasury regulations promulgated under Section 197 indicate that the Section 743(b) adjustment attributable to an amortizable
   Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the Unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a
   Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the Common Basis in such properties. Pursuant to the Partnership Agreement, the Partnership is authorized to adopt a convention to preserve the uniformity of Units even if such convention is not consistent with Treasury Regulation Sections 1.167(c)-1(a)(6), Proposed Treasury Regulation Section 1.168-2(n) or the Section 197 proposed Treasury regulations. See "- Uniformity of Units."

        Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a
   Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, or treat that portion as non-amortizable to the extent attributable to property the Common Basis of which is not amortizable, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation
   Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Partnership's assets) or the
   Section 197 proposed Treasury regulations.  To the extent such
   Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations and legislative history. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to Common Basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "- Uniformity of Units."

        The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Partnership to goodwill which, as an intangible asset, would be amortizable over a longer period of time than the Partnership's tangible assets.

        A Section 754 election is advantageous if the transferee's tax basis in his Units is higher than such Units' share of the aggregate tax basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such Units is lower than such Unit's share of the aggregate tax basis of the Partnership's assets immediately prior to the transfer. Thus, the fair market value of the Units may be affected either favorably or adversely by the election.

        The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the Partnership's opinion, the expense of compliance exceed the benefit of the election, the Partnership may seek permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a subsequent purchaser of Units may be allocated more income than he would have been allocated had the election not been revoked.

        ALTERNATIVE MINIMUM TAX

        Each Unitholder will be required to take into account his distributive share of any items of Partnership income, gain, deduction or loss for purposes of the alternative minimum tax.

        A Unitholder's alternative minimum taxable income derived from the Partnership may be higher than his share of Partnership net income because the Partnership may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. The minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.

        VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES

        The federal income tax consequences of the acquisition, ownership and disposition of Units will depend in part on estimates by the Partnership of the relative fair market values, and determinations of the initial tax bases, of the assets of the Partnership. Although the Partnership may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by the Partnership. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Unitholders might change, and Unitholders might be required to adjust their tax liability for prior years.

        TREATMENT OF SHORT SALES

        A Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units may be considered as having disposed of ownership of those Units. If so, he would no longer be a partner with respect to those Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any Partnership income, gain, deduction or loss with respect to those Units would not be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Units.

   DISPOSITION OF COMMON UNITS

        RECOGNITION OF GAIN OR LOSS

        Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership nonrecourse liabilities. Because the amount realized includes a Unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of Units could result in a tax liability in excess of any cash received from such sale.

        Under the Act, a taxpayer is treated as having sold an "appreciated" partnership interest (one in which gain would be recognized if such interest were sold) if such taxpayer or related persons entered into one or more positions with respect to the same or substantially identical property which, for some period, substantially eliminated both the risk of loss and opportunity for gain on the appreciated financial position (including selling "short against the box" transactions). Unitholders should consult with their tax advisers in the event they are considering entering into a short sale transaction or any other risk arbitrage transaction involving their Common Units.

        Prior Partnership distributions in excess of cumulative net taxable income in respect of a Common Unit which decreased a Unitholder's tax basis in such Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the Unitholder's tax basis in such Common Unit, even if the price is less than his original cost.

        Should the IRS successfully contest the convention used by the Partnership to amortize only a portion of the Section 743(b) adjustment (described under "- Tax Treatment of Operations -
   Section 754 Election") attributable to an amortizable Section 197 intangible after a sale by the General Partners of Units, a Unitholder could realize additional gain from the sale of Units than had such convention been respected. In that case, the Unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other Unitholders.

        Gain or loss recognized by a Unitholder (other than a "dealer" in Common Units) on the sale or exchange of a Unit held for more than one year will generally be taxable as long-term capital gain or loss, with the tax rate on a long-term capital gain depending upon whether the Unitholder held Common Units for more than 18 months. A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "substantially appreciated inventory" owned by the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Inventory is considered to be "substantially appreciated" if its value exceeds 120% of its adjusted basis to the Partnership. Ordinary income attributable to unrealized receivables, substantially appreciated inventory and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a Partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of Common Units, a Common Unitholder will be unable to select high or low basis Common Units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to the Partnership, because, similar to corporate stock, interests in the Partnership are evidenced by separate certificates. Accordingly, Counsel is unable to opine as to the effect such ruling will have on the Unitholders. A Unitholder considering the purchase of additional Common Units or a sale of Common Units purchased in separate transactions should consult his tax advisor as to the possible consequences of such ruling.

        ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

        In general, the Partnership's taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the Unitholders in proportion to the number of Units owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the Unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a Unitholder transferring Common Units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

        The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of Units. If this method is not allowed under the Treasury Regulations (or only applies to transfers of less than all of the Unitholder's interest), taxable income or losses of the Partnership might be reallocated among the Unitholders. The Partnership is authorized to revise its method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.

        A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of Partnership income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

        NOTIFICATION REQUIREMENTS

        A Unitholder who sells or exchanges Units is required to notify the Partnership in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferor and a transferee of a Unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, that set forth the amount of the consideration received for the Unit that is allocated to goodwill or going concern value of the Partnership. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

        CONSTRUCTIVE TERMINATION

        The Partnership and the Operating Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. A termination results in the closing of a Partnership's taxable year for all partners and the Partnership's assets are regarded as having been distributed to the partners and reconveyed to the Partnership, which is then treated as a new partnership. However, under new proposed regulations which are not yet effective, the Partnership will be deemed to have conveyed all its assets and liabilities to a newly formed partnership in exchange for all the interests in such partnership and then the Partnership will be deemed to have liquidated and to have distributed to its partners the interests in this newly formed partnership. A termination of the Partnership will cause a termination of the Operating Partnership and any Subsidiary Partnership. Such a termination could also result in penalties or loss of tax basis adjustments under Section 754 of the Code if the Partnership were unable to determine that the termination had occurred. (Under the 1995 Proposed Legislation, termination of a large partnership, such as the Partnership, would not occur by reason of the sale or exchange of interests in the partnership.)

        In the case of a Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the tax year of the Partnership may result in more than 12 months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. In addition, each Unitholder will realize taxable gain to the extent that any money deemed as a result of the termination to have been distributed to him exceeds the adjusted tax basis of his Units. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to a constructive termination. A termination could also result in a deferral of Partnership deductions for depreciation. Finally, a termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted prior to the termination.

        ENTITY-LEVEL COLLECTIONS

        If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or any General Partner or any former Unitholder, the Partnership is authorized to pay those taxes from Partnership funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the Partnership is authorized to treat the payment as a distribution to current Unitholders. The Partnership is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

   UNIFORMITY OF UNITS

        Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of such Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) proposed Treasury regulations recently promulgated under Section 197. Any non-uniformity could have a negative impact on the value of the Units. See "- Tax Treatment of Operations - Section 754 Election."

        The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the Common Basis of which is not amortizable, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Partnership's assets) or proposed Treasury regulations recently promulgated under
   Section 197. See "- Tax Treatment of Operations - Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations and legislative history. If the Partnership determines that such a position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization convention under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the Unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of Units might be affected, and the gain from the sale of Units might be increased without the benefit of additional deductions. See "-
    Disposition of Common Units - Recognition of Gain or Loss."

        TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

        Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences. Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts ("IRAs") and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will include that type of income.

        Non-resident aliens and foreign corporations, trusts or estates which hold Units will be considered to be engaged in business in the United States on account of ownership of Units. As a consequence they will be required to file federal tax returns in respect of their share of Partnership income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a Partnership is required to pay a withholding tax on the portion of the Partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. A change in applicable law may require the Partnership to change these procedures.

        Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's income and gain (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        Under a ruling of the IRS a foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Unitholder. Apart from the ruling, a foreign Unitholder will not be taxed upon the disposition of a Unit if that foreign Unitholder has held less than 5% in value of the Units during the five-year period ending on the date of the disposition and if the

   Units are regularly traded on an established securities market at the time of the disposition.

   ADMINISTRATIVE MATTERS

        PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES

        The Partnership intends to furnish to each Unitholder, within 90 days (75 days for taxable years of the Partnership beginning after December 31, 1997) after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's allocable share of the Partnership's income, gain, loss and deduction for the preceding Partnership taxable year. In preparing this information, which will generally not be reviewed by counsel, the Partnership will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the Unitholder's allocable share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The Partnership cannot assure prospective Unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the Units.

        The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from any such audit may require each Unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the Managing General Partner as the Tax Matters Partner of the Partnership.

        The Tax Matters Partner will make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless that Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the Unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least a 1% interest in the profits of the Partnership and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate.

        A Unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the Partnership's return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. Partners in electing large partnerships would be required to treat all Partnership items in a manner consistent with the Partnership return. The Partnership will elect to be treated as an electing large partnership.

        Under the reporting provisions of the Act, each partner of an electing large partnership will take into account separately his share of the following items, determined at the partnership level:
   (1) taxable income or loss from passive loss limitation activities;
   (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities and other activities; (4) tax exempt interest; (5) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing credit;
   (8) rehabilitation credit; (9) foreign income taxes; (10) credit for producing fuel from a nonconventional source; and (11) any other items the Secretary of Treasury deems appropriate.

        The Act also makes a number of changes to the tax compliance and administrative rules relating to partnerships. One provision requires that each partner in an electing large partnership, such as the Partnership, take into account his share of any adjustments to partnership items in the year such adjustments are made. Alternatively, under the Act, an electing large partnership can elect to or, in some circumstances, can be required to directly pay the tax resulting from any such adjustments. Moreover, a partnership (and not its partners) is liable for any interest and penalties that result from a partnership adjustment. In either case, therefore, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units.

        It cannot be predicted whether or in what form the 1995 Proposed Legislation, or other tax legislation that might affect Unitholders, will be enacted. However, if tax legislation is enacted which includes provisions similar to those discussed above, a Unitholder might experience a reduction in cash distributions.

        NOMINEE REPORTING

        Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (iii) a tax-exempt entity; (c) the amount and description of Units held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.

        REGISTRATION AS A TAX SHELTER

        The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Partnership is not subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the Managing General Partner, as a principal organizer of the Partnership, has registered the Partnership as a tax shelter (I.D. No. 97071000067) with the Secretary of the Treasury in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Unit to furnish the registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by the Partnership is claimed or income of the Partnership is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes.

        ACCURACY-RELATED PENALTIES

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return (i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include the Partnership. If any Partnership item of income, gain, loss or deduction included in the distributive shares of Unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

   STATE, LOCAL AND OTHER TAX CONSIDERATIONS

        In addition to federal income taxes, Unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. Although an analysis of those various taxes is not presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership will initially own property and conduct business in the following states which currently impose a personal income tax:
   Alabama, Arkansas, California, Georgia, Illinois, Indiana, Kentucky, Maryland, Mississippi, Missouri, New Hampshire, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Utah, Vermont and Virginia. A Unitholder will be required to file state income tax returns and to pay state income taxes in some or all of these states and may be subject to penalties for failure to comply with those requirements. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. See "- Disposition of Common Units - Entity-Level Collections." Based on current law and its estimate of future Partnership operations, the Managing General Partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

           INVESTMENT IN THE PARTNERSHIP BY EMPLOYEE BENEFIT PLANS

        An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. See "Tax Considerations - Uniformity of Units - Tax-Exempt Organizations and Certain Other Investors." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is a proper investment for such plan.

        Section 406 of ERISA and Section 4975 of the Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

        In addition to considering whether the purchase of Common Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the Managing General Partner also would be a fiduciary of such plan and the operations of the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,
   (a) the equity interest acquired by employee benefit plans are publicly offered securities - i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "operating company" - i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the Managing General Partner, its affiliates, and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). The Partnership's assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and
   (b) above and may also satisfy the requirements in (c).

        Plan fiduciaries contemplating a purchase of Common Units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                        VALIDITY OF THE COMMON UNITS

        The validity of the Common Units will be passed upon for the Partnership by Schiff Hardin & Waite, Chicago, Illinois.

                                   EXPERTS

        The audited financial statements of Cornerstone Propane GP, Inc. and of Cornerstone Propane Partners, L.P. have been audited and the pro forma consolidated financial statements of Cornerstone Propane Partners, L.P. included in this Prospectus, to the extent indicated in their reports, have been examined by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

        The audited financial statements included in this Prospectus for Empire Energy Corporation, to the extent and for the periods indicated in their report, have been audited by Baird, Kurtz & Dobson, independent public accountants, and are included herein in reliance upon the report of said firm given upon its authority as experts in giving such report.

        The audited financial statements included in this Prospectus for SYN Inc., to the extent and for the periods indicated in the report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

        The CGI Holdings, Inc. financial statements as of July 31, 1996 and 1995 and for each of the three years in the period ended July 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The audited financial statements included in this Prospectus for Synergy Group Incorporated, to the extent and for the periods indicated in their report, have been audited by Baird, Kurtz & Dobson, independent public accountants, and are included herein in reliance upon the report of said firm given upon its authority as experts in giving such report.


                            AVAILABLE INFORMATION

        The Partnership has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Units offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Partnership and the Common Units offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements made in this Prospectus concerning the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

        The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and information, and the Registration Statement and the exhibits and schedules thereto, filed with the Commission by the Partnership may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained upon written request from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or from the Commission's Web site on the Internet at http://www.sec.gov. Reports and other information concerning the Partnership may be inspected at the principal office of the NYSE at 20 Broad Street, New York, New York 10005.

                       CORNERSTONE PROPANE PARTNERS, L.P.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF CORNERSTONE PROPANE PARTNERS, L.P.

  Introduction.............................................................................................        F-3
  Pro Forma Consolidated Statements of Operations for the periods July 1, 1996 to March 31, 1997, July 1,
    1995 to March 31, 1996, January 1, 1997 to March 31, 1997 and January 1, 1996 to March 31,
    1996...................................................................................................        F-4
  Notes to Pro Forma Consolidated Statements of Operations.................................................        F-5
  Report of Independent Public Accountants.................................................................        F-7
  Pro Forma Consolidated Statement of Operations for the Period Ended June 30, 1996........................        F-8
  Notes to Pro Forma Consolidated Financial Statements.....................................................        F-9

CORNERSTONE PROPANE PARTNERS, L.P.
  Consolidated Balance Sheet as of March 31, 1997..........................................................       F-13
  Consolidated Statement of Operations from Commencement of Operations (on December 17, 1996) to March
    31, 1997 and for the Three Months Ended March 31, 1996.................................................       F-14
  Consolidated Statement of Cash Flows from Commencement of Operations (on December 17, 1996) to March
    31, 1997...............................................................................................       F-15
  Consolidated Statement of Partners' Capital from Commencement of Operations (on December 17, 1996) to
    March 31, 1997.........................................................................................       F-16
  Notes to Consolidated Financial Statements...............................................................       F-17

EMPIRE ENERGY CORPORATION CONSOLIDATED FINANCIAL STATEMENTS

  Independent Accountants' Report..........................................................................       F-25
  PREDECESSOR COMPANY:
  Consolidated Balance Sheets dated June 30, 1995 and 1996.................................................       F-26
  Consolidated Statements of Income for the Years Ended June 30, 1994, 1995, and 1996, for the Three Months
    Ended September 30, 1995, and for the One Month Ended July 31, 1996....................................       F-27
  Consolidated Statements of Stockholders' Equity for the Years Ended June 30, 1994, 1995 and 1996 and for
    the One Month Ended July 31, 1996......................................................................       F-28
  Consolidated Statements of Cash Flows for the Years Ended June 30, 1994, 1995, and 1996, for the Three
    Months Ended September 30, 1995, and for the One Month Ended July 31, 1996.............................       F-29
  Notes to Consolidated Financial Statements...............................................................       F-30
  NEW BASIS (UNAUDITED):
  Consolidated Balance Sheet dated September 30, 1996......................................................       F-40
  Consolidated Statement of Operations for the Two Months Ended September 30, 1996.........................       F-41
  Consolidated Statement of Cash Flows for the Two Months Ended September 30, 1996.........................       F-42
  Consolidated Statement of Stockholders' Equity for the Two Months Ended September 30, 1996...............       F-43
  Notes to Consolidated Financial Statements dated September 30, 1996......................................       F-44
  Consolidated Statements of Operations for the periods July 1, 1996 to December 16, 1996, July 1, 1995 to
    March 31, 1996, and January 1, 1996 to March 31, 1996..................................................       F-50
  Consolidated Statements of Cash Flows for the periods July 1, 1996 to December 16, 1996 and July 1, 1995
    to March 31, 1996......................................................................................       F-51
  Notes to Consolidated Statements.........................................................................       F-52

                       CORNERSTONE PROPANE PARTNERS, L.P.

                                                                                                               PAGE
                                                                                                             ---------
CGI HOLDINGS, INC. CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Accountants........................................................................       F-56
  Consolidated Balance Sheets at July 31, 1996 and 1995 and October 31, 1996 (unaudited)...................       F-57
  Consolidated Statements of Operations for the Years Ended July 31, 1996, 1995, and 1994 and for the Three
    Months Ended October 31, 1996 and 1995 (unaudited).....................................................       F-59
  Consolidated Statements of Stockholders' Equity for the Three Years Ended July 31, 1996, 1995, and 1994
    and for the Three Months Ended October 31, 1996 (unaudited)............................................       F-60
  Consolidated Statements of Cash Flows for the Three Years Ended July 31, 1996, 1995, and 1994 and for the
    Three Months Ended October 31, 1996 and 1995 (unaudited)...............................................       F-61
  Notes to Consolidated Financial Statements...............................................................       F-62
  Consolidated Statements of Operations for the periods August 1, 1996 to December 16, 1996, August 1, 1995
    to March 31, 1996, and November 1, 1995 to March 31, 1996 (unaudited)..................................       F-74
  Consolidated Statements of Cash Flows for the periods August 1, 1996 to December 16, 1996 and August 1,
    1995 to March 31, 1996 (unaudited).....................................................................       F-75
  Notes to Consolidated Financial Statements (unaudited)...................................................       F-76

SYN INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Public Accountants.................................................................       F-78
  Consolidated Balance Sheets dated June 30, 1996 and September 30, 1996...................................       F-79
  Consolidated Statements of Income for the Period from Inception (August 15, 1995) through June 30, 1996,
    for the 46 Days Ended September 30, 1995, and for the Three Months Ended September 30, 1996............       F-80
  Consolidated Statements of Stockholders' Equity for the Period from Inception (August 15, 1995) through
    September 30, 1996.....................................................................................       F-81
  Consolidated Statements of Cash Flows for the Period from Inception (August 15, 1995) through June 30,
    1996, for the 46 Days Ended September 30, 1995, and for the Three Months Ended September 30, 1996......       F-82
  Notes to Consolidated Financial Statements...............................................................       F-83
  Consolidated Statements of Operations for the periods July 1, 1996 to December 16, 1996, August 15, 1995
    to March 31, 1996, July 1, 1995 to August 14, 1995 and October 1, 1995 to March 31, 1996...............       F-90
  Consolidated Statements of Cash Flows for the the periods July 1, 1996 to December 16, 1996, August 15,
    1995 to December 31, 1995, and July 1, 1995 to August 14, 1995.........................................       F-91
  Notes to Consolidated Financial Statements...............................................................       F-92

SYNERGY GROUP INCORPORATED CONSOLIDATED FINANCIAL STATEMENTS

  Independent Accountants' Report..........................................................................       F-94
  Consolidated Balance Sheet dated August 14, 1995.........................................................       F-95
  Consolidated Statements of Operations for the Years Ended March 31, 1994 and 1995 and for the Four and
    One-Half Months Ended August 14, 1995..................................................................       F-96
  Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended March 31, 1994 and 1995 and
    for the Four and One-Half Months Ended August 14, 1995.................................................       F-97
  Consolidated Statements of Cash Flows for the Years Ended March 31, 1994 and 1995 and for the Four and
    One-Half Months Ended August 14, 1995..................................................................       F-98
  Notes to Consolidated Financial Statements...............................................................       F-99

   PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND CONSOLIDATED FINANCIAL
                                 STATEMENTS OF
                       CORNERSTONE PROPANE PARTNERS, L.P.

    The pro forma consolidated statements of operations and consolidated financial statements of Cornerstone Propane Partners, L.P. (the "Partnership") are based upon the historical consolidated financial statements of SYN Inc. ("Synergy"), Empire Energy Corporation ("Empire Energy") and CGI Holdings, Inc. ("Coast") appearing elsewhere herein. The pro forma consolidated statements of operations and consolidated financial statements were prepared to reflect the formation of the Partnership to own and operate the propane business and operations of Synergy, Empire Energy, Coast and Myers Propane Gas Company ("Myers"). Historical financial statements of Myers have not been included based on the Partnership's belief that the inclusion of Myers does not have a material effect on the pro forma consolidated financial statements of the Partnership. Cornerstone Propane GP, Inc. serves as the Managing General Partner of the Partnership. The formation of the Partnership is described in the Notes to Pro Forma Consolidated Financial Statements.

    The pro forma consolidated statements of operations and consolidated financial statements do not purport to present the financial position or results of operations of the Partnership had the transactions effected at the closing of the Partnership's initial public offering through underwriters of 9,821,000 Common Units on December 17, 1996 (the "IPO") actually been completed as of the dates indicated. In addition, the pro forma consolidated statements of operations and consolidated financial statements are not necessarily indicative of the results of future operations of the Partnership and should be read in conjunction with the historical financial statements of Synergy, Empire Energy and Coast and the notes thereto appearing elsewhere in this Prospectus.

                       CORNERSTONE PROPANE PARTNERS, L.P.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)

                                  (UNAUDITED)

                                       JULY 1, 1996       JULY 1, 1995       JANUARY 1, 1997   JANUARY 1, 1996
                                             TO                 TO                 TO                 TO
                                      MARCH 31, 1997     MARCH 31, 1996       MARCH 31, 1997    MARCH 31, 1996
                                      --------------     --------------     -----------------  -----------------
REVENUE.............................     $   535,503        $   452,477        $   220,566        $   198,690
COST OF SALES.......................         428,959            336,311            178,050            144,149
                                            --------           --------           --------           --------
GROSS PROFIT........................         106,544            116,166             42,516             54,541
                                            --------           --------           --------           --------
EXPENSES
  Operating, general and
    administrative.................           66,209             68,195             23,590             22,143
  Depreciation and amortization.....          10,948             10,169              3,819              3,417
                                            --------           --------           --------           --------
OPERATING INCOME....................          29,387             37,802             15,107             23,981
INTEREST EXPENSE, NET...............         (13,499)           (13,301)             4,450             (4,392)
                                            --------           --------           --------           --------
INCOME BEFORE INCOME TAXES..........          15,888             24,501             10,657             19,589
INCOME TAXES........................              70                 75                 20                 25
                                            --------           --------           --------           --------
NET INCOME..........................     $    15,818        $    24,426        $    10,637        $    19,564
                                            ========           ========           ========           ========
General partners' interest in net
  income............................     $       413        $       489        $       213        $       391
                                            --------           --------           --------           --------
Limited partner's interest in net
  income............................     $    15,405        $    23,937        $    10,424        $    19,173
                                            --------           --------           --------           --------
Net income per Unit.................     $      0.97        $      1.48        $       .65        $      1.18
                                            --------           --------           --------           --------
Weighted average number of Units
  outstanding.......................          16,513             16,513             16,513             16,513
                                            ========           ========           ========           ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       CORNERSTONE PROPANE PARTNERS, L.P.

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                                 MARCH 31, 1997

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    The unaudited pro forma consolidated statements of operations for the three month period ended March 31, 1996 and the nine month periods ended March 31, 1997 and 1996 were derived from the historical statements of operations of Empire Energy Corporation for the periods January 1 through March 31, 1996,
July 1 through December 16, 1996 and July 1 through March 31, 1996; of SYN Inc. and Myers Propane Gas Company ("Myers") for the periods January 1 through March 31, July 1 through December 16, 1996 and August 15, 1995 to March 31, 1996; of Synergy Group Incorporated for the period July 1, 1995 to August 14, 1995; of CGI Holdings, Inc. for the periods February 1 through March 31, 1996, August 1, 1995 through March 31, 1996 and August 1 through December 16, 1996; and the consolidated statement of operations of the Partnership from December 17, 1996 through March 31, 1997. Historical financial statements of Myers have not been separately presented based on the Partnership's belief that the separate inclusion of Myers does not have a material effect on the pro forma consolidated financial statements of the Partnership. The pro forma consolidated statements of operations were prepared to reflect the effects of the IPO as if it had been completed in its entirety as of the beginning of the periods presented. However, these statements do not purport to present the results of operations of the Partnership had the IPO actually been completed as of the beginning of the periods presented. In addition, the pro forma consolidated statements of operations are not necessarily indicative of the results of future operations of the Partnership and should therefore be read in conjunction with the historical consolidated financial statements of the Predecessor Companies and the Partnership appearing elsewhere in this Registration Statement.

2. PRO FORMA ADJUSTMENTS

    Significant pro forma adjustments reflected in the pro forma consolidated statements of operations include the following:

    Adjustments to reflect the full period effect of operating expense savings resulting from the consolidation of certain operations that occurred subsequent to July 1, 1995, as well as the elimination of certain operating and general administrative expenses associated with the operation of the Partnership. Operating expense adjustments for retail overlap consolidations were $535 and $175 for the nine and three months ended March 31, 1996, respectively. General and administrative adjustments relating to corporate overhead consolidation, the elimination of bank and consulting fees and the estimated incremental general and administrative cost associated with the Partnership were $416 for each of the nine month periods ended March 31, 1997 and 1996 and for the three month period ended March 31, 1996. The pro forma adjustments do not include any amount for the incentive compensation that might be paid to key employees.

    Adjustments to reflect the additional depreciation and amortization expense due to the increase in property and intangibles that result from applying the purchase method of accounting to the Empire Energy and Coast acquisitions. Depreciation and amortization adjustments were $60 for each of the nine month periods ended March 31, 1997 and 1996, and $20 for the three month period ended March 31, 1996.

                       CORNERSTONE PROPANE PARTNERS, L.P.

                               DECEMBER 31, 1996

                                  (UNAUDITED)

    Adjustments to reflect interest expense applicable to the Partnership. Interest expense adjustments relating to expense for the $220,000 senior notes at a rate of 7.53% per annum, expense attributable to the working capital facility based on an average outstanding principal balance of $120 at 6.5% per annum, expense attributable to debt assumed based on an average outstanding principal balance of $7,000 at 8.5% per annum and debt expense amortization based on $5,500 estimated debt issuance costs were $270 for each for the nine month periods ended March 31, 1997 and 1996 and $90 for the three month period ended March 31, 1996.

    Adjustments to reflect the elimination of income tax related accounts because income taxes will not be borne by the Partnership, except for income taxes applicable to operations to be conducted by the Partnership's wholly owned corporate subsidiary.

    Net income per limited partner Unit is determined by dividing the net income that would be allocated to the Unitholders, which is 98% of net income, by the number of Units outstanding. The weighted average number of Units outstanding (which includes equivalent units issued under the restricted unit plan) 16,513 were assumed to have been outstanding the entire period.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cornerstone Propane Partners, L.P.:

    We have examined the pro forma adjustments reflecting the transactions described in the notes to the pro forma consolidated financial statements and the application of those adjustments to the historical amounts in the accompanying pro forma consolidated statement of operations of Cornerstone Propane Partners, L.P. (a Delaware limited partnership) for the year ended June 30, 1996. The historical amounts in the accompanying statements are derived from the historical financial statements of SYN Inc., which were audited by us, and the historical financial statements of Empire Energy Corporation and CGI Holdings, Inc., which were audited by other accountants, appearing elsewhere herein. The historical amounts related to Myers Propane Gas Company were derived from the unaudited historical financial statements of Myers Propane Gas Company. The pro forma adjustments are based upon management's assumptions described in the notes to the pro forma consolidated financial statements. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

    The objective of this pro forma consolidated financial information is to show what the significant effects on the historical financial information might have been had the transactions occurred at an earlier date. However, the pro forma consolidated statement of operations is not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transactions actually occurred earlier.

    In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the transactions described in the notes to the pro forma consolidated statement of operations, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the pro forma consolidated financial statements as of and for the year ended June 30, 1996.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
December 4, 1996

                       CORNERSTONE PROPANE PARTNERS, L.P.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE PERIOD ENDED JUNE 30, 1996
                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                            EMPIRE
                                            ENERGY                       ACQUISITION    PRO FORMA    PARTNERSHIP
                                SYNERGY   HISTORICAL    COAST    MYERS   DISPOSITION    ADJUSTMENTS    PRO FORMA
                                -------   ----------    -----    -----   -----------    -----------  -----------
                                  (A)         (B)        (C)      (D)

REVENUE.......................  $106,121   $98,821     $384,961  $4,725    $1,162        $    --      $595,790
COST OF SALES.................    51,112    50,080      351,549   2,767       476             --       455,984
                                --------  ----------   --------  ------  -----------   -----------   -----------
GROSS PROFIT..................    55,009    48,741       33,412   1,958       686             --       139,806
                                --------  ----------   --------  ------  -----------   -----------   -----------
EXPENSES
  Operating...................    32,559    24,766       20,768     902       312           (700)(E)    78,607
  General and
    administrative............     3,750     8,254        3,835      --        --         (1,675)(E)    14,164
  Depreciation and
    amortization..............     3,973     5,875        4,268     184       122             78(F)     14,500
                                --------  ----------   --------  ------  -----------   -----------   -----------
                                  40,282    38,895       28,871   1,086       434         (2,297)      107,271
                                --------  ----------   --------  ------  -----------   -----------   -----------
OPERATING INCOME..............    14,727     9,846        4,541     872       252          2,297        32,535
INTEREST EXPENSE, NET.........     6,682     2,598        5,550     175       133          2,727(G)     17,865
                                --------  ----------   --------  ------  -----------   -----------   -----------
INCOME (LOSS) BEFORE INCOME
 TAXES........................     8,045     7,248       (1,009)    697       119           (430)       14,670
INCOME TAX PROVISION
 (BENEFIT)....................     3,336     3,550         (314)    265        42         (6,779)(H)       100
                                --------  ----------   --------  ------  -----------   -----------   -----------
NET INCOME (LOSS).............  $  4,709   $ 3,698     $   (695) $  432    $   77        $ 6,349      $ 14,570
                                ========  ==========   ========  ======  ===========   ===========
General partners' interest in
 net income...................                                                                             291
                                                                                                     -----------
Limited partner's interest in
 net income...................                                                                        $ 14,279
                                                                                                     -----------
Net income per unit...........                                                                        $    .88(I)
                                                                                                     ===========
Weighted average number of
 Units outstanding............                                                                          16,513
                                                                                                     ===========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                       CORNERSTONE PROPANE PARTNERS, L.P.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

1.  BASIS OF PRESENTATION:

    The pro forma adjustments described in Note 4 below have been prepared as if the Transactions effected at the closing of the IPO and the related Transactions had taken place on June 30, 1996 with respect to balance sheet information and at the beginning of the respective periods with respect to statement of operations. The adjustments are based upon currently available information and certain estimates and assumptions, and therefore the actual adjustments made to effect the Transactions will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions as contemplated and that the pro forma adjustments give appropriate effect to these assumptions and are properly applied in the pro forma financial information. Capitalized terms used herein and not otherwise defined have the meaning set forth in the Prospectus.

2.  THE TRANSACTIONS:

    Concurrently with the closing of the initial public offering of 9,821,000 Common Units on December 17, 1996 (the "Offering") by Cornerstone Propane Partners, L.P. (the "Partnership"), Cornerstone Propane GP, Inc. (the "Managing General Partner") and SYN Inc. ("Synergy" or the "Special General Partner") contributed, or caused to be contributed, the operations (the "Combined Operations") of Synergy, Empire Energy Corporation ("Empire Energy") (subsidiaries of Northwestern Growth Corporation ("Northwestern Growth")), Myers Propane Gas Company ("Myers") and CGI Holdings, Inc. ("Coast") to Cornerstone Propane, L.P. (the "Operating Partnership") in exchange for all the interests in the Operating Partnership, and the Operating Partnership assumed substantially all of the liabilities associated with the Combined Operations. Immediately thereafter, all of the limited partner interests in the Operating Partnership were conveyed to the Partnership in exchange for interests in the Partnership. As a result of such transactions, the Managing General Partner and the Special General Partner own an aggregate 39.4% limited partner interest in the Partnership and an aggregate 2% general partner interest in the Partnership and the Operating Partnership (including the right to receive incentive distributions).

3.  OTHER EXPENSE REDUCTIONS:

    The pro forma adjustments for the year ended June 30, 1996 exclude certain non-recurring expenses incurred by Empire Energy of approximately $4.3 million, propane acquisition and logistics cost savings associated with the integration of the Coast wholesale operations with the Combined Operations of approximately $1.5 million, and insurance savings of approximately $2.1 million, which the Partnership believes are achievable as a result of the Transactions. These expense reductions are not reflected in the accompanying pro forma statements of operations. If effect were given to these anticipated expense reductions, the following amounts would have resulted:

                                                                    YEAR ENDED
                                                                   JUNE 30, 1996
                                                                   -------------

Pro forma operating income......................................   $    40,397
Pro forma net income............................................   $    22,432
Pro forma net income per Unit...................................   $      1.34


    There can be no assurance that the Partnership will be able to integrate successfully the Combined Operations, achieve anticipated cost savings or institute the necessary systems and procedures to successfully manage the Combined Operations on a profitable basis. The Partnership was recently formed and has conducted no operations and generated no revenues to date.

                       CORNERSTONE PROPANE PARTNERS, L.P.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

4.  PRO FORMA ADJUSTMENTS:

A. Reflects the results of operations for the pre-acquisition period July 1, 1995 to August 14, 1995 for Synergy and the pro forma full year results of propane operations acquired by Synergy subsequent to July 1, 1995.

                                                             ADJUST
                                                           HISTORICAL   ACQUISITION/
                                               SYNERGY      TO FULL     DISPOSITION
                                              HISTORICAL      YEAR       ADJUSTMENTS   SYNERGY
                                              ----------   ----------  -------------   -------
REVENUE.....................................   $  96,062    $   7,568     $   2,491    $ 106,121
COST OF SALES...............................      46,187        3,631         1,294       51,112
                                             -----------  -----------        ------   ----------
GROSS PROFIT................................      49,875        3,937         1,197       55,009
                                             -----------  -----------        ------   ----------
EXPENSES
  Operating.................................      28,745        3,163           651      32,559
  General and administrative................       3,281          469            --       3,750
  Depreciation and amortization.............       3,329          472           172       3,973
                                             -----------  -----------        ------  ----------
                                                  35,355        4,104           823      40,282
                                             -----------  -----------        ------  ----------
OPERATING INCOME (LOSS).....................      14,520         (167)          374      14,727
INTEREST EXPENSE, NET.......................       5,584          816           282       6,682
                                             -----------  -----------        ------  ----------
INCOME (LOSS) BEFORE INCOME TAXES...........       8,936         (983)           92       8,045
INCOME TAX PROVISON (BENEFIT)...............       3,675         (373)           34       3,336
                                             -----------  -----------        ------  ----------
NET INCOME (LOSS)...........................   $   5,261    $    (610)    $      58   $   4,709
                                             ===========  ===========        ======  ==========


B. Reflects the pro forma full year results of propane operations acquired by Coast subsequent to August 1, 1995. Also reflects the elimination of results of discontinued operations subsequent to August 1, 1995.

                                                                        ACQUISITION/
                                                             COAST      DISPOSITION
                                                           HISTORICAL   ADJUSTMENT      COAST
                                                           ----------  -------------    -----
REVENUE..................................................  $  384,354    $     607    $ 384,961
COST OF SALES............................................     351,213          336      351,549
                                                           ----------        -----   ----------
GROSS PROFIT.............................................      33,141          271       33,412
EXPENSES
  Operating..............................................      21,046         (278)      20,768
  General and administrative.............................       3,835           --        3,835
  Depreciation and amortization..........................       4,216           52        4,268
                                                           ----------        -----   ----------
                                                               29,097         (226)      28,871
                                                           ----------        -----   ----------
OPERATING INCOME.........................................       4,044          497        4,541
INTEREST EXPENSE, NET....................................       5,470           80        5,550
                                                           ----------        -----   ----------
INCOME (LOSS) BEFORE INCOME TAXES........................      (1,426)         417       (1,009)
INCOME TAX PROVISION (BENEFIT)...........................        (473)         159         (314)
                                                           ----------        -----   ----------
NET INCOME (LOSS)........................................  $     (953)   $     258    $    (695)
                                                           ==========        =====   ==========

                       CORNERSTONE PROPANE PARTNERS, L.P.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

4.  PRO FORMA ADJUSTMENTS: (CONTINUED)
C. Reflects the results of operations for the pre-acquisition period July 1, 1995 to December 6, 1995 for Myers.

                                                               ADJUST
                                                             HISTORICAL
                                                 MYERS         TO FULL
                                               HISTORICAL       YEAR       MYERS
                                               ----------    -----------   -----

REVENUE.....................................   $   3,178    $   1,547   $  4,725
COST OF SALES...............................       1,842          925      2,767
                                              -----------  ----------- ---------
GROSS PROFIT................................       1,336          622      1,958
EXPENSES
  Operating.................................         554          348        902
  General and Administrative................          --           --         --
  Depreciation and amortization.............         103           81        184
                                              -----------  ----------- ---------
                                                     657          429      1,086
                                              -----------  ----------- ---------
OPERATING INCOME............................         679          193        872
INTEREST EXPENSE, NET.......................         101           74       175
                                              -----------  ----------- ---------
INCOME (LOSS) BEFORE INCOME TAXES...........         578          119        697
INCOME TAX PROVISION........................         220           45        265
                                              -----------  ----------- ---------
NET INCOME..................................   $     358    $      74   $    432
                                              ===========  =========== =========

---------

D. Reflects the pro forma full year results of propane operations acquired by Northwestern Growth subsequent to July 1, 1995.

E. Reflects the full period effect of operating expense savings resulting from the consolidation of certain operations that occurred subsequent to July 1, 1995, as well as the estimated elimination of certain operating and general and administrative expenses associated with the operation of the Partnership, as follows:

                                                                                                YEAR ENDED
                                                                                                 JUNE 30,
                                                                                                   1996
                                                                                                -----------
Operating:
---------
Retail overlap consolidations.................................................................   $     700
                                                                                                ===========
General and Administrative:
--------------------------
Corporate overhead consolidation..............................................................   $   2,100
Eliminated bank and consulting fees...........................................................         325
Estimated incremental general and administrative cost associated with the partnership.........        (750)
                                                                                                -----------
                                                                                                 $   1,675
                                                                                                ===========

   The pro forma adjustment for general and administrative expenses does not include any amount for the incentive compensation that might be paid to key employees.

                       CORNERSTONE PROPANE PARTNERS, L.P.
              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

4.  PRO FORMA ADJUSTMENTS: (CONTINUED)
F. Reflects the additional depreciation and amortization expense due to the increase in property and intangibles that result from applying the purchase method of accounting to the Empire Energy and Coast acquisitions.

G. Reflects the following adjustment to interest expense from the Transactions:

                                                                                            YEAR ENDED
                                                                                           JUNE 30, 1996
                                                                                           -------------
Historical interest expense..............................................................   $    13,753
Pro forma interest expense from adjustment to full year..................................           890
Pro forma interest expense from acquisitions.............................................           495
                                                                                           -------------
                                                                                            $    15,138
                                                                                           -------------
Pro forma interest expense applicable to the Partnership:
  $220,000 first mortgage notes at a rate of 7.53% per annum.............................   $    16,566
  Interest expense attributable to working capital facility based on an average
    outstanding principal balance of $2,000 at 6.50% per annum...........................           130
  Interest expense attributable to debt assumed based on an average outstanding principal
    balance of $9,500 at 8.50% per annum.................................................           808
  Debt expense amortization based on $5,050 estimated debt issuance costs................           361
                                                                                           -------------
                                                                                            $    17,865
                                                                                           =============

Pro forma interest expense adjustment....................................................   $     2,727
                                                                                           =============


H. Reflects the elimination of income tax related accounts because income taxes will not be borne by the Partnership, except for income taxes applicable to operations to be conducted by the Partnership's wholly owned corporate subsidiary.

I. Net income (loss) per Unit is determined by dividing the net income (loss) that would be allocated to the Unitholders, which is 98% of net income
   (loss), by the number of units outstanding. The number of units outstanding, 16,419, were assumed to have been outstanding the entire period.

                       CORNERSTONE PROPANE PARTNERS, L.P.

                           CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                        MARCH 31,
                                                                                                          1997
                                                                                                      ------------
                                                      ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.........................................................................   $   23,115
  Trade receivables, net............................................................................       40,557
  Inventories.......................................................................................       19,539
  Prepayments and other current assets..............................................................        6,350
                                                                                                      ------------
    Total current assets............................................................................       89,561
                                                                                                      ------------
  Property, plant and equipment, net of accumulated depreciation of $3,274..........................      240,550
  Excess of cost over fair value, net...............................................................      201,876
  Other assets, net.................................................................................       11,572
                                                                                                      ------------
    Total assets....................................................................................   $  543,559
                                                                                                      ============

                                        LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Current portion of long-term debt.................................................................   $    5,406
  Trade accounts payable............................................................................       33,444
  Accrued liabilities...............................................................................       15,925
                                                                                                      ------------
    Total current liabilities.......................................................................       54,775
                                                                                                      ------------
  Long-term debt....................................................................................      224,135
  Notes payable related party.......................................................................        2,353
  Other non-current liabilities.....................................................................       14,663
                                                                                                      ------------
    Total liabilities...............................................................................      295,926
                                                                                                      ------------
COMMITMENTS AND CONTINGENCIES (Note 6)
PARTNERS' CAPITAL
  Common unitholders................................................................................      143,232
  Subordinated unitholders..........................................................................       99,351
  General partners..................................................................................        5,050
                                                                                                      ------------
    Total partners' capital.........................................................................      247,633
                                                                                                      ------------
    Total liabilities and partners' capital.........................................................   $  543,559
                                                                                                      ============

  The accompanying notes are an integral part of these consolidated financial statements.

                       CORNERSTONE PROPANE PARTNERS, L.P.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)

                                  (UNAUDITED)

                                                                                                         FROM COMMENCEMENT
                                                                                                           OF OPERATIONS
                                                                                     THREE MONTHS        (ON DECEMBER 17,
                                                                                         ENDED                 1996)
                                                                                     MARCH 31, 1997       MARCH 31, 1997
                                                                                     --------------    ---------------------
REVENUE.......................................................................          $220,566              $260,936
COST OF SALES.................................................................           178,050               209,391
                                                                                        --------              --------
GROSS PROFIT..................................................................            42,516                51,545
                                                                                                              --------
EXPENSES
  Operating, general and administrative.......................................            23,590                27,968
  Depreciation and amortization...............................................             3,819                 4,394
                                                                                          ------              --------
                                                                                          24,409                32,362
                                                                                          ------              --------
OPERATING INCOME..............................................................            15,107                19,183
INTEREST EXPENSE..............................................................            (4,450)               (5,228)
                                                                                         -------              --------
INCOME BEFORE INCOME TAXES....................................................            10,657                13,955
INCOME TAXES..................................................................                20                    25
                                                                                         -------              --------
NET INCOME....................................................................           $10,637              $ 13,930
                                                                                         =======              ========
General partners' interest in net income......................................           $   213              $    376
                                                                                         =======              ========
Limited partner's interest in net income......................................           $10,424              $ 13,544
                                                                                         =======              ========
Net income per Unit...........................................................           $  0.65              $   0.85
                                                                                         =======              ========
Weighted average number of Units outstanding..................................            16,513                16,513
                                                                                         =======               =======


  The accompanying notes are an integral part of these consolidated financial statements.

                       CORNERSTONE PROPANE PARTNERS, L.P.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                                             FROM COMMENCEMENT OF
                                                                                                  OPERATIONS
                                                                                               (ON DECEMBER 17,
                                                                                                     1996)
                                                                                               TO MARCH 31, 1997
                                                                                             ---------------------
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES:
  Net income...............................................................................       $    13,930
  Adjustments to reconcile net income to net cash provided by (used for) operating activities:
    Depreciation and amortization..........................................................             4,394
    Loss on sale of assets ................................................................                26
    Changes in assets and liabilities, net of acquisitions:
      Trade receivables....................................................................            37,922
      Inventories..........................................................................             6,754
      Prepayments and other current assets.................................................            (3,583)
      Trade accounts payable...............................................................           (46,923)
      Accrued expenses.....................................................................             5,576
                                                                                                   ----------
        Net cash provided by operating activities..........................................            18,096
                                                                                                   ----------
CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES:
  Proceeds from sale of assets.............................................................               365
  Expenditures for property, plant and equipment...........................................            (2,075)
        Net cash used for investing activities.............................................            (1,710)
                                                                                                   ----------
CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES:
  Net repayments on Working Capital Facility...............................................           (12,800)
  Additional borrowings on mortgages.......................................................             1,141
  Payments on mortgages....................................................................              (683)
                                                                                                   ----------
        Net cash used for financing activities.............................................           (12,342)
                                                                                                   ----------
PARTNERSHIP FORMATION TRANSACTIONS:
  Net proceeds from issuance of Common and Subordinated Units..............................           191,804
  Borrowings on Working Capital Facility...................................................            12,800
  Issuance of long-term debt...............................................................           220,000
  Cash transfers from Predecessor Companies................................................            22,418
  Repayment of long-term debt and related interest.........................................          (337,631)
  Distribution to Special General Partner for the redemption of preferred stock............           (61,196)
  Distribution to Special General Partner..................................................           (15,500)
  Other fees and expenses..................................................................           (13,626)
                                                                                                   ----------
        Net cash provided by partnership formation transactions............................            19,069
                                                                                                   ----------
Increase in cash and cash equivalents.........................................................    $    23,113
                                                                                                   ==========
CASH AND CASH EQUIVALENTS:
  End of period............................................................................       $    23,115
  Beginning of period......................................................................                 2
                                                                                                   ----------
        Increase...........................................................................       $    23,113
                                                                                                   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       CORNERSTONE PROPANE PARTNERS, L.P.

                  CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL

                    (DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

                                  (UNAUDITED)

                                              NUMBER OF
                                        LIMITED PARTNER UNITS                                             TOTAL
                                       ------------------------                              GENERAL    PARTNERS'
                                         COMMON    SUBORDINATED    COMMON    SUBORDINATED   PARTNERS     CAPITAL
                                       ----------  ------------  ----------  ------------  -----------  ----------
Balance at Commencement of Operations
  (on December 17, 1996).............      --           --       $   --       $   --        $  --       $   --
Contributions of net assets of
  predecessor companies and issuance
  of Common Units....................   9,821,000    6,597,619      136,997       92,032       --          229,029
Issuance of 2% interest for general
  partners contribution..............      --           --           --           --            4,674        4,674
Net income...........................      --           --            6,235        7,319          376       13,930
                                       ----------  ------------  ----------  ------------  -----------  ----------
Balance March 31, 1997...............   9,821,000    6,597,619   $  143,232   $   99,351    $   5,050   $  247,633
                                       ==========  ============  ==========  ============  ===========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       CORNERSTONE PROPANE PARTNERS, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1997
                    (DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

                                  (UNAUDITED)

1. PARTNERSHIP ORGANIZATION AND FORMATION

    Cornerstone Propane Partners, L.P. ("Cornerstone Partners") was formed on October 7, 1996 as a Delaware limited partnership. Cornerstone Partners and its subsidiary Cornerstone Propane, L.P., a Delaware limited partnership (the "Operating Partnership"), were formed to acquire, own and operate substantially all of the propane businesses and assets of SYN Inc. and its subsidiaries ("Synergy"), Empire Energy Corporation and its subsidiaries ("Empire"), Myers Propane Gas Company ("Myers") and CGI Holdings, Inc. and its subsidiaries ("Coast"). The principal predecessor entities, Synergy, Empire and Coast are collectively referred to herein as the "Predecessor Companies." The consolidated financial statements include the accounts of Cornerstone Partners, the Operating Partnership and its corporate subsidiary Cornerstone Sales & Service Corporation, a Delaware corporation, collectively referred to herein as the Partnership. The Operating Partnership is, and the Predecessor Companies were, principally engaged in (i) the retail marketing and distribution of propane for residential, commercial, industrial, agricultural and other retail uses, (ii) the wholesale marketing and distribution of propane and natural gas liquids to the retail propane industry, the chemical and petrochemical industries and other commercial and agricultural markets, (iii) the repair and maintenance of propane heating systems and appliances and (iv) the sale of propane-related supplies, appliances and other equipment. Pursuant to a Contribution, Conveyance and Assumption Agreement dated as of December 17, 1996, substantially all of the assets and liabilities of the Predecessor Companies were contributed to the Operating Partnership (the "Conveyance"). As a result of the Conveyance, Cornerstone Propane GP, Inc., a Delaware corporation and the managing general partner of Cornerstone Partners (the "Managing General Partner") and SYN Inc., a Delaware corporation and the special general partner (the "Special General Partner") received all of the interests in the Operating Partnership, and the Operating Partnership received substantially all of the assets and assumed substantially all of the liabilities of the Predecessor Companies. Immediately after the Conveyance, and in accordance with the Amended and Restated Agreement of Limited Partnership of Cornerstone Partners (the "Partnership Agreement"), the Managing General Partner and the Special General Partner conveyed their limited partner interests in the Operating Partnership to Cornerstone Partners in exchange for a 2% general partner interest in Cornerstone Partners and the Operating Partnership.

    Following these transactions, on December 17, 1996, Cornerstone Partners completed its initial public offering through underwriters of 9,821,000 Common Units (the "IPO") at a price to the public of $21.00 a unit. The proceeds of approximately $191,804 from the IPO, the proceeds from the issuance of $220,000 aggregate principal amount of the Operating Partnership's 7.53% senior notes, and $12,800 borrowings under the Working Capital Facility (as described in Note
3) were used to repay $414,327 in liabilities assumed by the Operating Partnership (including $141,799 paid to affilaites of the Managing General Partner) that were in large part incurred in connection with the transactions entered into prior to the offering. A portion of the funds were distributed to the Special General Partner to redeem its preferred stock ($61,196) and to provide net worth to the Special General Partner ($15,500). The balance ($10,277) was used to pay expenses.

    Partners' capital of limited partners consists of 9,821,000 Common Units and 6,597,619 Subordinated Units, representing an aggregate 58.6% and 39.4% limited partner interest in Cornerstone Partners, respectively. Partners' capital of general partners consists of a 2% interest in the Partnership. In accordance with the Offering Prospectus, 100% of the income for the fouteen day period ended December 31, 1996 was allocated to the Subordinated Unit holders and the General Partners. No income from this period was allocated to the Common Unit holders.

                       CORNERSTONE PROPANE PARTNERS, L.P.

                                 MARCH 31, 1997
                    (DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

                                  (UNAUDITED)

    During the Subordination Period (see Note 5), the Partnership may issue up to 4,270,000 additional Parity Units (generally defined as Common Units and all other Units having rights to distribution or in liquidation ranking on a parity with the Common Units), excluding Common Units issued in connection with (i) employee benefit plans and (ii) the conversion of Subordinated Units into Common Units, without the approval of a majority of the Unitholders (see Note 5). The Partnership may issue an unlimited number of additional Parity Units without Unitholder approval if such issuance occurs in connection with acquisitions, including, in certain circumstances, the repayment of debt incurred in connection with an acquisition. In addition, under certain conditions the Partnership may issue without Unitholder approval an unlimited number of parity securities for the repayment of up to $75,000 of long-term indebtedness of the Partnership. After the Subordination Period, the Managing General Partner may cause the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion.

    Cornerstone Partners and the Operating Partnership have no employees. The Managing General Partner conducts, directs and manages all activities of Cornerstone Partners and the Operating Partnership and is reimbursed on a monthly basis for all direct and indirect expenses it incurs on their behalf.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS. The Partnership is the fifth largest retail marketer of propane in the United States in terms of volume, serving more than 360,000 residential, commercial, industrial and agricultural customers from 306 customer service centers in 26 states. The Partnership was recently formed to own and operate the propane business and assets of Synergy, Empire, Myers and Coast. The Partnership's operations are concentrated in the east coast, south-central and west coast regions of the United States.

    BASIS OF PRESENTATION. The consolidated financial statements include the accounts of the Predecessor Companies and Myers. Historical financial statements of Myers have not been separately presented based on the Partnership's belief that the separate inclusion of Myers does not have a material effect on the consolidated financial statements of the Partnership. The acquisitions of the Predecessor Companies are accounted for as purchase business combinations based on management's best estimate. All purchase price allocations for the acquisition of the Predecessor Companies are preliminary in nature and are subject to change within the twelve months following the acquisitions based on refinements as actual data becomes available. All significant inter-company transactions and accounts have been eliminated. The accompanying consolidated financial statements are unaudited and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. They include all adjustments which the Partnership considers necessary for a fair statement of the results for the interim periods presented. Such adjustments consisted only of normal recurring items unless otherwise disclosed. Due to the seasonal nature of the Partnership's propane business, the results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

    FISCAL YEAR. The Partnership's fiscal year is July 1 to June 30. Previously, Coast's fiscal year began on August 1 and ended on July 31, while Empire's, Synergy's and Myers' fiscal years began on July 1 and ended on June
30. Because the Partnership commenced operations upon completion of the IPO, the accompanying consolidated statements of operations, cash flows and partners' capital are for the period from commencement of operations on December 17, 1996 to March 31, 1997.

                       CORNERSTONE PROPANE PARTNERS, L.P.

                                 MARCH 31, 1997
                    (DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

                                  (UNAUDITED)

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FUTURES CONTRACTS. The Partnership routinely uses commodity futures contracts to reduce the risk of future price fluctuations for natural gas and LPG inventories and contracts. Gains and losses on futures contracts purchased as hedges are deferred and recognized in cost of sales as a component of the product cost for the related hedged transaction. In the statement of cash flows, cash flows from qualifying hedges are classified in the same category as the cash flows from the items being hedged. Contracts which do not qualify as hedges are marked to market, with the resulting gains and losses charged to current operations. Net realized gains and losses for the current fiscal year and unrealized gains, losses on outstanding positions and open positions as of March 31, 1997 are not material.

    ACCOUNTS RECEIVABLE. The outstanding balance is stated net of allowance of doubtful accounts of $5,406 at March 31, 1997.

    REVENUE RECOGNITION. Sales of natural gas, crude oil, natural gas liquids and LPG and the related cost of product are recognized upon delivery of the product.

    INVENTORIES. Inventories are stated at the lower of cost or market. The cost of natural gas, crude oil, natural gas liquids and LPG is determined using the first-in, first-out (FIFO) method. The cost of gas distribution parts, appliances and equipment is determined using the weighted average method. The major components of inventory consist of the following:

                                                                               MARCH 31, 1997
                                                                             -----------------
                                                                                (UNAUDITED)
LPG and Other..............................................................      $  10,707
Parts and Fittings.........................................................          8,832
                                                                                   -------
                                                                                 $  19,539
                                                                                   =======

    PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements, 25 to 33 years; LPG storage and rental tanks, 40 to 50 years; and office furniture, equipment and tank installation costs, 5 to 10 years. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term. When property, plant or equipment is retired or otherwise disposed, the cost and related accumulated depreciation is removed from the accounts, and the resulting gain or loss is credited or charged to operations. Maintenance and repairs are charged to earnings, while replacements and betterments that extend estimated useful lives are capitalized.

    EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED. The excess of acquisition cost over the estimated fair market value of identifiable net assets of acquired businesses is amortized on a straight-line basis over forty years. The related costs and accumulated amortization were $203,376 and $1,500 respectively, at March 31, 1997.

                       CORNERSTONE PROPANE PARTNERS, L.P.

                                 MARCH 31, 1997
                    (DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

                                  (UNAUDITED)

    It is the Partnership's policy to review intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of intangible assets is not recoverable, it is the Partnership's policy to reduce the carrying amount of such assets to fair value.

    INCOME TAXES. Neither Cornerstone Partners nor the Operating Partnership are directly subject to federal and state income taxes. Instead, taxable income or loss is allocated to the individual partners. As a result, no recognition of income tax expense has been reflected in the Partnership's consolidated financial statements relating to the earnings of Cornerstone Partners or the Operating Partnership. The Partnership has one subsidiary which operates in corporate form and is subject to federal and state income taxes. Accordingly, the Partnership's consolidated financial statements reflect income tax expense related to the subsidiary's earnings.

    NET INCOME PER UNIT. Net income per Unit is computed by dividing net income, after deducting the General Partners' 2% interest, by the weighted average number of outstanding Common and Subordinated Units.

    UNIT-BASED COMPENSATION. The Partnership accounts for unit-based compensation as (a) deferred compensation for time-vesting units and (b) contingent consideration for performance-vesting units. Compensation expense for the time-vesting units is recognized over the vesting period. Compensation expense for the performance-vesting units is recognized when the units become issuable. Time vesting units are considered Common Unit equivalents for the purpose of computing primary earnings per unit. Performance-vesting units are considered for the purpose of computing fully diluted earnings per unit.

3. CREDIT FACILITIES

    Concurrently with the IPO, the Operating Partnership entered into a credit agreement (the "Bank Credit Agreement") which consists of a Working Capital Facility and an Acquisition Facility.

    The Working Capital Facility provides for borrowings up to $50,000 (including a $30,000 sublimit for letters of credit through March 31, 1997 and $20,000 thereafter), and matures on December 31, 1999. The Bank Credit Agreement provides that there must be no amount outstanding under the Working Capital Facility (excluding letters of credit) in excess of $10,000 for at least 30 consecutive days during each fiscal year. There were no borrowings under the Working Capital Facility at March 31, 1997. Outstanding letters of credit totaled $7,600 at March 31, 1997.

    The Acquisition Facility provides the Operating Partnership with the ability to borrow up to $75,000 to finance propane business acquisitions. The Acquisition Facility operates as a revolving facility through December 31, 1999, at which time any loans then outstanding may be converted to term loans and be amortized quarterly for a period of four years thereafter. No amounts were outstanding at March 31, 1997.

    The Operating Partnership's obligations under the Bank Credit Agreement are secured, on an equal and ratable basis, with its obligations under the Note Agreement (see Note 4), by a first priority security interest in the Operating Partnership's inventory, accounts receivable and certain customer storage tanks. Loans under the Bank Credit Agreement bear interest at a per annum rate equal to either (at the Operating Partnership's option): (a) the sum (the "Base Rate") of the applicable margin, and the higher of (i) the agent bank's prime rate and

                       CORNERSTONE PROPANE PARTNERS, L.P.

                                 MARCH 31, 1996
                    (DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

                                  (UNAUDITED)

(ii) the federal funds rate plus 1/2 of 1%, and (b) the sum (the "Eurodollar Rate") of the applicable margin and the rate offered by the agent bank to major banks in the offshore dollar market (as adjusted for applicable reserve requirements, if any). The applicable margin for Base Rate loans varies between 0% and .12%, and the applicable margin for Eurodollar Rate loans varies between
 .25% and .80%, in each case depending upon the Operating Partnership's ratio of consolidated "Debt" to "Consolidated Cash Flow" (as such terms are defined in the Bank Credit Agreement). At March 31, 1997, the applicable Base and Eurodollar Rates were 8.625% and 6.675%, respectively. In addition, an annual fee is payable quarterly by the Operating Partnership (whether or not borrowings occur) ranging from .125% to .325% depending upon the ratio referenced above.

    The Bank Credit Agreement contains customary representations, warranties, events of defaults and covenants including limitations, among others, on the ability of the Operating Partnership and its "Restricted Subsidiaries" (as defined therein) to incur or maintain certain indebtedness or liens, make investments and loans, enter into mergers, consolidations or sales of all or substantially all of its assets and make assets sales. Generally, so long as no default exists or would result, the Operating Partnership is permitted to make any Restricted Payment (as defined in the Bank Credit Agreement and including distributions to the Partnership) during each fiscal quarter in amount not to exceed Available Cash with respect to the immediately preceding quarter.

    In addition, the Bank Credit Agreement provides that: (1) the Operating Partnership not permit the ratio of its consolidated Debt (as defined in the Bank Credit Agreement) less cash on hand (in excess of $1,000 up to $10,000) to Consolidated Cash Flow (as defined in the Bank Credit Agreement) to exceed 4.75:1.00 at any time on or before December 31, 1997, 4.50:1.00 at any time on or before December 31, 1998 and 4.25:1.00 at any time thereafter; and (2) the Operating Partnership not permit the ratio of its Consolidated Cash Flow to consolidated "Interest Expense" (as defined therein) to be less than 2.00:1.00 prior to December 31, 1997, 2.25:1.00 any time thereafter on or before December 31, 1998 and 2.50:1.00 at any time thereafter.

4. LONG-TERM DEBT

    On the IPO date, the Operating Partnership issued $220,000 of Senior Notes with an annual interest rate of 7.53% pursuant to note purchase agreements with various investors (collectively, the "Note Agreement"). The Senior Notes mature on December 30, 2010, and require semi-annual interest payments commencing December 30, 1996. The Note Agreement requires that the principal be paid in equal annual payments of $27,500 starting December 30, 2003.

    The Operating Partnership's obligations under the Note Agreement are secured, on an equal and ratable basis with its obligations under the Bank Credit Agreement, by a first priority security interest in the Operating Partnership's inventory, accounts receivable and certain customer storage tanks. The Note Agreement contains customary representations, warranties, events of defaults and covenants applicable to the Operating Partnership and its "Restricted Subsidiaries" (as defined therein), including limitations, among others, on the ability of the Operating Partnership and its Restricted Subsidiaries to incur additional indebtedness, create liens, make investments and loans, enter into mergers, consolidations or sales of all or substantially all assets and make asset sales. Generally, so long as no default exists or would result, the Operating Partnership is permitted to make any Restricted Payment (as defined in the Note Agreement and including distributions to the

                       CORNERSTONE PROPANE PARTNERS, L.P.

                                 MARCH 31, 1997
                    (DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

                                  (UNAUDITED)

Partnership) during each fiscal quarter in amount not in excess of Available Cash (see Note 5) with respect to the immediately preceding quarter.

5. QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

    The Partnership will make distributions to its partners with respect to each fiscal quarter of the Partnership approximately 45 days after the end of each fiscal quarter in an aggregate amount equal to its Available Cash for such quarter. Available Cash generally means, with respect to any fiscal quarter of the Partnership, all cash on hand at the end of such quarter less the amount of cash reserves established by the Managing General Partner in its reasonable discretion for future cash requirements. These reserves are retained to provide for the proper conduct of the Partnership's business, the payment of debt principal and interest and to provide funds for distribution during the next four quarters. The Partnership expects to make a distribution with respect to the fiscal quarter ending March 31, 1997 to holders of record on the applicable record date.

    Distributions by the Partnership in an amount equal to 100% of its Available Cash will generally be made 98% to all Unitholders and 2% to the General Partners until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter. With respect to each quarter during the Subordination Period (defined below), to the extent there is sufficient Available Cash, the holders of Common Units have the right to receive the Minimum Quarterly Distribution, plus any arrearages on the Minimum Quarterly Distribution ("Common Unit Arrearages"), prior to the distribution of Available Cash to holders of Subordinated Units. Common Units will not accrue arrearages with respect to distributions for any quarter after the Subordination Period and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

    The Subordination Period will generally extend to the first day of any quarter beginning after December 31, 2001 in respect of which (i) distributions of Available Cash from Operating Surplus (generally defined as $25,000 plus $22,000 cash on hand as of December 17, 1996 plus all operating cash receipts less operating cash expenditures, debt service payments, maintenance capital expenditures and cash reserves) on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus (generally defined as Operating Surplus generated during such period (a) less (i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves for operating expenditures during such period not relating to an operating expenditure made during such period, and (b) plus (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for operating expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus) generated during each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on

                       CORNERSTONE PROPANE PARTNERS, L.P.

                               DECEMBER 31, 1996
                    (DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

                                  (UNAUDITED)

the general partner interests in the Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages. For the period commencing December 17, 1996 and ending March 31, 1997, the Partnership declared a Minimum Quarterly Distribution of $.63 per Common and Subordinated Unit amounting to approximately $10.6 million.

6. COMMITMENTS AND CONTINGENCIES

    The Partnership has succeeded to obligations of the self insurance programs maintained by Empire and Synergy for any incidents occurring prior to December 17, 1996. The companies' insurance programs provided coverage for comprehensive general liability and vehicle liability for catastrophic exposures as well as those risks required to be insured by law or contract. The companies retained a significant portion of certain expected losses related primarily to comprehensive general liability and vehicle liability. Provisions for self-insured losses were recorded based upon the companies' estimates of the aggregate self-insured liability for claims incurred, and totaled $1,365 on March 31, 1997.

    The Partnership leases certain property, plant and equipment for various periods under noncancelable leases, including an office space agreement with the previous owner of Empire for $175 each year over a period of ten years. The annual rental payments may increase to $250, depending on certain circumstances occurring after two years.

    A number of personal injury, property damage and products liability suits are pending or threatened against the Partnership. In general, these lawsuits have arisen in the ordinary course of the Partnership's business and involve claims for actual damages and in some cases, punitive damages, arising from the alleged negligence of the Partnership or as a result of product defects or similar matters. Of the pending or threatened matters, a number involve property damage, and several involve serious personal injuries and the claims made are for relatively large amounts. Although any litigation is inherently uncertain, based on past experience, the information currently available to it and the availability of insurance coverage, the Partnership does not believe that these pending or threatened litigation matters will have a material adverse effect on its results of operations or its financial condition.

    The Managing General Partner and its affiliates performing services for the Partnership are entitled to reimbursement for all expenses incurred on behalf of the Partnership, including the cost of compensation properly allocable to the Partnership, and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership. These costs, which totaled $17,400 for the period December 17, 1996, to March 31, 1997, include employee compensation and benefit expenses of employees of the Managing General Partner and its affiliates.

7. RESTRICTED UNIT PLAN

    The Partnership adopted the 1996 Restricted Unit Award Plan (the "Restricted Unit Plan") which authorizes the issuance of Common Units with an aggregate value of $12,500 (595,238 Common Units valued at the initial public offering price of $21.00 per Unit) to executives, managers and elected supervisors of the Partnership. Units issued under the Restricted Unit Plan are subject to a bifurcated vesting procedure such that (a) 25% of the issued Units will vest over time with one-third of such units vesting at the end of each of the third, fifth and seventh anniversaries of the issuance date, and (b) the remaining 75% of the Units will vest automatically upon, and in the same proportions as, the conversion of Subordinated Units to Common Units. Restricted Unit Plan participants are not eligible to receive quarterly distributions or vote their respective Units until vested. Restrictions generally limit the sale or transfer of the Units during the restricted periods. The value of the restricted Unit is established by the market price of the Common Unit at the date of grant.

    As of and for the three and one-half month period ended March 31, 1997, a total of 376,190 restricted Common Units were awarded. For the three and one-half month period ended March 31, 1997, the Partnership recorded $20 of compensation expense.

                       CORNERSTONE PROPANE PARTNERS, L.P.

                                 MARCH 31, 1997
                    (DOLLARS IN THOUSANDS, EXCEPT UNIT DATA)

                                  (UNAUDITED)

8. PARTNERS' CAPITAL

    A portion of the Subordinated Units will convert into Common Units on the first day after the record date established for the distribution in respect of any quarter ending on or after (a) December 31, 1999 (with respect to one-quarter of the Subordinated Units) and (b) December 31, 2000 (with respect to one-quarter of the Subordinated Units), in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the two consecutive four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interests in the Partnership during such periods, and (iii) there are no outstanding Common Unit Arrearages; provided, however that the early conversion of the second one-quarter of Subordinated Units may not occur until at least one year following the early conversion of the first one-quarter of Subordinated Units.

    Upon expiration of the Subordination Period, all remaining Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate pro rata with the other Common Units in distributions of Available Cash.

9. Subsequent Event

    Effective April 16, 1997, the Partnership registered 750,000 additional units which are available to be used for future acquisitions. On April 24, 1997 Cornerstone consummated the acquisition of substantially all of the assets of American Propane, Inc. The total consideration paid for this acquisition was approximately $2.4 million, of which $1.9 million was in the form of Cornerstone Common Units.

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors and Stockholders
Empire Energy Corporation
Lebanon, Missouri

    We have audited the accompanying consolidated balance sheets of EMPIRE ENERGY CORPORATION as of June 30, 1995 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMPIRE ENERGY CORPORATION as of June 30, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          BAIRD, KURTZ & DOBSON

Springfield, Missouri
  August 14, 1996 (except with respect
  to the matter discussed in Note 14
  as to which the date is October 7, 1996)

                           EMPIRE ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1995 AND 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                JUNE 30,    JUNE
30,
                                                                                                  1995        1996
                                                                                               -----------
---------
                                                       ASSETS
CURRENT ASSETS:
  Cash.......................................................................................   $      --   $  2,064
  Trade receivables, less allowance for doubtful accounts; 1995 -- $905 and 1996 -- $1,262...       3,302      5,724
  Inventories................................................................................       4,831      6,702
  Prepaid expenses...........................................................................         103        103
  Refundable income taxes....................................................................         727        457
  Deferred income taxes......................................................................         652        996
                                                                                               ----------- ---------
    Total Current Assets.....................................................................       9,615     16,046
                                                                                               ----------- ---------
DUE FROM SYN INC.............................................................................          --      7,978
                                                                                               ----------- ---------
PROPERTY AND EQUIPMENT, At Cost:
  Land and buildings.........................................................................       7,329      8,903
  Storage and consumer service facilities....................................................      56,827     80,615
  Transportation, office and other equipment.................................................      16,804     18,702
                                                                                               ----------- ---------
                                                                                                   80,960    108,220
  Less accumulated depreciation..............................................................     (25,037)   (28,686)
                                                                                               ----------- ---------
                                                                                                   55,923     79,534
                                                                                               ----------- ---------
OTHER ASSETS:
  Excess of cost over fair value of net assets acquired, at amortized cost...................       3,285      3,033
  Other......................................................................................         252        511
                                                                                               ----------- ---------
                                                                                                    3,537      3,544
                                                                                               ----------- ---------
                                                                                                $  69,075   $107,102
                                                                                               =========== =========
                                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Checks in process of collection............................................................   $     158   $     --
  Current maturities of long-term debt.......................................................         163      6,019
  Accounts payable...........................................................................       2,048      3,368
  Accrued salaries...........................................................................         767      1,063
  Accrued expenses...........................................................................       1,141      1,676
                                                                                               ----------- ---------
    Total Current Liabilities................................................................       4,277     12,126
                                                                                               ----------- ---------
LONG-TERM DEBT...............................................................................       1,701     25,442
                                                                                               ----------- ---------
DEFERRED INCOME TAXES........................................................................      15,458     16,877
                                                                                               ----------- ---------
ACCRUED SELF-INSURANCE LIABILITY                                                                    1,104      2,424
                                                                                               ----------- ---------
STOCKHOLDERS' EQUITY:
  Common stock; $.001 par value; authorized 17,500,000 shares; issued at June 30, 1995 and
    1996 -- 12,004,430 shares................................................................          12         12
  Additional paid-in capital.................................................................      46,099     46,099
  Retained earnings..........................................................................         445      4,143
                                                                                               ----------- ---------
                                                                                                   46,556    50,254
  Treasury stock, at cost -- 3,000 shares....................................................         (21)      (21)
                                                                                               ----------- ---------
                                                                                                   46,535    50,233
                                                                                               ----------- ---------
                                                                                                $  69,075  $107,102
                                                                                               =========== =========
---------

                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                   AND THREE MONTHS ENDED SEPTEMBER 30, 1995
                     AND THE ONE MONTH ENDED JULY 31, 1996
                                 (IN THOUSANDS)

                                                                                       THREE MONTHS    ONE MONTH
                                                                                           ENDED      ENDED JULY
                                                                                       SEPTEMBER 30,   31, 1996
                                                        1994       1995       1996         1995       -----------
                                                      ---------  ---------  ---------  -------------  (UNAUDITED)
                                                                                        (UNAUDITED)
OPERATING REVENUE...................................  $  60,216  $  56,689  $  98,821    $  12,223     $   2,596
COST OF PRODUCT SOLD................................     28,029     26,848     50,080        6,128         1,439
                                                      ---------  ---------  ---------  -------------  -----------
GROSS PROFIT........................................     32,187     29,841     48,741        6,095         1,157
                                                      ---------  ---------  ---------  -------------  -----------
OPERATING COSTS AND EXPENSES:
  Provision for doubtful accounts...................        537        983      1,450          222            40
  General and administrative........................     20,983     23,452     31,570        5,849         2,440
  Depreciation and amortization.....................      4,652      4,322      5,875        1,288           499
                                                      ---------  ---------  ---------  -------------  -----------
                                                         26,172     28,757     38,895        7,359         2,979
                                                      ---------  ---------  ---------  -------------  -----------
OPERATING INCOME (LOSS).............................      6,015      1,084      9,846       (1,264)       (1,822)
INTEREST EXPENSE (Net)..............................        118         39      2,598          376           217
                                                      ---------  ---------  ---------  -------------  -----------
INCOME (LOSS) BEFORE INCOME TAXES...................      5,897      1,045      7,248       (1,640)       (2,039)
PROVISION (CREDIT) FOR INCOME TAXES.................      2,400        600      3,550         (550)         (765)
                                                      ---------  ---------  ---------  -------------  -----------
NET INCOME (LOSS)...................................  $   3,497  $     445  $   3,698    $  (1,090)    $  (1,274)
                                                      =========  =========  =========  =============  ===========

                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                       AND ONE MONTH ENDED JULY 31, 1996
                                 (IN THOUSANDS)

                                                                       ADDITIONAL                              TOTAL
                                                           COMMON        PAID-IN     RETAINED    TREASURY   STOCKHOLDERS'
                                                            STOCK         STOCK      EARNINGS      STOCK       EQUITY
                                                        -------------  -----------  ----------  ----------- ------------
BALANCE, JUNE 30, 1993................................    $      --     $      --   $   42,614   $      --    $  42,614
NET INCOME............................................           --            --        3,497          --        3,497
EFFECT OF CORPORATE RESTRUCTURING.....................           12        46,099      (46,111)         --           --
                                                                ---    -----------  ----------         ---  ------------
BALANCE, JUNE 30, 1994................................           12        46,099           --          --       46,111
PURCHASE OF TREASURY STOCK............................           --            --           --         (21)         (21)
NET INCOME............................................           --            --          445          --          445
                                                                ---    -----------  ----------         ---  ------------
BALANCE, JUNE 30, 1995................................           12        46,099          445         (21)      46,535
NET INCOME............................................           --            --        3,698          --        3,698
                                                                ---    -----------  ----------         ---  ------------
BALANCE, JUNE 30, 1996................................    $      12     $  46,099   $    4,143   $     (21)   $  50,233
NET INCOME (LOSS) (UNAUDITED).........................           --            --       (1,274)         --       (1,274)
                                                                ---    -----------  ----------         ---  ------------
BALANCE, JULY 31, 1996 (UNAUDITED)....................    $      12     $  46,099   $    2,869   $     (21)   $  48,959
                                                                ===    ===========  ==========         ===  ============
------------

                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1994, 1995 AND 1996
                   AND THREE MONTHS ENDED SEPTEMBER 30, 1995
                       AND ONE MONTH ENDED JULY 31, 1996
                                 (IN THOUSANDS)

                                                                                        THREE MONTHS
                                                                                            ENDED       ONE MONTH
                                                                                        SEPTEMBER 30,  ENDED JULY
                                                        1994       1995        1996         1995        31, 1996
                                                      ---------  ---------  ----------  -------------  -----------
                                                                                         (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................  $   3,497  $     445  $    3,698    $  (1,090)    $  (1,274)
    Items not requiring (providing) cash:
      Depreciation..................................      4,336      4,084       5,593        1,231           474
      Amortization..................................        316        238         282           57            24
      Gain on sale of assets........................        (31)      (145)        (67)          (6)            8
      Deferred income taxes.........................       (849)       194       1,075         (207)           --
  Changes in:
    Trade receivables...............................       (522)       388      (1,799)      (2,949)          222
    Inventories.....................................        952       (985)       (348)      (5,739)         (340)
    Accounts payable................................       (821)     1,444       1,301        1,789           335
    Accrued expenses and self insurance.............        229        325       2,124        1,303            (5)
    Prepaid expenses and other......................         (7)        72        (279)        (965)          (99)
    Income taxes payable (refundable)...............        (53)      (702)        270          261          (768)
                                                      ---------  ---------  ----------  -------------  -----------
      Net cash provided by (used in) operating
        activities..................................      7,047      5,358      11,850       (6,315)       (1,423)
                                                      ---------  ---------  ----------  -------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets......................        125        295         162           14            14
  Purchases of property and equipment...............     (4,058)    (8,365)     (3,184)        (405)         (487)
  Purchase of assets from SYN Inc...................         --         --     (35,980)     (35,980)           --
                                                      ---------  ---------  ----------  -------------  -----------
      Net cash used in investing activities.........     (3,933)    (8,070)    (39,002)     (36,371)         (473)
                                                      ---------  ---------  ----------  -------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in credit facilities..........     (2,051)     1,600      (5,500)       7,900            --
  Principal payments on purchase obligations........       (109)      (132)       (126)         (30)          (15)
  Checks in process of collection...................         --        158        (158)        (158)           --
  Purchase of treasury stock........................         --        (21)         --           --            --
  Proceeds from acquisition credit facility.........         --         --      35,000       35,000            --
                                                      ---------  ---------  ----------  -------------  -----------
      Net cash provided by (used in) financing
        activities..................................     (2,160)     1,605      29,216       42,712           (15)
                                                      ---------  ---------  ----------  -------------  -----------

INCREASE (DECREASE) IN CASH.........................        954     (1,107)      2,064           26        (1,911)

CASH, BEGINNING OF PERIOD...........................        153      1,107           0            0         2,064
                                                      ---------  ---------  ----------  -------------  -----------

CASH, END OF PERIOD.................................  $   1,107  $       0  $    2,064    $      26           153
                                                      =========  =========  ==========  =============  ===========

                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements of the Company for the periods ended September 30, 1995 and July 31, 1996 are unaudited. In the opinion of management, these unaudited statements include all adjustments, all of which are of a normal recurring nature, which are necessary to a fair presentation of results of operations and cash flows for the period.

    Due to the seasonal nature of the Company's propane business, the results of operations for the interim periods are not necessarily indicative of results to be expected for a full year.

    NATURE OF OPERATIONS

    The Company's principal operations are the retail sale of LP gas. Most of the Company's customers are owners of residential single or multi-family dwellings who make periodic purchases on credit. Such customers are located in the Southeast and Midwest regions of the United States. At June 30, 1994, the Company was separated from Empire Gas Corporation (Empire Gas). The financial statements for the year ended June 30, 1994 reflect the operations of the subsidiaries of Empire Gas which the Company received in the restructuring transaction. In addition to the direct operations of the subsidiaries, 47.7% of Empire Gas corporate overhead for the year ended June 30, 1994 has been allocated to Empire Energy. This percentage of overhead is considered reasonable by management as it reflects the percentage of earnings before interest, depreciation and income taxes of the subsidiaries received by the Company. See
Note 2 for a description of the restructuring transaction.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Empire Energy Corporation and its subsidiaries. All significant intercompany balances have been eliminated in consolidation.

    REVENUE RECOGNITION POLICY

    Sales and related cost of product sold are recognized upon delivery of the product or service.

                           EMPIRE ENERGY CORPORATION

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method for retail operations and specific identification method for wholesale operations. The inventories consist of the following:

                                                                               1995       1996
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Gas and other petroleum products...........................................  $   1,679  $   2,727
Gas distribution parts, appliances and equipment...........................      3,152      3,975
                                                                             ---------  ---------
                                                                             $   4,831  $   6,702
                                                                             =========  =========

    PROPERTY AND EQUIPMENT

    Depreciation is provided on all property and equipment on the straight-line method over estimated useful lives of 5 to 33 years.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    At June 30, 1996, the Company's only financial instruments are cash, long-term debt and related accrued interest for which their carrying amounts approximate fair value.

    INCOME TAXES

    Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

    AMORTIZATION

    The excess of cost over fair value of net assets acquired (originally $4,850,000) is being amortized on the straight-line basis over 20 years.

NOTE 2:  RESTRUCTURING TRANSACTION

    On June 30, 1994, the Company was separated from Empire Gas in an exchange of the majority ownership of Empire Gas for all of the shares of the Company (a subsidiary of Empire Gas) (the "Split-off Transaction"). The Company received locations principally in the Southeast plus certain home office assets and liabilities.

    In connection with this transaction, the principal shareholder of Empire Gas terminated his employment with Empire Gas as well as terminated certain lease and use agreements. This shareholder was the principal shareholder and chairman of the board of the Company prior to the management buy out (See Note 3).

                           EMPIRE ENERGY CORPORATION

NOTE 3:  MANAGEMENT BUY OUT

    Prior to year end, professional and other fees amounting to $1,926,000 were incurred in connection with an effort to sell the Company and are included in general and administrative expense during the year ended June 30, 1996. The Company abandoned these efforts.

    On August 1, 1996, subsequent to year end, the principal shareholder of the Company since its inception and certain other shareholders sold their interests in the Company to a new entity formed by certain members of management of the Company.

    In connection with this transaction, the principal shareholder of the Company terminated employment with the Company as well as terminated certain lease and use agreements. The new entity is principally owned by the son of the former principal shareholder. All references in these financial statements to the principal shareholder relate to the former principal shareholder.

    The new entity paid approximately $59,000,000 cash, and distributed certain home office assets and a portion of the SYN Inc. receivable in exchange for the shares of Company stock purchased. In addition to the above consideration, the new entity issued a $5,000,000 note payable to the principal shareholder. The amount paid to the selling shareholders was financed with proceeds from a new credit agreement with the Company's current lender.

    The new credit facility provides for a $42,000,000 term loan, a $52,000,000 second term loan, a $20,000,000 working capital facility and a $10,000,000 acquisition credit facility. The new credit facility includes working capital, capital expenditures, cash flow and net worth requirements as well as dividend restrictions. The principal payment requirements on the two term loans will be $3,400,000 in the year ended June 30, 1997.

NOTE 4:  SYNERGY ACQUISITION

    On August 15, 1995, the Company acquired the assets of 38 retail locations previously operated by Synergy Group, Inc. These locations were purchased from SYN Inc., a company formed for the purpose of acquiring Synergy Group Incorporated. SYN Inc. is majority owned by Northwestern Growth Corporation, a wholly-owned subsidiary of Northwestern Public Service Company, and minority owned and managed by Empire Gas. The purchase price of the 38 retail locations was approximately $38 million. The total consideration for the purchase was approximately $36 million in cash financed by the new acquisition credit facility (see Note 6) plus the assets of nine retail locations principally in Mississippi valued at approximately $2 million. The results of operations for the period after August 15, 1995, of the Synergy locations are included in the financial statements for the period ended June 30, 1996. The purchase price of the Synergy assets has been allocated as follows (In Thousands):

Current Assets.....................................................  $   2,499
Property and Equipment.............................................     27,435
Due from SYN Inc...................................................      7,978
                                                                     ---------
                                                                     $  37,912
                                                                     =========

    Unaudited pro forma operations assuming the acquisition was made at the beginning of the year ended June 30, 1994 and 1995, are presented below. Pro forma results for the year ended June 30, 1996,

                           EMPIRE ENERGY CORPORATION

NOTE 4:  SYNERGY ACQUISITION (CONTINUED)
are not presented since they would not differ materially from the audited results of operations presented in the statement of income.

                                                          1994          1995
                                                        ---------     ---------
                                                            (IN THOUSANDS)
Operating revenue.....................................  $  88,620     $  82,222
Cost of product sold..................................     42,589        40,724
                                                        ---------     ---------
Gross profit..........................................  $  46,031     $  41,498
                                                        =========     =========

    The purchase price of the assets acquired from SYN Inc. is subject to adjustment based on the amount of working capital acquired by the Company. A receivable has been recorded in the amount of $3,978,000, which reflects the reduction in purchase price of the assets based on the amount of working capital acquired. On August 1, 1996, this receivable was assigned to the former principal shareholder in connection with the management buy out.

    The purchase price of the assets acquired from SYN Inc. is also subject to adjustment based on the value of consumer tanks which cannot be located within a specified period of time. The Company has made a claim to SYN Inc. for approximately $4,000,000 which represents the value of unlocated tanks at June 30, 1996. A receivable for these tanks has been recorded on the balance sheet at June 30, 1996. On August 1, 1996, one-half of this receivable was assigned to the former principal shareholder in connection with the management buy out.

    These amounts receivable in connection with the purchase from SYN Inc. are management's best estimate of amounts which will be ultimately collected. However, the parties are still negotiating final settlement, and the final amounts received could differ materially.

NOTE 5:  RELATED-PARTY TRANSACTIONS

    The Company provides data processing, office rent and other clerical services to two corporations owned by officers and shareholders of the Company and is reimbursed $5,000 per month for these services.

    The Company leases a jet aircraft and an airport hangar from a corporation owned by the principal shareholder of the Company. The lease requires annual rent payments of $100,000 beginning July 1, 1994. In addition to direct lease payments, the Company is also responsible for the operating costs of the aircraft and the hangar. The lease agreement was terminated August 1, 1996, in connection with the management buy out.

    The Company has an agreement with a corporation owned by the principal shareholder of the Company which provides the Company the right to use business guest facilities. The agreement requires annual payments of $250,000 beginning July 1, 1994. In addition to direct payments, the Company is also responsible for providing vehicles and personnel to serve as security for the facilities. This agreement was terminated August 1, 1996, in connection with the management buy out.

    The Company leases the corporate home office, land, buildings and certain equipment from a corporation owned principally by the principal shareholder. The lease requires annual payments of $200,000 beginning July 1, 1994. The lease was terminated August 1, 1996, in connection with the management buy out.

                           EMPIRE ENERGY CORPORATION

NOTE 5:  RELATED-PARTY TRANSACTIONS (CONTINUED)
    The Company leases a lodge from a corporation owned by the principal shareholder of the Company. The lease requires annual rent payments of $120,000 beginning July 1, 1994. The lease was terminated August 1, 1996, in connection with the management buy out.

    On August 1, 1996, the Company entered into a new lease agreement with entities controlled by the former principal shareholder. The new lease agreement provides for the payment of $600,000 per year for the corporate home office, land, buildings and certain equipment, the use of the airport hangar and the right to use land underlying the Company's warehouse facility. The agreement expires June 30, 2005.

    A subsidiary of the Company has entered into a seven-year services agreement with Empire Gas to provide data processing and management information services beginning July 1, 1994. The services agreement provides for payments by Empire Gas to be based on an allocation of the subsidiary's actual costs based on the gallons of LP gas sold by Empire Gas as a percentage of the gallons of LP gas sold by the Company and Empire Gas combined. For the years ended June 30, 1995, and June 30, 1996, total amounts received related to this services agreement were $1.1 million and $713,000, respectively. Such amounts have been netted against related general and administrative expenses in the accompanying statements of income.

NOTE 6:  LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                          1995          1996
                                                                        ---------     ---------
                                                                            (IN THOUSANDS)
Revolving credit facility (A).........................................  $   1,600     $      --
Acquisition credit facility (B).......................................         --        31,100
Purchase contract obligations (C).....................................        264           361
                                                                        ---------     ---------
                                                                            1,864        31,461
Less current maturities...............................................        163         6,019
                                                                        ---------     ---------
                                                                        $   1,701     $  25,442
                                                                        =========     =========

(A) On September 30, 1994, the Company entered into an agreement with a lender to provide a revolving credit facility. The facility provides for borrowings up to $20 million, bears interest at either 1/2% over the lender's prime rate or 1 1/8% over the Eurodollar rate and matures June 30, 2000. The facility includes working capital, capital expenditure, cash flow and net worth requirements as well as dividend restrictions which limit the payment of cash dividends to 50% of the preceding year's net income. The Company's unused revolving credit line at June 30, 1996, amounted to $18,148,000 after considering $1,852,000 of letters of credit. The credit facility was terminated August 1, 1996, in connection with the management buy out.

(B) On August 15, 1995, the Company modified the above agreement to include a $35 million acquisition credit facility which was used for the purchase of assets from SYN Inc. The acquisition credit facility bears interest at either 1/2% over the lender's prime rate or 1 1/8% over the Eurodollar rate and matures June 30, 2000. The acquisition credit facility requires quarterly principal payments of $1,944,000. This credit facility was terminated August 1, 1996, in connection with the management buy out.

(C) Purchase contract obligations arise from the purchase of operating businesses and are collateralized by the equipment and real estate acquired in the respective acquisitions. The Company has also

                           EMPIRE ENERGY CORPORATION

NOTE 6:  LONG-TERM DEBT (CONTINUED)
    entered into purchase contract obligations for equipment used in administrative activities. At June 30, 1996, these obligations carried interest rates ranging from 7% to 10% and are due periodically through 2001.

    Based on the borrowing rates currently available to the Corporation from bank loans with similar terms and average maturities, the estimated fair value of long-term debt approximates its carrying value at June 30, 1995, and June 30, 1996, respectively.

    Aggregate annual maturities (in thousands) of the long-term debt outstanding at June 30, 1996, are:

1997...............................................  $   6,019
1998...............................................      7,854
1999...............................................      7,807
2000...............................................      7,819
2001...............................................      1,962
                                                     ---------
                                                     $  31,461
                                                     =========

NOTE 7: INCOME TAXES

    The provision for income taxes includes these components (in thousands):

                                                                                 1994       1995       1996
                                                                               ---------  ---------  ---------
Taxes currently payable......................................................  $   3,249  $     406  $   2,475
Deferred income taxes........................................................       (849)       194      1,075
                                                                               ---------  ---------  ---------
                                                                               $   2,400  $     600  $   3,550
                                                                               =========  =========  =========

    The tax effects of temporary differences related to deferred taxes shown on the balance sheets were (in thousands):

                                                                                     1995        1996
                                                                                  ----------  ----------
Deferred Tax Assets
-------------------
    Allowance for doubtful accounts.............................................  $      335  $      468
    Accounts receivable advance collections.....................................         140         246
    Self-insurance liabilities and contingencies................................         480       1,229
    Accrued expenses............................................................          44          81
    Alternative minimum tax credit carryover....................................          39          --
                                                                                  ----------  ----------
                                                                                       1,038       2,024
                                                                                  ----------  ----------
Deferred Tax Liability
----------------------
    Accumulated depreciation....................................................     (15,844)    (17,205)
    Change in estimated taxes...................................................      --            (700)
                                                                                  ----------  ----------
                                                                                     (15,844)    (17,905)
                                                                                  ----------  ----------
        Net deferred tax liability..............................................  $  (14,806) $  (15,881)
                                                                                  ==========  ==========

                           EMPIRE ENERGY CORPORATION

NOTE 7: INCOME TAXES (CONTINUED)
    The above net deferred tax liability is presented on the balance sheets as follows (in thousands):

                                                                                     1995        1996
                                                                                  ----------  ----------
Deferred tax asset - current....................................................  $      652  $      996
Deferred tax liability - long-term..............................................     (15,458)    (16,877)
                                                                                  ----------  ----------
        Net deferred tax liability..............................................  $  (14,806) $  (15,881)
                                                                                  ==========  ==========

    A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below (in thousands):

                                                                                 1994       1995       1996
                                                                               ---------  ---------  ---------
Computed at the statutory rate (34%).........................................  $   2,005  $     355  $   2,464
Increase resulting from:
Amortization of excess of cost over fair value of net assets acquired........        107         77         79
State income taxes - net of federal tax benefit..............................        258        116        248
Change in estimated taxes....................................................         --         --        700
Other........................................................................         30         52         59
                                                                               ---------  ---------  ---------
Actual tax provision.........................................................  $   2,400  $     600  $   3,550
                                                                               =========  =========  =========

NOTE 8:  SELF-INSURANCE AND RELATED CONTINGENCIES

    Under the Company's current insurance program, coverage for comprehensive general liability and vehicle liability is obtained for catastrophic exposures as well as those risks required to be insured by law or contract. The Company retains a significant portion of certain expected losses related primarily to comprehensive general liability and vehicle liability. Under these current insurance programs, the Company self insures the first $1 million of coverage (per incident) on general liability and on vehicle liability. In addition, the Company has a $100,000 deductible for each and every liability claim. The Company obtains excess coverage from carriers for these programs on claims-made basis policies. The excess coverage for comprehensive general liability provides a loss limitation that limits the Company's aggregate of self-insured losses to $1.5 million per policy period.

    The Company self insures the first $250,000 of workers' compensation coverage (per incident). The Company purchased excess coverage from carriers for workers' compensation claims in excess of the self-insured coverage. Provisions for losses expected under this program are recorded based upon the Company's estimates of the aggregate liability for claims incurred. The Company provided letters of credit aggregating approximately $1,852,000 in connection with this program.

    Provisions for self-insured losses are recorded based upon the Company's estimates of the aggregate self-insured liability for claims incurred. At June 30, 1995 and 1996, the self-insurance liability and general, vehicle and workers' compensation liabilities accrued in the balance sheets totaled $1,604,000 and $3,174,000, respectively.

    The accrued liability includes $500,000 for incurred but not reported claims for both June 30, 1995 and 1996. The current portion of the liability of $500,000 and $750,000 at June 30, 1995 and 1996, respectively, is included in accrued expenses in the consolidated balance sheets. The noncurrent portion is included in accrued self-insurance liability.

                           EMPIRE ENERGY CORPORATION

NOTE 8:  SELF-INSURANCE AND RELATED CONTINGENCIES (CONTINUED)
    The Company currently self insures health benefits provided to the employees of the Company and its subsidiaries. Provisions for losses expected under this program are recorded based upon the Company's estimate of the aggregate liability for claims incurred. At June 30, 1995 and 1996, the self-insurance health benefit liability accrued in the balance sheets totalled $122,000 and $150,000, respectively. The accrued liability includes $6,000 and $35,000 for incurred but not reported claims for June 30, 1995 and 1996, respectively.

    In conjunction with the restructuring that occurred in June 1994 the Company agreed to indemnify Empire Gas for 47.7% of the self-insured liabilities of Empire Gas incurred prior to June 30, 1994. The Company has included in its self-insurance liability its best estimate of the amount it will owe Empire Gas under this indemnification agreement.

    The Company and its subsidiaries are presently defendants in various lawsuits related to the self-insurance program and other business-related lawsuits which are not expected to have a material, adverse effect on the Company's financial position or results of operations.

NOTE 9:  INCOME TAX AUDITS

    The State of Missouri has assessed Empire Gas approximately $1,400,000 for additional state income tax for the years ended June 30, 1992 and 1993. An amount approximating one-half of the above assessment could be at issue for the year ended June 30, 1994. Empire Gas and Empire Energy have protested these assessments and are currently waiting for a response from the Missouri Department of Revenue. It is likely that this matter will have to be settled in litigation. Empire Gas and Empire Energy believe that they have a strong position on this matter and intend to vigorously contest the assessment. It is not possible at this time to conclude on the outcome of this matter.

    The Internal Revenue Service has begun a federal income tax audit of Empire Gas for the year ended June 30, 1994. While the audit is still in process, the audit has principally focused on the deductibility of certain professional fees and travel and entertainment expenses as well as on the tax-free treatment of the Split-off Transaction.

    As a former member of the Empire Gas controlled group and in connection with a tax indemnity agreement with Empire Gas, the Company agreed to indemnify 47.7% of the total liabilities related to these tax audits of the years ended June 30, 1994, and prior thereto.

    The Split-off Transaction was structured with the intent of qualifying for tax-free treatment under Section 355 of the Internal Revenue Code and the Company, and Empire Gas, obtained a private letter ruling (the "Letter Ruling") from the Internal Revenue Service confirming such treatment, subject to certain representations and conditions specified in the Letter Ruling. The Internal Revenue Service is currently conducting an audit of Empire Gas for the year in which the Split-off Transaction occurred. If the Internal Revenue Service were to reverse the position it took in the Letter Ruling and prevail on a challenge to the tax-free treatment of the Split-off Transaction, the Company would be liable for a portion of any taxes, interest and penalties due, both as a former member of the Empire Gas controlled group and under a tax indemnity agreement with Empire Gas that was executed in connection with the Split-off Transaction. The Company's liability in such circumstances could exceed the percentage under the tax indemnity agreement if Empire Gas were unable to fund its percentage share under that agreement. If the Company were held liable for any taxes, interest or penalties in connection with the above Split-off

                           EMPIRE ENERGY CORPORATION

NOTE 9:  INCOME TAX AUDITS (CONTINUED)
Transaction, the amount of this liability could be substantial and could adversely affect the Company's financial position and results of operations.

    The Company and its subsidiaries are presently included in various state tax audits which are not expected to have a material, adverse effect on the Company's financial position or results of operation.

NOTE 10:  STOCK OPTIONS

    The Company's current stock options provide for a fixed option price of $7.00 per share for options granted to officers and key employees. Options granted are exercisable beginning one year after the date of grant at the rate of 20% per year and expire six years after the date of grant. Option activity for each period was:

                                                                       1995                   1996
                                                               ---------------------  ---------------------
                                                                 SHARES      PRICE      SHARES      PRICE
                                                               ----------  ---------  ----------  ---------
Beginning options outstanding................................           0  $       0   1,145,000  $    7.00
  Options granted............................................   1,170,000       7.00      25,000       7.00
  Options canceled...........................................     (25,000)      7.00     (50,000)      7.00
                                                               ----------  ---------  ----------  ---------
Ending options outstanding...................................   1,145,000       7.00   1,120,000       7.00
                                                               ==========  =========  ==========  =========

    On August 1, 1996, in connection with the management buy out, 150,000 options of the selling shareholders were cancelled.

NOTE 11:  ADDITIONAL CASH FLOW INFORMATION (IN THOUSANDS)

                                                                              THREE MONTHS         ONE MONTH
                                                                                  ENDED              ENDED
                                                                           SEPTEMBER 30, 1995    JULY 31, 1996
                                            1994       1995       1996     -------------------  ---------------
                                          ---------  ---------  ---------      (UNAUDITED)        (UNAUDITED)
NONCASH INVESTING AND FINANCING
  ACTIVITIES
  Purchase contract obligations
    incurred............................  $      --  $     172  $     222       $  --              $  --

ADDITIONAL CASH PAYMENT INFORMATION
  Interest paid.........................  $     155  $      64  $   2,432       $       8          $     106
  Income taxes paid (refunded)..........  $   3,302  $   1,108  $   2,995       $    (604)         $  --

NOTE 12:  FUTURE ACCOUNTING PRONOUNCEMENTS

IMPACT OF SFAS NO. 121

    In 1995 the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Impairment of Long-Lived Assets to be Disposed of." The Company must adopt this standard effective July 1, 1996. The Company does not expect that the adoption of this standard will have a material impact on its financial position or results of operations.

                           EMPIRE ENERGY CORPORATION

NOTE 13:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS

    Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

DEPENDENCE ON PRINCIPAL SUPPLIERS

    Three suppliers, Conoco, Phillips and Texaco, account for approximately 50% of Empire Energy's volume of propane purchases.

    Although the Company believes that alternative sources of propane are readily available, in the event that the Company is unable to purchase propane from one of these three suppliers, the failure to obtain alternate sources of supply at competitive prices and on a timely basis would have a material, adverse effect on the Company.

ESTIMATES

    Significant estimates related to self-insurance, litigation, collectibility of receivables and income tax assessments are discussed in Notes 4, 8, and 9. Actual losses related to these items could vary materially from amounts reflected in the financial statements.

NOTE 14:  SUBSEQUENT EVENTS

    On October 7, 1996, the new ownership of the Company pursuant to the management buy out sold 100% of Company common stock to Northwestern Growth Corporation.

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)

                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           ASSETS
CURRENT ASSETS:
  Cash............................................................................  $      --
  Trade receivables, less allowance for doubtful accounts of $1,536...............      7,987
  Inventories.....................................................................     10,938
  Prepaid expenses................................................................        350
  Refundable income taxes.........................................................      1,016
  Deferred income taxes...........................................................      1,101
                                                                                    ---------
    Total Current Assets..........................................................     21,392
                                                                                    ---------
DUE FROM SYN INC..................................................................      2,000
                                                                                    ---------
PROPERTY AND EQUIPMENT, At Cost:
  Land and buildings..............................................................      5,738
  Storage and consumer service facilities.........................................     93,271
  Transportation, office and other equipment......................................     10,838
                                                                                    ---------
                                                                                      109,847
  Less accumulated depreciation...................................................       (887)
                                                                                    ---------
                                                                                      108,960
                                                                                    ---------
OTHER ASSETS:
  Excess of cost over fair value of net assets acquired, at amortized cost........      8,112
  Other...........................................................................        224
  Debt acquisition costs..........................................................      3,434
                                                                                    ---------
                                                                                       11,770
                                                                                    ---------
                                                                                    $ 144,122
                                                                                    =========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Checks in process of collection.................................................  $      37
  Current maturities of long-term debt............................................      5,229
  Accounts payable................................................................      3,986
  Accrued salaries................................................................        594
  Accrued expenses................................................................      3,550
                                                                                    ---------
    Total Current Liabilities.....................................................     13,396
                                                                                    ---------
LONG-TERM DEBT....................................................................     93,882
                                                                                    ---------
NOTE PAYABLE -- RELATED PARTY.....................................................      5,000
                                                                                    ---------
DEFERRED INCOME TAXES.............................................................     28,078
                                                                                    ---------
ACCRUED SELF-INSURANCE LIABILITY..................................................      2,178
                                                                                    ---------
STOCKHOLDERS' EQUITY:
  Common stock; $.001 par value; authorized 17,500,000 shares; issued 879,346
    shares........................................................................          1
  Additional paid-in capital......................................................      2,321
  Retained earnings (deficit).....................................................       (734)
                                                                                    ---------
                                                                                        1,588
                                                                                    ---------
                                                                                    $ 144,122
                                                                                    =========

                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      TWO MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

OPERATING REVENUE..................................................................  $  12,439
COST OF PRODUCT SOLD...............................................................      6,471
                                                                                     ---------
GROSS PROFIT.......................................................................      5,968
                                                                                     ---------
OPERATING COSTS AND EXPENSES:
  Provision for doubtful accounts..................................................        234
  General and administrative.......................................................      4,294
  Depreciation and amortization....................................................      1,087
                                                                                     ---------
                                                                                         5,615
                                                                                     ---------
OPERATING INCOME...................................................................        353
INTEREST EXPENSE, Net..............................................................      1,487
                                                                                     ---------
LOSS BEFORE INCOME TAXES...........................................................     (1,134)
CREDIT FOR INCOME TAXES............................................................       (400)
                                                                                     ---------
NET LOSS...........................................................................  $    (734)
                                                                                     =========

                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      TWO MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................................................  $    (734)
  Items not requiring (providing) cash:
    Depreciation...................................................................      1,002
    Amortization...................................................................         85
    Gain on sale of assets.........................................................         (4)
  Changes in:
    Trade receivables..............................................................     (2,485)
    Inventories....................................................................     (3,896)
    Accounts payable...............................................................        283
    Accrued expenses and self insurance............................................      1,164
    Prepaid expenses and other.....................................................       (536)
    Income taxes refundable........................................................        209
                                                                                     ---------
      Net cash used in operating activities........................................     (4,912)
                                                                                     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets.....................................................         18
  Purchases of property and equipment..............................................       (861)
                                                                                     ---------
      Net cash used in investing activities........................................       (843)
                                                                                     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in credit facilities....................................................      4,800
  Principal payments on purchase obligations.......................................        (35)
  Checks in process of collection..................................................         37
  Proceeds from management buy out loan............................................     94,000
  Repayment of acquisition credit facility.........................................    (31,100)
  Purchase of company stock in management buy out..................................    (59,000)
  Payment of debt acquisition costs................................................     (3,100)
                                                                                     ---------
      Net cash provided by financing activities....................................      5,602
                                                                                     ---------
DECREASE IN CASH...................................................................       (153)
CASH, BEGINNING OF PERIOD..........................................................        153
                                                                                     ---------
CASH, END OF PERIOD................................................................  $     -0-
                                                                                     =========

                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      TWO MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                       ADDITIONAL    RETAINED
TOTAL
                                                      COMMON        PAID-IN     EARNINGS    TREASURY   STOCKHOLDERS'
                                                       STOCK         STOCK     (DEFICIT)      STOCK       EQUITY
                                                    -------------  -----------  ----------  ----------- ------------
BALANCE, AUGUST 1, 1996.........................     $      12     $  46,099   $    2,869   $     (21)   $  48,959

PURCHASE OF COMPANY STOCK.......................           (11)      (70,744)          --          --      (70,755)

EFFECT OF PURCHASE ACCOUNTING...................            --        26,966       (2,869)         21       24,118

NET LOSS.........................................           --            --         (734)         --         (734)
                                                           ---    -----------  ----------         ---  ------------

BALANCE, SEPTEMBER 30, 1996......................    $       1     $   2,321   $     (734)  $      --    $   1,588
                                                           ===    ===========  ==========         ===  ============

                 See Notes to Consolidated Financial Statements

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated financial statements of the Company for the period ended September 30, 1996, are unaudited. In the opinion of management, these unaudited statements include all adjustments, all of which are of normal recurring nature, which are necessary to a fair presentation of results of operations and cash flows for the period. Due to the seasonal nature of the Company's propane business, the results of operations for the interim periods are not necessarily indicative of results to be expected for a full year.

    NATURE OF OPERATIONS

    The Company's principal operations are the retail sale of LP gas. Most of the Company's customers are owners of residential single or multi-family dwellings who make periodic purchases on credit. Such customers are located in the southeast and midwest regions of the United States. On August 1, 1996, members of management of Empire Energy purchased the ownership of Empire Energy from the principal shareholder and certain other shareholders. (See Note 2)

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Empire Energy and its subsidiaries. All significant intercompany balances have been eliminated in consolidation.

    REVENUE RECOGNITION POLICY

    Sales and related cost of product sold are recognized upon delivery of the product or service.

    INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method for retail operations and specific identification method for wholesale operations. The inventories consist of the following:

Gas and other petroleum products...................................  $   7,146
Gas distribution parts, appliances and equipment...................      3,792
                                                                     ---------
                                                                     $  10,938
                                                                     =========

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FUTURES CONTRACTS

    The Company uses commodity futures contracts to reduce the risk of future price fluctuations for LPG inventories and contracts. Gains and losses on futures contracts purchased as hedges are deferred and recognized in cost of sales as a component of the product cost for the related hedged transaction. In the statement of cash flows, cash flows from qualifying hedges are classified in the same category as the cash flows of the items being hedged. Net realized gains and losses for the current period and unrealized gains and losses on open positions as of September 30, 1996, are not material.

    PROPERTY AND EQUIPMENT

    Depreciation is provided on all property and equipment on the straight-line method over estimated useful lives of five to 40 years.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    At September 30, 1996, the Company's only financial instruments are cash, long-term debt and related accrued interest for which their carrying amounts approximate fair value.

    INCOME TAXES

    Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

    AMORTIZATION

    The excess of cost over fair value of net assets acquired (originally $8,150,000) is being amortized on the straight-line basis over 40 years.

NOTE 2:  MANAGEMENT BUY OUT

    On August 1, 1996, members of management of Empire Energy purchased the ownership (92.7% of the Common Stock) of Empire Energy from the principal shareholder and certain other shareholders.

    In connection with this transaction, the principal shareholder of Empire Energy terminated employment with the Company as well as terminated certain lease and use agreements. The new entity is principally owned (71.3% of the Common Stock) by the son of the former principal shareholder.

    The new entity paid approximately $59,000,000 cash, distributed certain home office assets and a portion of the SYN Inc. receivable in exchange for the shares of Company stock purchased. In addition to the above consideration, the new entity issued a $5,000,000 note payable to the principal shareholder. The amount paid to the selling shareholders was financed with proceeds from a new credit agreement with the Company's current lender.

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

NOTE 2:  MANAGEMENT BUY OUT (CONTINUED)
    Because of the change in control of the Company, the balance sheet accounts were adjusted at the acquisition date to reflect new bases determined using the principles of purchase accounting. Stockholders' equity was adjusted to the cost of the investors' interest in Empire Energy of $2,322,000. The principal effects of the purchase accounting adjustments were to increase the book value of equipment (principally storage tanks) by $30,367,000, accrue additional deferred income tax liabilities of $11,096,000, record the excess of cost over fair value of assets acquired of $5,129,000 and write off unamortized debt acquisition costs of $282,000.

NOTE 3:  LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                SEPTEMBER 30,
                                                                                     1996
                                                                                --------------
                                                                                (IN THOUSANDS)
Tranche A term note (A).......................................................    $   42,000
Tranche B term note (A).......................................................        52,000
Revolving credit facility (A).................................................         4,800
Note payable to former owner (B)..............................................         5,000
Purchase contract obligations (C).............................................           311
                                                                                     -------
                                                                                     104,111
Less current maturities.......................................................         5,229
                                                                                     -------
                                                                                  $   98,882
                                                                                     =======

(A) On August 1, 1996, in conjunction with the management buy-out, the Company entered into an agreement with a lender to provide a $42 million term note maturing December 31, 2002, a $52 million term note maturing December 31, 2006, a $20 million revolving working capital credit facility maturing June 30, 2001 and a $10 million acquisition credit facility maturing June 30, 2001. The Company has the choice of keeping the borrowings at prime or transferring the loans to Eurodollar. Amounts at prime on these notes bear interest at the Bank of Boston daily rate or 1/2% over the Federal Funds Rate. Amounts at Eurodollar on these notes bear interest at the Eurodollar rate plus an applicable margin which is dependent on a ratio of debt (excluding note payable to former principal shareholder and purchase contract obligations) to earnings before depreciation, interest and income taxes. The facility includes working capital, capital expenditure, cash flow and net worth requirements as well as dividend restrictions.

(B) On August 1, 1996, in conjunction with the management buy-out, the Company entered into a $5 million subordinated promissory note with the former principal shareholder of the Company. The note bears interest at 8% and matures August 1, 2007.

(C) Purchase contract obligations arise from the purchase of operating businesses and are collateralized by the equipment and real estate acquired in the respective acquisitions. The Company has also entered into purchase contract obligations for equipment used in administrative activities. At June 30,

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

NOTE 3:  LONG-TERM DEBT (CONTINUED)
    1996, these obligations carried interest rates ranging from 7% to 10% and were due periodically through 2001.

    Aggregate annual maturities (in thousands) of the long-term debt outstanding at September 30, 1996, are:

1997......................................................................  $   5,229
1998......................................................................      6,837
1999......................................................................      7,370
2000......................................................................      8,123
2001......................................................................      8,751
Thereafter................................................................     67,801
                                                                            ---------
                                                                            $ 104,111
                                                                            =========

NOTE 4:  INCOME TAXES

    The tax effects of temporary differences related to deferred taxes shown on the balance sheet were (in thousands):

Deferred Tax Assets
-------------------
    Allowance for doubtful accounts.......................................  $     584
    Accounts receivable advance collections...............................        281
    Self-insurance liabilities and contingencies..........................      1,046
    Accrued expenses......................................................         82
    Net operating loss....................................................        342
                                                                            ---------
                                                                                2,335

Deferred Tax Liability
----------------------
    Accumulated depreciation..............................................    (29,312)
                                                                            ---------
      Net deferred tax liability..........................................  $ (26,977)
                                                                            =========

    The above net deferred tax liability is presented on the balance sheet as follows (in thousands):

Deferred tax asset - current..............................................  $   1,101
Deferred tax liability - long-term........................................    (28,078)
                                                                            ---------
    Net deferred tax liability............................................  $ (26,977)
                                                                            =========

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

NOTE 4:  INCOME TAXES (CONTINUED)
    A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below (in thousands):

Computed at the statutory rate (34%)......................................  $    (352)
Increase resulting from:
  Amortization of excess of cost over fair value of net assets acquired...         33
  State income taxes - net of federal tax benefit.........................        (44)
  Other...................................................................        (37)
                                                                            ---------
Actual tax credit.........................................................  $    (400)
                                                                            =========

NOTE 5:  SELF-INSURANCE AND RELATED CONTINGENCIES

    The Company self-insures its general and vehicle liability and worker's compensation. For details of the self insurance program, see Note 8 of the June 30, 1996, financial statements.

NOTE 6:  INCOME TAX AUDITS

    The Company and its subsidiaries are presently included in various state tax audits. For details of the state tax audits, see Note 9 of the June 30, 1996, financial statements.

NOTE 7:  STOCK OPTIONS

    The Company's current stock options provide for a fixed option price of $7.00 per share for options granted to officers and key employees. Options granted are exercisable beginning one year after the date of grant at the rate of 20% per year and expire six years after the date of grant. The Company has 945,000 shares of stock under option as of September 30, 1996. During the two-month period ended September 30, 1996, 25,000 shares of stock under option were canceled.

NOTE 8:  ADDITIONAL CASH FLOW INFORMATION (IN THOUSANDS)

                                                                                       TWO MONTHS ENDED
                                                                                      SEPTEMBER 30, 1996
                                                                                      ------------------

ADDITIONAL CASH PAYMENT INFORMATION
  Interest paid.....................................................................       $     804
  Income taxes paid.................................................................       $    (609)
NONCASH INVESTING AND FINANCING ACTIVITIES
  Nonmonetary assets distributed to former principal shareholders...................       $   6,755
  Note payable issued to former principal shareholder...............................       $   5,000

                           EMPIRE ENERGY CORPORATION
                                  (NEW BASIS)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

NOTE 9:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS

    Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

    DEPENDENCE ON PRINCIPAL SUPPLIERS

    Three suppliers, Conoco, Phillips and Texaco, account for approximately 50% of Empire Energy's annual volume of propane purchases.

    Although the Company believes that alternative sources of propane are readily available, in the event that the Company is unable to purchase propane from one of these three suppliers, the failure to obtain alternate sources of supply at competitive prices and on a timely basis would have a material adverse effect on the Company.

    ESTIMATES

    Significant estimates related to self-insurance and litigation (Note 5), collectibility of receivables and income tax assessments (Note 6) are discussed in the financial statements. Actual losses related to these items could vary materially from amounts reflected in the financial statements.

NOTE 10:  SUBSEQUENT EVENTS

    On October 7, 1996, 100% of the Company stock was sold to Northwestern Growth Corporation.

                           EMPIRE ENERGY CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                      FOR THE        FOR THE     FOR THE PERIOD
                                                      PERIOD         PERIOD       FROM JANUARY
                                                   FROM JULY 1,   FROM JULY 1,        1,
                                                      1996 TO        1995 TO        1996 TO
                                                   DECEMBER 16,     MARCH 31,      MARCH 31,
                                                       1996           1996           1996
                                                   -------------  -------------  --------------
OPERATING REVENUE................................    $  43,201      $  88,233      $   44,198
COST OF PRODUCT SOLD.............................       23,310         44,518          23,311
                                                   -------------  -------------       -------
GROSS PROFIT.....................................       19,891         43,715          20,887
OPERATING COSTS AND EXPENSES:
  Provision for doubtful accounts................          710          1,024             249
  General and administrative.....................       12,685         22,654           8,885
  Depreciation and amortization..................        2,929          4,433           1,707
                                                   -------------  -------------       -------
OPERATING INCOME.................................        3,567         15,604          10,046
INTEREST EXPENSE (NET)...........................        3,621          1,775             663
                                                   -------------  -------------       -------
INCOME (LOSS) BEFORE INCOME
  TAXES..........................................          (54)        13,829           9,383
PROVISION FOR INCOME TAXES.......................           32          5,300           3,400
                                                   -------------  -------------       -------
NET INCOME (LOSS)................................    $     (86)     $   8,529      $    5,983
                                                   =============  =============       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           EMPIRE ENERGY CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                              FOR THE PERIOD      FOR THE PERIOD
                                                                                   FROM                FROM
                                                                             JULY 1, 1996 TO     JULY 1, 1995 TO
                                                                            DECEMBER 16, 1996     MARCH 31, 1996
                                                                            ------------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).......................................................      $      (86)         $    8,529
  Items not requiring (providing) cash
    Depreciation..........................................................           2,671               4,201
    Amortization..........................................................             258                 232
    Gain on sale of assets................................................               4                 (20)
    Deferred income taxes.................................................            (126)                441
  Changes in--
    Trade receivables.....................................................          (8,352)             (9,884)
    Inventories...........................................................          (4,383)               (717)
    Accounts payable......................................................           1,616                 590
    Accrued expenses and self insurance...................................           3,273               2,902
    Prepaid expenses and other............................................          (2,313)               (891)
    Due from SYN Inc......................................................          (1,863)             --
    Income taxes payable..................................................             457               2,662
                                                                                  --------            --------
      Net cash provided by (used in) operating activities.................          (8,844)             (8,045)
                                                                                  --------            --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from the sale of assets........................................              57                  76
  Purchases of property and equipment.....................................          (2,823)             (2,998)
  Purchase of assets from SYN Inc.........................................          --                 (35,980)
  Capitalized costs.......................................................            (242)             --
                                                                                  --------            --------
      Net cash used in investing activities...............................          (3,008)            (38,902)
                                                                                  --------            --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (decrease) in credit facilities................................           9,606              (3,600)
  Principal payments on purchase obligations..............................            (114)                (98)
  Checks in process of collection.........................................          --                    (158)
  Proceeds from management buyout loan....................................          94,000              --
  Purchase of company stock in management buyout..........................         (59,000)             --
  Payment of debt acquisition costs.......................................          (3,100)             --
  Proceeds from (repayments of) acquisition credit facility...............         (31,100)             35,000
                                                                                  --------            --------
      Net cash provided by financing activities...........................          10,292              31,144
                                                                                  --------            --------
      Increase (decrease) in cash.........................................          (1,560)                287
CASH:
  Beginning of period.....................................................           2,064              --
                                                                                  --------            --------
  End of period...........................................................      $      504          $      287
                                                                                  ========            ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           EMPIRE ENERGY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FIVE AND ONE-HALF MONTHS ENDED DECEMBER 16, 1996,
                      NINE MONTHS ENDED MARCH 31, 1996
                                     AND
                     THREE MONTHS ENDED MARCH 31, 1996,

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    In the opinion of Management, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly Empire Energy Corporation's ("Empire Energy") consolidated results of operations and cash flows for the periods ended December 16, 1996, and March 31, 1996. All such adjustments are of a normal recurring nature.

    The accounting policies followed by Empire Energy are set forth in Note 1 to Empire Energy's audited consolidated financial statements as of June 30, 1996, included herein. Other disclosures required by generally accepted accounting principles are not included herein but are included in the notes to the June 30, 1996, audited statements previously mentioned.

    The results of operations for the two and one-half month and five and one-half month periods ended December 16, 1996, are not necessarily indicative of the results to be expected for the full year due to the seasonal nature of Empire Energy's business.

2. COMPANY FORMATION

    On August 1, 1996, members of management of Empire Energy purchased the ownership (92.7% of the common stock) of Empire Energy from the principal shareholder and certain other shareholders. Because of the change in control of Empire Energy, the balance sheet accounts were adjusted at the acquisition date to reflect new bases using the principles of purchase accounting.

    In connection with this transaction, the principal shareholder of Empire Energy terminated employment as well as certain lease and use agreements. The new entity was principally owned (71.3% of the common stock) by the son of the former principal shareholder.

    On October 7, 1996, Northwestern Growth Corporation purchased 100% of the Empire Energy common stock. See Note 2 to Pro Forma Consolidated Financial Information for Cornerstone Propane Partners, L.P. included herein. This purchase also resulted in a change of control and purchase accounting adjustments were reflected in the balance sheet as of the acquisition date.

                           EMPIRE ENERGY CORPORATION

               FIVE AND ONE-HALF MONTHS ENDED DECEMBER 16, 1996,
                      NINE MONTHS ENDED MARCH 31, 1996
                                     AND
                     THREE MONTHS ENDED MARCH 31, 1996,

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

2. COMPANY FORMATION (CONTINUED)
                           EMPIRE ENERGY CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                             TWO MONTHS
                                                ONE MONTH       ENDED         TWO AND ONE-         FIVE AND ONE-
                                               ENDED JULY   SEPTEMBER 30,   HALF MONTHS ENDED    HALF MONTHS ENDED
                                                31, 1996        1996        DECEMBER 16, 1996    DECEMBER 16, 1996
                                               -----------  -------------  ------------------- -------------------
OPERATING REVENUE............................       2,596        12,439            28,166               43,201
COST OF PRODUCT SOLD.........................       1,439         6,471            15,400               23,310
                                               -----------       ------            ------               ------
GROSS PROFIT.................................       1,157         5,968            12,766               19,891
OPERATING COSTS AND EXPENSES:
  Provision for doubtful accounts............          40           234               436                  710
  General and administrative.................       2,441         4,294             5,950               12,685
  Depreciation and amortization..............         498         1,087             1,344                2,929
                                               -----------       ------            ------               ------
OPERATING INCOME (LOSS)......................      (1,822)          353             5,036                3,567
INTEREST EXPENSE (NET).......................         217         1,487             1,917                3,621
                                               -----------       ------            ------               ------
INCOME (LOSS) BEFORE INCOME TAXES............      (2,039)       (1,134)            3,119                  (54)
PROVISION (CREDIT) FOR INCOME TAXES..........        (765)         (400)            1,197                   32
                                               -----------       ------            ------               ------
NET INCOME (LOSS)............................      (1,274)         (734)            1,922                  (86)
                                               ===========       ======            ======               ======

3. COMMITMENTS AND CONTINGENCIES

    Empire Energy reports the following contingencies. Except as noted, there have been no significant changes in these items since reported in Empire Energy's audited consolidated balance sheet as of June 30, 1996.

    Under Empire Energy's current insurance program, coverage for comprehensive general liability and vehicle liability is obtained for catastrophic exposures as well as those risks required to be insured by law or contract. Empire Energy retains a significant portion of certain expected losses related primarily to comprehensive general liability and vehicle liability. Under these current insurance programs, Empire Energy self insures the first $1 million of coverage (per incident) on general liability and on vehicle liability. In addition, Empire Energy has a $100 deductible for each and every liability claim. Empire

                           EMPIRE ENERGY CORPORATION

               FIVE AND ONE-HALF MONTHS ENDED DECEMBER 16, 1996,
                      NINE MONTHS ENDED MARCH 31, 1996
                                     AND
                     THREE MONTHS ENDED MARCH 31, 1996,

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

3. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Energy obtains excess coverage from carriers for these programs on claims-made basis policies. The excess coverage for comprehensive general liability provides a loss limitation that limits Empire Energy's aggregate of self-insured losses to $1.5 million per policy period. Provisions for self-insured losses are recorded based upon Empire Energy's estimates of the aggregate self-insured liability for claims incurred.

    Empire Energy self insures the first $250 of workers' compensation coverage (per incident). Empire Energy purchased excess coverage from carriers for workers' compensation claims in excess of the self-insured coverage. Provisions for losses expected under this program are recorded based upon Empire Energy's estimates of the aggregate liability for claims incurred.

    Empire Energy currently self insures health benefits provided to the employees of Empire Energy and its subsidiaries. Provisions for losses expected under this program are recorded based upon Empire Energy's estimate of the aggregate liability for claims incurred.

    In conjunction with the restructuring that occurred in June 1994 (the "Split Off Transaction") Empire Energy agreed to indemnify Empire Gas for 47.7% of the self-insured liabilities of Empire Gas incurred prior to June 30, 1994. Empire Energy has included in its self-insurance liability its best estimate of the amount it will owe Empire Gas under this indemnification agreement.

    Empire Energy are presently defendants in various lawsuits related to the self-insurance program and other business-related lawsuits which are not expected to have a material, adverse effect on Empire Energy's financial position or results of operations.

    The state of Missouri has assessed Empire Gas approximately $1,400 for additional state income tax for the years ended June 30, 1992 and 1993. An amount approximating one-half of the above assessment could be at issue for the year ended June 30, 1994. Empire Gas and Empire Energy have protested these assessments and are currently waiting for a response from the Missouri Department of Revenue. It is likely that this matter will have to be settled in litigation. Empire Gas and Empire Energy believe that they have a strong position on this matter and intend to vigorously contest the assessment. It is not possible at this time to conclude on the outcome of this matter.

    The Internal Revenue Service has begun a federal income tax audit of Empire Gas for the year ended June 30, 1994. While the audit is still in process, the audit has principally focused on the deductibility of certain professional fees and travel and entertainment expenses as well as on the tax-free treatment of the Split-Off Transaction.

    As a former member of the Empire Gas controlled group and in connection with a tax indemnity agreement with Empire Gas, Empire Energy agreed to indemnify 47.7% of the total liabilities related to these tax audits of the years ended June 30, 1994, and prior thereto.

    The Split-Off Transaction was structured with the intent of qualifying for tax-free treatment under Section 355 of the Internal Revenue Code and Empire Energy, and Empire Gas, obtained a private letter

                           EMPIRE ENERGY CORPORATION

               FIVE AND ONE-HALF MONTHS ENDED DECEMBER 16, 1996,
                      NINE MONTHS ENDED MARCH 31, 1996
                                     AND
                     THREE MONTHS ENDED MARCH 31, 1996,

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

3. COMMITMENTS AND CONTINGENCIES (CONTINUED) ruling (the "Letter Ruling") from the Internal Revenue Service confirming such treatment, subject to certain representations and conditions specified in the Letter Ruling. The Internal Revenue Service is currently conducting an audit of empire Gas for the year in which the Split-Off Transaction occurred. If the Internal Revenue Service were to reverse the position it took in the Letter Ruling and prevail on a challenge to the tax-free treatment of the Split-Off Transaction, Empire Energy would be liable for a portion of any taxes, interest and penalties due, both as a former member of the Empire Gas controlled group and under a tax indemnity agreement with Empire Gas that was executed in connection with the Split-Off Transaction. Empire Energy's liability in such circumstances could exceed the percentage under the tax indemnity agreement if Empire Gas were unable to fund its percentage share under that agreement. If Empire Energy were held liable for any taxes, interest or penalties in connection with the above Split-Off Transaction, the amount of this liability could be substantial and could adversely affect Empire Energy's financial position and results of operations.

    Empire Energy are presently included in various state tax audits which are not expected to have a material, adverse effect on Empire Energy's financial position or results of operations.

4. SUBSEQUENT EVENTS

    On December 17, 1996, substantially all of the assets and liabilities of Empire Energy were contributed to Cornerstone Propane, L.P., a Delaware limited partnership, a subsidiary of Cornerstone Propane Partners, L.P. Following this transaction, on December 17, 1996, Cornerstone Propane Partners, L.P. completed its initial public offering (see Note 1 to the consolidated financial statements of Cornerstone Propane Partners, L.P., included herein).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of CGI Holdings, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity, and cash flows present fairly, in all material respects, the financial position of CGI Holdings, Inc. and its subsidiaries at July 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

San Francisco, California
September 13, 1996

                               CGI HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                                  JULY 31,
                                                                              OCTOBER 31,  ----------------------
                                                                                 1996         1996        1995
                                                                              -----------  ----------  ----------
                                                                              (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.................................................   $   4,753   $    1,519  $    4,423
  Accounts and notes receivable.............................................      21,443       23,664      20,817
  Inventories...............................................................       6,751        7,316       5,870
  Prepaid expenses and deposits.............................................       1,322        1,996       1,586
  Deferred income tax benefit...............................................         802          802         980
                                                                              -----------  ----------  ----------
    Total current assets....................................................      35,071       35,297      33,676
                                                                              -----------  ----------  ----------

Property and equipment, at cost less accumulated depreciation...............      51,435       51,495      50,860
Cost in excess of net assets acquired, net of amortization..................      11,761       11,844       9,447
Notes receivable............................................................       1,380        1,357       1,108
Deferred charges and other assets...........................................       5,927        6,186       6,454
                                                                              -----------  ----------  ----------
                                                                               $ 105,574   $  106,179  $  101,545
                                                                              ===========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                               CGI HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                         LIABILITIES, MANDATORILY REDEEMABLE SECURITIES
                                    AND STOCKHOLDERS' EQUITY

                                                                                 JULY 31,
                                                               OCTOBER 31,  --------------------
                                                                   1996       1996       1995
                                                               -----------  ---------  ---------
                                                               (UNAUDITED)

CURRENT LIABILITIES:
  Accounts payable...........................................   $  27,364   $  30,824  $  21,248
  Accrued liabilities........................................       3,777       3,101      3,210
  Current maturities of long-term debt and capital lease
    obligations..............................................       4,220       3,924      3,147
                                                               -----------  ---------  ---------
    Total current liabilities................................      35,361      37,849     27,605
                                                               -----------  ---------  ---------
Long-term debt and capital lease obligations.................      45,069      41,801     46,021
Deferred income taxes........................................      10,305      10,777     11,471
Other liabilities............................................       1,095       1,095        814
Commitments and contingencies (Note 9)

MANDATORILY REDEEMABLE SECURITIES:
  Redeemable exchangeable preferred stock:
    10% cumulative, $0.01 par value, 62,500 shares
      authorized, issued and outstanding; at redemption
      value..................................................       8,675       8,559      7,781
STOCKHOLDERS' EQUITY:
  Common stock, $0.01 par value, 6,515,000 shares authorized;
    4,312,247 issued and outstanding (1995 - 4,316,457
    shares):
    Class A voting common stock, $0.01 par value, 3,000,000
      shares authorized; 2,789,784 issued and outstanding....          28          28         28
    Class B voting common stock, $0.01 par value, 200,000
      shares authorized; 149,485 issued and outstanding......           1           1          1
    Class C voting common stock, $0.01 par value, 3,000,000
      shares authorized; 1,343,831 issued and outstanding
      (1995 -- 1,348,041 shares).............................          13          13         13
    Class D non-voting common stock, $0.01 par value, 250,000
      shares authorized; 29,147 issued and outstanding.......          --          --         --
    Warrants outstanding.....................................       2,134       2,134      2,134
  Additional paid-in capital.................................       8,945       8,945      8,969
  Accumulated deficit........................................      (6,052)     (5,023)    (3,292)
                                                               -----------  ---------  ---------
    Total stockholders' equity...............................       5,069       6,098      7,853
                                                               -----------  ---------  ---------
                                                                $ 105,574   $ 106,179  $ 101,545
                                                               ===========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                               CGI HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                            THREE MONTHS
                                                               ENDED
                                                            OCTOBER 31,            FISCAL YEAR ENDED JULY 31,
                                                       ----------------------  ----------------------------------
                                                          1996        1995        1996        1995        1994
                                                       -----------  ---------  ----------  ----------  ----------
                                                            (UNAUDITED)
Sales and other revenue..............................   $ 108,175   $  84,070  $  384,354  $  266,842  $  242,986
Costs and expenses:
  Cost of sales, except for depreciation and
    amortization.....................................     100,266      77,837     351,213     234,538     214,632
  Operating expenses.................................       5,201       4,973      21,046      20,239      17,767
  Sale of partnership interest.......................         660          --          --          --          --
  General and administrative expenses................       1,091         926       3,835       3,745       3,462
  Depreciation and amortization......................       1,067         983       4,216       3,785       3,282
  Interest expense...................................       1,294       1,385       5,470       5,120       4,029
                                                       -----------  ---------  ----------  ----------  ----------
Loss before income taxes and extraordinary charge....      (1,404)     (2,034)     (1,426)       (585)       (186)
Income tax benefit...................................        (491)       (671)       (473)       (202)        (28)
                                                       -----------  ---------  ----------  ----------  ----------
Loss before extraordinary charge.....................        (913)     (1,363)       (953)       (383)       (158)
Extraordinary charge for early retirement of debt,
  net of income tax benefit..........................          --          --          --        (506)         --
                                                       -----------  ---------  ----------  ----------  ----------
Net loss.............................................   $    (913)  $  (1,363) $     (953) $     (889) $     (158)
                                                       ===========  =========  ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                               CGI HOLDINGS, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                              (DOLLARS IN THOUSANDS)

                                                                                             ADDITIONAL
                                                                     COMMON                   PAID-IN      ACCUMULATED
                                                                     STOCK      WARRANTS      CAPITAL        DEFICIT
                                                                    ---------   -----------  -----------  ------------
Balance at July 31, 1993..........................................   $    42    $     --    $   9,969    $    (990)
Net loss..........................................................        --          --           --         (158)
Accrued dividends on redeemable and exchangeable preferred
  stock...........................................................        --          --           --         (548)
                                                                    ---------  ----------  ----------- ------------
Balance at July 31, 1994..........................................        42          --        9,969       (1,696)
Net loss..........................................................        --          --           --         (889)
Issuance of warrants..............................................        --       2,134           --           --
Repurchase of common stock........................................        --          --       (1,000)          --
Accrued dividends on redeemable and exchangeable preferred
  stock...........................................................        --          --           --         (707)
                                                                    ---------  -----------  ----------- ------------
Balance at July 31, 1995..........................................        42       2,134        8,969       (3,292)
Net loss..........................................................        --          --           --         (953)
Repurchase of common stock........................................        --          --          (24)          --
Accrued dividends on redeemable and exchangeable preferred
  stock...........................................................        --          --           --         (778)
                                                                    ---------  ----------  ----------- ------------
Balance at July 31, 1996..........................................        42       2,134        8,945       (5,023)
Net loss (unaudited)..............................................        --          --           --         (913)
Accrued dividends on redeemable and exchangeable preferred stock
  (unaudited).....................................................        --          --           --         (116)
                                                                    ---------  ----------  ----------- ------------
Balance at October 31, 1996 (unaudited)...........................   $    42    $  2,134    $   8,945    $  (6,052)
                                                                    =========  ==========  =========== ============


   The accompanying notes are an integral part of these financial statements.

                               CGI HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (DOLLARS IN THOUSANDS)

                                                                       THREE MONTHS
                                                                          ENDED
                                                                       OCTOBER 31,         FISCAL YEAR ENDED JULY 31,
                                                                   --------------------  -------------------------------
                                                                      1996       1995       1996       1995      1994
                                                                   ---------   --------  ---------  ---------  ---------
                                                                       (UNAUDITED)
<S.
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES:
  Net loss.......................................................  $    (913) $  (1,363) $    (953) $    (889)  $  (158)
  Adjustments to reconcile net loss to net cash used for operating activities:
    Depreciation and amortization................................      1,067        983      4,216      3,785     3,282
    Deferred income taxes........................................       (472)      (672)      (516)      (488)      (66)
    Extraordinary charge to earnings.............................         --         --         --        506        --
    Sale of partnership interest.................................        202         --         --         --        --
    Changes in assets and liabilities net of acquisitions:
      Accounts and notes receivable..............................      2,198     (3,958)    (2,950)    (2,700)   (5,122)
      Inventories................................................        565     (2,329)    (1,511)      (617)   (1,121)
      Prepaid expenses and deposits..............................        472       (599)      (410)     1,451    (1,307)
      Other assets...............................................        (91)        75       (193)      (495)       --
      Accounts payable...........................................     (3,460)     5,838      9,327     (3,897)    8,103
      Accrued liabilities........................................        676       (555)       172     (1,630)      434
                                                                   ---------  ---------  ---------  ---------   -------
                                                                         244     (2,580)     7,182     (4,974)    4,045
                                                                   ---------  ---------  ---------  ---------   -------
CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES:
  Payments for acquisitions of retail outlets....................         --     (3,000)    (3,000)    (1,091)   (1,030)
  Proceeds from sale of property and equipment...................         20        140        415        878       239
  Purchases of and investments in property and equipment.........       (594)      (495)    (3,060)    (4,490)   (3,421)
  Other, net.....................................................         --         --         --         --      (890)
                                                                   ---------  ---------  ---------  ---------   -------
                                                                        (574)    (3,355)    (5,645)    (4,703)   (5,102)
                                                                   ---------  ---------  ---------  ---------   -------
CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES:
  Repurchase of common stock.....................................         --         --        (24)    (1,000)       --
  Prepayment of long-term debt...................................         --         --         --    (26,940)       --
  Net proceeds from issuance of long-term debt...................         --         --         --     28,111        --
  Proceeds from issuance of senior subordinated debt.............         --         --         --     13,073        --
  Repayment of long-term debt....................................       (562)      (312)    (1,250)    (1,000)     (850)
  Borrowings on capital leases and other term loans..............         --        871      1,248      2,263     1,113
  Repayment of other notes payable...............................       (104)       (78)      (561)      (739)     (741)
  Principal payments under capital lease obligations.............       (345)      (329)    (1,579)    (2,929)   (1,607)
  Borrowings (repayments) under acquisition line.................      4,575      5,145     (2,275)     1,054     3,041
                                                                   ---------  ---------  ---------  ---------   -------
                                                                       3,564      5,297     (4,441)    11,893       956
                                                                   ---------  ---------  ---------  ---------   -------
  Net (decrease) increase in cash................................      3,234       (638)    (2,904)     2,216      (101)
  Cash balance, beginning of year................................      1,519      4,423      4,423      2,207     2,308
                                                                   ---------  ---------  ---------  ---------   -------
  Cash balance, end of year......................................  $   4,753  $   3,785  $   1,519  $   4,423   $ 2,207
                                                                   =========  =========  =========  =========   =======

   The accompanying notes are an integral part of these financial statements.

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    THE COMPANY

    Pursuant to a Stock Purchase Agreement dated March 31, 1993, by and among CGI Holdings, Inc., a Delaware corporation (the "Company") formed to effect this transaction and a major shareholder of Coast Gas Industries ("Industries"), the Company acquired all of the outstanding stock of Industries (the "Buyout"). The financial statements of the Company for each of the three years ended July 31, 1996 are presented on the Company's basis of accounting giving effect to the Stock Purchase Agreement.

    The Company engages in the sale and distribution of natural gas, crude oil, natural gas liquids, liquefied petroleum gas ("LPG"), LPG storage and transportation equipment through its wholly-owned subsidiary, Coast Gas, Inc. Its operations consist primarily of the sale, transportation and storage of LPG to wholesale and retail customers; the sale of LPG storage equipment; and the leasing of LPG storage and transportation equipment under monthly operating leases. Sales are made to approximately 75,000 customers in seven states, primarily in the western regions of the United States.

    In connection with the Stock Purchase Agreement, the Company pays a monthly fee to Aurora Capital Partners ("Aurora"), an investor in the Company, for management services provided. Payments for each of the years ended July 31, 1996, 1995 and 1994 amounted to $250,000.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Coast Gas, Inc., and its wholly-owned subsidiary Coast Energy Group, Inc. ("CEG"). In 1989 the Company formed CEG, headquartered in Houston, Texas, to conduct its wholesale procurement and distribution operations. All significant intercompany transactions have been eliminated in consolidation.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the 1995 and 1994 consolidated financial statements to conform to the 1996 presentation. In addition, the Company changed its method of accounting to gross-up in the consolidated statement of operations sales and the cost of those sales related to certain bulk purchases and resales of natural gas, crude oil and certain propane transactions which resulted in reporting sales and cost of sales of $136.2 million and $124.8 million for the years ended July 31, 1995 and 1994, respectively. This reclassification had no effect on net income for any period. The Company believes that this presentation better reflects the activities of its wholesale operations.

    INTERIM FINANCIAL STATEMENTS

    The consolidated financial statements of the Company as of October 31, 1996 and 1995 are unaudited. In the opinion of the Company's management, the interim data include all adjustments necessary for a fair statement of the results for the interim periods. These adjustments were of a normal recurring nature, except as disclosed in Note 11.

    The results of operations for the interim periods are not necessarily indicative of future financial results.

    REVENUE RECOGNITION

    Sales of natural gas, crude oil, natural gas liquids and LPG are recognized when delivered to the customer.

    ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company offers credit terms on sales to its retail and wholesale customers. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable.

    CASH FLOWS

    For purposes of the comparative statements of cash flows, the Company considers all highly liquid investments having original maturities of three months or less to be cash equivalents. The carrying amount of cash, cash equivalents and short-term debt approximates fair market value due to the short maturity of these instruments.

    INVENTORIES

    Inventories are stated at the lower of cost or market. The cost of LPG is determined using the last-in, first-out (LIFO) method. The LIFO reserve was $0.9 million and $0.1 million at July 31, 1996 and 1995, respectively. The cost of parts and fittings is determined using the first-in, first-out (FIFO) method.

    The major components of inventory consist of the following (in thousands of dollars):

                                                              OCTOBER 31,          JULY 31
                                                                 1996        --------------------
                                                              (UNAUDITED)      1996       1995
                                                            ---------------  ---------  ---------
        LPG...............................................     $   5,890     $   6,474  $   5,085
        Parts and fittings................................           861           842        785
                                                                  ------     ---------  ---------
                                                               $   6,751     $   7,316  $   5,870
                                                                  ======     =========  =========

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings and improvements, 25 years; LPG storage and rental tanks, 40 to 50 years; and office furniture, equipment and tank installation costs, 5 to 10 years. Leasehold improvements are amortized over the shorter of the estimated useful life or the lease term. Depreciation of equipment acquired under capital leases of $132,000, $160,000 and $120,000 for the years ended July 31, 1996,
1995 and 1994, respectively, is included in depreciation and amortization expense.

    When property or equipment is retired or otherwise disposed, the cost and related accumulated depreciation is removed from the accounts, and the resulting gain or loss is credited or charged to operations. Maintenance and repairs are charged to earnings, while replacements and betterments that extend estimated useful lives are capitalized.

    A majority of the LPG rental and storage tanks are leased to customers on a month-to-month basis under operating lease agreements. Tank rental income of approximately $2.3 million, $2.2 million and $2.3 million, for the years ended July 31, 1996, 1995 and 1994, respectively, is included in sales and other revenue. Direct costs associated with the installation of LPG storage tanks leased to customers are capitalized and amortized over the estimated average customer retention term.

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COST IN EXCESS OF NET ASSETS ACQUIRED

    The excess of acquisition cost over the estimated fair market value of identifiable net assets of acquired businesses is amortized on a straight-line basis over forty years. The related costs and accumulated amortization were $12.8 million and $0.9 million at July 31, 1996 and $10.0 million and $0.6 million at July 31, 1995, respectively.

    It is the Company's policy to review intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If such a review should indicate that the carrying amount of intangible assets is not recoverable, it is the Company's policy to reduce the carrying amount of such assets to fair value.

    DEFERRED CHARGES AND OTHER ASSETS

    Deferred charges consist primarily of deferred debt issuance costs and capitalized non-compete covenant agreement costs. Deferred debt issuance costs are amortized using the bonds outstanding method over the life of the related loans, other deferred charges are amortized on a straight-line basis over varying lives, ranging from five to seven years. Total deferred charges and the related accumulated amortization were $6.2 million and $3.0 million as of July 31, 1996 and $5.5 million and $1.9 million as of July 31, 1995, respectively. Included in these amounts are unamortized debt issuance costs associated with the bank borrowings of $1.6 million and $1.9 million at July 31, 1996 and 1995, respectively.

    Other assets include customer lists purchased in business acquisitions that are amortized on a straight-line basis over a ten year life. The total cost of customer lists and the related accumulated amortization were $2.6 million and $1.0 million at July 31, 1996 and $2.2 million and $0.6 million at July 31, 1995, respectively.

    FUTURES CONTRACTS

    The Company routinely uses commodity futures contracts to reduce the risk of future price fluctuations for natural gas and LPG inventories and contracts. Gains and losses on futures contracts purchased as hedges are deferred and recognized in cost of sales as a component of the product cost for the related hedged transaction. In the statement of cash flows, cash flows from qualifying hedges are classified in the same category as the cash flows from the items being hedged. Contracts which do not qualify as hedges are marked to market, with the resulting gains and losses charged to current operations. Net realized gains and losses for the current fiscal year and unrealized gains, losses on outstanding positions and open positions as of July 31, 1996 are not material.

    INTEREST RATE SWAP AGREEMENT

    Interest rate differentials to be paid or received under interest rate swap agreements are accrued and recognized over the life of the agreements. Interest payable or receivable under these interest rate swap agreements is recognized in the periods when market rates exceed contract limits as an increase or reduction in interest expense. Interest rate swap agreements held by the Company expired during fiscal 1996.

    IMPAIRMENT OF LONG-LIVED ASSETS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). This statement requires companies to investigate potential impairments of long-lived assets, including identifiable intangibles and goodwill, if there is evidence that events or changes in circumstances have made recovery of an asset's carrying value unlikely. The statement is effective for the

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company in fiscal 1997. SFAS 121 also requires companies to measure potential impairments to carrying value at the lowest level of identifiable cash flows, and to record impairment losses to the extent that the undiscounted cash flows exceed the carrying amount of the asset. The Company does not expect the adoption of SFAS 121 to have a material effect on the Company's financial position or operating results.

    STOCK-BASED COMPENSATION

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This statement establishes a fair value-based method of accounting for stock-based compensation plans. It also encourages entities to adopt that method in place of the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for all arrangements under which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based upon the price of its stock. The Company is required to adopt this statement in fiscal 1997. The adoption of this statement is not expected to have a material impact on the Company's financial position or operating results. The Company currently accounts for stock based compensation in accordance with Accounting Principles Board Opinion No. 25.

2.  ACCOUNTS AND NOTES RECEIVABLE AND OTHER ASSETS

    Accounts and notes receivable as of July 31, 1996 and 1995 consist of the following (in thousands of dollars):

                                                                                      1996       1995
                                                                                    ---------  ---------
Accounts receivable from customers................................................  $  23,814  $  21,064
Allowance for doubtful accounts...................................................       (367)      (421)
Notes receivable from customers...................................................        753        397
Notes and accounts receivable from employees......................................        821        885
                                                                                    ---------  ---------
Total accounts and notes receivable...............................................     25,021     21,925
Less: non-current portion.........................................................      1,357      1,108
                                                                                    ---------  ---------
Current notes and accounts receivable.............................................  $  23,664  $  20,817
                                                                                    =========  =========

    Notes receivable arise in the ordinary course of business from the sale of LPG storage and transportation equipment. Terms are generally from one to five years, with interest rates ranging from 12.0% to 13.0%.

    The Company has accounts and notes receivable due from employees totaling $821,000 and $885,000 at July 31, 1996 and 1995, respectively. The notes primarily relate to employee stock purchase loans and employee housing assistance programs. The terms of the employee stock purchase loans require interest payments of 6.0% per annum on the outstanding principal balance and that all outstanding principal and interest be paid by October 31, 1997. Under the employee housing assistance program, the Company is a guarantor on primary residential notes issued in conjunction with the Company's relocation program for a fixed term of seven years through October 1997, after which the employee will refinance and the Company's guarantee will be eliminated.

    The Company, through its wholly-owned subsidiary Coast Gas, Inc., holds a 50% limited interest in Coast Energy Investments, Inc., a limited partnership. The partnership was established to facilitate the formation of a trading fund and is accounted for under the equity method. Coast Gas, Inc. receives a

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

2. ACCOUNTS AND NOTES RECEIVABLE AND OTHER ASSETS (CONTINUED) management fee. For the years ended July 31, 1996 and 1995, the investment in the partnership amounted to $122,000 and $124,000, respectively. In addition, at July 31, 1996, Coast Gas, Inc. recorded a management fee receivable of $93,000 (see Note 11).

3.  PROPERTY AND EQUIPMENT

    Property and equipment as of July 31, 1996 and 1995 consists of the following (in thousands of dollars):

                                                                                      1996       1995
                                                                                    ---------  ---------
Land..............................................................................  $   2,312  $   2,212
Buildings and improvements........................................................      4,600      4,513
LPG rental and storage tanks......................................................     44,690     42,550
Equipment and office furnishings..................................................      6,447      5,989
                                                                                    ---------  ---------
                                                                                       58,049     55,264
Less accumulated depreciation and amortization....................................      6,554      4,404
                                                                                    ---------  ---------
                                                                                    $  51,495  $  50,860
                                                                                    =========  =========

    At July 31, 1996 and 1995, LPG rental and storage tanks include $7.3 million and $8.2 million, respectively, for tanks acquired under capital leases. Tanks acquired under capital leases are pledged as collateral under the capital lease agreements. All assets of the Company are pledged as collateral for the Company's long-term debt under the provisions of the Credit Agreement (see Note
4).

    Depreciation expense for the years ended July 31, 1996, 1995 and 1994 totaled $2.4 million, $2.2 million and $2.1 million, respectively.

4.  LONG-TERM DEBT

    Long-term debt as of July 31, 1996 and 1995 consists of the following (in thousands of dollars):

                                                                                      1996       1995
                                                                                    ---------  ---------
Revolving loan, variable interest at prime plus 1.50%, due in monthly installments of interest only until September 14, 2000, secured by all assets of the
  Company.........................................................................  $  13,080  $  15,355

Term loan, variable interest at prime plus 1.50%, due in quarterly installments
  through July 31, 2000, secured by all assets of the Company.....................     12,750     14,000

Senior subordinated notes, fixed interest rate of 12.50%, due in equal annual installments of $5.0 million, commencing September 15, 2002.The senior subordinated notes are unsecured obligations of the Company with quarterly
  interest payments over the life of the loan.....................................     13,310     13,073

Other notes payable with periodic payments through 2002, interest rates ranging
  from 8.0% to 12.0%..............................................................      2,232      2,212
                                                                                    ---------  ---------

                                                                                       41,372     44,640

Less current maturities...........................................................      2,562      1,831
                                                                                    ---------  ---------

                                                                                    $  38,810  $  42,809
                                                                                    =========  =========

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

4.  LONG-TERM DEBT (CONTINUED)
    In fiscal 1995, Coast Gas, Inc. entered into a Credit Agreement (the "Credit Agreement") with Bank of America, which provided financing of up to $35.0 million, consisting of $15.0 million in term debt and a $20.0 million revolving credit facility. The revolving and term loans, at the election of Coast Gas, Inc., bear interest at the Bank of America prime rate plus 1.50% or Libor plus 2.75% per annum. Concurrently, Coast Gas, Inc. issued $15.0 million in senior subordinated notes with a fixed interest rate of 12.50% per annum. The proceeds of the subordinated notes and a portion of the proceeds available under the Credit Agreement were used to repay the notes to Heller Financial, Inc. ("Heller"). The balance of the funds available under the Credit Agreement ("Working Capital Line") will be used for general corporate purposes and to finance future acquisitions.

    The terms of the Credit Agreement were amended in fiscal 1996 to increase the Working Capital line by an additional $3.0 million. An additional provision of the amendment requires that the maximum amount of the facility is fixed at $23.0 million until May 1, 1997, at which point it begins decreasing annually to $16.0 million by May 1, 2000 and matures on September 14, 2000. Advances against the line used to finance acquisitions were $3.0 million and $1.1 million for the years ended July 31, 1996 and 1995, respectively.

    The terms of the Credit Agreement contain restrictions on the issuance of new debt or liens, the purchase or sale of assets not in the ordinary course of business and the declaration and payment of dividends, and requires that Coast Gas, Inc. maintain specified levels of fixed charge and interest payment coverage ratios. The Credit Agreement also provides for prepayment of excess funds in the event of sales of pledged assets if such funds are not reinvested in like kind assets. The Credit Agreement provides for an unused commitment fee of .5% on funds not drawn against the revolving line.

    Total interest paid during the three month periods ended October 31, 1996 and 1995 was $1.3 million and $1.4 million, respectively. Total interest paid during the years ended July 31, 1996, 1995 and 1994 was $5.4 million, $4.9 million, and $3.8 million, respectively, of which interest paid on bank long-term and subordinated debt totaled $4.4 million, $4.0 million and $2.5 million, respectively.

    Annual maturities of revolving, term and other long-term debt through July 31, 2001 are as follows: 1997 - $2.9 million; 1998 - $3.5 million; 1999 - $3.9 million; 2000 - $4.4 million; 2001 - $13.3 million; and thereafter - $15.1 million. The subordinated notes amortize $5.0 million per annum commencing in fiscal 2003.

    For the year ended July 31, 1995, the Company recorded an extraordinary charge of $506,000 (net of $337,000 tax benefit) for the write-off of deferred debt issuance costs upon the early extinguishment of the Heller debt. Debt issuance costs associated with the new subordinated, revolving and term bank debt totaling $2.2 million are being amortized using the bonds outstanding method over the life of the related loans.

    The carrying value of the Company's long-term debt approximates fair value, in that most of the long-term debt is at floating market rates, or incurred at rates that are not materially different from those current at July 31, 1996.

    The Company has a Continuing Letter of Credit Agreement with Banque Paribas to provide a $20.0 million credit guidance line for the operations of Coast Energy Group, Inc., the Company's wholly owned subsidiary. The agreement provides for a compensating balance of $1.3 million, and grants Banque Paribas a security interest in certain pledged accounts receivable of CEG. At July 31, 1996, outstanding letters of credit drawn against this line amounted to $11.3 million.

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

5.  MANDATORILY REDEEMABLE SECURITIES

    The Company has outstanding 62,500 shares of cumulative redeemable, exchangeable preferred stock, with par value of $0.01 and stated value of $100. Cumulative dividends of 10% are payable annually. Payment of dividends is restricted under the terms of the Credit Agreement with Coast Gas, Inc. (see
Note 4). Each share of preferred stock may be redeemed at a price equal to stated value per share plus accrued and unpaid dividends. The redemption amounts per share at October 31, 1996, July 31, 1996 and 1995 were $138.80, $136.94 and
$124.50, respectively. The stock is also exchangeable, at the option of the Company, for Coast Gas, Inc.'s subordinated exchange debentures due September 15, 2002 (see Note 4). The stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank senior to all classes of common stock. The Company shall redeem the stock in full at the earliest of twelve consecutive years of unpaid dividends, sale or disposal of substantially all the assets of the Company or merger of the Company, subject to certain conditions. No dividends have been declared or paid since April 1, 1993. Pursuant to the Stock Purchase and Merger Agreement (see Note 11), no dividends can be accrued after September 9, 1996. Accrued dividends were $2.4 million and $1.7 million at October 31, 1996 and 1995, respectively, and $2.3 million, $1.5 million and $0.8 million at July 31, 1996, 1995 and 1994, respectively, and have been recorded as a charge to accumulated deficit.

6.  INCOME TAXES

    The income tax provision for the years ended July 31, 1996, 1995 and 1994 are summarized as follows (in thousands of dollars):

                                                                                 1996       1995      1994
                                                                               ---------  --------- ---------
Current provision:
  Federal....................................................................  $      --  $      --  $     --
  State......................................................................         25          7        38
                                                                               ---------  --------- ---------
                                                                                      25          7        38
                                                                               ---------  --------- ---------
Deferred provison (benefit):
  Federal....................................................................       (428)      (176)      (48)
  State......................................................................        (70)       (33)      (18)
                                                                               ---------  --------- ---------
                                                                                    (498)      (209)      (66)
                                                                               ---------  --------- ---------
                                                                               $    (473) $    (202) $    (28)
                                                                               =========  ========= =========

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

6.  INCOME TAXES (CONTINUED)
    The significant components of temporary differences which give rise to deferred tax assets (liabilities) as of July 31, 1996 and 1995 are as follows (in thousands of dollars):

                                                                                     1996        1995
                                                                                   ---------  ----------
Accruals, reserves and other.....................................................  $   1,178  $    1,365
Federal NOLs.....................................................................      6,833       5,875
State NOLs.......................................................................        220         234
                                                                                   ---------  ----------
  Deferred tax assets............................................................      8,231       7,474
                                                                                   ---------  ----------
Accumulated depreciation.........................................................    (13,385)    (13,167)
PP&E book/tax basis difference...................................................     (1,793)     (1,793)
Capitalized tank installation costs..............................................     (1,607)     (1,456)
LIFO inventory basis.............................................................       (245)       (245)
Other............................................................................     (1,176)     (1,304)
                                                                                   ---------  ----------
  Deferred tax liabilities.......................................................    (18,206)    (17,965)
                                                                                   ---------  ----------
Net deferred tax liabilities.....................................................  $  (9,975) $  (10,491)
                                                                                   =========  ==========

    A reconciliation of the Company's income tax provision computed at the United States federal statutory rate to the effective rate for the recorded provision for income taxes for the years ended July 31, 1996, 1995 and 1994 is as follows:

                                                                               1996       1995       1994
                                                                             ---------  ---------  ---------
Federal statutory rate.....................................................       (34%)      (34%)      (34%)
Amortization of cost in excess of assets acquired..........................         7%         6%         8%
State franchise taxes, net of federal income tax benefit...................         2%         2%        11%
Prior year tax adjustments.................................................        (5%)        --         --
Extraordinary loss.........................................................         --        (9%)        --
Other, net.................................................................        (3%)        --         --
                                                                             ---------  ---------  ---------
                                                                                  (33%)      (35%)      (15%)
                                                                             =========  =========  =========

    Tax payments during the year ended July 31, 1996, 1995 and 1994 were minimal due to the Company's tax loss position. Payments were solely for state income taxes in various states.

    The Company has a federal and state net operating loss carryforward of approximately $20.0 million and $2.3 million, respectively, available to reduce future payments of income tax liabilities. The tax benefits of these NOLs are reflected in the accompanying table of deferred tax assets and liabilities. If not used, carryforwards expire during the period from 2006 to 2011.

    Under the provisions of Internal Revenue Code Section 382, the annual utilization of the Company's net operating loss carryforwards may be limited under certain circumstances. Events which may affect utilization include, but are not limited to, cumulative stock ownership changes of more than 50% over a three-year period. An ownership change occurred effective March 31, 1993, due to cumulative changes in the Company's ownership. The annual and cumulative limits on the utilization of net operating losses incurred prior to March 31, 1993 are approximately $1.6 million and $5.5 million, respectively.

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

7.  LEASES

    Coast Gas, Inc. leases rental tanks and vehicles from a former owner of the Company on a month-to-month operating lease. The lease provides for cancellation within 90 days, and includes a lease purchase option at the greater of the original cost or current list price. Coast Gas, Inc. also leases real estate, LPG storage tanks, and office equipment from certain of its current directors, officers and employees under operating and capital lease agreements.

    Rental payments under such leases totaled $204,000, $135,000 and $161,000 for the years ended July 31, 1996, 1995 and 1994, respectively.

    Coast Gas, Inc. generally leases vehicles, computer equipment, office equipment and real property under operating lease agreements. The typical equipment lease term is four to six years. Real property leases generally have terms in excess of ten years with renewal options. Rent expense under all operating lease agreements for the years ended July 31, 1996, 1995 and 1994 totaled $2.5 million, $2.4 million and $1.9 million, respectively.

    Capital leases consist primarily of financing agreements for the acquisition of LPG storage tanks with terms ranging from five to seven years. These leases provide fixed price purchase options at the end of the non-cancelable lease term. As of July 31, 1996, future minimum lease commitments under non-cancelable leases, with terms in excess of one year were as follows:

YEARS ENDED JULY 31,                                                      OPERATING    CAPITAL
-------------------                                                       ---------    -------
                                                                              (IN THOUSANDS)
     1997..............................................................   $   2,020   $   1,624
     1998..............................................................       1,495       1,336
     1999..............................................................         991       1,150
     2000..............................................................         753         885
     2001..............................................................         679         113
                                                                        -----------  ---------
Total minimum lease payments...........................................   $   5,938   $   5,108
                                                                        ===========
Less amounts representing interest.....................................                     755
                                                                                      ---------
Present value of future minimum lease payments.........................                   4,353
Less amounts due within one year.......................................                   1,362
                                                                                      ---------
                                                                                      $   2,991
                                                                                      =========

    Total assets acquired under capital leases totaled $1.2 million, $2.2 million and $1.5 million for the years ended July 31, 1996, 1995 and 1994, respectively.

    In addition to these minimum lease rentals, Coast Gas, Inc. has an agreement to lease the assets of a retail LPG distributor at a fixed percentage of the gross profits generated by the business. Contingent lease rents paid under this lease agreement for the years ended July 31, 1996, 1995 and 1994 totaled $344,000, $406,000 and $394,000, respectively. The original lease term of five years, which expired in 1995, was extended for five years and has various renewal and purchase options available to Coast Gas, Inc. through January 31, 2014.

    Coast Gas, Inc. subleases some of its LPG storage tanks and vehicles to other propane distributors under non-cancelable operating lease agreements. The lease terms are generally for one year with automatic renewal provisions. Additionally, these distributors may purchase the LPG storage tanks under

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

7.  LEASES (CONTINUED)
lease, at the greater of original cost or current list price. Sublease income totaled $270,000, $390,000 and $494,000 for the years ended July 31, 1996, 1995 and 1994, respectively.

8.  STOCKHOLDERS' EQUITY

    EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) employee benefit plan. All full-time employees who have completed one year of service and are twenty-one years of age or older are eligible to participate. Under the plan provisions, participants are allowed to make monthly contributions on a tax deferred basis subject to the limitations of the plan. In addition, the Company will contribute a discretionary matching contribution based upon participant contributions. Employees are 100% vested for all contributions. The plan is managed by a trustee, and is fully funded.

    In 1990 the Company established a discretionary profit-sharing plan for the benefit of all eligible full time employees. Contributions are made annually at the sole discretion of the Board of Directors. Participant benefits vest and are paid annually over a five year period. Unvested contributions are forfeited upon termination of employment, and are allocated to the remaining plan participants. Contributions are unfunded until the time of payment. At July 31, 1995, the Company had accrued $76,000 for the profit sharing plan. No additional amounts were accrued for fiscal year 1996.

    Additionally, the Company provides certain health and life insurance benefits to all eligible full time employees. Expenses are recorded based upon actual paid claims and expected liabilities for incurred but not reported claims at year end.

    WARRANTS

    In conjunction with the refinancing in fiscal 1995, the Company repurchased 175,438 shares of common stock from officers of the Company for $1.0 million. Warrants in the Company were issued to senior subordinated note holders which have been assigned an estimated fair value of $2.1 million, to be amortized over the life of the credit agreement using the bonds outstanding method. The warrants include 175,438 Series A Warrants with an exercise price of $2.85 and 287,228 Series B Warrants with an exercise price of $0.01. The warrants are exerciseable at the earliest of a sale, acquisition or initial public offering, subject to certain conditions, or September 15, 1997 into shares of the Company's Class D non-voting common stock. The warrants issued to Heller under the previous debt agreement were returned unexercised.

    OPTIONS

    The Company has a 1987 stock plan available to grant incentive and non-qualified stock options to officers and other employees. The plan provides for the granting of a maximum of 175,000 options to purchase common shares of the Company. The option price per share may not be less than the fair market value of a share on the date the option is granted and the maximum term of the option may not exceed 10 years. Options granted vest over a period of four years from the date of grant. Granting of options under this plan will expire on the 10th anniversary of the plan. Pursuant to the Merger Agreement (see Note 11), each outstanding option shall be converted into the right to receive cash whether or not such option is

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

8.  STOCKHOLDERS' EQUITY (CONTINUED)
exerciseable in full. Compensation expense related to the granting of options amounted to $21,000 for the year ended July 31, 1995. Information regarding the Company's stock option plan is summarized below:

                                                                                            PER SHARE
                                                                                OPTIONS       RANGE
                                                                               ---------  --------------
Outstanding at August 1, 1993................................................    132,031  $ 0.01 - $9.11
  Granted....................................................................         --
  Exercised..................................................................         --
  Canceled...................................................................         --
                                                                               ---------
Outstanding at July 31, 1994.................................................    132,031  $ 0.01 - $9.11
  Granted....................................................................     42,942  $ 0.10 - $9.13
  Exercised..................................................................         --
  Canceled...................................................................         --
                                                                               ---------
Outstanding at July 31, 1995.................................................    174,973  $ 0.01 - $9.13
  Granted....................................................................         --
  Exercised..................................................................         --
  Canceled...................................................................         --
                                                                               ---------
Outstanding at July 31, 1996.................................................    174,973  $ 0.01 - $9.13
Available for grant at July 31, 1996.........................................         27

    During 1996, the Company adopted a Stock Appreciation Rights (SARs) plan. The Company granted 500,000 SARs, which are to vest over a five-year period, at a per share value of $1.20. Compensation expense related to the grant of SARs of $120,000 was recorded in 1996.

9.  COMMITMENTS AND CONTINGENCIES

    The Company has contracts with various suppliers to purchase a portion of its supply needs of LPG for future deliveries with terms ranging from one to twelve months. The contracted quantities are not significant with respect to the Company's anticipated total sales requirements and will generally be acquired at prevailing market prices at the time of shipment. Outstanding letters of credit issued in conjunction with product supply contracts are a normal business requirement. There were no outstanding letters of credit issued on behalf of the Company as of October 31, 1996 or July 31, 1996 other than the $14.0 million and $11.3 million, respectively, drawn against the credit guidance line (see Note
4).

    The Company is engaged in certain legal actions related to the normal conduct of business. In the opinion of management, any possible liability arising from such actions will be adequately covered by insurance or will not have a material adverse effect on the Company's financial position or results of operations.

10.  BUSINESS ACQUISITIONS

    During the year ended July 31, 1996, Coast Gas, Inc. acquired one retail outlet in a transaction accounted for using the purchase method of accounting. The cost of the acquired company totaled $4.0 million, including $1.0 million of seller notes and other liabilities and $3.0 from the increase in the Company's Working Capital/Acquisition bank line. Goodwill resulting from the acquisition totaled $2.8 million. Revenues of the acquired company for the year ended July 31, 1996, subsequent to the dates of acquisition and included in the Company's consolidated sales totaled $1.9 million.

                               CGI HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

10.  BUSINESS ACQUISITIONS (CONTINUED)
    During the year ended July 31, 1995, Coast Gas, Inc. acquired three retail outlets in transactions accounted for using the purchase method of accounting. The cost of the acquired companies totaled $1.8 million (including $0.7 million of seller notes). Goodwill resulting from these acquisitions totaled $0.3 million. Revenues of the acquired companies for the year ended July 31, 1995, subsequent to the dates of acquisition and included in the Company's consolidated sales totaled $0.7 million.

    During the year ended July 31, 1994, Coast Gas, Inc. acquired two retail outlets in transactions accounted for using the purchase method of accounting. The cost of the acquired companies totaled $2.0 million (including $1.0 million of seller notes and other liabilities). Goodwill resulting from these acquisitions totaled $0.2 million. Revenues of the acquired companies for the year ended July 31, 1994, subsequent to the dates of acquisition, included in the Company's consolidated sales totaled $1.2 million.

11.  SUBSEQUENT EVENTS

    STOCK PURCHASE AND MERGER AGREEMENT

    Effective September 9, 1996, subsequent to the fiscal year end, the Company and the preferred shareholders of the Company entered into a Stock Purchase and Merger Agreement (the "Merger Agreement") for the sale of the preferred stock of the Company for $8.7 million. The terms of the Agreement also provided an option to the buyer of the preferred stock to acquire all of the outstanding common stock of the Company, for a period of one year from the date of the sale of the preferred stock. Additionally, the shareholders of the Company have an option to put the common stock of the Company to the buyer of the preferred stock on April 30, 1997, if the buyer has not previously exercised the option to acquire the common stock.

    SALE OF PARTNERSHIP INTEREST

    Effective October 1, 1996, the Company terminated its participation and interest in Coast Energy Investments, Inc., a limited partnership in which Coast Energy Group, Inc. was a 50% limited partner. The original partnership agreement provided for a minimum investment term through December 1997. The termination resulted in the sale of the Company's partnership interest to its 50% partner and an employee of the partnership. The Company recorded a net loss on the disposition of the partnership interest of $660,000. This amount consisted of a $202,000 loss on the partnership investment and $458,000 of termination costs consisting of salary, consulting, non-compete agreements and other related expenses.

                               CGI HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                   AUGUST 1, 1996 TO  AUGUST 1, 1995 TO  JANUARY 1, 1996 TO
                                   DECEMBER 16, 1996    MARCH 31, 1996     MARCH 31, 1996
                                   -----------------  -----------------  --------------------
Sales and other revenue..........     $   185,460        $   271,348        $  112,244
Costs and expenses:
  Cost of sales, except for
    depreciation and
    amortization.................         173,155            246,554           100,074
  Operating expenses.............           8,181             16,929(1)          7,317(1)
  Sale of partnership interest...             660            --                --
  General and administrative
    expenses.....................           1,738            --                --
  Depreciation and
    amortization.................           1,604              2,742             1,071
  Interest expense...............           2,238              3,781             1,417
                                         --------           --------           -------
Income (loss) before income
  taxes..........................          (2,116)             1,342             2,365
Income tax (provision) benefit...             748               (601)           (1,130)
                                         --------           --------           -------
Net income (loss)................     $    (1,368)       $       741       $     1,235
                                         ========           ========           =======


(1) Includes general and administrative expenses, the components of which are not individually significant.


  The accompanying notes are an integral part of these consolidated financial statements.

                               CGI HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                              AUGUST 1, 1996     AUGUST 1, 1995
                                                                                    TO                 TO
                                                                             DECEMBER 16, 1996   MARCH 31, 1996
                                                                             -----------------  -----------------
CASH FLOWS FROM (USED FOR) OPERATING ACTIVITIES:
  Net loss.................................................................      $  (1,368)        $       741
  Adjustments to reconcile net loss to net cash used
    for operating activities
    Depreciation and amortization..........................................          1,604               2,742
    Deferred income taxes..................................................           (732)            --
    Sale of partnership interest...........................................            202             --
  Changes in assets and liabilities, net of acquisitions:
    Accounts and notes receivable..........................................        (11,532)             (8,163)
    Inventories............................................................          4,257               1,673
    Prepaid expenses and deposits..........................................           (729)               (303)
    Other assets...........................................................           (154)                (29)
    Accounts payable.......................................................         11,082              14,185
    Accrued liabilities....................................................         (1,007)                370
                                                                                   -------            --------
                                                                                     1,623              11,216
                                                                                   -------            --------
CASH FLOWS FROM (USED FOR) INVESTING ACTIVITIES
  Payments for acquisitions of retail outlets..............................         --                  (3,000)
  Proceeds from sale of property and equipment.............................             57                 (20)
  Purchases of and investments in property and equipment...................         (1,503)             (2,034)
                                                                                   -------            --------
                                                                                    (1,446)             (5,054)
                                                                                   -------            --------
CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES:
  Repurchase of common stock...............................................         --                     (24)
  Repayments of long-term debt.............................................           (562)               (312)
  Borrowings on capital leases and other term loans........................         --                     647
  Repayment of other notes payable.........................................           (252)               (760)
  Principal payments under capital lease obligations.......................           (506)               (455)
  Borrowings (repayments) under acquisition line...........................          5,999              (1,530)
                                                                                   -------            --------
                                                                                     4,679              (2,434)
                                                                                   -------            --------
  Net (decrease) increase in cash..........................................          4,856               3,728
  Cash and cash equivalents, beginning of period...........................          1,519               4,423
                                                                                   -------            --------
  Cash and cash equivalents, end of period.................................      $   6,375         $     8,151
                                                                                   =======            ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               CGI HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    In Management's opinion, the unaudited interim statements of operations and cash flows for CGI Holdings, Inc. reflect all adjustments which are necessary for a fair statement of its operations and cash flows for the interim periods presented.

    Such adjustments consisted only of normal recurring items unless otherwise disclosed. Certain notes and other information have been condensed or omitted from these interim financial statements. These financial statements should be read in conjunction with the Company's financial statements appearing elsewhere herein. Due to the seasonal nature of the Company's propane business, the results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

2. COMMITMENTS AND CONTINGENCIES

    The Company has contracts with various suppliers to purchase a portion of its supply needs of LPG for future deliveries with terms ranging from one to twelve months. The contracted quantities are not significant with respect to the Company's anticipated total sales requirements and will generally be acquired at prevailing market prices at the time of shipment. Outstanding letters of credit issued in conjunction with product supply contracts are a normal business requirement. There were no outstanding letters of credit issued on behalf of the Company as of December 16, 1996 other than $24.9 million drawn against its credit guidance line.

    The Company is engaged in certain legal actions related to the normal conduct of business. In the opinion of management, any possible liability arising from such actions will be adequately covered by insurance or will not have a material adverse effect on the Company's financial position or results of operations.

3. BUSINESS ACQUISITIONS

    During the quarter ended October 31, 1995, Coast Gas, Inc. acquired one retail outlet in a transaction accounted for using the purchase method of accounting. The cost of the acquired company totaled $4.0 million, including $1.0 million of seller notes and other liabilities and $3.0 million from the increase in the Company's Working Capital/Acquisition bank line. Goodwill resulting from the acquisition totaled $2.8 million.

4. SALE OF PARTNERSHIP INTEREST

    Effective October 1, 1996, the Company terminated its participation and interest in Coast Energy Investments, Inc., a limited partnership in which Coast Energy Group, Inc. was a 50% limited partner. The original partnership agreement provided for a minimum investment term through December 1997. The termination resulted in the sale of the Company's partnership interest to its 50% partner and an employee of the partnership. The Company recorded a net loss on the disposition of the partnership interest of $660,000. This amount consisted of a $202,000 loss on the partnership investment and $458,000 of termination costs consisting of salary, consulting, non-compete agreements and other related expenses.

                               CGI HOLDINGS, INC.

                                  (UNAUDITED)

5. SUBSEQUENT EVENTS

    On December 17, 1996, substantially all of the assets and liabilities of the Company were contributed to Cornerstone Propane, L.P., a Delaware limited partnership, a subsidiary of Cornerstone Propane Partners, L.P. Following this transaction, on December 17, 1996, Cornerstone Propane Partners, L.P. completed its initial public offering (see Note 1 to the consolidated financial statements of Cornerstone Propane Partners, L.P., for the period ended December 31, 1996 included herein).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SYN Inc.:

    We have audited the accompanying consolidated balance sheet of SYN Inc. (a Delaware corporation and 52.5% owned subsidiary of Northwestern Public Service Company) and Subsidiaries as of June 30, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for the period from inception (August 15, 1995) through June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SYN Inc. and Subsidiaries as of June 30, 1996, and the results of their operations and their cash flows for the period from inception (August 15, 1995) through June 30, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
  August 9, 1996 (except with respect
  to the matter discussed in Note 9 as to
  which the date is September 28, 1996)

                           SYN INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                     ASSETS


                                                                                             JUNE 30,   SEPTEMBER 30,
                                                                                               1996        1996
                                                                                             --------   -------------
(UNAUDITED)
CURRENT ASSETS:
  Cash.....................................................................................  $      14   $    1,444
  Trade receivables, less allowance for doubtful accounts of $1,505 and $1,475,
    respectively...........................................................................      9,195        7,791
  Inventories..............................................................................      7,447        8,165
  Prepaid expenses and other...............................................................        678        1,019
  Deferred income tax benefit..............................................................      3,727        3,727
  Due from Former Stockholders.............................................................     37,966       37,966
                                                                                             --------- -------------
    Total current assets...................................................................     59,027       60,112
                                                                                             --------- -------------
PROPERTY AND EQUIPMENT:
  Land and buildings.......................................................................      6,420        6,644
  Storage and consumer service facilities..................................................     52,953       54,036
  Transportation, office and other equipment...............................................     11,910       12,510
  Less--Accumulated depreciation...........................................................     (2,592)      (3,297)
                                                                                             --------- -------------
    Total property and equipment...........................................................     68,691       69,893
                                                                                             --------- -------------
OTHER ASSETS:
  Investments and restricted cash deposits.................................................      3,025        3,048
  Deferred income tax benefit..............................................................      4,849        5,400
  Intangible assets, primarily the excess of cost over fair value of net assets acquired,
    net of accumulated amortization........................................................     30,943       31,381
  Other....................................................................................        227          208
                                                                                             --------- -------------
    Total other assets.....................................................................     39,044       40,037
                                                                                             --------- -------------
                                                                                             $ 166,762   $  170,042
                                                                                             ========= =============
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt.....................................................  $   1,025   $    2,630
  Accounts payable.........................................................................      1,604        6,270
  Accrued expenses.........................................................................      2,915        2,999
  Acquisition related liabilities..........................................................     29,306       29,367
                                                                                             --------- -------------
    Total current liabilities..............................................................     34,850       41,266
LONG-TERM DEBT.............................................................................     25,687       25,709
NOTE PAYABLE--RELATED PARTY................................................................     52,812       52,812
                                                                                             --------- -------------
    Total liabilities......................................................................    113,349      119,787
                                                                                             --------- -------------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Cumulative preferred stock, $.01 par value; 70,500 shares authorized; 55,312 shares,
    issued and outstanding, at stated value of $1,000 per share............................     55,312       55,312
  Common stock; $0.01 par value; 100,000 shares authorized, issued and outstanding.........          1            1
  Additional paid-in capital...............................................................         99           99
  Accumulated deficit......................................................................     (1,999)      (5,157)
                                                                                             --------- -------------
    Total stockholders' equity.............................................................     53,413       50,255
                                                                                             --------- -------------
                                                                                             $ 166,762   $  170,042
                                                                                             ========= =============

      The accompanying notes are an integral part of these balance sheets.

                           SYN INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                    FOR THE PERIOD
                                                                    FROM INCEPTION    FOR THE 46      FOR THE 3
                                                                     (AUGUST 15,      DAYS ENDED     MONTHS ENDED
                                                                    1995) THROUGH   SEPTEMBER 30,   SEPTEMBER 30,
                                                                    JUNE 30, 1996        1995            1996
                                                                    --------------  --------------  --------------
                                                                                             (UNAUDITED)
REVENUES:
  Propane sales...................................................    $   81,706      $    8,584      $   15,026
  Appliance and parts sales.......................................         5,546             773             776
  Other...........................................................         8,810           1,208           2,081
                                                                         -------         -------         -------
    Total revenues................................................        96,062          10,565          17,883

COST OF PRODUCT SOLD..............................................        46,187           5,582           8,940
                                                                         -------         -------         -------
    Gross profit..................................................        49,875           4,983           8,943
                                                                         -------         -------         -------

OPERATING EXPENSES:
  Salaries and commissions........................................        14,520           1,662           3,865
  General and administrative......................................        14,225           1,333           3,083
  Depreciation and amortization...................................         3,329             511           1,000
  Related-party corporate administration and management fees......         3,281             468             965
                                                                         -------         -------         -------
    Total operating expenses......................................        35,355           3,974           8,913
                                                                         -------         -------         -------
    Operating income..............................................        14,520           1,009              30

INTEREST EXPENSE, including $4,388, $589 and $1,204, respectively
  to related party................................................         5,584             589           1,665
                                                                         -------         -------         -------

INCOME (LOSS) BEFORE INCOME TAXES.................................         8,936             420          (1,635)

PROVISION (BENEFIT) FOR INCOME TAXES..............................         3,675              88            (550)
                                                                         -------         -------         -------
    Net income (loss).............................................         5,261             332          (1,085)

DIVIDENDS ON CUMULATIVE PREFERRED STOCK...........................        (7,260)             --          (2,073)
                                                                         -------         -------         -------
    Net income (loss) applicable to common stockholders...........    $   (1,999)     $      332      $   (3,158)
                                                                         =======         =======         =======

        The accompanying notes are an integral part of these statements.

                           SYN INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                   COMMON STOCK
                                                                         --------------------------------
                                                      PREFERRED STOCK
                                                    -------------------              ADDITIONAL   ACCUMU-     TOTAL
                                                                                      PAID-IN     LATED    STOCKHOLDER'
                                           SHARES    AMOUNT    SHARES     AMOUNT      CAPITAL     DEFICIT     EQUITY
                                          ----------  -------  --------  ----------  ----------  --------- ------------
BALANCE AT INCEPTION, August 15, 1995...       --   $   --         --  $      --    $     --    $     --   $      --
  Common stock issued...................       --       --    100,000          1          99          --         100
  Preferred stock issued................   55,312   55,312         --         --          --          --      55,312
  Dividends on preferred stock,
    $131.25 pershare....................       --       --         --         --          --      (7,260)     (7,260)
  Net income............................       --       --         --         --          --       5,261       5,261
                                           ------   -------   -------        ---         ---    ---------    --------
BALANCE, June 30, 1996..................   55,312   $55,312   100,000  $       1    $     99    $ (1,999)  $  53,413
  Dividends on preferred stock,
    $37.48 per share (unaudited).........      --       --         --         --          --      (2,073)     (2,073)
  Net loss (unaudited)...................      --       --         --         --          --      (1,085)     (1,085)
                                           ------   -------   -------        ---         ---    ---------    --------
BALANCE, September 30, 1996 (unaudited).   55,312   $55,312   100,000  $       1    $     99    $ (5,157)  $  50,255
                                                    =======   =======  =========         ===    =========  ==========


        The accompanying notes are an integral part of these statements.

                           SYN INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    FOR THE PERIOD
                                                                    FROM INCEPTION                     FOR THE 3
                                                                     (AUGUST 15,    FOR THE 46 DAYS  MONTHS ENDED
                                                                    1995) THROUGH   ENDED SEPTEMBER  SEPTEMBER 30,
                                                                    JUNE 30, 1996      30, 1995          1996
                                                                    --------------  ---------------  -------------
                                                                                             (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)...............................................   $      5,261    $         332     $  (1,085)
  Items not requiring (providing) cash
    Depreciation and amortization.................................          3,329              511         1,000
    Deferred income taxes.........................................          3,624              518          (550)
  Changes in operating items
    Trade receivables.............................................         (1,247)          (1,388)        1,270
    Inventories...................................................            704              495        (1,253)
    Prepaid expenses and other....................................            189             (731)         (311)
    Accounts payable..............................................         (5,571)             658         4,665
    Accrued expenses..............................................         (3,423)          (3,418)          206
                                                                    --------------  ---------------  -------------
      Net cash provided by (used in) operating activities.........          2,866           (3,023)        3,942
                                                                    --------------  ---------------  -------------

INVESTING ACTIVITIES:
  Acquisition of assets of Synergy Group Incorporated.............       (150,922)        (143,436)           --
  Proceeds from the sale of certain Synergy Group Incorporated
    assets to Empire Energy Corporation...........................         35,980           35,980            --
  Purchases of property and equipment.............................         (9,182)          (3,802)       (1,571)
  Proceeds from sale of assets....................................            474               --           973
  Change in investments and restricted cash deposits..............             70             (330)           --
                                                                    --------------  ---------------  -------------
      Net cash used in investing activities.......................       (123,580)        (111,588)         (598)
                                                                    --------------  ---------------  -------------

FINANCING ACTIVITIES:
  Increase in credit facility.....................................             --            8,916            90
  Borrowing under long-term debt agreements.......................         23,910               --            --
  Proceeds from issuance of common stock..........................            100              100            --
  Proceeds from issuance of preferred stock.......................         52,812           52,812            --
  Proceeds from issuance of note payable--related party...........         52,812           52,812            --
  Borrowings from related party...................................         36,458           36,458            90
  Repayments to related party.....................................        (36,458)         (36,458)           --
  Payment on long-term debt.......................................         (1,834)              (1)          (21)
  Preferred stock dividends paid..................................         (7,072)              --        (2,073)
                                                                    --------------  ---------------  -------------
      Net cash provided by financing activities...................        120,728          114,639        (1,914)
                                                                    --------------  ---------------  -------------
      Increase in cash............................................             14               28         1,430

CASH:
  Beginning of period.............................................             --               --            14
                                                                    --------------  ---------------  -------------
  End of period...................................................   $         14    $          28     $   1,444
                                                                    ==============  ===============  =============

        The accompanying notes are an integral part of these statements.

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    NATURE OF BUSINESS

    SYN Inc. (Synergy) is engaged in the retail sale of liquid propane gas primarily in the southern, midwest and eastern regions of the United States. Most of Synergy's customers use propane for residential home heating and make periodic purchases with cash or on credit. Synergy was formed to acquire Synergy Group Incorporated (SGI).

    SYNERGY ACQUISITION

    On August 15, 1995, Synergy completed its acquisition of SGI, a retail distributor of propane with 152 locations. In conjunction with the acquisition, the Company sold certain retail locations to Empire Energy Corporation (Empire Energy) for approximately $36 million in cash and the assets of nine retail locations valued at $2 million. There was no gain or loss recognized on this sale.

    The total net purchase price paid by Synergy for the acquisition of SGI consisted of $105.6 million in cash (which was provided by proceeds from the issuance of $52.8 million of preferred stock and the issuance of $52.8 million of debt), $1.25 million in long-term debt and the assumption of certain liabilities. The acquisition was accounted for under the purchase method of accounting with all tangible assets and liabilities acquired recorded at fair value at date of acquisition and the cost in excess of such fair value of $32.5 million recorded as an intangible asset.

    The purchase price is subject to adjustment based on the amount of working capital acquired by Synergy. Synergy has made a claim against the former owners of SGI (the Former Stockholders) for a working capital adjustment and has recorded a receivable of $26.7 million, which reflects the reduction in purchase price of the assets based on the amount of working capital acquired. The purchase price is also subject to adjustment based on the value of customer tanks which cannot be located within a specified period of time. Synergy has made a claim against the Former Stockholders for the value of unlocated tanks and has recorded a receivable for $11.3 million related to this claim.

    These amounts receivable in connection with the acquisition of SGI are management's best estimate of the amounts which will ultimately be due from the Former Stockholders. However, the parties continue to negotiate final settlement and the Former Stockholders have objected to a number of the claims made by Synergy. An adjustment of the consideration paid for SGI could also result in an adjustment in the amount of consideration received from Empire Energy.

    INTERIM FINANCIAL STATEMENTS

    The consolidated financial statements of Synergy as of September 30, 1995 and 1996 have not been audited by independent public accountants. In the opinion of Synergy's management, the interim data include all adjustments necessary for a fair statement of the results for the interim periods. These adjustments were of a normal recurring nature, except as disclosed in Note 9.

    Due to the seasonal nature of Synergy's propane business, the results of operations for the interim periods are not necessarily indicative of results to be expected for a full year.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Synergy and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

    USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, and liabilities and disclosure of contingent assets and liabilities at the date of the financial

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) statements and the reported amounts of revenues and expenses during the period. Significant estimates related to self-insurance, litigation, collectibility of receivables and income tax assessments are discussed in Notes 6 and 7. Actual results could differ from those estimates.

    DEPENDENCE ON PRINCIPAL SUPPLIER

    Synergy obtains management services and all of its propane supplies through Empire Gas Corporation (Empire Gas) which sells such propane to Synergy at cost. Although Synergy believes that alternative sources of propane are readily available, in the event that Empire Gas ceases to supply propane to Synergy or has to obtain propane from alternate suppliers, the failure to obtain such alternate sources of supply at competitive prices and on a timely basis may have a material adverse effect on Synergy.

    REVENUE RECOGNITION POLICY

    Revenue from propane sales and the related cost of product sold are recognized upon delivery of the product.

    INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method for retail operations inventory and by the specific identification method for wholesale operations inventory. The inventories were as follows (in thousands):

                                                                        JUNE 30,    SEPTEMBER 30,
                                                                          1996          1996
                                                                       -----------  -------------
                                                                                     (UNAUDITED)
Gas and other petroleum products.....................................   $   4,058     $   5,041
Gas distribution parts, appliances and equipment.....................       4,034         3,449
Obsolescence reserve.................................................        (645)         (325)
                                                                       -----------       ------
                                                                        $   7,447     $   8,165
                                                                       ===========    =========

    PROPERTY AND EQUIPMENT

    For financial reporting purposes, property and equipment are stated at acquisition cost. Repairs and maintenance costs which do not significantly extend the useful lives of the respective assets are charged to operations as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

Buildings.........................................     40 years
Storage and consumer service facilities...........  35-40 years
Transportation, office and other equipment........   5-10 years

    INTANGIBLE ASSETS

    The excess of cost over the fair value of the net acquired assets of SGI has been recorded as an intangible asset and is being amortized on a straight-line basis over 40 years. Costs related to arranging the debt financing for the acquisition of SGI have been capitalized and are being amortized on a straight-line basis over the two-year term of the debt. Intangible assets are reflected net of accumulated amortization of $737,000 in the June 30, 1996 consolidated balance sheet.

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INCOME TAXES

    Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred asset will not be realized.

    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), which established new standards for accounting for the impairment of long-lived assets. The statement will be effective for Synergy in fiscal 1997, and, while Synergy has not performed a detailed analysis of the impact of SFAS 121, management does not expect that its initial adoption will have a material effect on Synergy's financial position or results of operations.

2.  RELATED-PARTY TRANSACTIONS:

    Synergy entered into a Management Service Agreement with Empire Gas, a 30% common stockholder of Synergy, under which Empire Gas provides all management services to Synergy for payment of an annual overhead reimbursement of $3.25 million, and a management fee of $500,000 plus a performance-based payment for certain operating results.

    During 1996, Synergy purchased $42 million of liquid propane gas from Empire Gas and accounts payable at June 30, 1996 includes $116,000 due to Empire Gas resulting from the purchase of inventory.

    The related party note payable represents borrowings by Synergy from Northwestern Public Service Company (the parent corporation of the controlling stockholder of Synergy). This note is subordinate to Synergy's other long-term debt under its working capital facility (see Note 3), matures August 15, 2005, bears interest at 9.12% and is subject to a prepayment premium.

    Synergy transferred real and personal property of three retail locations valued at $1,615,000 to Empire Gas in exchange for four Empire Gas retail locations valued at approximately $1,713,000, with the difference of $98,000 paid to Empire Gas in cash.

    Synergy paid $6,343,000 in 1996 to the controlling stockholder of Synergy and $1,103,000 to Empire Gas for reimbursement of costs incurred relating to the acquisition of SGI.

    During 1996, Synergy leased, under operating leases, transportation equipment to Propane Resources Transportation, Inc. (PRT) in which Synergy owns a 15% common stock interest. Synergy received $274,000 in lease income during 1996 from these leases.

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

3.  LONG-TERM DEBT:

    Long-term debt consists of the following (in thousands):

                                                                      JUNE 30,   SEPTEMBER 30,
                                                                        1996         1996
                                                                      ---------  -------------
                                                                                  (UNAUDITED)
Working capital facility............................................  $  23,910    $  24,000
Note payable to Former Stockholders, 9 1/2% payable in three
  equal annual installments through August 15, 1998.................      1,250        1,250
Other, interest at 7.5% to 11.6%, due through 2001,
  collateralized by certain equipment and materials.................      1,552        3,089
                                                                      ---------  -------------
                                                                         26,712       28,339
Less--Current maturities............................................      1,025        2,630
                                                                      ---------  -------------
                                                                      $  25,687    $  25,709
                                                                      =========  =============

    On December 28, 1995, Synergy entered into a working capital facility agreement with the First National Bank of Boston providing for borrowings of up to $25 million, interest at either the Eurodollar rate plus 2% or the prime rate plus 3/4% (an average of 7.5% at June 30, 1996), and maturing December 31, 1997. Synergy is required to comply with certain financial covenants including compliance with restrictions upon other indebtedness and dividend distributions. Borrowings under the agreement are collateralized by all receivables, inventory, and property and equipment of Synergy.

    Based on the borrowing rates currently available to Synergy from bank loans with similar terms and average maturities, the fair value of long-term debt approximates carrying value.

    Aggregate annual maturities of the long-term debt outstanding at June 30, 1996, are as follows (in thousands):

1997..............................................  $ 1,025
1998..............................................   24,603
1999..............................................      680
2000..............................................      204
2001..............................................      200
                                                    -------
                                                    $26,712
                                                    =======

4.  OPERATING LEASES:

    Synergy leases retail location sales offices under noncancelable operating leases expiring at various times through 2006. These leases generally contain renewal options and require Synergy to pay all executory costs (property taxes, maintenance and insurance).

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

4.  OPERATING LEASES: (CONTINUED)
    Future minimum lease payments (in thousands) at June 30, 1996, were:

1997..............................................  $   598
1998..............................................      310
1999..............................................      206
2000..............................................       41
2001..............................................       19
Thereafter........................................       53
                                                    -------
                                                    $ 1,227
                                                    =======

    Lease expense during 1996 was approximately $600,000.

5.  INCOME TAXES:

    The provision for income taxes includes the following components (in thousands):

Taxes currently payable...........................  $   51
Deferred income taxes.............................   3,624
                                                    ------
                                                    $3,675
                                                    ======

    A reconciliation of income tax expense at the statutory rate to the actual income tax expense is as follows (in thousands):

Taxes computed at statutory rate (34%)............  $3,038
Amortization of excess of cost over fair value of
  net assets acquired.............................     157
State income taxes, net of federal tax benefit....     378
Other.............................................     102
                                                    ------
Actual tax provision..............................  $3,675
                                                    ======

    The tax effects of temporary differences which relate to deferred taxes reflected on the balance sheet were as follows (in thousands):

Current deferred tax assets:
  Allowance for doubtful accounts.................  $  2,302
  Self-insurance liabilities......................     1,005
  Inventory costs and reserves capitalized for tax
    purposes......................................       420
                                                    --------
    Net current deferred income tax asset.........  $  3,727
                                                    ========
Long-term deferred tax assets:
  Net operating loss carryforward.................  $  7,596
  Alternative minimum tax carryover...............       910
  Deferred tax liability related to accelerated
    depreciation..................................    (3,657)
                                                    --------
    Net long-term deferred income tax asset.......  $  4,849
                                                    ========

    At June 30, 1996, Synergy had approximately $20 million of net operating loss carryforwards for tax reporting purposes expiring in varying amounts from 2007 through 2010. These net operating loss

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

5.  INCOME TAXES: (CONTINUED)

carryforwards have been reflected in the financial statements as deferred income tax assets at June 30, 1996 and are subject to certain limitations on utilization under provisions of the Internal Revenue Code.

6.  COMMITMENTS AND CONTINGENCIES:

    SELF-INSURANCE

    Synergy obtains insurance coverage for catastrophic exposures related to comprehensive general liability, vehicle liability and workers' compensation, as well as those risks required to be insured by law or contract. Synergy self-insures the first $250,000 of coverage per incident and obtains excess coverage from carriers for these programs.

    Provisions for self-insured losses are recorded based upon Synergy's estimates of the aggregate self-insured liability for claims incurred. Synergy has provided letters of credit aggregating approximately $2.875 million in connection with these programs.

    Synergy self-insures for health benefits provided to its employees. Provisions for losses expected under this program are recorded based upon Synergy's estimate of the aggregate liability for claims incurred.

    CONTINGENCIES

    Synergy and the acquired operations of SGI are presently involved in various federal and state tax audits and are also defendants in other business-related lawsuits which are not expected to have a material adverse effect on Synergy's financial position or results of operations.

    In conjunction with the acquisition of SGI, the Former Stockholders of SGI are contractually liable for all insurance claims and tax liabilities that relate to periods prior to the acquisition date. Funds have been placed in escrow accounts to provide for payment of these liabilities. In the event that the escrow amount is insufficient to settle these liabilities, Synergy could be obligated to fund any additional amounts due and would have to seek reimbursement from the Former Stockholders for such amounts. Synergy has recorded its best estimates of the ultimate liabilities expected to arise from these matters and has made claims against the Former Stockholders for reimbursement (see Note 1).

7.  EMPLOYEE BENEFIT PLAN:

    Synergy succeeded to the SGI-sponsored defined contribution retirement plan covering substantially all salaried employees. Employees who elect to participate may contribute a percentage of their salaries to the plan and Synergy at its discretion may match a portion of the employee contribution. Synergy may also make profit-sharing contributions to the plan at the discretion of its Board of Directors. Synergy made no profit-sharing contributions to the plan in 1996.

    The plan is currently under audit by the U.S. Department of Labor (DOL), which has alleged that the plan violated certain sections of the Employee Retirement Income Security Act of 1974. However, the DOL has advised that it is not contemplating current action regarding these violations. The DOL audit is continuing and the outcome cannot be determined at this time. In the event the Former Stockholders are unable to satisfy any liabilities resulting from the above examination, Synergy could be obligated to fund these liabilities and seek reimbursement from the Former Stockholders. Synergy has recorded its best estimates of the ultimate liabilities expected to arise from these matters and has made claims against the Former Stockholders for reimbursement (see Note 1).

                           SYN INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

8.  ADDITIONAL CASH FLOW INFORMATION (IN THOUSANDS):

Assets acquired through issuance of:
  Long-term debt..................................  $2,250
                                                    ======
  Preferred stock.................................  $2,500
                                                    ======

    ADDITIONAL CASH PAYMENT INFORMATION

Interest paid.....................................  $5,535
                                                    ======
Income taxes paid.................................  $2,284
                                                    ======

9.  SUBSEQUENT EVENT:

    Synergy and its controlling stockholder have negotiated an agreement with Empire Gas to, among other items, terminate the Empire Gas management agreement and to have the controlling stockholder acquire the 30% common stock interest in Synergy owned by Empire Gas. The range of total consideration to be paid for these transactions is subject to certain future events, but will be funded solely by Synergy's controlling stockholder which is also in the process of arranging for alternative management services. Synergy does not expect that this ownership and managerial change will have a significant effect on its operations or financial position.

                                    SYN INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                        FOR PERIOD FROM  FOR PERIOD FROM  FOR PERIOD FROM  FOR PERIOD FROM
                                         JULY 1, 1996    AUGUST 15, 1995   JULY 1, 1995    JANUARY 1, 1996
                                              TO               TO               TO               TO
                                         DECEMBER 16,       MARCH 31,      AUGUST 14,         MARCH 31,
                                             1996             1996             1995             1996
                                        ---------------  ---------------  ---------------  ---------------
REVENUES..............................         44,066           77,308            7,568           38,719
COST OF PRODUCT SOLD..................         23,322           37,199            3,631           18,824
                                              -------          -------          -------          -------
  Gross profit........................         20,744           40,109            3,937           19,895
OPERATING EXPENSES:
  Salaries and commissions............          7,252           10,864          --                 4,552
  General and administrative..........          6,151           10,563            3,632            5,102
  Depreciation and amortization.......          1,904            2,697              472              969
  Related-party corporate
    administration and management
    fees..............................          1,668            2,344          --                   938
                                              -------          -------          -------          -------
    Total operating expenses..........         16,975           26,468            4,104           11,561
                                              -------          -------          -------          -------
    Operating income (loss)...........          3,769           13,641             (167)           8,334
INTEREST EXPENSE, including $2,214,
  $3,440, $0, and $1,212 to
  related party.......................          3,311            3,918              816            1,571
                                              -------          -------          -------          -------
INCOME (LOSS) BEFORE INCOME TAXES.....            458            9,723             (983)           6,763
PROVISION (BENEFIT) FOR INCOME
  TAXES...............................            298            3,700             (373)           2,350
                                              -------          -------          -------          -------
    Net income (loss).................            160            6,023             (610)           4,413
DIVIDENDS ON CUMULATIVE PREFERRED
  STOCK...............................         (3,878)          (5,185)         --                (2,074)
                                              -------          -------          -------          -------
    Net income (loss) applicable
      to common stockholders..........    $    (3,718)     $       838     $      (610)     $      2,339
                                              =======          =======          =======          =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                    SYN INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                        FOR THE PERIOD
                                                                                    FOR THE PERIOD    FROM JULY 1,1995
                                                             FOR THE PERIOD FROM   FROM AUGUST 15,    TO AUGUST 14, 1995
                                                               JULY 1, 1996 TO     1995 TO MARCH        (PREDECESSOR
                                                              DECEMBER 16, 1996        31, 1996             BASIS)
                                                            -------------------  ------------------ ------------------
OPERATING ACTIVITIES:
  Net income (loss)........................................       $     160          $      6,023              (610)
  Items not requiring (providing) cash
    Depreciation and amortization..........................           1,904                 2,699               472
    Gain on sale of assets.................................             233                  (263)          --
    Deferred income taxes..................................             298                 5,458             --
  Changes in operating items
    Trade receivables......................................          (1,991)               (7,151)            4,897
    Inventories............................................          (1,873)                1,053            1,244
    Prepaid expenses and other.............................            (569)                 (240)              345
    Accounts payable.......................................           2,549                (4,982)           (1,864)
    Accrued expenses.......................................           3,602                (1,970)            --
                                                                    -------            ----------           -------
      Net cash provided by operating activities............           4,313                   627            4,484
                                                                    -------            ----------           -------
INVESTING ACTIVITIES:
  Acquisition of assets of Synergy Group Incorporated......          --                  (150,922)            --
  Proceeds from the sale of certain Synergy Group
    Incorporated assets to Empire Energy Corporation.......          --                    35,980             --
  Sale of assets...........................................             129                   164             1,880
  Disposals of Companies...................................             829               --                  --
  Purchases of property and equipment......................          (4,240)               (4,663)            --
  Acquisition of Companies.................................            (469)              --                  --
  Change in investments and restricted cash deposits.......          --                      (270)            --
                                                                    -------            ----------           -------
      Net cash provided by (used in) investing
        activities.........................................          (3,751)             (119,711)           1,880
                                                                    -------            ----------           -------
FINANCING ACTIVITIES:
  Increase in credit facility..............................           3,835                23,323           (6,965)
  Proceeds from issuance of common stock...................          --                       100             --
  Proceeds from issuance of preferred stock................          --                    52,812             --
  Proceeds from issuance of note payable--related party....          --                    52,812             --
  Borrowings from related party............................          --                    36,458             --
  Repayments to related party..............................          --                   (36,458)            --
  Payment on long-term debt................................            (242)               (4,778)            --
  Preferred stock dividends paid...........................          (3,878)               (5,185)            --
                                                                    -------            ----------           -------
    Net cash provided by (used in) financing activities....            (285)              119,084           (6,965)
                                                                    -------            ----------           -------
    Increase (decrease) in cash............................             277               --                 (601)
CASH:
  Beginning of period......................................              14               --                 5,323
                                                                    -------            ----------           -------
  End of period............................................       $     291          $    --              $  4,722
                                                                    =======            ==========           =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           SYN INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               FIVE AND ONE-HALF MONTHS ENDED DECEMBER 16, 1996,
                SEVEN AND ONE-HALF MONTHS ENDED MARCH 31, 1996,
          ONE AND ONE-HALF MONTHS ENDED AUGUST 14, 1995 (PREDECESSOR)
                                     AND
                       THREE MONTHS ENDED MARCH 31, 1996

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    In the opinion of Management, the accompanying unaudited consolidated financial statements contain all adjustments necessary to present fairly SYN Inc. and its subsidiaries ("Synergy") consolidated results of operations and cash flows for the periods ended December 16, 1996, and March 31, 1996. All such adjustments are of a normal recurring nature.

    Synergy completed its acquisition of Synergy Group Incorporated ("SGI") on August 14, 1995. The unaudited consolidated statement of operations and of cash flows for the period ended August 14, 1995 are presented as a predecessor entity of Synergy and contain all adjustments necessary to present fairly SGI consolidated results of operations and cash flows for the period then ended.

    The accounting policies followed by Synergy are set forth in Note 1 to Synergy's audited consolidated financial statements as of June 30, 1996, included herein. Other disclosures required by generally accepted accounting principles are not included herein but are included in the notes to the June 30, 1996, audited statements previously mentioned.

    The results of operations for the two and one-half month and five and one-half month periods ended December 16, 1996, are not necessarily indicative of the results to be expected for the full year due to the seasonal nature of Synergy's business.

2. COMMITMENTS AND CONTINGENCIES

    Synergy obtains insurance coverage for catastrophic exposures related to comprehensive general liability, vehicle liability and workers' compensation, as well as those risks required to be insured by law or contract. Synergy self-insures the first $250 of coverage per incident and obtains excess coverage from carriers for these programs.

    Provisions for self-insured losses are recorded based upon Synergy's estimates of the aggregate self-insured liability for claims incurred.

    Synergy self-insures for health benefits provided to its employees. Provisions for losses expected under this program are recorded based upon Synergy's estimate of the aggregate liability for claims incurred.

    Synergy and the acquired operations of SGI are presently involved in various federal and state tax audits and are also defendants in other business-related lawsuits which are not expected to have a material adverse effect on Synergy's financial position or results of operations.

    In conjunction with the acquisition of SGI, the former stockholders of SGI are contractually liable for all insurance claims and tax liabilities that relate to periods prior to the acquisition date. Funds have been placed in escrow accounts to provide for payment of these liabilities. In the event that the escrow amount is insufficient to settle these liabilities, Synergy could be obligated to fund any additional amounts due and would have to seek reimbursement form the former stockholders for such amounts. Synergy has recorded

                           SYN INC. AND SUBSIDIARIES

               FIVE AND ONE-HALF MONTHS ENDED DECEMBER 16, 1996,
                SEVEN AND ONE-HALF MONTHS ENDED MARCH 31, 1996,
          ONE AND ONE-HALF MONTHS ENDED AUGUST 14, 1995 (PREDECESSOR)
                                     AND
                      THREE MONTHS ENDED MARCH 31, 1996

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

2. COMMITMENTS AND CONTINGENCIES (CONTINUED) its best estimates of the ultimate liabilities expected to arise from these matters and has made claims against the former stockholders for reimbursement.

3. SUBSEQUENT EVENTS

    On December 17, 1996, substantially all of the assets and liabilities of Synergy were contributed to Cornerstone Propane, L.P., a Delaware limited partnership, a subsidiary of Cornerstone Propane Partners, L.P. Following this transaction, on December 17, 1996, Cornerstone Propane Partners L.P. completed its initial public offering (see Note 1 to the consolidated financial statements of Cornerstone Propane Partners, L.P., included herein).

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors and Stockholders
Northwestern Growth Corporation
Huron, South Dakota

    We have audited the accompanying consolidated balance sheet of SYNERGY GROUP INCORPORATED as of August 14, 1995 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the years ended March 31, 1994 and 1995, and the period ended August 14, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SYNERGY GROUP INCORPORATED as of August 14, 1995 and the results of its operations and its cash flows for each of the years ended March 31, 1994 and 1995, and the period ended August 14, 1995, in conformity with generally accepted accounting principles.

    As discussed in Note 13, in 1995 the Company restated prior years' financial statements for changes in previously reported accrued liabilities.

                                             BAIRD, KURTZ & DOBSON

Springfield, Missouri
October 9, 1996

                           SYNERGY GROUP INCORPORATED

                           CONSOLIDATED BALANCE SHEET
                                AUGUST 14, 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................  $   1,747
  Trade receivables, less allowance for doubtful accounts of $5,547................      9,504
  Inventories......................................................................      9,356
  Prepaid expenses.................................................................        894
                                                                                     ---------
    Total Current Assets...........................................................     21,501
                                                                                     ---------
INVESTMENTS:
  Restricted cash deposit..........................................................      3,095
                                                                                     ---------
PROPERTY AND EQUIPMENT, At Cost:
  Land and buildings...............................................................      8,656
  Storage and consumer service facilities..........................................     84,319
  Transportation, office and other equipment.......................................     24,196
                                                                                     ---------
                                                                                       117,171
  Less accumulated depreciation....................................................    (48,343)
                                                                                     ---------
                                                                                        68,828
                                                                                     ---------
OTHER ASSETS:
  Excess of cost over fair value of net assets acquired, at amortized cost.........      2,929
  Other............................................................................        147
                                                                                     ---------
                                                                                         3,076
                                                                                     ---------
                                                                                     $  96,500
                                                                                     =========
                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term debt.............................................  $  89,104
  Accounts payable.................................................................      4,101
  Accrued salaries.................................................................      3,605
  Accrued expenses.................................................................     12,808
  Accrued interest.................................................................      5,768
  Accrued self-insurance liability.................................................      4,160
                                                                                     ---------
    Total Current Liabilities......................................................    119,546
                                                                                     ---------
LONG-TERM DEBT.....................................................................        437
                                                                                     ---------
DEFERRED INCOME TAXES..............................................................      2,093
                                                                                     ---------
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, Series A; no par value; authorized
    10,000 shares; issued and outstanding 2,500 shares.............................     25,000
  Preferred stock, Series B; no par value; authorized
    5,000 shares; issued and outstanding 1,670 shares..............................     16,700
  Common stock, Class A; voting; $1 par value; authorized 2,000 shares; issued and
    outstanding 405 shares.........................................................          1
  Common stock, Class B; non-voting; no par value; authorized 2,000 shares; issued
    and outstanding 405 shares.....................................................         40
  Additional paid-in capital.......................................................     11,378
  Retained earnings (deficit)......................................................    (78,695)
                                                                                     ---------
                                                                                       (25,576)
                                                                                     ---------
                                                                                     $  96,500
                                                                                     =========

                 See Notes to Consolidated Financial Statements

                           SYNERGY GROUP INCORPORATED
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                          4 1/2
                                                                                YEAR ENDED MARCH 31,     MONTHS
                                                                               ----------------------     ENDED
                                                                                  1994        1995     AUGUST 14,
                                                                                RESTATED    RESTATED      1995
                                                                               ----------  ----------  -----------
OPERATING REVENUE............................................................  $  133,731  $  123,562   $  32,179
COST OF PRODUCT SOLD.........................................................      63,498      59,909      15,387
                                                                               ----------  ----------  -----------
GROSS PROFIT.................................................................      70,233      63,653      16,792
                                                                               ----------  ----------  -----------
OPERATING COSTS AND EXPENSES
  Provision for doubtful accounts............................................       3,052       3,786         926
  General and administrative.................................................      58,402      57,058      20,681
  Depreciation and amortization..............................................       5,170       5,100       1,845
                                                                               ----------  ----------  -----------
                                                                                   66,624      65,944      23,452
                                                                               ----------  ----------  -----------
OPERATING INCOME (LOSS)......................................................       3,609      (2,291)     (6,660)
                                                                               ----------  ----------  -----------
OTHER INCOME (EXPENSE)
  Interest expense...........................................................     (10,079)     (8,385)     (2,436)
  Related-party interest expense.............................................      (3,047)     (2,701)       (787)
  Debt restructuring costs...................................................      (2,650)       (350)     --
  Other income...............................................................         152         226         101
                                                                               ----------  ----------  -----------
                                                                                  (15,624)    (11,210)     (3,122)
                                                                               ----------  ----------  -----------
LOSS BEFORE INCOME TAXES.....................................................     (12,015)    (13,501)     (9,782)
PROVISION (CREDIT) FOR INCOME TAXES..........................................        (400)        (84)         31
                                                                               ----------  ----------  -----------
NET LOSS.....................................................................  $  (11,615) $  (13,417)  $  (9,813)
                                                                               ==========  ==========  ===========

                See Notes to Consolidated Financial Statements.

                           SYNERGY GROUP INCORPORATED
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      YEARS ENDED MARCH 31, 1994 AND 1995,
                      AND THE PERIOD ENDED AUGUST 14, 1995
                                 (IN THOUSANDS)

                                                                                                                        TOTAL
                                    SERIES A     SERIES B       CLASS A        CLASS B     ADDITIONAL    RETAINED   STOCKHOLDERS'
                                    PREFERRED    PREFERRED      COMMON         COMMON        PAID-IN     EARNINGS      EQUITY
                                      STOCK        STOCK         STOCK          STOCK        CAPITAL     (DEFICIT)    (DEFICIT)
                                   -----------  -----------  -------------  -------------  ----------- -----------  -------------
BALANCE, MARCH 31, 1993, AS
 PREVIOUSLY REPORTED.............   $      --    $      --     $       1      $      40     $      --    $(33,916)    $ (33,875)
Adjustments applicable to prior
 years...........................                                                                          (9,934)       (9,934)
                                   -----------  -----------          ---            ---    ----------- -----------  -------------
BALANCE, MARCH 31, 1993, AS
 RESTATED........................          --           --             1             40            --     (43,850)      (43,809)
NET LOSS.........................                                                                         (11,615)      (11,615)
                                   -----------  -----------          ---            ---    ----------- -----------  -------------
BALANCE, MARCH 31, 1994..........          --           --             1             40            --     (55,465)      (55,424)
Long-term debt converted to
 preferred stock.................      25,000       16,700            --             --            --           --       41,700
Stockholder wages, related-party
 rent and accrued interest
 converted to additional paid-in
 capital net of unamortized debt
 costs...........................          --           --            --             --        11,378           --       11,378
NET LOSS.........................          --           --            --             --            --     (13,417)      (13,417)
                                   -----------  -----------          ---            ---    ----------- -----------  -------------
BALANCE, MARCH 31, 1995..........      25,000       16,700             1             40        11,378     (68,882)      (15,763)
NET LOSS.........................          --           --            --             --            --      (9,813)       (9,813)
                                   -----------  -----------          ---            ---    ----------- -----------  -------------
BALANCE, AUGUST 14, 1995.........   $  25,000    $  16,700     $       1      $      40     $  11,378    $(78,695)    $ (25,576)
                                   ===========  ===========          ===            ===    =========== ===========  =============

                See Notes to Consolidated Financial Statements.

                           SYNERGY GROUP INCORPORATED
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     YEAR ENDED           4 1/2
                                                                                     MARCH 31,           MONTHS
                                                                               ----------------------     ENDED
                                                                                  1994        1995     AUGUST 14,
                                                                                RESTATED    RESTATED      1995
                                                                               ----------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss...................................................................  $  (11,615) $  (13,417)  $  (9,813)
  Items not requiring (providing) cash:
    Depreciation.............................................................       4,611       5,014       1,770
    Amortization.............................................................         559          86          75
    Gain on sale of assets...................................................        (730)       (237)        (61)
    Deferred income taxes....................................................        (428)       (125)     --
  Changes in:
    Trade receivables........................................................       1,612       2,486       5,139
    Inventories..............................................................          43        (814)      1,251
    Accounts payable and accrued expenses....................................      12,346       2,841       3,591
    Prepaid expenses and other...............................................         127        (902)        764
                                                                               ----------  ----------  -----------
      Net cash provided by (used in) operating activities....................       6,525      (5,068)      2,716
                                                                               ----------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of assets...............................................       1,862         404         104
  Purchase of property and equipment.........................................      (3,141)     (3,737)       (596)
  Change in restricted cash deposits.........................................      (2,581)      3,181        (615)
                                                                               ----------  ----------  -----------
      Net cash used in investing activities..................................      (3,860)       (152)     (1,107)
                                                                               ----------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on long-term debt.................................................        (542)       (260)       (108)
  Increase (decrease) in credit facilities...................................      --           3,100      (1,000)
                                                                               ----------  ----------  -----------
      Net cash provided by (used in) financing activities....................        (542)      2,840      (1,108)
                                                                               ----------  ----------  -----------
INCREASE (DECREASE) IN CASH..................................................       2,123      (2,380)        501
CASH, BEGINNING OF PERIOD....................................................       1,503       3,626       1,246
                                                                               ----------  ----------  -----------
CASH, END OF PERIOD..........................................................  $    3,626  $    1,246   $   1,747
                                                                               ==========  ==========  ===========

                See Notes to Consolidated Financial Statements.

                           SYNERGY GROUP INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995

NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS

    Synergy Group Incorporated (the Company) is engaged primarily in the retail sale of liquid propane gas through its branch offices located in the Northeast, Mid-Atlantic, Southeast and Southcentral regions of the United States. Most of the Company's customers use propane for residential home heating and make periodic purchases with cash or on credit.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Synergy Group Incorporated and its subsidiaries. All significant intercompany balances have been eliminated in consolidation.

    REVENUE RECOGNITION POLICY

    Sales and related cost of product sold are recognized upon delivery of the product or service.

    INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for propane and the first-in, first-out
(FIFO) method for all others. At August 14, 1995, inventories consisted of the following:

                                                                                (IN THOUSANDS)
Gas and other petroleum products..............................................     $   5,549
Gas distribution parts, appliances and equipment..............................         4,651
Obsolescence reserve..........................................................          (772)
LIFO reserve..................................................................           (72)
                                                                                      ------
                                                                                   $   9,356
                                                                                      ======

    PROPERTY AND EQUIPMENT

    Depreciation is provided on all property and equipment primarily by the straight-line method over the estimated useful lives of 3 to 30 years.

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    At August 14, 1995, the Company's only financial instruments are cash, long-term debt and related accrued interest for which their carrying amounts approximate fair value.

    INCOME TAXES

    Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

    AMORTIZATION

    The excess of current fair value over cost of net assets acquired is being amortized on the straight-line basis over 40 years.

    CASH EQUIVALENTS

    The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At August 14, 1995, cash equivalents consisted primarily of overnight investing in commercial paper.

NOTE 2:  SALE OF THE COMPANY

    On August 15, 1995, the Company was acquired by SYN Inc. which is majority owned by Northwestern Growth Corporation, a wholly owned subsidiary of Northwestern Public Service Company. The acquisition cost was approximately $151 million and included the redemption of the Senior Secured Notes at par value and the repayment of the Company's existing revolving credit facility. As a result of the above sale the financial statements reflect operations for the four and one-half month period ended August 14, 1995.

NOTE 3:  DEBT RESTRUCTURING

    On September 2, 1993, the Company and a committee of holders of the Company's 11 5/8% Senior Subordinated Notes due 1997 (the 11 5/8% Notes) announced that they had reached agreement on the major issues to restructure the Company's outstanding debt and on August 23, 1994, the Company completed the restructuring. The agreement contemplated that certain related parties to the Company exchange $41,700,000 in debt for Series A Preferred Stock and Series B Preferred Stock (the Recapitalization). This amount included $16,700,000 in 90-day unsecured promissory notes and $25,000,000 of 11 5/8% Notes (see Note 4). The remaining 11 5/8% Notes plus accrued interest through September 14, 1993, were proposed to be exchanged (the Exchange Offer) for new Increasing Rate Senior Secured Notes due 2000 (the Senior Secured Notes).

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995

NOTE 3:  DEBT RESTRUCTURING (CONTINUED)
    Debt restructuring costs, principally legal fees and banking fees, incurred in connection with the restructuring, amounting to $2,650,000 and $350,000 for the years ended March 31, 1994 and 1995, respectively, have been expensed.

NOTE 4:  NOTES PAYABLE

                                                                                MARCH 31,    MARCH 31,   AUGUST 14,
                                                                                   1994        1995         1995
                                                                                ----------  ----------- -----------
                                                                                           (IN THOUSANDS)
11 5/8% Senior subordinated notes due 1997 (A)................................  $   85,000   $   1,700    $  1,700

Increasing rate senior secured notes due 2000 (A).............................      --          65,054      65,054

Revolving credit facility (B).................................................      20,000      23,100      22,100

Unsecured notes payable (C)...................................................      16,700      --           --

Purchase contract obligations (D).............................................         926         795         687
                                                                                ----------  ----------- -----------

                                                                                   122,626      90,649      89,541

    Less current maturities...................................................     122,002      90,087      89,104
                                                                                ----------  ----------- -----------

                                                                                $      624   $     562    $    437
                                                                                ==========  =========== ===========

(A) On April 2, 1987, the Company sold $85,000,000 of 11 5/8% Notes in a public offering. On March 15, 1993, September 15, 1993, and March 15, 1994, the Company failed to make the required $4,941,000 interest payments due on each of such dates on the 11 5/8% Notes. Under the terms of the Indenture to the 11 5/8% Notes, the failure to pay such interest constituted an Event of Default.

    On August 23, 1994, the Company completed the Exchange Offer and Recapitalization (see Note 3). The 11 5/8% Notes not tendered in the Exchange Offer, amounting to $1,700,000, remain outstanding at August 14, 1995.

    The Indenture governing the new Senior Secured Notes contains provisions, among others, that require the Company to maintain certain financial ratios and limit additional debt, asset dispositions and management salaries. As of March 31, 1995, the Company was not in compliance with certain financial covenants. Such noncompliance constitutes an Event of Default.

(B) In August 1989, the Company entered into a revolving credit agreement with a bank under which the maximum credit line available is $20,000,000. On September 14, 1990, the bank was repaid by a related party to the Company and the credit agreement was assigned by the bank to the related party. The credit agreement contains certain restrictive covenants. Borrowings under the credit facility are secured by cash, accounts receivable and inventory. Interest based on the prime rate plus 1 1/2% is payable quarterly. The amount outstanding under the facility was not repaid by the Company on the maturity date of April 1, 1993. The failure to repay the facility constituted an Event of Default. In November 1993 the maximum credit line available under the facility was increased to $25,000,000 with advances in excess of $20,000,000 at the discretion of the related party. The maturity date of the revolving credit agreement was extended to September 30, 1996.

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995

NOTE 4:  NOTES PAYABLE (CONTINUED)
(C) At March 31, 1994, the Company had outstanding borrowings of $16,700,000 from an affiliate evidenced by 90-day unsecured promissory notes. Interest based on the prime rate plus 2 1/2% was payable at the respective maturity dates of each note. Since June 1993 neither the principal nor the interest on $16,700,000 of notes was paid by the Company. On August 23, 1994, in connection with the Recapitalization, the Company issued 1,670 shares of Series B Preferred Stock in exchange for the $16,700,000 of 90-day unsecured notes.

(D) Purchase contract obligations arise from the purchase of operating businesses or other assets and are collateralized by the respective assets acquired. At August 14, 1995, these obligations carried interest rates from 8% to 14.5% and are due periodically through 1999.

    Aggregate annual maturities of long-term debt at August 14, 1995 are:

                                                                                (IN THOUSANDS)
1996..........................................................................    $   89,104
1997..........................................................................           251
1998..........................................................................            80
1999..........................................................................            83
2000..........................................................................            23
                                                                                     -------
                                                                                  $   89,541
                                                                                     =======

NOTE 5:  OPERATING LEASES

    The Company leases certain property and equipment under lease agreements expiring through 2011. At August 14, 1995, future minimum lease payments under noncancellable operating leases are as follows:

FISCAL YEAR                                                                     (IN THOUSANDS)
------------------------------------------------------------------------------  ---------------
1996..........................................................................     $     907
1997..........................................................................           971
1998..........................................................................           402
1999..........................................................................           238
2000 and thereafter...........................................................           191
                                                                                      ------
                                                                                   $   2,709
                                                                                      ======

    Rent charged to operations including rental expense to related parties (see
Note 6) for the years ended March 31, 1994 and 1995, and the period ended August 14, 1995, aggregated $4,303,000, $2,687,000 and $929,000, respectively.

NOTE 6:  RELATED PARTY TRANSACTIONS

    On March 31, 1995, the stockholders of the Company determined that they would forego the payment of an aggregate of $4,766,000 of accrued and unpaid wages due to the stockholders from the Company as of March 31, 1995. The foregone wages have been recorded as a contribution to additional paid-in capital.

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995

NOTE 6:  RELATED PARTY TRANSACTIONS (CONTINUED)
    The Company leases certain property and equipment from related parties under operating lease agreements. Rental expense for the years ended March 31, 1994 and 1995, and the period ended August 14, 1995, was $3,276,000, $1,491,000 and
$318,000, respectively. On March 31, 1995, the related parties determined that they would forego the payment of accrued and unpaid vehicle and equipment rentals due from the Company as of March 31, 1995, amounting to $1,328,000. The foregone rent has been recorded as a contribution to additional paid-in capital.

    For the years ended March 31, 1994 and 1995, and the period ended August 14, 1995, interest expense related to the Company's revolving credit facility from a related party (see Note 4) amounted to $3,047,000, $2,701,000 and $787,000, respectively.

NOTE 7:  INCOME TAXES

    The provision for income taxes includes these components (in thousands):

                                                                       MARCH 31,    MARCH 31,    AUGUST 14,
                                                                         1994         1995          1995
                                                                      -----------  -----------  ------------
Taxes currently payable.............................................   $      29    $      41     $      31
Deferred income taxes...............................................        (429)        (125)           --
                                                                           -----        -----         -----
                                                                       $    (400)   $     (84)    $      31
                                                                           =====        =====         =====

    The tax effects of temporary differences related to deferred taxes shown on the balance sheets were (in thousands):

                                                                                              AUGUST 14,
                                                                                                 1995
                                                                                              -----------
Deferred tax assets:
    Allowance for doubtful accounts.........................................................   $   3,536
    Inventory overhead costs capitalized for tax purposes...................................         421
    Accrued expenses........................................................................       1,390
    Self-insurance liabilities and contingencies............................................       4,185
    Net operating loss carry-forwards.......................................................      35,948
                                                                                              -----------
                                                                                                  45,480
Deferred tax liabilities:
    Accumulated depreciation................................................................     (29,913)
                                                                                              -----------
Net deferred tax asset before valuation allowance...........................................   $  15,567
                                                                                              -----------
Valuation allowance:
    Beginning balance.......................................................................     (14,350)
    Increase during the period..............................................................      (3,310)
                                                                                              -----------
    Ending balance..........................................................................     (17,660)
                                                                                              -----------
        Net deferred tax liability..........................................................      (2,093)
                                                                                              ===========

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995

NOTE 7:  INCOME TAXES (CONTINUED)
    The above net deferred tax liability is presented on the balance sheets as follows (in thousands):

                                                                                              AUGUST 14,
                                                                                                 1995
                                                                                              -----------
      Deferred tax liability -- long-term...................................................   $  (2,093)
                                                                                              ===========

    A reconciliation of income tax expense at the statutory rate to the Company's actual income tax expense is shown below:

                                                                                 MARCH 31     MARCH 31     AUGUST 14
                                                                                   1994         1995         1995
                                                                                -----------  ----------- -----------
                                                                                           (IN THOUSANDS)
Computed at the statutory rate (34%)..........................................   $  (4,085)   $  (2,518)   $ (3,326)
Increase (decrease) resulting from:
  Amortization of excess cost over fair value of net assets acquired..........          27           27           9
  Interest expense transferred to paid-in capital.............................      --            1,916       --
  State income taxes--net of federal tax benefit..............................         (69)      --              31
  Change in deferred tax asset valuation allowance............................       4,149          576       3,310
  Other.......................................................................        (422)         (85)          7
                                                                                -----------  ----------- -----------
Actual tax provision..........................................................   $    (400)   $     (84)   $     31
                                                                                ===========  =========== ===========

    The Company estimates that as of August 14, 1995, it has available net operating loss carryforwards of approximately $94.6 million to offset future taxable income.

NOTE 8:  EMPLOYEE BENEFIT PLAN

    The Company sponsors a defined contribution retirement plan covering substantially all salaried employees. Employees who elect to participate may contribute a percentage of their salaries to the plan, and the Company at its discretion may match a portion of the employee contribution. The Company may also make profit-sharing contributions to the plan at the discretion of its Board of Directors. Contribution expense amounted to $60,000 for the years ended March 31, 1995 and 1994, and $37,000 for the period ended August 14, 1995.

    The plan is currently under audit by the U.S. Department of Labor (DOL), which has notified the Company that the prior Plan Trustees engaged in prohibited transactions. The DOL audit is continuing and the outcome cannot be determined at this time. In addition, the Internal Revenue Service has been notified of prohibited transactions. The Company believes that it may be subject to excise taxes, penalties and interest in connection with these prohibited transactions and has recorded its best estimates of the potential liabilities expected to arise from these matters (see Note 13).

NOTE 9:  SELF-INSURANCE AND LITIGATION CONTINGENCIES

    Under the Company's insurance program, coverage for comprehensive general liability, workers' compensation and vehicle liability was obtained for catastrophic exposures as well as those risks required

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995

NOTE 9: SELF-INSURANCE AND LITIGATION CONTINGENCIES (CONTINUED) to be insured by law or contract. The Company retains a significant portion of certain expected losses related primarily to comprehensive general liability. Under this insurance program, the Company self insures the first $250,000 of coverage (per incident). The Company obtained excess coverage from carriers for this program. The Company currently self insures health benefits provided to employees of the Company and its subsidiaries.

    Provisions for losses expected under these programs are recorded based upon the Company's estimates of the aggregate liability for claims incurred. The Company provides letters of credit aggregating $2,875,000 in connection with these programs which are collateralized with restricted cash deposits.

    At August 14, 1995, the self-insured liability accrued in the balance sheet totaled $4,160,000, which includes $500,000 of incurred but not reported claims. The Company and its subsidiaries are presently defendants in various lawsuits related to the self-insurance program and other business-related lawsuits which are not expected to have a material adverse effect on the Company's results of operations.

NOTE 10:  ADDITIONAL CASH FLOW INFORMATION

                                                               YEAR ENDED MARCH 31     PERIOD
                                                                                        ENDED
                                                               --------------------  AUGUST 14,
                                                                 1994       1995        1995
                                                               ---------  ---------  -----------
                                                                  (IN THOUSANDS)
ADDITIONAL CASH PAYMENT INFORMATION
  Interest paid..............................................  $   1,873  $  11,877   $   1,146
  Income taxes paid..........................................  $      35  $      41   $      15
NONCASH INVESTING AND FINANCING ACTIVITIES
  Purchase contract obligation incurred......................  $  --      $     129   $  --
  Long-term debt converted to preferred stock................  $  --      $  41,700   $  --
  Accrued interest converted to additional paid-in capital
    net of unamortized debt costs............................  $  --      $   5,284   $  --
  Accrued interest converted to long-term debt...............  $  --      $   7,054   $  --
  Accrued wages converted to additional paid-in-capital......  $  --      $   4,766   $  --
  Accrued rent converted to additional paid-in capital.......  $  --      $   1,328   $  --

NOTE 11:  FUTURE ACCOUNTING PRONOUNCEMENTS

    IMPACT OF SFAS NO. 121

    In 1995 the Financial Accounting Standards Board adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for the Impairment of Long-Lived Assets to be Disposed of." The Company must adopt this standard effective April 1, 1996. The Company does not expect that the adoption of this standard will have a material impact on its financial position or results of operations.

                           SYNERGY GROUP INCORPORATED

                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
           AND FOR THE FOUR AND ONE-HALF MONTHS ENDED AUGUST 14, 1995

NOTE 12:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS

    Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

    DEPENDENCE ON PRINCIPAL SUPPLIERS

    Three suppliers, Chevron, Texaco and Powder Horn Petroleum, account for approximately 55% of the Company's volume of propane purchases. Although the Company believes that alternative sources of propane are readily available, in the event that the Company is unable to obtain alternate sources of supply at competitive prices and on a timely basis, such inability would have a material, adverse effect on the Company.

    ESTIMATES

    Significant estimates related to tax liabilities, self-insurance and litigation are discussed in Notes 8 and 9. Actual losses related to these items could vary materially from amounts reflected in the financial statements.

NOTE 13:  RESTATEMENT OF PRIOR YEARS' FINANCIAL STATEMENTS

    Fiscal years 1994 and 1995 have been restated to reflect excise taxes, penalties and interest related to prohibited transactions involving the employee benefit plan. This correction decreased previously reported March 31, 1994 and 1995, net income by $3,667,000 and $794,000, respectively.

    Fiscal year 1995 has been restated to reflect the conversion of foregone wages and rents to additional paid-in capital in the amounts of $4,766,000 and $1,328,000, respectively, resulting in a further reduction in March 31, 1995 net income of $6,094,000.

    In addition, the retained earnings (deficit) as of March 31, 1993 has been restated for the effect of adjustments related to the allowance for doubtful accounts, self insurance reserves, accrued vacation pay, reserves for state taxes and for the effect of the above employee benefit plan. This correction decreased previously reported retained earnings by $9,934,000.

                                 APPENDIX A

        No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                  APPLICATION FOR TRANSFER OF COMMON UNITS

        The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

        The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Amended and Restated Agreement of Limited Partnership of Cornerstone Propane Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the Managing General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

   Date: __________________________________



      ________________________________    ___________________________
          Social Security or other            Signature of Assignee
       identifying number of Assignee


      ________________________________    ___________________________
          Purchase Price including              Name and Address
             commissions, if any                   of Assignee

   Type of Entity (check one):

    /_/ Individual      /_/   Partnership         /_/   Corporation
    /_/ Trust           /_/   Other (specify)


    Nationality
    (check one):

    /_/ U.S. Citizen, Resident or Domestic Entity
    /_/ Foreign         /_/   Non-resident Alien
        Corporation


        If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

        Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

   Complete Either A or B:

   A.   Individual Interestholder

        1. I am not a non-resident alien for purposes of U.S. income taxation.

        2. My U.S. taxpayer identification number (Social Security Number) is _____________________________________________.

        3.   My home address is _____________________________________.


   B.   Partnership, Corporation or Other Interestholder

        1.   ________________________________________ is not a foreign
                     (Name of Interestholder)

             corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

        2.   The interestholder's U.S. employer identification number is

             __________________________________________________________.

        3. The interestholder's office address and place of incorporation (if applicable) is

             __________________________________________________________.


        The interestholder agrees to notify the Partnership within sixty
   (60) days of the date the interestholder becomes a foreign person.

        The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

        Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of


                           ______________________
                           Name of Interestholder


                           ______________________
                             Signature and Date


                           ______________________
                            Title (if applicable)


        Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                 APPENDIX B

                          GLOSSARY OF CERTAIN TERMS

   1995 PROPOSED LEGISLATION: Legislation passed by Congress in 1995 but vetoed by President Clinton which would have altered the tax reporting procedures and the deficiency collection procedures applicable to electing partnerships with more than 100 partners.

   ACQUISITION: Any transaction in which any member of the Partnership Group acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

   ACQUISITION FACILITY: A $75.0 million revolving credit facility entered into by the Operating Partnership to be used for acquisitions and improvements.

   ADJUSTED OPERATING SURPLUS: With respect to any period, Operating Surplus generated during such period (a) less (i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period not relating to an Operating Expenditure made during such period, and (b) plus (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.

   ANNUAL OPERATING PERFORMANCE INCENTIVE PLAN: The plan providing that annual incentive bonuses be paid to participants in the plan (who will be determined by the Board of Directors of the Managing General Partner and who will include the Executives) based on a percentage of annual salary plus certain acquisition management fees related to the acquisition of Empire Energy and Coast by Northwestern Growth for performance up to budgeted levels of net income and EBITDA.

   AUDIT COMMITTEE: A committee of the board of directors of the Managing General Partner composed of at least two or more directors who are neither officers nor employees of either of the General Partners nor officers, directors or employees of any affiliate of either of the General Partners.

   AVAILABLE CASH:  With respect to any quarter prior to liquidation:

             (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such quarter and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such quarter resulting from borrowings for working capital purposes made subsequent to the end of such quarter, less

             (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Managing General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or by which it is bound or its assets are subject, or (iii) provide funds for distributions to Unitholders and the General Partners in respect of any one or more of the next four quarters; provided, however, that the Managing General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash within such quarter if the Managing General Partner so determines. Notwithstanding the foregoing, "Available Cash" with respect to the quarter in which the liquidation of the Partnership occurs and any subsequent quarter shall equal zero.

   BANK CREDIT FACILITY: The $75.0 million Acquisition Facility and the $50.0 million Working Capital Facility both entered into by the Operating Partnership.

   CAPITAL ACCOUNT: The capital account maintained for a Partner pursuant to the Partnership Agreement. The Capital Account of a Partner in respect of a general partner interest, a Common Unit, a Subordinated Unit, an Incentive Distribution Right or any other Partnership Interest shall be the amount which such Capital Account would be if such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right, or other Partnership Interest were the only interest in the Partnership held by a Partner from and after the date on which such general partner interest, Common Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

   CAPITAL IMPROVEMENTS: Any addition or improvement to the capital assets owned by any member of the Partnership Group or acquisition of existing or the construction of new capital assets (including retail distribution outlets, propane tanks, pipeline systems, storage facilities, appliance showrooms, training facilities and related assets), made to increase the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

   CAPITAL SURPLUS: All Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash will be deemed to be Capital Surplus.

   CAUSE: Means a court of competent jurisdiction has entered a final, non-appealable judgment finding the Managing General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

   CLOSING DATE: The first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

   COAST:  CGI Holdings, Inc., a Delaware corporation.

   COAST MERGER:   The merger of Coast and CGI Acquisition Corp.
   consummated pursuant to the Stock Purchase and Merger Agreement dated September 4, 1996, between Northwestern Growth, Coast Acquisition Corp., Coast and the holders of preferred stock of Coast.

   CODE:  Internal Revenue Code of 1986, as amended.

   COMBINED OPERATIONS: The propane business and assets of Synergy, Empire Energy, Myers and Coast contributed to the Partnership pursuant to the Contribution Agreement.

   COMMISSION:  Securities and Exchange Commission.

   COMMON UNIT ARREARAGE: The amount by which the Minimum Quarterly Distribution in respect of a quarter during the Subordination Period exceeds the distribution of Available Cash from Operating Surplus actually made for such quarter on a Common Unit, cumulative for such quarter and all prior quarters during the Subordination Period.

   COMMON UNITS: A Unit representing a fractional part of the Partnership Interests of all limited partners and assignees and having the rights and obligations specified with respect to Common Units in the Partnership Agreement.

   CONTRIBUTION AGREEMENT: The Contribution, Conveyance and Assumption Agreement dated the Closing Date among the Operating Partnership, the General Partners and certain other parties governing the Transactions pursuant to which, among other things, the propane assets and operations of Synergy, Empire Energy, Myers and Coast were transferred and the liabilities assumed.

   CORNERSTONE: Cornerstone Propane Partners, L.P., a Delaware limited partnership.

   COUNSEL: Schiff Hardin & Waite, special counsel to the General Partners and the Partnership.

   CURRENT MARKET PRICE: With respect to any class of Units listed or admitted to trading on any national securities exchange as of any date, the average of the daily Closing Prices (as hereinafter defined) for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date. "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange (other than the Nasdaq Stock Market) on which the Units of such class are listed or admitted to trading or, if the Units of such class are not listed or admitted to trading on any national securities exchange (other than the Nasdaq Stock Market), the last quoted price on such day, or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Managing General Partner, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Managing General Partner. "Trading Days" means a day on which the principal national securities exchange on which Units of any class are listed or admitted to trading is open for the transaction of business or, if the Units of a class are not listed or admitted to trading on any national securities exchange, a day on which banking institutions in New York City generally are open.

   DELAWARE ACT: The Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

   DEPARTING PARTNER: A former General Partner, either Managing General Partner or Special General Partner, from and after the effective date of any withdrawal or removal of such former General Partner pursuant to the Partnership Agreement.

   EBITDA: Operating income plus depreciation and amortization. As used in this Prospectus, EBITDA is not intended to be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity or ability to service debt obligations.

   EMPLOYMENT AGREEMENTS: Employment agreements between the Executives and the Managing General Partner.

   EMPIRE ACQUISITION OF CERTAIN SYNERGY ASSETS: The sale by Synergy to Empire Energy of approximately 25% of the operations acquired in the Synergy Acquisition.

   EMPIRE ENERGY:  Empire Energy Corporation, a Tennessee corporation.

   EMPIRE GAS: Empire Gas Corporation, a Missouri corporation, now known as All Star Gas Corporation.

   EXCHANGE ACT:  Securities Exchange Act of 1934, as amended.

   EXECUTIVES: Messrs. Keith G. Baxter, Charles J. Kittrell, Ronald J. Goedde and Vincent J. DiCosimo.

   GENERAL PARTNERS: The Managing General Partner and the Special General Partner and their successors and permitted assigns as general partners of the Partnership and the Operating Partnership.

   HEATING DEGREE DAY: Heating Degree Days measure the amount by which the average of the high and low temperature on a given day is below 65 degrees Fahrenheit. For example, if the high temperature is 60 degrees and the low temperature is 40 degrees for a National Oceanic and Atmospheric Administration measurement location, the average temperature is 50 degrees and the number of heating degree days for that day is 15.

   INCENTIVE DISTRIBUTION RIGHT:  A non-voting limited partner
   Partnership Interest issued to the General Partners in connection with the transfer of their assets to the Partnership, which Partnership Interest confers upon the holder thereof only the rights and obligations specifically provided in the Partnership Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of holders of a Partnership Interest).

   INCENTIVE DISTRIBUTIONS: The distributions of Available Cash from Operating Surplus initially made to the General Partners that are in excess of the General Partners' aggregate 2% general partner interest.

   INITIAL COMMON UNITS:  The Common Units sold in the IPO.

   INITIAL UNIT PRICE: $21.00 per Common Unit, the amount per Unit equal to the initial public offering price of the Common Units in the IPO.

   INITIAL UNITS: The Common Units with an aggregate value of $7.0 million which were allocated to selected executives upon the consummation of the Transactions, subject to certain vesting conditions, under the Restricted Unit Plan.

   INTERIM CAPITAL TRANSACTIONS: (a) Borrowings, refinancings and refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by any member of the Partnership Group, (b) sales of equity interests (including the Common Units sold to the Underwriters pursuant to the exercise of their over-allotment option) by any member of the Partnership Group and
   (c) sales or other voluntary or involuntary dispositions of any assets of any member of the Partnership Group (other than (i) sales or other dispositions of inventory in the ordinary course of business,
   (ii) sales or other dispositions of other current assets, including, without limitation, receivables and accounts, in the ordinary course of business and (iii) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.

   IRA:  Individual retirement account.

   IRS:  Internal Revenue Service.

   MANAGEMENT BUY-OUT: The August 1, 1996 sale by the principal founding shareholder of Empire Energy and certain other shareholders of their interests in Empire Energy to certain members of management of Empire Energy.

   MANAGEMENT FEE: A fee for each of the Executives relating to the acquisition of Empire Energy and Coast by Northwestern Growth.

   MANAGING GENERAL PARTNER: Cornerstone Propane GP, Inc., a California corporation, and its successors, as managing general partner of the Partnership.

   MINIMUM QUARTERLY DISTRIBUTION: $.54 per Unit with respect to each quarter or $2.16 per Unit on an annualized basis, subject to adjustment as described in "Cash Distribution Policy - Distributions from Capital Surplus" and "Cash Distribution Policy - Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

   MYERS: Myers Propane Gas Company, a Delaware corporation and a subsidiary of NPS prior to the consummation of the Transactions.

   NEW ACQUISITION INCENTIVE PLAN: The plan providing bonuses to participants in the plan (who will be determined by the Board of Directors of the Managing General Partner and will include the Executives) for adding new businesses to the Partnership's propane operations, based upon 4% of the gross acquisition price, spread among the participants in the plan based on their relative salaries.

   NON-CITIZEN ASSIGNEE: A Limited Partner or assignee who (i) fails to furnish information about nationality, citizenship, residency or other related status within 30 days after a request by the Managing General Partner for such information, or (ii) the Managing General Partner determines after receipt of such information is not an eligible citizen.

   NORTHWESTERN GROWTH: Northwestern Growth Corporation, a South Dakota corporation and a wholly owned subsidiary of NPS.

   NOTE PLACEMENT: The private placement by the Operating Partnership of the Notes.

   NOTES: The $220.0 million aggregate principal amount of Senior Secured Notes due 2010 privately placed by the Operating Partnership.

   NPS:  Northwestern Public Service Company, a Delaware corporation.

   NYSE:  The New York Stock Exchange, Inc.

   OPERATING EXPENDITURES: All Partnership Group expenditures, including taxes, reimbursements of the General Partners, debt service payments and capital expenditures, subject to the following:

             (a) Payments (including prepayments) of principal and premium on a debt shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the Managing General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

             (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements (as opposed to capital expenditures made to maintain assets),
        (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to partners. Where capital expenditures are made in part for Acquisitions or Capital Improvements and in part for other purposes, the Managing General Partner's good faith allocation between the amounts paid for each shall be conclusive.

   OPERATING PARTNERSHIP: Cornerstone Propane, L.P., a Delaware limited partnership, and any successors thereto.

   OPERATING PARTNERSHIP AGREEMENT: The Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of

   December 17, 1996 (which has been filed as an exhibit to the registration statement of which this Prospectus is a part).

   OPERATING SURPLUS: As to any period prior to liquidation, on a cumulative basis and without duplication:

             (a) the sum of (i) $25 million plus all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (ii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions and (iii) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from borrowings for working capital purposes, less

             (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the Managing General Partner to provide funds for future Operating Expenditures, provided however, that disbursements made (including contributions to a member of the Partnership Group or disbursements on behalf of a member of the Partnership Group) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced for purposes of determining Operating Surplus, within such period if the Managing General Partner so determines. Notwithstanding the foregoing, "Operating Surplus" with respect to the quarter in which the liquidation occurs and any subsequent quarter shall equal zero.

   OPINION OF COUNSEL: A written opinion of counsel, acceptable to the Managing General Partner in its reasonable discretion, to the effect that the taking of a particular action will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

   PARTNERSHIP: Cornerstone Propane Partners, L.P., a Delaware limited partnership, and any successors thereto.

   PARTNERSHIP AGREEMENT: The Amended and Restated Agreement of Limited Partnership of the Partnership dated as of December 17, 1996, (which has been filed as an exhibit to the registration statement of which this Prospectus is a part), as it may be amended, restated or supplemented from time to time. Unless the context requires otherwise, references to the Partnership Agreement constitute references to the Partnership Agreement of the Partnership and to the Operating Partnership Agreement, collectively.

   PARTNERSHIP GROUP: The Partnership, the Operating Partnership and any subsidiary of either such entity, treated as a single consolidated entity.

   PARTNERSHIP INTEREST: An interest in the Partnership, which shall include general partner interests, Common Units, Subordinated Units, Incentive Distribution Rights or other equity securities of the Partnership, or a combination thereof or interest therein as the case may be.

   PARTNERSHIP SECURITY: Means any class or series of Units, any option, right, warrant or appreciation rights relating thereto, or any other type of equity interest that the Partnership may lawfully issue, or any unsecured or secured debt obligation of the Partnership that is convertible into any class or series of equity interests of the Partnership.

   PLANS: The New Acquisition Incentive Plan of the Managing General Partner, together with the Annual Operating Performance Incentive Plan.

   REGISTRATION STATEMENT: The Registration Statement on Form S-1, as amended (No. 333-______), filed by the Partnership with the Commission.

   RESTRICTED UNIT PLAN: The Cornerstone Propane Partners, L.P. 1996 Restricted Unit Plan.

   RULE 144:  Rule 144 of the Securities Act.

   SECURITIES ACT:  The Securities Act of 1933, as amended.

   SGI:  Synergy Group Incorporated, a Delaware corporation.

   SPECIAL GENERAL PARTNER: Synergy and its successors and assigns as special general partner of the Partnership.

   SPLIT-OFF: The tax-free split-off of Empire Energy from Empire Gas in June 1994.

   SUBORDINATED UNIT: A Unit representing a fractional part of the Partnership Interests of all limited partners and assignees and having the rights and obligations specified with respect to Subordinated Units in the Partnership Agreement.

   SUBORDINATION PERIOD: The Subordination Period will generally extend until the first to occur of: (a) the first day of any quarter beginning after December 31, 2001 in respect of which
   (i) distributions of Available Cash from Operating Surplus on each of the outstanding Common Units and the Subordinated Units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units, plus the related distribution on the general partner interests in the Partnership and in the Operating Partnership during such periods, and
   (iii) there are no outstanding Common Unit Arrearages; and (b) the date on which the Managing General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under circumstances where Cause does not exist and Units held by the General Partners and their Affiliates are not voted in favor of such removal. Prior to the end of the Subordination Period, a portion of the Subordinated Units will convert into Common Units on a one-for-one basis on the first day after the record date established by the Managing General Partner for any quarter ending on or after (a) December 31, 1999 with respect to one-quarter of the Subordinated Units (1,649,405 Subordinated Units) and (b) December 31, 2000 with respect to an additional one-quarter of the Subordinated Units (1,649,405 Subordinated Units), on a cumulative basis, in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, (ii) the Adjusted Operating Surplus generated during each of the two consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units and the related distribution on the general partner interests in the Partnership and in the Operating Partnership during such periods, and
   (iii) there are no outstanding Common Unit Arrearages; provided, however, that the early conversion of the second quarter of Subordinated Units may not occur until at least one year following the early conversion of the first quarter of Subordinated Units. In addition, if the Managing General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partners and their affiliates are not voted in favor of such removal (i) the Subordination Period will end and all outstanding Subordinated Units will immediately and automatically convert into Common Units on a one-for-one basis,
   (ii) any existing Common Unit Arrearages will be extinguished and
   (iii) the General Partners will have the right to convert their 2% general partner interests (and all the rights to the Incentive Distribution) into Common Units or to receive cash in exchange for such interests.

   SYNERGY: SYN Inc., a Delaware corporation and majority-owned subsidiary of Northwestern Growth.

   SYNERGY ACQUISITION:  The acquisition of SGI by Synergy on August 15,
   1995.

   TARGET DISTRIBUTION LEVELS: See "Cash Distribution Policy - Incentive Distributions - Hypothetical Annualized Yield."

   TRANSFER AGENT: Continental Stock Transfer & Trust Company serving as registrar and transfer agent for the Common Units.

   TRANSFER APPLICATION: An application for transfer of Units in the form set forth on the back of a certificate, substantially in the form included in this Prospectus as Appendix A, or in a form substantially to the same effect in a separate instrument.

   UNITHOLDERS: Holders of the Common Units and the Subordinated Units, collectively.

   UNIT MAJORITY: During the Subordination Period, at least a majority of the outstanding Common Units, voting as class, and at least a majority of the outstanding Subordinated Units, voting as a class and, thereafter, at least a majority of the outstanding Units.

   UNITS: The Common Units and the Subordinated Units, collectively, but not including the right to receive Incentive Distributions.

   UNRECOVERED CAPITAL: At any time, the Initial Unit Price, less the sum of all distributions theretofore made in respect of an Initial Common Unit constituting Capital Surplus and any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of such Unit, adjusted as the Managing General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

   WORKING CAPITAL FACILITY: A $50.0 million revolving credit facility entered into by the Operating Partnership to be used for working capital and other Partnership purposes.

   Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

             [ALTERNATE PAGE FOR SELLING UNITHOLDERS PROSPECTUS]

                            SUBJECT TO COMPLETION

              PRELIMINARY PROSPECTUS DATED _____________, 1997

                             [___] Common Units

                   Representing Limited Partner Interests

                     CORNERSTONE PROPANE PARTNERS, L.P.

        This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received Common Units of Cornerstone Propane Partners L.P. (the "Partnership") in connection with the acquisition by the Partnership of securities or assets held by such persons, or their transferees, and who wish to offer and sell such Common Units in transactions in which they and any broker-dealer through whom such Common Units are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully descried herein. The Partnership will receive none of the proceeds from any such sale. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such Common Units as principal, any profits received on the resale of such Common Units, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal and accounting, filing and other similar expenses of this offering will be paid by the Partnership. Selling Unitholders will generally bear all other expenses of this offering, including brokerage fees and any underwriting discounts or commissions.

        The Registration Statement of which this Prospectus is a part also relates to the offer and issuance by the Company from time to time of up to 1,000,000 Common Units in connection with its acquisition of the securities and assets of other businesses.

                             ___________________

        LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION. PURCHASERS OF COMMON UNITS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED UNDER "RISK FACTORS," STARTING ON
   PAGE 26, IN EVALUATING AN INVESTMENT IN THE PARTNERSHIP, INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING:

      . Future Partnership performance will depend upon the success of the Partnership in maximizing profits from propane sales. Propane sales are affected by, among other things, weather patterns, product prices and competition, including competition from other energy sources.

                            ____________________

        The Common Units are traded on the New York Stock Exchange, Inc. ("NYSE") under the symbol "CNO." Application will be made to list the Common Units offered hereby on the NYSE. The last reported sale price of Common Units on the NYSE on August __, 1997 was ____ per Common Unit.

        All expenses of this offering will be paid by the Partnership. No underwriting discounts or commissions will be paid in connection with the issuance of Common Units, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an "underwriter" within the meaning of the Securities Act.

        The Partnership will distribute to its partners, on a quarterly basis, all of its Available Cash, which is generally all cash on hand at the end of a quarter, as adjusted for reserves. The Managing General Partner has broad discretion in making cash disbursements and establishing reserves. The Partnership intends, to the extent there is sufficient Available Cash, to distribute to each holder of Common Units at least $.54 per Common Unit per quarter (the "Minimum Quarterly Distribution") or $2.16 per Common Unit on an annualized basis.

        To enhance the Partnership's ability to make the Minimum Quarterly Distribution on the Common Units during the Subordination Period, which will generally extend at least through December 31, 2001, each holder of Common Units will be entitled to receive the Minimum Quarterly Distribution, plus any arrearages thereon, before any distributions are made on the outstanding subordinated limited partner interests of the Partnership (the "Subordinated Units"). Upon expiration of the Subordination Period, all Subordinated Units will convert into Common Units on a one-for-one basis and will thereafter participate pro rata with the other Common Units in distributions of Available Cash. Under certain circumstances, up to 50% of the Subordinated Units may convert into Common Units prior to the expiration of the Subordination Period. See "Cash Distribution Policy."

        The Common Units offered hereby represent limited partner interests in the Partnership, which the Partnership believes is the fifth largest retail marketer of propane in the United States. The Partnership was formed in 1996 to acquire, own and operate the propane businesses and assets (the "Combined Operations") of SYN Inc. ("Synergy") and Empire Energy Corporation (formerly subsidiaries of Northwestern Growth Corporation ("Northwestern Growth")), Myers Propane Gas Company and CGI Holdings, Inc. The Managing General Partner is Cornerstone Propane GP, Inc. The Managing General Partner and Northwestern Growth are subsidiaries of Northwestern Public Service Company ("NPS"), a New York Stock Exchange-listed energy distribution company.

                              _________________

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is          , 1997

             [ALTERNATE PAGE FOR SELLING UNITHOLDERS PROSPECTUS]

                             MANNER OF OFFERING

        This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received Common Units in connection with acquisitions by the Partnership of securities and assets held by such persons, or their transferees, and who wish to offer and sell such Common Units (such persons are herein referred to as "Selling Unitholders") in transactions in which they and any broker-dealer through whom such Common Units are sold may be deemed to be Underwriters within the meaning of the Securities Act. The Partnership will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Common Units described herein. Upon the Partnership being notified by a Selling Unitholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Units bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Unitholder and the participating broker-dealer(s), (ii) the number of Common Units involved, (iii) the price at which the Common Units were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

        Selling Unitholders may sell the Common Units being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Unitholders may sell some or all of the Common Units in transactions involving broker-dealers, who may act solely as agent and/or may acquire Common Units as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Unitholders (and, if they act as agent for the purchaser of such Common Units, from such purchaser), such commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with Selling Unitholders to sell a specified number of Common Units at a stipulated price per Common Unit and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Unitholder, to purchase as principal any unsold Common Units at the price required to fulfill the broker-dealer's commitment to Selling Unitholder. In addition or alternatively, Common Units may be sold by Selling Unitholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the NYSE, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire Common Units as principal may thereafter resell such Common Units from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such Common Units.

        The Partnership may agree to indemnify each Selling Unitholder as an underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Unitholder may indemnify any broker-dealer that participates in transactions involving sales of the Common Units against certain liabilities, including liabilities arising under the Securities Act.

        The Selling Unitholders may resell the Common Units offered hereby only if such securities are qualified for sale under applicable state securities or "blue sky" laws or exemptions from such registration and qualification requirements are available.

                                   PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


   ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

    Securities and Exchange Commission
      registration fee  . . . . . . . . . . .   $    7,878
    Legal fees and expenses . . . . . . . . .       25,000
    Accounting fees and expenses  . . . . . .       20,000
    Miscellaneous expenses  . . . . . . . . .        2,122
                                                 ---------
        Total . . . . . . . . . . . . . . . .   $   55,000


   ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Section of the Prospectus entitled "The Partnership
   Agreement   Indemnification" is incorporated herein by this reference.

        Subject to any terms, conditions or restrictions set forth in the Partnership Agreements, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

   ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

        In connection with the initial public offering of the Partnership's Common Units, on December 17, 1996 the Partnership issued 6,597,619 Subordinated Units to the General Partners in exchange for property contributed to the Partnership. The section of the Prospectus entitled "The IPO and Related Transactions" is incorporated herein by reference.

   ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   a.   Exhibits

      **3.1    Amended and Restated Agreement of Limited Partnership of

               Cornerstone Propane Partners, L.P. dated as of December
               17, 1996

      **3.2 Amended and Restated Agreement of Limited Partnership of Cornerstone Propane, L.P. dated as of December 17, 1996

       *5.1 Opinion of Schiff Hardin & Waite as to the legality of the securities being registered

       *8.1    Opinion of Schiff Hardin & Waite relating to tax matters
     **10.1    Credit Agreement among Cornerstone Propane, L.P. and
               certain banks

     **10.2 Note Purchase Agreement among Cornerstone Propane, L.P. and certain investors

     **10.3 Contribution, Conveyance and Assumption Agreement, among Cornerstone Propane Partners, L.P., Cornerstone Propane, L.P., Cornerstone Propane GP, Inc., and certain other parties

     **10.4    1996 Cornerstone Propane partners, L.P. Restricted Unit
               Plan
     **10.5    Form of Employment Agreements for Messrs. Baxter,
               Kittrell, Goedde and DiCosimo

      *21.1    List of Subsidiaries

      *23.1    Consent of Arthur Andersen LLP

      *23.2    Consent of Baird, Kurtz & Dobson
      *23.3    Consent of Price Waterhouse LLP

      *23.4    Consent of Andrews & Kurth L.L.P. (included in Exhibit
               5.1 and 8.1)

      *24.1    Powers of Attorney (included on signature page)
   _____________________

   *    Filed herewith

   ** Filed with the Partnership's Current Report on Form 8-K dated April 4, 1997 and hereby incorporated herein by reference.

        b.   Financial Statement Schedules -

        All Financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

   ITEM 17.  UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

             (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

             (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watsonville, State of California, on August 28, 1997.


                                    Cornerstone Propane Partners, L.P.



                                    By: Cornerstone Propane Gp, Inc.
                                            As General Partner



                                    By:       /s/ Keith G. Baxter
                                        ------------------------------
                                         Name:  Keith G. Baxter
                                         Title:  President and Chief
                                                 Executive Officer


                              POWER OF ATTORNEY


        Each person whose signature appears below appoints Richard R. Hylland, Daniel K. Newell, Keith G. Baxter and Ronald J. Goedde, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this Offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and conforming all that said attorney-in-fact and agents or any of them or their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND DATES INDICATED BELOW.


                   Signature                                   Title                                Date
                   ---------                                   -----                                ____
             /s/ Merle D. Lewis            Chairman of the Board and Director of              August 28, 1997
                 Merle D. Lewis            Cornerstone Propane GP, Inc.

           /s/ Richard R. Hylland          Vice Chairman of the Board and Director of         August 28, 1997
               Richard R. Hylland          Cornerstone Propane GP, inc.

            /s/ Keith G. Baxter            President, Chief Executive Officer and             August 28, 1997
                Keith G. Baxter            Director of Cornerstone Propane GP, Inc.
                                           (Principal Executive Officer)

            /s/ Ronald J. Goedde           Executive Vice President and Chief Financial       August 28, 1997
                Ronald J. Goedde           Officer of Cornerstone Propane GP, Inc.
                                           (Principal Financial and Accounting Officer)

            /s/ Daniel K. Newell           Director of Cornerstone Propane GP, Inc.           August 28, 1997
                Daniel K. Newell

             /s/ Paul Christen             Director of Cornerstone Propane GP, Inc.           August 28, 1997
                 Paul Christen

               /s/ Kurt Katz               Director of Cornerstone Propane GP, Inc.           August 28, 1997
                   Kurt Katz


                              INDEX TO EXHIBITS

    Exhibits
    --------



      **3.1 Amended and Restated Agreement of Limited Partnership of Cornerstone Propane Partners, L.P. dated as of December 17, 1996


      **3.2 Amended and Restated Agreement of Limited Partnership of Cornerstone Propane, L.P.


       *5.1 Opinion of Schiff Hardin & Waite as to the legality of the securities being registered


       *8.1 Opinion of Schiff Hardin & Waite relating to tax matters

     **10.1 Credit Agreement among Cornerstone Propane, L.P. and certain banks


     **10.2   Note Purchase Agreement among Cornerstone Propane,
              L.P. and certain investors


     **10.3 Contribution, Conveyance and Assumption Agreement, among Cornerstone Propane Partners, L.P., Cornerstone Propane, L.P., Cornerstone Propane GP, Inc., and certain other parties


     **10.4   1996 Cornerstone Propane Partners, L.P. Restricted
              Unit Plan


     **10.5   Employment Agreements for Messrs. Baxter, Kittrell,
              Goedde and DiCosimo

      *21.1   List of Subsidiaries


      *23.1   Consent of Arthur Andersen LLP


      *23.2   Consent of Baird, Kurtz & Dobson

      *23.3   Consent of Price Waterhouse LLP

      *23.4   Consent of Schiff Hardin & Waite (included in Exhibit
              5.1 and 8.1)


      *24.1   Powers of Attorney (included on signature page)



   _____________________
   *    Filed herewith

   ** Filed with the Partnership's Current Report on Form 8-K dated April 4, 1997 and hereby incorporated herein by reference.